Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

zURN WATER SOLUTIONS CORPORATION,

zebra merger sub, inc.,

elkay manufacturing company

and

ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.

February 12, 2022

Page

Article I	DEFINITIONS	2

1.1	Definitions	2

Article II	THE MERGER; CLOSING	26

2.1	The Merger	26
2.2	Closing; Effective Time	26
2.3	Certificate of Incorporation and Bylaws	27
2.4	Directors and Officers	27
2.5	Effect on Capital Stock	27
2.6	Adjustment and Indemnity Escrow	28
2.7	Dissenting Shares	29
2.8	Purchaser Board	29

Article III	MERGER PROCEDURES	30

3.1	Closing Consideration; Exchange Agent	30
3.2	Exchange Procedures	30
3.3	Termination of Exchange Fund; No Liability	32
3.4	Transfers	32
3.5	Lost Certificates	32
3.6	Dividends	33
3.7	Fractional Shares	33
3.8	Stock Adjustments	33
3.9	Deliveries by Purchaser and Merger Sub	34
3.10	Deliveries by the Company	34
3.11	Withholding Rights	35

Article IV	ADJUSTMENTS TO MERGER CONSIDERATION	35

4.1	Estimated Net Adjustment Amount	35
4.2	Final Net Adjustment Amount	36

Article V	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES	41

5.1	Organization of the Company	41
5.2	Authorization; Board Approval; Voting Requirements	41
5.3	Capitalization of the Company	42
5.4	Subsidiaries	43
5.5	Governmental Consents; No Conflicts	44
5.6	Company Financial Statements	44
5.7	Banking Relationships	45
5.8	Accounts Receivable; Inventory; Accounts Payable	45
5.9	Absence of Certain Changes	46
5.10	Title to and Sufficiency of Properties and Assets	46

-i-

(continued)

Page

5.11	Real Property	47
5.12	Intellectual Property; Data Security	48
5.13	Customers and Suppliers	50
5.14	Material Contracts	51
5.15	Permits	53
5.16	Benefit Plans	53
5.17	Employee and Labor Matters	55
5.18	Environmental Matters	57
5.19	Taxes	58
5.20	Proceedings and Orders	61
5.21	Compliance with Laws	61
5.22	Related Party Transactions	61
5.23	Takeover Laws	62
5.24	Anti-Corruption Matters	62
5.25	Trade Compliance; Corrupt Practices; AML Standards; Economic Sanctions	62
5.26	Brokers	64
5.27	Insurance	64
5.28	No Other Representations or Warranties	64

Article VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB	65

6.1	Organization of Purchaser and Merger Sub	65
6.2	Authorization; Board Approval; Voting Requirements	65
6.3	Capitalization of Purchaser and Merger Sub	66
6.4	Subsidiaries	67
6.5	Governmental Consents; No Conflicts	67
6.6	Absence of Certain Changes	68
6.7	Assets	68
6.8	Real Property	68
6.9	Intellectual Property; Data Security	69
6.10	Material Contracts	70
6.11	Permits	70
6.12	Benefit Plans	71
6.13	Employee and Labor Matters	71
6.14	Environmental Matters	71
6.15	Taxes	71
6.16	Proceedings and Orders	73
6.17	Compliance with Laws	73
6.18	Required Purchaser Stockholder Approval	73
6.19	Takeover Laws	73
6.20	Anti-Corruption Matters	73
6.21	Brokers	74
6.22	Opinion of Financial Advisor	74
6.23	SEC Reports	74
6.24	Reorganization	76
6.25	No Other Representations or Warranties	77

-ii-

(continued)

Page

Article VII	COVENANTS RELATING TO CONDUCT OF BUSINESS	77

7.1	Conduct of Business by and Forbearances of the Company	77
7.2	Conduct of Business by and Forbearances of Purchaser	80
7.3	Emergency Actions	80

Article VIII	ADDITIONAL AGREEMENTS AND COVENANTS	81

8.1	Consents and Approvals	81
8.2	Preparation and Mailing of Proxy and Filing of the Form S-4	82
8.3	Required Company Stockholder Approval	84
8.4	Merger Sub Stockholder Approval	84
8.5	Required Purchaser Stockholder Approval	85
8.6	Purchaser Change in Recommendation	86
8.7	Indemnification and Insurance	86
8.8	Access to Information; Confidentiality	88
8.9	Exclusivity	88
8.10	Public Announcements	89
8.11	Takeover Laws	89
8.12	Certain Additional Purchaser Covenants	89
8.13	Company Stockholder Loans	90
8.14	Tax Matters	90
8.15	Employees and Employee Benefits	93
8.16	Section 280G Matters	95
8.17	Consummation of the Spinoff	95
8.18	R&W Insurance Policy	96
8.19	Termination of Affiliate Agreements	96
8.20	Stock Exchange Listing	96
8.21	Purchaser Public Filings	96
8.22	JPMorgan Credit Facility	96
8.23	Permitted M/N Grant	96
8.24	Stockholder Release	97

Article IX	CONDITIONS PRECEDENT	98

9.1	Conditions to Each Party’s Obligation to Effect the Merger	98
9.2	Additional Conditions to Obligations of Purchaser and Merger Subs	99
9.3	Additional Conditions to Obligations of the Company	100

Article X	TERMINATION AND AMENDMENT	100

10.1	Termination	100
10.2	Effect of Termination	101

-iii-

(continued)

Page

Article XI	SURVIVAL; RECOURSE	103

11.1	Survival and Release of Escrow	103
11.2	Indemnification by the Company Stockholders	104
11.3	Indemnification by Purchaser	105
11.4	Limitation on Indemnification	105
11.5	Indemnification Procedures	106
11.6	Tax Refunds	109
11.7.	Exclusive Remedy	109

Article XII	STOCKHOLDER REPRESENTATIVE	110

12.1	Authority	110
12.2	Reliance by Purchaser	111
12.3	Exculpation	111

Article XIII	GENERAL PROVISIONS	111

13.1	Expenses	111
13.2	Amendments	111
13.3	Notices	112
13.4	U.S. Dollars	113
13.5	Waivers	113
13.6	Assignment	113
13.7	No Third-Party Beneficiaries	113
13.8	Further Assurances	113
13.9	Severability	113
13.10	Entire Agreement	113
13.11	Construction	113
13.12	Governing Law	114
13.13	Jurisdiction, Service and Venue	114
13.14	WAIVER OF TRIAL BY JURY	114
13.15	Equitable Relief	115
13.16	Privileged Communications	115
13.17	No Waiver of Privilege; Protection from Disclosure or Use	116
13.18	Counterparts	116
13.19	Disclosure Schedules	116
13.20	Confidential Supervisory Information	117

EXHIBITS

Exhibit A	Form of Company Stockholder Support Agreement
Exhibit B	Board Observer Agreement
Exhibit C	Spinoff Documents
Exhibit D	Form of Written Consent
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Certificate of Incorporation
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of Registration Rights Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of February 12, 2022, by and among Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“Merger Sub”), Elkay Manufacturing Company, a Delaware corporation (the “Company”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of the Company for certain purposes described in this Agreement (the “Stockholder Representative”). Purchaser, Merger Sub, the Company, and the Stockholder Representative are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in Article I.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Purchaser and Company have agreed to enter into a business combination transaction pursuant to which, at the Effective Time (as defined below), Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, and (c) recommended adoption of this Agreement by the stockholders of the Company in accordance with the DGCL;

WHEREAS, the respective boards of directors of Purchaser and Merger Sub have unanimously (a) determined that this Agreement and the Transactions and in the case of the board of directors of Purchaser, the issuance of Purchaser Shares, are fair to and in the best interests of Purchaser, Merger Sub and their respective stockholders, as applicable, (b) approved and declared advisable this Agreement and the Transactions, in accordance with the DGCL, and (c) in the case of the board of directors of Purchaser (the “Purchaser Board”), recommended that the stockholders of Purchaser vote to approve the issuance of Purchaser Shares;

WHEREAS, as an inducement to the willingness of Purchaser to enter into the Transactions, the Company, with the consent of the requisite holders of Company Shares entitled to vote thereon, filed, and such certificate was declared effective as of February 9, 2022, that certain amendment to its certificate of incorporation (the “Company Certificate of Amendment”);

WHEREAS, as an inducement to the willingness of the Company and Purchaser to enter into the Transactions, concurrently with the execution and delivery of this Agreement, Purchaser and Mr. Ron Katz (the “Observer”) are entering into the Board Observer Agreement, which shall take effect as of the Closing;

WHEREAS, as an inducement to the willingness of Purchaser to enter into the Transactions, concurrently with the execution and delivery of this Agreement, each of those Company Stockholders set forth on Schedule 1.1 has entered into a Standstill and Lock-up Agreement with Purchaser (collectively, the “Investment Agreement”);

WHEREAS, promptly following the execution and delivery of this Agreement, those Company Stockholders set forth on Schedule 1.2 will enter into a Support Agreement in the form attached hereto as Exhibit A (each, a “Company Stockholder Support Agreement”);

WHEREAS, following the execution of this Agreement, the Company shall seek the Required Company Stockholder Approval, and Purchaser shall seek the Required Purchaser Stockholder Approval (each as hereinafter defined); and

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall constitute and be adopted as a “plan of reorganization” for purposes of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

1.1           Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 4.2(c).

“Accounting Principles” means the accounting methods, practices, principles, policies, conventions, methodologies, and procedures set forth on Schedule 1.3 hereto.

“Adjustment Deficit” has the meaning set forth in Section 4.2(d)(iv).

“Adjustment Escrow Shares Amount” means that number of shares of Purchaser Common Stock which, when valued at the Purchaser Share Price, has an aggregate value of Twenty Million Dollars ($20,000,000).

“Adjustment Statement” has the meaning set forth in Section 4.2(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person; provided, however, that (i) EIS shall not constitute an Affiliate of the Company, and the Company shall not constitute an Affiliate of EIS, in each case from and after the Spinoff, and (ii) none of EIS or, prior to the Closing, any Company Entity shall constitute Affiliates of Purchaser, and Purchaser shall not constitute an Affiliate of any of the foregoing. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 5.14(g).

“After-Tax Rate” means seventy-nine percent (79%).

“Aggregate Adjustment Cash Amount” means the aggregate amount of cash payable to the Company Stockholders in accordance with Sections 4.2(d) and 4.2(e) (if any), including, for the avoidance of doubt, any Estimated Cash Adjustment Amount deposited in escrow as of the Closing but released to the Company Stockholders following the Closing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Division” has the meaning set forth in Section 8.1(b).

“Antitrust Law” means any federal, state or foreign antitrust, competition, or trade regulation, statute, rule, regulation, Order, decree, administrative and judicial doctrine or other Law, that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Clayton Act, 15 U.S.C. §§ 12-27, as amended, and the HSR Act.

“Audited Carve-Out Financial Statements” means (i) the audited consolidated balance sheets of the Company’s “Water Solutions Business Unit” (as described therein) as of January 2, 2021 and December 28, 2019, and (ii) the related audited statements of income and retained earnings, stockholders’ equity and cash flow for the periods then ended (including the notes thereto).

“Authorized Action” has the meaning set forth in Section 12.2.

“Base Purchaser Share Amount” means Fifty Two Million, Five Hundred Thousand (52,500,000) shares of Purchaser Common Stock.

“Beneficial Owner”, with respect to an Equity Interest, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the correlative terms “Beneficially Owned,” “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, other than a “multiemployer plan” as defined in Section 3(37) of ERISA, whether or not subject to ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan or (c) any retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, non-discretionary bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan within the meaning of Section 3(3) of ERISA.

“Board Observer Agreement” means that agreement by and between Purchaser and Mr. Ron Katz, pursuant to which Mr. Ron Katz is granted rights as a board observer with respect to the Purchaser Board attached hereto as Exhibit B.

“Book-Entry Share” has the meaning set forth in Section 2.5(a).

“Business” means the business of the Company Entities, including the manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories, and any other business performed by the Company Entities in the past year (but excluding the Spinoff Business).

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York, Chicago, Illinois or Milwaukee, Wisconsin are authorized or required to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) as amended or restated from time to time.

“Cash and Cash Equivalents” means (i) the aggregate cash and cash equivalents of the Company Entities, including (x) all checks and drafts deposited for the account or in the possession of any Company Entity and all outstanding checks and deposits issued to the Company Entities (including checks-, cash- and wires-in-transit), and (y) any pending electronic funds transfers (EFTs) for the account of any of the Company Entities, (ii) the cash surrender value of the life insurance policy listed on Schedule 1.4, (iii) amounts due to the Company in respect of the settlement price of any commodity hedge or commodity derivative, and (iv) the absolute value of the Net Tax Amount, but only to the extent the Net Tax Amount is a negative number, in each case of clauses (i) through (iv), calculated as of the Determination Time in accordance with the Accounting Principles. For the avoidance of doubt, (a) Cash and Cash Equivalents shall (x) be reduced by issued or outstanding checks, drafts and wire payments and (y) not include any restricted cash or restricted cash equivalents and (b) the effects of the Transactions shall be disregarded for purposes of calculating Cash and Cash Equivalents.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Certificate” has the meaning set forth in Section 2.5(a).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claim Notice” has the meaning set forth in Section 11.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained by the Company or any of its ERISA Affiliates, to which the Company or any of its ERISA Affiliates is a party or in which the Company or any of its ERISA Affiliates participates, contributes to, or has any obligation to contribute to, or with respect to which the Company has or could have any Liability.

“Company Board” has the meaning set forth in the Recitals.

“Company Certificate of Amendment” has the meaning set forth in the Recitals.

“Company Common Stock” means the Company’s Class A, Class B, Class M, and Class N common stock, each class having a par value of $0.01 per share and which collectively constitute all of the issued and outstanding Equity Interests of the Company.

“Company Copyrights” means all registered and material unregistered Copyrights owned, or purported to be owned, by any Company Entity.

“Company Directors” has the meaning set forth in Section 2.8(a).

“Company Disclosure Schedules” has the meaning set forth in Article V.

“Company Entities” means the Company and the Company Subsidiaries.

“Company Executive Retiree Health Plan” means the Elkay Manufacturing Company Executive Retiree Health Plan.

“Company Financial Statements” means the Audited Carve-Out Financial Statements and the Unaudited Carve-Out Financial Statements.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1(a) and (c) (Organization of the Company), Section 5.2 (Authorization; Board Approval; Voting Requirements), Section 5.3 (Capitalization of the Company), Section 5.4 (Subsidiaries), Section 5.22 (Related Party Transactions) and Section 5.26 (Brokers).

“Company Indemnified Parties” has the meaning set forth in Section 11.3.

“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge” means the knowledge, upon reasonable due inquiry, of each of the individuals set forth on Schedule 1.5.

“Company Licensed Intellectual Property” means all Intellectual Property that any Person other than a Company Entity owns and that a Company Entity is permitted to use in the operation of the Business, whether or not used by such Company Entity as of the date hereof.

“Company Material Adverse Effect” means any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the Business, or the financial condition or results of operations of the Company Entities taken as a whole or (ii) would or would reasonably be expected to have a material adverse effect on the ability of the Company Entities to consummate the Transactions or perform their respective obligations hereunder; provided, however, that solely in the case of clause (i), none of the following shall, either alone or in combination, constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred (except in the case of clauses (a) through (e), to the extent that such event, change, occurrence, fact, condition, circumstance or development has a disproportionate impact on the Company Entities, taken as a whole, as compared to other participants engaged in the industries in which the Company Entities operate): (a) general economic, business, political, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which the Company Entities operate (including conditions affecting demand and the availability and pricing of raw materials and transportation), (b) earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events, (c) any Public Health Event or Public Health Measure (or changes or developments in respect of the foregoing following the date of this Agreement, including loss of customers, suppliers, Contracts or business relationships resulting from such Public Health Event or Public Health Measure), (d) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof, (e) any changes in Law, regulations or accounting rules after the date hereof, or any changes after the date hereof in the enforcement of any of the foregoing, (f) the taking by the Parties of any action expressly required by this Agreement or the Related Agreements or the taking of any action by any Company Entity at the express written request of Purchaser, (g) the negotiation, entry into or public announcement of this Agreement or pendency of the Transactions, including (i) any suit, action or Proceeding in connection with the Transactions, (ii) any actions taken by or losses of Employees, customers, suppliers or other counterparties of the Company Entities, including as a result of the identity of Purchaser, and (h) the failure by the Company Entities to meet any financial or operating projections, estimates, budgets or other performance metrics for any period prior to, on or after the date of this Agreement; provided, that this clause (h) shall not prevent or otherwise affect a determination that any event, change, occurrence, fact, condition, circumstance or development underlying such failure to meet projections, estimates, budgets or other performance metrics has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect).

“Company MIP” means the Company Management Incentive Plan.

“Company MTI” means the Strategic Mid-Term Incentive Plan of the Company, dated as of July, 2011.

“Company Net Cash” means the amount (if any) by which the Cash and Cash Equivalents exceeds the Indebtedness of the Company Entities, in each case calculated as of the Determination Time in accordance with the Accounting Principles. For the avoidance of doubt, if the Cash and Cash Equivalents is less than such Indebtedness, the Company Net Cash shall be zero (0).

“Company Net Indebtedness” means the amount (if any) by which the sum of the Cash and Cash Equivalents is less than the Indebtedness of the Company Entities, in each case calculated as of the Determination Time in accordance with the Accounting Principles. For the avoidance of doubt, if the Cash and Cash Equivalents exceeds such Indebtedness, the Company Net Indebtedness shall be zero (0).

“Company Nonqualified Plans” means the SERP, the Elkay Manufacturing Company Non-Qualified Deferred Compensation Plan and the Elkay Manufacturing Company Section 409A Non-Qualified Deferred Compensation Plan.

“Company Nonqualified Plans Indebtedness Amount” means an amount determined as of the Determination Time in accordance with the Accounting Principles equal to (i) the total amount of accrued benefits under the Company Nonqualified Plans multiplied by the After-Tax Rate, minus (ii) the total amount of any assets held in trust for the purpose of paying the benefits of such Company Nonqualified Plans, net of any taxes payable upon such assets upon withdrawal or liquidation, determined by applying the After-Tax Rate to such assets to the extent taxable.

“Company Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company Entities.

“Company Owned Software” means all Software owned, or purported to be owned, by the Company Entities.

“Company Patents” means the Patents owned, or purported to be owned, by the Company Entities.

“Company Real Property” has the meaning set forth in Section 5.11(b).

“Company Retention Bonus Agreements” means the retention bonus agreements entered into between the applicable Company Entity and those certain Employees set forth on Schedule 5.16(a), which provide for retention bonus payments to such employees within thirty (30) days of the earliest to occur of the closing of a change in control or initial public offering and September 1, 2022, subject, in each case, to the terms of the applicable agreement.

“Company Share” means a share of Company Common Stock.

“Company Solicitation Statement” has the meaning set forth in Section 8.3(a).

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholder Debtor” means a Company Stockholder to whom a Company Stockholder Loan has been made by the Company.

“Company Stockholder Loans” has the meaning set forth in Section 5.3(d).

“Company Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 8.3(b).

“Company Subsidiaries” has the meaning set forth in Section 5.4(a).

“Company Systems” has the meaning set forth in Section 5.12(e).

“Company Tax Certificate” has the meaning set forth in Section 8.14(c).

“Company Tax Counsel” has the meaning set forth in Section 8.14(c) .

“Company Trademarks” means all registered or material unregistered Trademarks owned, or purported to be owned, by the Company Entities.

“Competing Transaction” has the meaning set forth in Section 8.9.

“Compliant” means, with respect to the Purchaser Financial Statements, the information contained therein, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state any material fact necessary, in each case in order to make the Purchaser Financial Statements not misleading in light of circumstances in which made.

“Confidential Information” means any proprietary, trade secret, or other sensitive business information the disclosure of which could result in harm, financial loss, or competitive disadvantage.

“Confidentiality Agreement” means the confidentiality letter agreement, dated December 20, 2021, between the Company and Purchaser relating to the Transactions, as amended, restated, or otherwise modified from time to time.

“Consent” means a consent, authorization or approval of, or a filing or registration with, or waiver, license, permit, variance or exemption from, a Person.

“Continuing Employees” has the meaning set forth in Section 8.15(a).

“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Counsel” has the meaning set forth in Section 13.16.

“Current Assets” means, without duplication, only those line items shown on Schedule 1.3 as current assets of the Company Entities and as determined as of the Determination Time in accordance with the Accounting Principles; provided, however, that such line items shall exclude, for the avoidance of doubt, Cash and Cash Equivalents and any current Income Tax assets and deferred Tax assets.

“Current Liabilities” means, without duplication, only those line items shown on Schedule 1.3 as current liabilities of the Company Entities and as determined as of the Determination Time in accordance with the Accounting Principles; provided, however, that such line items shall exclude, for the avoidance of doubt, any current Income Tax liabilities and deferred Income Tax liabilities.

“D&O Indemnified Person” has the meaning set forth in Section 8.7(a).

“D&O Tail” has the meaning set forth in Section 8.7(b).

“Data Privacy Requirements” has the meaning set forth in Section 5.12(g).

“Data Security Incident” has the meaning set forth in Section 5.12(g).

“Determination Time” means 12:01 a.m. Central Time on the Closing Date.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and Purchaser Disclosure Schedules.

“Dispute Notice” has the meaning set forth in Section 11.5(a).

“Dispute Period” has the meaning set forth in Section 11.5(a).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Dollars” or numbers preceded by the symbol “$” mean amounts in U.S. Dollars.

“Effective Time” has the meaning set forth in Section 2.2.

“EIS” means, collectively, Elkay Interior Systems International, Inc. and all of its Subsidiaries as listed on Schedule 1.6 hereto.

“EIS Virginia Lease” means that certain Office Lease Agreement, dated as of May 31, 1996 (as amended), by and between TIP Owner, L.L.C. and Digney York Associates, LLC.

“Elkay Asia Tax Refund” has the meaning set forth in Section 11.6(b).

“Employees” means, as of any time of determination, those individuals employed by the Company Entities at such time.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or the availability of injunctive relief and other equitable remedies.

“Environmental Claim” means any and all administrative or judicial Orders, Liens, or Proceedings, whether criminal, regulatory, administrative or civil, pursuant to or relating to any applicable Environmental Law or Environmental Permit.

“Environmental Law” means any applicable Laws or provisions in any Real Property Lease concerning the protection of human health from pollution or Hazardous Substances or protection of the environment (including ambient or indoor air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources or worker health and safety), including Laws (a) imposing Liability in connection with Releases of Hazardous Substances, including the cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to worker health and safety, including exposure to Hazardous Substances and (c) otherwise relating to the manufacture, processing, packaging, labeling, reporting, distribution, use, treatment, storage, disposal, recycling, emission, Release, transport, registration, or handling of or exposure to Hazardous Substances (including products containing Hazardous Substances).

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests or other equity interests of an entity, as applicable, and (b) any options, warrants, phantom stock, convertible notes or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or (c) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.6.

“Escrow Agreement” has the meaning set forth in Section 2.6.

“Escrow Dividends” has the meaning set forth in Section 2.6(c).

“Escrow Shares” means the Purchaser Common Stock included in the Adjustment Escrow Shares Amount and the Indemnity Shares Amount, but only for so long as they are held in escrow pursuant to the Escrow Agreement and have not been released to the Exchange Agent for disbursement to the Company Stockholders, or to Purchaser in satisfaction of amounts owed pursuant to Section 4.2(d) or 11.2, as applicable.

“Estimated Adjustment Cash Amount” means (i) if the Estimated Net Adjustment Amount is a positive number, an amount in cash equal to the Estimated Net Adjustment Amount, and (ii) if the Estimated Net Adjustment Amount is a negative number, the Estimated Adjustment Cash Amount shall be zero (0).

“Estimated Adjustment Shares Amount” means (i) if the Estimated Net Adjustment Amount is a negative number, that number of shares of Purchaser Common Stock (which shall be deemed to be a positive number such that it reduces the Per Share Closing Stock Amount) equal to the absolute value of the Estimated Net Adjustment Amount divided by the Purchaser Share Price, and (ii) if the Estimated Net Adjustment Amount is a positive number, the Estimated Adjustment Shares Amount shall be zero (0).

“Estimated Adjustment Statement” has the meaning set forth in Section 4.1(a).

“Estimated Net Adjustment Amount” has the meaning set forth in Section 4.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.1.

“Exchange Agent Agreement” has the meaning set forth in Section 3.1.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Final Net Adjustment Amount” means the Net Adjustment Amount, as finally determined pursuant to Section 4.2.

“Foreign Official” means (i) any official, officer or employee of a foreign Governmental Authority, or any department, agency, instrumentality (including state owned or controlled entities) or public company, of a public international organization, members of a royal family, or any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency or instrumentality, or for or on behalf of a public international organization, or family members thereof, (ii) candidate for foreign public office, foreign political party or foreign political campaign, or (iii) any foreign political party or official or family members thereof.

“Form S-4” has the meaning set forth in Section 6.5(a).

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.

“Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, including PFOA, PFOS and GenX, or any material, chemical, waste or substance in any amount or concentration that it is regulated or controlled as a “hazardous substance,” “hazardous material,” “toxic substance”, “pollutant,” “contaminant” or “hazardous waste” under or for which Liability can be imposed or result any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means Taxes imposed on or measured by or determined with reference to gross or net income (however denominated) (but not including, for the avoidance of doubt, any withholding, sales, use, real or personal property, transfer or similar Taxes).

“Indebtedness” means, with respect to any Person, without duplication, the principal, accrued and unpaid interest and any prepayment premiums, penalties or other fees and expenses, and any expense reimbursement or other payment obligations, in each case determined as of the Determination Time in accordance with the Accounting Principles, in respect of (a) all indebtedness of such Person for borrowed money (including the JPMorgan Credit Facility), loans or advances or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables or similar obligations), (b) all obligations evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations under conditional sale, consignment, retention or similar arrangements relating to property acquired, including earn-out payments, holdback and escrows, (d) all reimbursement, payment or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit or similar facility, in each case, solely to the extent drawn upon, (e) all obligations under surety bonds and performance bonds, in each case, solely to the extent drawn upon, (f) all obligations under any interest rate or currency derivative, foreign exchange contracts, hedging, swap or similar instrument, (g) the Company’s liability in respect of the settlement price of any commodity hedge or commodity derivative, (h) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (i) all capital lease obligations, (j) the Company Nonqualified Plans Indebtedness Amount and the Phantom Stock Amount, (k) the aggregate amount of any compensation payable to Ronald C. Katz in respect of employment compensation, board services or other services rendered to the Company Entities with respect to periods prior to the Closing, (l) outstanding severance or other compensatory payments arising prior to the Closing with respect to the Persons set forth on Schedule 5.16(a) and outstanding severance, board fees or other compensatory payments to other Persons otherwise arising out of any termination of any Employee or director during the period beginning on the date hereof and ending on the Closing Date at the Effective Time (but excluding, for purposes of this clause (l), the Permitted M/N Grant and without double counting any obligation accrued as a Current Liability in connection with Net Working Capital), (m) the Net Tax Amount, but only to the extent the Net Tax Amount is a positive number, (n) any amounts deferred pursuant to the CARES Act or IRS Notices 2020-65 or 2021-11, (o) the Transaction Costs, (p) the aggregate amount of any customer deposits, (q) the aggregate amount of any outstanding intercompany obligations owed to or by any Company Entity, on the one hand, and to or from EIS on the other hand (but excluding, for the avoidance of doubt, the guaranty by the Company of the EIS Virginia Lease), (r) the aggregate amount of any outstanding dividends payable to Company Stockholders in respect of Company Shares (excluding, for the avoidance of doubt, any dividends payable to Company Stockholders hereunder in respect of the Purchaser Shares), (s) all accrued liabilities under the Company MTI, (t) those certain liabilities set forth on Schedule 1.7, (u) Transfer Taxes allocable to Company Stockholders under Section 8.14(g), and (v) all Liabilities of any other Person described in clauses (a) through (u) above that such first Person has, directly or indirectly, guaranteed or assumed, or that is otherwise such first Person’s legal obligation.

“Indemnification Shares” has the meaning set forth in Section 11.5(f).

“Indemnified Party” means a Purchaser Indemnified Party or a Company Indemnified Party, as applicable.

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Indemnity Notice” has the meaning set forth in Section 11.5(e).

“Indemnity Shares Amount” means that number of shares of Purchaser Common Stock which, when valued at the Purchaser Share Price, has an aggregate value of Twenty-Five Million Dollars ($25,000,000).

“Intellectual Property” means all registered and unregistered intellectual property or other proprietary rights anywhere in the world, including: (a) patents, patent applications, patent disclosures, inventions (whether patentable or not and whether or not reduced to practice), registered designs, industrial models, industrial designs, utility models, certificates of invention, designs (“Patents”), (b) registered and unregistered trademarks, service marks, corporate names, trade names, service names, brand names, product names, slogans, logos, trade dress and Internet domain names, social media names, “tags” and “handles,” and other source indicators, together with the goodwill exclusively associated with any of the foregoing (“Trademarks”), (c) copyrights, copyrighted works, and copyrightable works, works of authorship, whether published or unpublished, including all website content and code, documentation, advertising copy, marketing materials, mask works, product packaging, specifications, translations, drawings, graphics, database rights, Software, and moral rights (“Copyrights”), (d) registrations and applications, provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues, renewals, foreign counterparts, and similar rights for any of the foregoing in clauses (a) through (c), (e) Know-How, (f) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the foregoing, and (g) claims, causes of action, and remedies including claims for damages, restitution, and injunctive or other legal or equitable relief against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in the definition of Unaudited Carve-Out Financial Statements, and “Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“Investment Agreement” has the meaning set forth in the Recitals.

“JPMorgan Credit Facility” means that certain Credit Agreement, dated as of December 16, 2021, by and among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent and BMO Harris Bank N.A., HSBC Bank USA, National Association and PNC Bank, National Association, as Co-Documentation Agents.

“Know-How” means trade secrets and all other confidential or proprietary information, know-how, discoveries, improvements, formulae (including product formulations), practices, processes, procedures, ideas, specifications, proposals, models, methodologies, inventor’s notes, designs, plans, business and marketing plans, market know-how and customer lists and information, technical and engineering data, databases, and data collections.

“Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.

“Leased Real Property” has the meaning set forth in Section 5.11(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Liability” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Contract, Law or Order.

“Lien” means any lien, mortgage, pledge, charge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim or other encumbrance.

“Lookback Date” means January 1, 2019.

“Losses” means any loss, Liability, damage, fine, fee, penalty, deficiency, Tax or expense (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment or pursuit of rights to indemnification).

“Management Stock Plan” means the amended and restated Management Stock Purchase Plan of Elkay Manufacturing Company, originally adopted on March 25, 1985, as amended.

“Material Contracts” has the meaning set forth in Section 5.14.

“Material Customer” has the meaning set forth in Section 5.13(a).

“Material Supplier” has the meaning set forth in Section 5.13(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Adjustment Amount” means an amount (which shall be negative if clause (ii) exceeds clause (i); provided that, for the avoidance of doubt, clause (i) and clause (ii) shall each be positive numbers) equal to:

(i)           the sum of (A) if the Net Working Capital exceeds the Working Capital Ceiling, the amount by which the Net Working Capital exceeds the Working Capital Ceiling (which, for the avoidance of doubt, will equal zero (0) if the Net Working Capital does not exceed the Working Capital Ceiling) plus (B) the amount of the Company Net Cash (if any), minus

(ii)          the sum of (x) if the Net Working Capital is less than the Working Capital Floor, the amount by which the Net Working Capital is less than the Working Capital Floor (which, for the avoidance of doubt, will equal zero (0) if the Net Working Capital is not less than the Working Capital Floor) plus (y) the amount of the Company Net Indebtedness (if any);

provided, that notwithstanding anything to the contrary contained herein, if the Net Working Capital amount is greater than or equal to the Working Capital Floor, but less than or equal to the Working Capital Ceiling, clauses (i)(A) and (ii)(x) of this definition, as applicable, will equal zero (0).

“Net Tax Amount” means, with respect to the Company Entities, the excess (if any) of (a) the amount of the Company Entities’ accrued Income Taxes with respect to any Tax Return related to a Pre-Closing Tax Period with an original due date (including applicable extensions) after the Closing Date (calculated in a manner consistent with Section 8.14(f)), which for the avoidance of doubt shall not be reduced by any amount included in clause (b), over (b) any estimated Income Tax payments made by or on behalf of the Company Entities with respect to such Taxes. For the avoidance of doubt, the calculation of the “Net Tax Amount” can be a negative number.

“Net Working Capital” means an amount equal to Current Assets minus Current Liabilities, in each case as calculated in accordance with the Accounting Principles, as illustrated in the calculation set forth on Schedule 1.3.

“Notice of Acceptance” has the meaning set forth in Section 4.2(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 4.2(b)(ii).

“NYSE” means the New York Stock Exchange.

“Observer” has the meaning set forth in the Recitals.

“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.

“Open Source Software” has the meaning set forth in Section 5.12(f).

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, shareholders agreement or voting agreement among equity owners, and other governing documents of an entity, as applicable, in each case as amended.

“Outside Date” has the meaning set forth in Section 10.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 5.11(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Per Share Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to any repurchases and net exercises under the Management Stock Plan), the Per Share Stock Amount for such Company Share, plus the Per Share Cash Amount for such Company Share, if any.

“Per Share Cash Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to all repurchases and net exercises under the Management Stock Plan), an amount of cash equal to:

(i)           the Aggregate Adjustment Cash Amount; divided by

(ii)          the total number of outstanding Company Shares as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).

“Per Share Closing Stock Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to all repurchases and net exercises under the Management Stock Plan), that number of shares of Purchaser Common Stock equal to:

(i)           (A) the Base Purchaser Share Amount, minus (B) the Estimated Adjustment Shares Amount, minus (C) the Adjustment Escrow Shares Amount, minus (D) the Indemnity Shares Amount; divided by

(ii)          the total number of outstanding Company Shares as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).

“Per Share Post-Closing Stock Adjustment Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time, that number of shares of Purchaser Common Stock equal to:

(i)           the Post-Closing Adjustment Shares Amount; divided by

(ii)          the total number of outstanding Company Shares as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).

“Per Share Stock Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to all repurchases and net exercises under the Management Stock Plan), the Per Share Closing Stock Amount for such Company Share, plus the Per Share Post-Closing Stock Adjustment Amount for such Company Share, if any.

“Permit” means any permit, license, approval, registration or other authorization required to be obtained by any Governmental Authority.

“Permitted Liens” means (a) Liens for or in respect of Taxes or other governmental charges that are either (i) not yet due and payable, or (ii) that are being contested in good faith by appropriate Proceedings and for which an adequate and specific reserve has been established in accordance with GAAP, (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet due and payable, (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use or materially detract from the value of the real property affected thereby, (d) Liens of lessors arising under any Real Property Lease that individually or in the aggregate, do not materially impair the use of the real property affected thereby; (e) Liens that affect the underlying fee interest of any Leased Real Property that individually or in the aggregate, do not materially impair the use of the real property affected thereby; (f) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the use or materially detract from the value of the property subject to such Liens or the use of such property in the Business and (g) solely with respect to Equity Interests, restrictions on transfer imposed under applicable securities Laws.

“Permitted M/N Option Grants” has the meaning set forth in Section 8.23.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.

“Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household.

“Phantom Stock Amount” means, without duplication of amounts included in clause (i) of the definition of Indebtedness, the aggregate amount payable, upon redemption, to the holders of phantom stock pursuant to the Phantom Stock Plan

“Phantom Stock Plan” means the Phantom Stock Plan of Elkay Manufacturing Company, effective as of March 16, 2016.

“Post-Closing Adjustment Amount” means the amount (which shall be negative if clause (ii) exceeds clause (i)) equal to the (i) Final Net Adjustment Amount minus (ii) the Estimated Net Adjustment Amount.

“Post-Closing Adjustment Shares Amount” means the aggregate number of shares of Purchaser Common Stock issuable to the Company Stockholders in accordance with Section 4.2(d) (if any).

“Post-Closing Company-Prepared Income Tax Return” has the meaning set forth in Section 8.14(c).

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the Closing Date.

“Pre-Closing Taxes” means, (a) with respect to a Pre-Closing Tax Period, without duplication of any amount included in the Final Net Adjustment Amount, (i) all Income Taxes with respect to any Company Entity with respect to any Pre-Closing Tax Period (calculated in accordance with Section 8.14(d)), (ii) any Income Taxes of any member of any consolidated, combined or unitary or aggregate group of which any Company Entity is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) and (iii) any and all Income Taxes of any Person (other than any Company Entity) imposed on any Company Entity as transferee or successor, by assumption, operation of Law, Contract or otherwise (including any Tax sharing agreement), (b) any expected Tax Refund included in Cash or Cash Equivalents in the Final Net Adjustment Amount, to the extent (i) any such Tax Refund is not received from the IRS, Treasury or other appropriate Governmental Authority before the second (2nd) anniversary of the Closing Date or (ii) notice is received from the IRS, Treasury, Congressional Joint Committee on Taxation, or other appropriate Governmental Entity that such Tax Refund is being rejected or challenged, and (c) the total amount of withholding Taxes that must be remitted by the Company Entities, as well as the employer portion of such Taxes, with respect to the exercise of the Permitted M/N Option Grants immediately prior to the Closing (to the extent not accrued as a Transaction Cost).

“Privileged Communications” has the meaning set forth in Section 13.16.

“Pro Rata Portion” means, with respect to each Company Stockholder, an amount equal to the quotient obtained by dividing (a) the number of total outstanding Company Shares held by such Company Stockholder as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred) by (b) the total number of outstanding Company Shares held by all Company Stockholders as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).

“Proceeding” means an action, cause of action, including administrative actions, claim, suit, arbitration, proceeding, audit, hearing, examination, investigation or other litigation (whether in law or in equity and whether civil, criminal, administrative or investigative) controversy, assessment, grievance, inquiry, mediation, charge, complaint, demand, notice or notices of violations to, from, by or before any Governmental Authority or any mediator, including any charge or complaint filed with the National Labor Relations Board or the Equal Employment Opportunity Commission..

“Prohibited Party” has the meaning set forth in Section 5.25(b)(ii).

“Proposed Adjustment” has the meaning set forth in Section 4.2(b)(ii).

“Proxy Statement” has the meaning set forth in Section 8.2(a).

“Public Health Event” means any disease outbreak, epidemic, pandemic or plague, regardless of stage, including the outbreak or escalation of the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and related strains and sequences) or mutation (or antigenic shift) thereof or a public health emergency resulting therefrom, in each case, as declared by a Governmental Authority.

“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to a Public Health Event.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Board” has the meaning set forth in the Recitals.

“Purchaser Change in Recommendation” has the meaning set forth in Section 8.5(b).

“Purchaser Common Stock” means the common stock, par value $0.01 of Purchaser.

“Purchaser Disclosure Schedules” has the meaning set forth in Article VI.

“Purchaser Financial Advisor” has the meaning set forth in Section 6.22.

“Purchaser Financial Statements” means the financial statements of Purchaser set forth in Purchaser’s most recent Form 10-K and most recent Form 10-Q filed on the SEC’s EDGAR database.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 6.1(a) and 6.1(c) (Organization of Purchaser and Merger Sub), Section 6.2 (Authorization; Board Approval; Voting Requirements), Section 6.3 (Capitalization of Purchaser and Merger Sub) and Section 6.24 (Reorganization).

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Purchaser Intellectual Property” means, collectively the Purchaser Owned Intellectual Property and the Purchaser Licensed Intellectual Property.

“Purchaser Intervening Event” means a fact, circumstance, condition, development, change, event, occurrence or effect that is material to Purchaser and its Subsidiaries, taken as a whole, which was not known by, or if known, the effect of which was not reasonably foreseeable by, the Purchaser Board as of or prior to the date hereof, and which becomes known to the Purchaser Board prior to the Required Purchaser Stockholder Approval; provided, however, that none of the following shall constitute, be deemed to contribute to, or otherwise be taken into account in determining whether there has been a Purchaser Intervening Event: (A) any changes in the market price or trading volume of Company Shares or Purchaser Common Stock, in and of itself; and (B) the fact that, in and of itself, Purchaser or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to events described in clauses (A) and (B) may be taken into account in determining whether there has been a Purchaser Intervening Event if such facts are not otherwise excluded under this definition).

“Purchaser’s Knowledge” means the knowledge, following due inquiry of those persons set forth on Schedule 1.8.

“Purchaser Leased Real Property” has the meaning set forth in Section 6.8(b).

“Purchaser Licensed Intellectual Property” means all Intellectual Property that any Person other than Purchaser owns and that Purchaser is permitted to use in the operation of its business, whether or not used by Purchaser as of the date hereof.

“Purchaser Material Adverse Effect” means any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business or the financial condition or results of operations of Purchaser and its Subsidiaries taken as a whole, or (ii) would or would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations hereunder; provided, however, that solely in the case of clause (i), none of the following shall, either alone or in combination, constitute or be taken into account in determining whether a Purchaser Material Adverse Effect has occurred (except in the case of clauses (a), through (e), to the extent that such event, change, occurrence, fact, condition, circumstance or development has a disproportionate impact on Purchaser and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries in which Purchaser operates): (a) general economic, business, political, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which Purchaser and its Subsidiaries operate (including conditions affecting demand and the availability and pricing of raw materials and transportation), (b) earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events, (c) any Public Health Event or Public Health Measure (or changes or developments in respect of the foregoing following the date of this Agreement, including loss of customers, suppliers, Contracts or business relationships resulting from such Public Health Event or Public Health Measure), (d) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof, (e) any changes in Law, regulations or accounting rules after the date hereof, or any changes after the date hereof in the enforcement of any of the foregoing, (f) the taking by the Parties of any action expressly required by this Agreement or the Related Agreements or the taking of any action by Purchaser at the express written request of the Company, (g) the negotiation, entry into or public announcement of this Agreement or pendency of the Transactions, including (i) any suit, action or Proceeding in connection with the Transactions, (ii) any actions taken by or losses of employees, customers, suppliers or other counterparties of Purchaser or its Subsidiaries, including as a result of the identity of the Company, and (h) the failure by Purchaser or its Subsidiaries to meet any financial or operating projections, estimates, budgets or other performance metrics for any period prior to, on, or after the date of this Agreement; provided, that this clause (h) shall not prevent or otherwise affect a determination that any event, change, occurrence, fact, condition, circumstance or development underlying such failure to meet projections, estimates, budgets or other performance metrics has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Purchaser Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Purchaser Material Adverse Effect).

“Purchaser Material Contract” has the meaning set forth in Section 6.10.

“Purchaser Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by Purchaser or any of its Subsidiaries.

“Purchaser Owned Real Property” has the meaning set forth in Section 6.8(a).

“Purchaser Plans” has the meaning set forth in Section 8.15(b).

“Purchaser Real Property” has the meaning set forth in Section 6.8(b).

“Purchaser Real Property Lease” has the meaning set forth in Section 6.8(b).

“Purchaser Recommendation” means a recommendation by the Purchaser Board to the Purchaser Stockholders that the Purchaser Stockholders entitled to vote thereon approve the issuance of the Purchaser Shares.

“Purchaser Record Date” has the meaning set forth in Section 8.5(a).

“Purchaser SEC Documents” has the meaning set forth in Section 6.23(a).

“Purchaser Share” means a share of Purchaser Common Stock issued pursuant to the terms of this Agreement; provided, that the Escrow Shares shall not constitute Purchaser Shares unless and until released from escrow in accordance with this Agreement and the Escrow Agreement for disbursement to the Company Stockholders.

“Purchaser Share Price” means the volume weighted average price, rounded to four decimal points, of a share of Purchaser Common Stock in the period starting on the tenth (10th) consecutive full trading day prior to the Effective Time and ending on the second (2nd) full trading day prior to the Effective Time.

“Purchaser Stockholders” means the holders of Purchaser Common Stock as of the Purchaser Record Date.

“Purchaser Stockholders Meeting” has the meaning set forth in Section 8.5(a).

“Purchaser Subsidiaries” has the meaning set forth in Section 6.4(a).

“Purchaser Tax Certificate” has the meaning set forth in Section 8.14(c).

“Purchaser Termination Fee” has the meaning set forth in Section 10.2(b).

“R&W Insurance Policy” means a buy-side insurance policy, issued by QBE Insurance Corporation, with respect to the representations and warranties of the Company in this Agreement and any Related Agreements.

“Real Property Lease” has the meaning set forth in Section 5.11(b).

“Registration Rights Agreement” has the meaning set forth in Section 3.9(e).

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Company Stockholder Support Agreements, the Investment Agreement, the Registration Rights Agreement, the Exchange Agent Agreement, the Escrow Agreement, the Board Observer Agreement and the Spinoff Documents. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Related Party” means (a) each Affiliate of a Company Entity, (b) each individual who is an officer or director of a Company Entity, (c) each holder of Company Shares who owns of record in excess of five percent (5%) of the outstanding Company Common Stock, (d) each member of the immediate family of each of the individuals referred to in clauses (a) or (b)  above, as applicable; and (e) any trust or other entity (other than a Company Entity) in which any one of the individuals referred to in clauses (a), (b), (c) and (d) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” means any spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, migrating, dumping, injecting, disposal or discharging of any Hazardous Substance into the environment.

“Released Party” has the meaning set forth in Section 8.24.

“Releasing Party” has the meaning set forth in Section 8.24.

“Remedial Action” means any action that is required under any Environmental Law or by a Governmental Authority to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration or monitoring, or (b) assess or restore the environment or natural resources.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, attorneys, insurance providers, investment bankers and other advisors.

“Required Company Stockholder Approval” has the meaning set forth in Section 5.2(c).

“Required Purchaser Stockholder Approval” means the affirmative vote at the Purchaser Stockholders Meeting or any adjournment or postponement thereof at which a quorum is present of the holders of a majority of Purchaser Common Stock entitled to vote, present in person or represented by proxy, approving the issuance of the Purchaser Shares in connection with the Merger.

“Restraints” has the meaning set forth in Section 9.1(e).

“Review Period” has the meaning set forth in Section 4.2(b).

“S-4 Effective Date” has the meaning set forth in Section 8.2(d).

“Sanctioned Countries” has the meaning set forth in Section 5.25(b)(i).

“SDN” has the meaning set forth in Section 5.25(b)(ii).

“SEC” means the Securities and Exchange Commission.

“Section 280G of the Code” has the meaning set forth in Section 8.16.

“Section 280G Payment” has the meaning set forth in Section 8.16.

“Section 280G Waiver” has the meaning set forth in Section 8.16.

“Section 1542” has the meaning set forth in Section 8.24.

“Securities Act” means the Securities Act of 1933, as amended.

“SEMS” means the Superfund Enterprise Management System.

“SERP” means the Elkay Manufacturing Company Supplemental Executive Retirement Plan.

“Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code or human readable or other form, including firmware, operating systems, and specifications, (b) database software that is accessed using computer programs, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including programmer notes, user manuals and training materials, relating to such computer programs.

“Specified Courts” has the meaning set forth in Section 13.13.

“Spinoff” means the transactions contemplated by the Spinoff Documents.

“Spinoff Business” has the meaning set forth in the Spinoff Documents.

“Spinoff Documents” means the Contracts previously executed or to be executed by the Company and EIS in accordance with Section 8.17 in the forms attached hereto as Exhibit C.

“Stockholder Representative” has the meaning set forth in the preamble to this Agreement.

“Stockholder Representative Group” has the meaning set forth in Section 12.3.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least fifty percent (50%) of the board of directors, board of managers or other governing body of such corporation, limited liability company, joint venture, trust or other legal entity that is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner; provided, that EIS shall be excluded where the term Subsidiary is used with respect to the Company Entities.

“Survival Expiration Date” has the meaning set forth in Section 11.1(a).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tail Policies” has the meaning set forth in Section 8.7(b).

“Takeover Laws” has the meaning set forth in Section 5.23.

“Tax” or “Taxes” means (a) all taxes and similar charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, digital services, value added, stamp, user, transfer, registration, escheat or unclaimed property, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties or additions to tax attributable thereto (or attributable to the nonpayment thereof) and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Claim” has the meaning set forth in Section 8.14(h).

“Tax Matters Agreement” means the Tax Matters Agreement, to be executed in connection with the Spinoff in accordance with Section 8.17, by and between the Company and Elkay Interior Systems International, Inc.

“Tax Refund” has the meaning set forth in Section 11.6(a).

“Tax Return” means any report, return or other information or filing required or permitted to be supplied to a Governmental Authority in connection with any Taxes, including any schedules, amendments or attachments to such reports, returns, declarations or other filings that are filed with or submitted to or that are required to be filed with or submitted to, any Governmental Authority.

“Third-Party Claim” has the meaning set forth in Section 11.5(a).

“Third-Party Consents” has the meaning set forth in Section 8.1(a).

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transaction Costs” means to the extent incurred prior to the Closing and unpaid as of immediately prior to the Closing and without duplication, the sum of (a) all fees, costs and expenses incurred by the Company Entities or by any Company Stockholder, to the extent the Company Entities are liable to pay or reimburse such amounts in connection with the Transactions, including all such legal, accounting, investment banking (including any broker’s fee), Tax advisory, financial advisory and other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of this Agreement or the Related Agreements, (b) the amount of any severance, success fee, change of control, retention, transaction bonus, golden parachute, sale bonus or similar payments and any employee benefit plan contributions related thereto made or to be made to current or former directors, employees or consultants or other service providers of the Company Entities, in each case which are single trigger obligations arising solely by virtue of the Transactions, including any amounts owed under the Company Retention Bonus Agreements (but without double counting amounts accrued in connection with Indebtedness), (c) the employer portion of any payroll Taxes for which the Company Entities will become liable, and the value to the Company of any deduction disallowed under Section 280G(a) of the Code for any excess parachute payments as defined under Section 280G(b) of the Code, in connection with the payment of any amounts pursuant to clause (b); (d) all fees, costs and expenses associated with obtaining D&O Tail and the Tail Policies; (e) fees, costs and expenses associated with obtaining any waivers, consents or approvals required to be obtained in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby (but excluding, for the avoidance of doubt, any fees required by the lenders solely in connection with the continuation of the JPMorgan Credit Facility to remain in effect after the Closing) and (f) the total amount of withholding Taxes that must be remitted by the Company Entities, as well as the employer portion of such Taxes, with respect to the exercise of the Permitted M/N Option Grants immediately prior to the Closing.

“Transaction Engagement” has the meaning set forth in Section 13.16.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 8.14(g).

“Unaudited Carve-Out Financial Statements” means (i) the unaudited consolidated balance sheet of the Company’s “Water Solutions Business Unit” (as described therein) as of January 1, 2022 (the “Interim Balance Sheet”), and (ii) the related audited statements of income and retained earnings, stockholders’ equity and cash flow for the period then ended (including the notes thereto).

“Union Employees” has the meaning set forth in Section 5.17(b).

“Unresolved Adjustments” has the meaning set forth in Section 4.2(c).

“Unresolved Balance” has the meaning set forth in Section 4.2(c).

“U.S. Trade Controls” has the meaning set forth in Section 5.25(a).

“Voting Common Stock” means shares of the Company’s Class A common stock and Class M common stock.

“Working Capital Ceiling” means an amount equal to $164,000,000.

“Working Capital Floor” means an amount equal to $154,000,000.

“Written Consent” means the written Consent(s) of the Company Stockholders in the form attached hereto as Exhibit D to, among other things, adopt this Agreement.

Article II

THE MERGER; CLOSING

2.1            The Merger. On the terms and subject to the conditions contained in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation, as a wholly-owned Subsidiary of Purchaser, and shall succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.2            Closing; Effective Time. Upon the terms and subject to the conditions set forth herein, unless this Agreement has been previously terminated pursuant to its terms, the closing of the Merger (the “Closing”) shall take place on the date and time to be designated jointly by Purchaser and the Company, which shall be (a) no later than three (3) Business Days after the date on which each of the conditions set forth in Article IX has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or (b) at such other date, time or place as Purchaser and the Company may agree (such date on which the Closing occurs, the “Closing Date”). The Closing shall occur remotely by exchange of documents and signatures via email or other manner as may be mutually agreed upon by Purchaser and the Stockholder Representative. Concurrently with the Closing, the Company and Merger Sub shall file a certificate of merger satisfying the applicable requirements of the DGCL with the Secretary of State of the State of Delaware in the form attached as Exhibit E hereto (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time of the filing of the Certificate of Merger (or such later time as Purchaser and the Company may agree and specify in the Certificate of Merger).

2.3            Certificate of Incorporation and Bylaws. Upon the Effective Time, by virtue of the Merger, (a) the certificate of incorporation of the Company shall be amended and restated to read as the certificate of incorporation of Merger Sub in the form attached here to as Exhibit F, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of the Company shall be amended and restated in their entirety to read as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof, the amended and restated certificate of incorporation of the Surviving Corporation and applicable Law, in each case, except that all references to the name of Merger Sub set forth therein shall be changed to the name of the Surviving Corporation.

2.4            Directors and Officers. From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal or death, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal or death.

2.5            Effect on Capital Stock.

(a)            Merger Consideration. Each Company Share issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder (other than any holder of Dissenting Shares), shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Company Share, whether represented by a certificate (“Certificate”) or in non-certificated form and represented by book-entry (“Book-Entry Share”), shall automatically be converted into the right to receive the Per Share Amount, and any other amounts (including dividends (if any) payable in respect of the Purchaser Shares issuable in respect of such Company Share pursuant to Section 2.6(c) and payments in lieu of fractional shares pursuant to Section 3.7) payable in respect of such Company Share pursuant to the terms and conditions of this Agreement (collectively, the “Merger Consideration”).

(b)            Capital Stock of Merger Sub.      Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and such share shall constitute the only outstanding share of capital stock of the Surviving Corporation.

(c)            Treasury Shares. Each Company Share held in the treasury of the Company (including any Company Shares repurchased by the Company pursuant to the Management Stock Plan) shall be cancelled without any conversion thereof and no payment or issuance of Purchaser Shares shall be made with respect thereto. Notwithstanding anything to the contrary contained herein, Company Shares held in the treasury of the Company shall be deemed not to be issued or outstanding for any purpose of this Agreement.

2.6            Adjustment and Indemnity Escrow. At the Closing, Purchaser shall deposit, or cause to be deposited, with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), (x) the Estimated Adjustment Cash Amount (if any) and (y) the Escrow Shares, in book-entry form to the Escrow Agent to be held in escrow pursuant to an escrow agreement by and among Purchaser, the Stockholder Representative and the Escrow Agent substantially in the form attached as Exhibit G attached hereto (the “Escrow Agreement”) and subject to Section 4.2, Section 11.1(b) and the following provisions of this Section 2.6:

(a)            The Adjustment Escrow Shares Amount, plus the Estimated Adjustment Cash Amount (if any) shall serve as the sole source of recovery for amounts owed to Purchaser pursuant to Section 4.2(d). Following the final determination of the Final Net Adjustment Amount in accordance with Section 4.2, the Stockholder Representative and Purchaser shall execute and deliver to the Escrow Agent joint written instructions with respect to the release of the Adjustment Escrow Shares Amount or the Estimated Adjustment Cash Amount (if any) in accordance with the applicable provisions of Section 4.2(d).

(b)            On the terms and subject to the conditions of the Escrow Agreement, the Stockholder Representative shall be entitled to vote any Escrow Shares by delivery of a written direction executed by the Stockholder Representative directing the Escrow Agent to vote all or a portion of the Escrow Shares in accordance with such direction.

(c)            All dividends and distributions declared and paid by Purchaser on the Escrow Shares shall (to the extent that such Escrow Shares were not, pursuant to the Escrow Agreement and this Agreement, required to have been released to Purchaser prior to the record date thereof) (“Escrow Dividends”) be paid by Purchaser to the Escrow Agent to be held on the terms and subject to the conditions of the Escrow Agreement and this Agreement. The Escrow Dividends shall not be available for disbursement to the Company Stockholders unless and until such Escrow Dividends are required to be released to the Exchange Agent for disbursement to the Company Stockholders in accordance with Section 11.1(b), at which point, the Exchange Agent shall distribute the Escrow Dividends actually released from escrow for the benefit of the Company Stockholders in accordance with their respective Pro Rata Portions as set forth in the Estimated Adjustment Statement.

2.7            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who (A) has not (x) voted in favor of the adoption of this Agreement or consented thereto in writing or (y) otherwise waived such Company Stockholder’s right to appraisal under applicable Law and (B) has, with respect to such Company Stockholder’s Company Shares, complied in all respects with, and does in fact properly exercise appraisal rights in the manner provided by Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the consideration specified in Section 2.5 but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL. At the Effective Time, the Dissenting Shares, if any, will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such Company Stockholder withdraws, fails to perfect, or otherwise loses such right to appraisal, or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to relief provided by Section 262 of the DGCL, the Dissenting Shares held by such Company Stockholder shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the consideration specified in Section 2.5. The Company shall give Purchaser (a) prompt notice of, together with copies of, any demands received by the Company for appraisal of Company Shares pursuant to the DGCL, and (b) the right to participate in and control all negotiations and Proceedings with respect to such demands for appraisal under the DGCL. The Company shall not, except with the prior written Consent of Purchaser, (i) make any payment with respect to, settle or offer to settle or approve any withdrawal of, any such demand, (ii) waive any failure to properly make or effect any such demand or to take any action required to perfect such appraisal rights or (iii) agree to do any of the foregoing.

2.8            Purchaser Board.

(a)            Company Directors. The Purchaser Board shall appoint Errol Halperin and Tim Jahnke (the “Company Directors”) to serve, effective as of the Effective Time, on the Purchaser Board, with initial terms ending at Purchaser’s annual meeting of its stockholders in fiscal year 2024 (with respect to Errol Halperin) and fiscal year 2025 (with respect to Tim Jahnke), respectively. In addition, the Purchaser Board shall take such legally permissible actions as are reasonably necessary so that there are a total of eleven (11) members of the Purchaser Board as of the Effective Time, after giving effect to the appointments of the Company Directors. Each of the Company Directors shall receive compensation from Purchaser for his or her service as a director that is consistent with the compensation of other non-employee members of the Purchaser Board.

(b)            Company Board Observer. From and after the Closing, during the term of the Board Observer Agreement, Purchaser shall permit the Observer to participate in all meetings of the Purchaser Board in a nonvoting, observer capacity in accordance with the terms of the Board Observer Agreement.

Article III

MERGER PROCEDURES

3.1            Closing Consideration; Exchange Agent. Prior to the Effective Time, Purchaser shall select a paying and exchange agent (the “Exchange Agent”) and enter into an agreement with such Exchange Agent (the “Exchange Agent Agreement”), pursuant to which the Exchange Agent will act as agent for the Company Stockholders in connection with the Merger and receive payment and delivery of the Merger Consideration to which the Company Stockholders shall become entitled pursuant to Section 2.5(a). The Company shall have an opportunity to review and comment on the Exchange Agent Agreement prior to its execution. At or prior to the Effective Time, in addition to the delivery of the Estimated Adjustment Cash Amount and the Escrow Shares to the Escrow Agent in accordance with Section 2.6, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders an amount of Purchaser Shares in book-entry form sufficient for the Exchange Agent to pay and deliver to each Company Stockholder (other than any Company Stockholder holding Dissenting Shares) the Per Share Closing Stock Amount to which such Company Stockholder is entitled for each Company Share held by such Company Stockholder. In addition, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, from time to time after the Effective Time as set forth in this Agreement, (i) any dividends or other distributions payable to the Company Stockholders pursuant to Section 3.6 or Section 2.6(c), (ii) cash in lieu of any fractional Purchaser Shares payable pursuant to Section 3.7, (iii) if applicable, the Aggregate Adjustment Cash Amount and Purchaser Shares (from the Adjustment Escrow Shares Amount) (if any) required to be distributed to any Company Stockholders in respect of the Final Net Adjustment Amount in accordance with Section 4.2(d) and (iv) any Purchaser Shares (from the Indemnity Shares Amount) required to be distributed to any Company Stockholders after the Survival Expiration Date in accordance with Section 11.1(b). All Purchaser Shares, together with any cash, dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1 shall be referred to as the “Exchange Fund.” For the avoidance of doubt, Purchaser shall be under no obligation to provide Merger Consideration to any Company Stockholder (or to the Exchange Agent) in respect of any Dissenting Shares until such Company Stockholder withdraws, fails to perfect, or otherwise loses such right to appraisal, or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to relief provided by Section 262 of the DGCL, in accordance with Section 2.7. To the extent the Exchange Agent reasonably requests information from Purchaser in connection with the performance of its duties as described herein and in the Exchange Agent Agreement, the Stockholder Representative shall provide such information as requested by Purchaser to the extent within Stockholder Representative’s possession or control.

3.2            Exchange Procedures.

(a)            Transmittal Materials and Instructions. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Purchaser shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares other than Dissenting Shares (A) transmittal materials, including a letter of transmittal in the form, and containing the release, attached hereto as Exhibit H (the “Letter of Transmittal”) and such other evidence, if any, of the transfer as the Exchange Agent may reasonably request, specifying, among other things, that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares and a duly executed Letter of Transmittal, and with respect to Company Shares, only upon delivery of a duly executed Letter of Transmittal and any Certificates (or affidavits of loss plus a bond (in an amount and form reasonably acceptable to Purchaser) in lieu of the Certificates as provided in Section 3.5), such transmittal materials to be in such form and have such other provisions as Purchaser and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss plus a bond (in amount and form acceptable to Purchaser) in lieu of the Certificates as provided in Section 3.5) to the Exchange Agent.

(b)            Certificates. Upon surrender of a Certificate (or affidavit of loss in lieu of a Certificate plus a bond (in an amount and form acceptable to Purchaser) as provided in Section 3.5) to the Exchange Agent together with delivery to the Exchange Agent of a duly executed Letter of Transmittal in accordance with the terms of transmittal materials and instructions referred to in Section 3.2(a), the holder of such Certificate shall be entitled, on the terms and subject to the conditions of this Agreement, to receive in exchange therefor:

(i)            the number of Purchaser Shares, in uncertificated book-entry form, equal to (x) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate plus a bond (in an amount and form acceptable to Purchaser) as provided in Section 3.5) multiplied by (y) the Per Share Stock Amount; and

(ii)           cash in immediately available funds in an amount equal to (x) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate plus a bond (in an amount and form acceptable to Purchaser) as provided in Section 3.5) multiplied by (y) the Per Share Cash Amount.

(c)            Book-Entry Shares. Upon receipt by the Exchange Agent of an “agent’s message” in customary form regarding the book-entry transfer of Book-Entry Shares (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Company Shares upon receipt by the Exchange Agent of any “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request, including the other deliveries required pursuant to this Section 3.2(c)) and delivery of a duly executed Letter of Transmittal in accordance with the terms of transmittal materials and instructions referred to in Section 3.2(a), the holder of any Book-Entry Shares shall be entitled, on the terms and subject to the conditions of this Agreement, to receive in exchange therefor:

(i)            the number of Purchaser Shares, in uncertificated book-entry form, equal to (x) the number of Company Shares represented by such Book-Entry Shares multiplied by (y) the Per Share Stock Amount; and

(ii)           cash in immediately available funds in an amount equal to (x) the number of Company Shares represented by such Book-Entry Shares multiplied by (y) the Per Share Cash Amount.

(d)            Rights of Holders of Company Shares; Expenses. Other than any Dissenting Shares, until surrendered and exchanged pursuant to this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender and exchange the Merger Consideration on the terms and subject to the conditions of this Agreement. Any Merger Consideration paid upon the surrender or exchange of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share, and in the case of a Certificate, the Company Shares formerly represented by it. Purchaser shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Shares pursuant to this Article III.

3.3            Termination of Exchange Fund; No Liability. Subject to the Escrow Agreement and Exchange Agent Agreement with respect to the Indemnity Shares Amount, any portion of the Exchange Fund that remains undistributed one (1) year after the Effective Time shall be delivered to Purchaser or the Surviving Corporation upon demand by Purchaser. Any holders of Company Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Purchaser and the Surviving Corporation for payment and delivery of the Merger Consideration, upon surrender of their Certificates or exchange of their Book-Entry Shares in accordance with the provisions set forth in Section 3.2. The Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Law) payment of their claims for the Merger Consideration, payable upon surrender of their Certificates or exchange of their Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Purchaser, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar Law.

3.4            Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, acceptable evidence of a Certificate or Book-Entry Share is presented to the Surviving Corporation, Purchaser or the Exchange Agent for transfer (i) in the case of Certificates, the holder of such Certificate shall be given a copy of the transmittal materials and instructions referred to in Section 3.2(a) and instructed to comply with the instructions thereto in order to receive the Merger Consideration pursuant to Section 3.2(b) and (ii) in the case of Book-Entry Shares, the holder of such Book-Entry Share shall be given a copy of the transmittal materials and instructions referred to in Section 3.2(a) and instructed to comply with the instructions thereto in order to receive the Merger Consideration pursuant to Section 3.2(c) and thereafter such Book-Entry Share shall be cancelled and exchanged as contemplated by this Article III.

3.5            Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the delivery of a Letter of Transmittal and the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the provision by such Person of an indemnity against any claim that may be made against it with respect to such Certificate and the posting of a bond (in an amount and form acceptable to Purchaser), the Exchange Agent shall pay and deliver in exchange for such Certificate the applicable portion of the Merger Consideration pursuant to Section 3.2(b).

3.6            Dividends. Without limiting anything to the contrary contained herein, including Section 2.6, no dividends or other distributions declared or made with respect to Purchaser Shares with a record date after the Effective Time shall be paid to the holder of any Company Shares with respect to the Purchaser Shares that such holder would be entitled to receive upon surrender of a Certificate (in accordance with Section 3.2(b)), or Book-Entry Shares (in accordance with Section 3.2(c)), as applicable, until such holder shall surrender such Certificate or Book-Entry Shares, as applicable, and provide a duly executed Letter of Transmittal, in accordance with Section 3.2(b) (or Section 3.5, as applicable) in the case of Certificates, and Section 3.2(c) in the case of Book-Entry Shares. Subject to applicable Law, following surrender of any Certificate or Book-Entry Shares, as applicable, and delivery of a duly executed Letter of Transmittal, there shall be paid to the holder of Purchaser Shares issued in exchange therefor, without interest, (A) promptly after the time of such surrender and delivery of a duly executed Letter of Transmittal, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and delivery of a duly executed Letter of Transmittal and a payment date prior to such surrender and delivery of a duly executed Letter of Transmittal payable with respect to such Purchaser Shares and (B) at the appropriate payment date, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and delivery of a duly executed Letter of Transmittal and a payment date subsequent to such surrender and delivery of a duly executed Letter of Transmittal payable with respect to such Purchaser Shares.

3.7            Fractional Shares. No certificates or scrip representing fractional Purchaser Shares shall be issued upon the conversion of the Company Shares into the Merger Consideration pursuant to Section 2.5(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Purchaser Shares. For purposes of this Section 3.7, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to four (4) decimal places. In lieu of any such fractional Purchaser Shares, each holder of Company Shares who would otherwise be entitled to such fractional Purchaser Shares shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of such fractional Purchaser Share and (ii) the Purchaser Share Price.

3.8            Stock Adjustments. In the event of any change to the form or nature of Purchaser Common Stock (or securities convertible thereto or exchangeable or exercisable therefor) issued and outstanding in the period between the date of this Agreement and the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, exchange or readjustment of shares, merger, issuer tender or exchange offer, or other similar transaction (which, for the avoidance of doubt, shall not include the exercise, issuance, exchange, repurchase, forfeiture or similar actions with respect to stock options or any securities convertible into or exercisable or exchangeable for voting or Equity Interests of Purchaser), the Merger Consideration and any other payments to be made pursuant to this Article III shall be equitably adjusted, without duplication, to provide the holders of Company Shares the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 3.8 shall be construed to permit the Company, Purchaser, any of their respective Subsidiaries or any other Person, to take any action that is otherwise prohibited by the terms of this Agreement.

3.9            Deliveries by Purchaser and Merger Sub. At or prior to the Closing, Purchaser and Merger Sub shall deliver, or cause to be delivered, to the Company each of the following:

(a)            a copy of the certificate of incorporation of each of Merger Sub and Purchaser, in each case certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(b)            a certificate of good standing of each of Merger Sub and Purchaser, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c)            a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b);

(d)            a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Merger Sub and Purchaser, certifying as to (i) no amendments to the certificate of incorporation of Merger Sub or Purchaser since the date of certification referenced in paragraph (b) above, and (ii) the bylaws of Merger Sub and Purchaser; and

(e)            a registration rights agreement, dated as of the Closing Date, duly executed by Purchaser in substantially the form attached hereto as Exhibit I (the “Registration Rights Agreement”), for countersignature by each of the Company Stockholders set forth on Schedule 1.1.

3.10          Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Purchaser and Merger Sub each of the following:

(a)            at least three (3) Business Days prior to the Closing Date, a customary payoff letter in respect of the JPMorgan Credit Facility that states the amount required to fully pay off any such Indebtedness, including any principal, interest fees or penalties outstanding or accrued thereunder and incremental per diem increases in respect thereof to account for any delays to the anticipated Closing Date as of the date such payoff letter is executed together with all associated Lien release documentation (including UCC-3 termination statements); provided, that such payoff letters shall provide that any applicable Liens or other obligations securing such Indebtedness shall be released at the Closing and the filing of customary Lien releases as soon as practicable following the Closing, in each case, subject to the receipt by the holders of such Indebtedness of the applicable payoff amounts;

(b)            a copy of the certificate of incorporation of the Company, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c)            a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(d)            a certificate, dated as of the Closing Date and executed by an officer of Company, certifying as to the satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b);

(e)            a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary of the Company, certifying as to (i) no amendments to the certificate of incorporation of the Company since the date hereof (other than the Company Certificate of Amendment) and (ii) the bylaws of the Company;

(f)             (i) a duly executed certification from the Company dated no more than thirty (30) days prior to the Closing Date in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, and (ii) a duly executed notice in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) to be filed by Purchaser after the Closing (on behalf of the Company) with the Internal Revenue Service within thirty (30) days of when the certification in this Section 3.10(f) was provided to Purchaser; and

(g)            a resignation letter, in a form mutually agreed by Purchaser and the Company, duly executed by each of the officers and directors of the Company Entities requested by the Purchaser at least 10 Business Days prior to the Closing Date (other than any such officers and directors who have been removed from such positions prior to the Closing).

3.11          Withholding Rights. Each of the Exchange Agent, Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding. If the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, intends to deduct or withhold any amounts from any payment under this Agreement (other than any deduction or withholding on account of a compensatory payment), Purchaser shall provide notice to the Stockholder Representative thereof as soon as reasonably practicable prior to such deduction or withholding, and Purchaser shall use commercially reasonable efforts to cooperate to mitigate, reduce or eliminate such reduction or withholding in accordance with applicable Law.

Article IV

ADJUSTMENTS TO MERGER CONSIDERATION

4.1            Estimated Net Adjustment Amount.

(a)            At least five (5) Business Days prior to the Closing Date, the Stockholder Representative shall cause the Company to deliver to Purchaser a statement (the “Estimated Adjustment Statement”) setting forth (i) the Company’s estimate of Net Working Capital, Company Net Cash and Company Net Indebtedness, any components included therein, and, based on the foregoing, the Net Adjustment Amount (such estimate of the Net Adjustment Amount, the “Estimated Net Adjustment Amount”), (ii) the total number of Company Shares to be outstanding as of the Closing Date (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred) and (iii) based on the foregoing, (A) the Estimated Adjustment Shares Amount, (B) the Per Share Closing Stock Amount, (C) the Estimated Adjustment Cash Amount, (D) with respect to each Company Stockholder, such Company Stockholder’s Pro Rata Portion and the number of Purchaser Shares issuable to such Company Stockholder at the Closing (subject to Sections 3.2(b) and 3.2(c), as applicable) equal to the number of Company Shares held by such Company Stockholder as of immediately prior to the Closing (after giving effect to all repurchases and net exercises under the Management Stock Plan) multiplied by the Per Share Closing Stock Amount and (E) the amounts payable to each Company Stockholder pursuant to Section 3.7. The Estimated Adjustment Statement and the foregoing estimates shall be prepared in accordance with the Accounting Principles. The Company will provide Purchaser and its advisors with the reasonable opportunity to review and comment on the Estimated Adjustment Statement and any supporting materials and calculations reasonably requested by Purchaser related thereto and reasonable access to the Company’s CFO to discuss the Estimated Adjustment Statement; provided, that Purchaser shall be entitled to rely upon the allocation of the Purchaser Shares among the Company Stockholders set forth in Estimated Adjustment Statement (as may be revised pursuant to the Adjustment Statement) and following payments of the amounts referenced thereunder, Purchaser, and after the Closing, the Surviving Corporation and any other Company Entities, shall have no further liability with respect to the Company Shares except as otherwise provided herein.

(b)            Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of calculating the Estimated Net Adjustment Amount, Company Net Cash shall not exceed Five Million Dollars ($5,000,000).

4.2            Final Net Adjustment Amount.

(a)            No later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Stockholder Representative a statement setting forth Purchaser’s calculation of the Net Working Capital, Company Net Cash and Company Net Indebtedness, and, based on the foregoing, the Net Adjustment Amount (such statement, the “Adjustment Statement”), together with reasonable supporting materials and calculations as reasonably requested by the Stockholder Representative relating thereto.

(b)            The Stockholder Representative will be entitled to review the Adjustment Statement during the forty-five (45) day period beginning on the date the Stockholder Representative receives the Adjustment Statement (the “Review Period”). During the Review Period, at the written request of the Stockholder Representative to Purchaser, the Stockholder Representative and its Representatives (subject to customary access and confidentiality agreements) will have reasonable access to the books and records of the Company, to work papers prepared by Purchaser or its Representatives to the extent they were used by Purchaser in its calculations set forth in the Adjustment Statement, and reasonable access to the personnel of Purchaser and the Surviving Corporation who prepared the Adjustment Statement for discussion of the Adjustment Statement; provided that such access does not unreasonably interrupt the normal course of business of Purchaser and its Affiliates (including the Company Entities). At or prior to the end of the Review Period, the Stockholder Representative shall either:

(i)            deliver a notice to Purchaser confirming that no adjustments are proposed by the Stockholder Representative to Purchaser’s calculation of the Net Adjustment Amount or any of its components, as set forth on the Adjustment Statement (in which case Purchaser’s calculation of the Net Adjustment Amount as set forth in the Adjustment Statement shall constitute the Final Net Adjustment Amount) (a “Notice of Acceptance”); or

(ii)           deliver a notice to Purchaser stating that the Stockholder Representative disagrees with Purchaser’s calculation of the Net Adjustment Amount or any of its components, as set forth on the Adjustment Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in the Stockholder Representative’s view, should be made to the calculation of the Net Adjustment Amount or any of its components, as applicable, in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”); provided, however, that if the Stockholder Representative fails to deliver a Notice of Acceptance or a Notice of Disagreement prior to the expiration of the Review Period, then the calculation of the Net Adjustment Amount as set forth in the Adjustment Statement shall be final and binding on the Parties and the Company Stockholders as the Final Net Adjustment Amount.

(c)            If the Stockholder Representative provides a Notice of Disagreement with any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after its receipt of a Notice of Disagreement, notify the Stockholder Representative whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Purchaser and the Stockholder Representative shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If the Proposed Adjustments are so resolved in writing, such agreement of the Stockholder Representative and Purchaser shall constitute the Final Net Adjustment Amount. If, however, any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Net Adjustment Amount resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice of its rejection of any Proposed Adjustments as set forth in this Section 4.2(c) (or such longer period as Purchaser and the Stockholder Representative may mutually agree in writing), then, at the request of either the Stockholder Representative or Purchaser, the Unresolved Adjustments will be submitted to PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, to a nationally recognized independent accounting firm with no material relationships with any Company Stockholder, the Stockholder Representative, Purchaser or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes as mutually agreed upon in good faith by Purchaser and the Stockholder Representative (the “Accounting Firm”). Each Party shall submit to the Accounting Firm and the other Party its position with respect to the Unresolved Adjustments as set forth in the Adjustment Statement, in the case of the Stockholder Representative, and a Notice of Disagreement, in the case of Purchaser, and shall make available to the Accounting Firm and the other Party, as applicable, the books and records of the Company, work papers prepared by Purchaser, the Stockholder Representative or their respective Representatives to the extent they relate to the Adjustment Statement or a Notice of Disagreement, as the case may be, and other historical financial information relating to the Adjustment Statement, in each case as the Accounting Firm may reasonably request (subject to the execution of appropriate confidentiality and access letters). Neither Purchaser nor the Stockholder Representative shall meet with the Accounting Firm without the other present, or otherwise have ex parte communications with the Accounting Firm. The Accounting Firm shall act as an arbiter and not as an expert with respect the review contemplated by this Section 4.2(c) and the scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles, (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 4.2, as applicable, a calculation of the Net Adjustment Amount, including each of its components, and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 4.2(c). The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by Purchaser or the Stockholder Representative in their submissions to the Accounting Firm or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Net Adjustment Amount by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the Final Net Adjustment Amount, and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 4.2(c) shall be borne by Purchaser, on the one hand, and the Stockholder Representative (on behalf of the Company Stockholders), on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Purchaser’s favor and $20 of the Unresolved Balance is resolved in the Stockholder Representative’s favor, Purchaser would bear twenty percent (20%) of the Accounting Firm’s costs and expenses, on the one hand, and the Stockholder Representative (on behalf of the Company Stockholders) would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 4.2 shall be borne by such Party (and in the case of the Stockholder Representative, on behalf of the Company Stockholders).

(d)            Within five (5) Business Days after the date on which the Final Net Adjustment Amount is finally determined in accordance with this Section 4.2:

(i)            if the Post-Closing Adjustment Amount is a positive number and the Estimated Adjustment Shares Amount was zero (0), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release to the Exchange Agent, for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares) in book-entry form, the entire Adjustment Escrow Shares Amount and the entire Estimated Adjustment Cash Amount (if any), (B) Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for distribution to the Company Stockholders (other than holders of any Dissenting Shares) an amount in cash in immediately available funds equal to the lesser of (x) the full amount of the Post-Closing Adjustment Amount and (y) $20,000,000, and (C) Purchaser shall instruct the Exchange Agent to distribute and issue, as applicable, the full amount of the cash deposited pursuant to the foregoing clause (B), together with the entire Estimated Adjustment Cash Amount, and all of the Purchaser Shares included in the Adjustment Escrow Shares Amount in book-entry form, in each case to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2;

(ii)           if the Post-Closing Adjustment Amount is a positive number and the Estimated Adjustment Shares Amount was positive (such that the Per Share Closing Stock Amount was reduced in respect thereof), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release to the Exchange Agent, for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares) in book-entry form, the entire Adjustment Escrow Shares Amount, (B) Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares), an additional amount of Purchaser Shares in book-entry form equal to the lesser of (1) the amount of the Post-Closing Adjustment Amount divided by the Purchaser Share Price and (2) the Estimated Adjustment Shares Amount, (C) if the amount of the Post-Closing Adjustment Amount divided by the Purchaser Share Price exceeds the Estimated Adjustment Shares Amount, then Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for distribution to the Company Stockholders (other than holders of any Dissenting Shares), cash in immediately available funds equal to the lesser of (x) the amount by which the Post-Closing Adjustment Amount exceeds the product of the Estimated Adjustment Shares Amount multiplied by the Purchaser Share Price and (y) $20,000,000 and (D) Purchaser shall instruct the Exchange Agent to distribute and issue, as applicable, the full amount of the cash deposited pursuant to the foregoing clause (C) (if any), together with the Purchaser Shares deposited pursuant to the foregoing clause (B) in book-entry form and all of the Purchaser Shares included in the Adjustment Escrow Shares Amount in book-entry form, in each case to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2;

(iii)          if the Post-Closing Adjustment Amount is a negative number and the Estimated Adjustment Shares Amount was positive (such that the Per Share Closing Stock Amount was reduced in respect thereof), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release (1) to Purchaser, from the Adjustment Escrow Shares Amount, that number of Purchaser Shares (not to exceed the total number of Purchaser Shares in the Adjustment Escrow Shares Amount) which is equal to the absolute value of the Post-Closing Adjustment Amount divided by the Purchaser Share Price, and (2) to the Exchange Agent, for distribution and issuance in book-entry form to the Company Stockholders (other than any holders of Dissenting Shares), the remaining portion (if any) of the Adjustment Escrow Shares Amount after giving effect to the foregoing clause (A)(1); and (B) Purchaser shall instruct the Exchange Agent to distribute and issue such portion of the Adjustment Escrow Shares Amount described in the foregoing clause (A)(2) to the Company Stockholders (other than any holders of Dissenting Shares) in book-entry form accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2; and

(iv)          if the Post-Closing Adjustment Amount is a negative number and the Estimated Adjustment Shares Amount was zero (0), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release (1) to Purchaser, from the Estimated Adjustment Cash Amount then held in escrow, the lesser of the absolute value of the Post-Closing Adjustment Amount and the Estimated Adjustment Cash Amount, and if the absolute value of the Post-Closing Adjustment Amount exceeds the Estimated Adjustment Cash Amount (any such excess, an “Adjustment Deficit”), from the Adjustment Escrow Shares Amount then held in escrow, that number of Purchaser Shares which is equal to the amount of the Adjustment Deficit divided by the Purchaser Share Price, and (2) to the Exchange Agent, for distribution and issuance, as applicable, to the Company Stockholders (other than any holders of Dissenting Shares), the remaining portion (if any) of the Estimated Adjustment Cash Amount and/or the Adjustment Escrow Shares Amount after giving effect to the foregoing clause (A)(1), and (B) Purchaser shall instruct the Exchange Agent to distribute and issue in book-entry form, as applicable, such remaining portion of the Estimated Adjustment Cash Amount and/or Adjustment Escrow Shares Amount described in the foregoing clause (A)(2) to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2.

For additional clarity, the Parties intend pursuant to this Section 4.2(d) that (i) to the extent that the Post-Closing Adjustment Amount is a negative number, Purchaser’s recourse shall first be to the Estimated Adjustment Cash Amount, if any, and then, second to the Adjustment Escrow Shares Amount, and (ii) in no event shall the aggregate number of Purchaser Shares issued pursuant to this Agreement, and in connection with the Transactions, exceed the Base Purchaser Share Amount (it being understood that the Estimated Net Adjustment Amount and/or the Post-Closing Adjustment Amount shall be payable in cash, subject to Section 4.2(e), to the extent the aggregate number of Purchaser Shares issued pursuant to this Agreement, and in connection with the Transactions, would otherwise exceed the Base Purchaser Share Amount).

(e)            Notwithstanding anything to the contrary contained herein, in no event shall the Aggregate Adjustment Cash Amount (together with any indemnification payments made by Purchaser pursuant to Section 11.3) exceed an amount equal to 19.9% of the product of the Purchaser Share Price multiplied by the Purchaser Shares issued to the Company Stockholders pursuant to this Agreement (taking into account any Purchaser Shares released to the Company Stockholders from the Adjustment Escrow Shares Amount, but excluding the Indemnity Shares Amount).

Article V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Except as set forth in the corresponding section (or any other section to the extent the relevance of such information to such first section is reasonably apparent on the face of the applicable disclosure) of the disclosure schedules delivered to Purchaser and Merger Sub by the Company (the “Company Disclosure Schedules”), the Company represents and warrants to Purchaser and Merger Sub as of the date hereof and, with respect to the Company Fundamental Representations, as of the Closing Date, as follows:

5.1           Organization of the Company.

(a)           The Company is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct the Business.

(b)           The Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business makes such licensing or qualification necessary or advisable, except where the failure to be licensed or qualified would not reasonably be expected to be material to the Business or the Company’s properties or assets.

(c)           The Company has made available to Purchaser true and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, in each case as in effect as of the date hereof. The Company is in compliance in all material respects with its Organizational Documents.

5.2           Authorization; Board Approval; Voting Requirements.

(a)           The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and, subject to obtaining the Required Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been validly authorized by all necessary action by the Company Board, and, other than obtaining the Required Company Stockholder Approval, no other corporate action by the Company or the Company Stockholders is necessary to authorize this Agreement or its Related Agreements or to consummate the transactions contemplated hereby or thereby. The Company has validly executed and delivered this Agreement, and, at the Closing, will have validly executed and delivered its Related Agreements. This Agreement and each of the Related Agreements to which the Company is a party constitute, or when executed and delivered by the Company, shall constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to the Enforceability Limitations.

(b)           The Company Board, at a meeting duly called and held at which all directors of the Company were present or participated and voted, has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable, fair to, and in the best interests of the Company and the Company Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) approving the Company’s Related Agreements and the transactions contemplated thereby, (iv) directing that the adoption of this Agreement be submitted to a vote of the Company Stockholders and (v) recommending to the Company Stockholders approval of each of the matters requiring the Required Company Stockholder Approval.

(c)           The only vote or Consent of the Company Stockholders required to adopt this Agreement and approve the Merger, the Company’s Related Agreements, the other transactions contemplated hereby and thereby, and the other matters set forth in the Written Consent, is the affirmative vote of the holders of at least two-thirds of the outstanding Voting Common Stock voting as a single class (the “Required Company Stockholder Approval”). No other vote of the Company Stockholders is required by Law, the Organizational Documents of the Company, or any Contract to which the Company is a party.

5.3           Capitalization of the Company.

(a)           The authorized capital stock of the Company consists of 1,727,250 shares, all of which are designated as Company Common Stock, of which (A) 100,000 shares are designated as Class A Common Stock, (B) 1,400,000 shares are designated as Class B Common Stock, (C) 2,250 shares are designated as Class M Common Stock, and (D) 225,000 shares are designated as Class N Common Stock. As of the date of this Agreement, there are 9,439 shares of Class A Common Stock issued and outstanding, 944,128 shares of Class B Common Stock issued and outstanding, 1,048.002 shares of Class M Common Stock issued and outstanding, and 118,000.854 shares of Class N Common Stock issued and outstanding.

(b)           All such issued and outstanding shares of capital stock of the Company, including the Company Common Stock, (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable and (z) were not offered, issued or granted in violation of any preemptive right, subscription right, right of first refusal or other similar right.

(c)           Except for this Agreement and repurchase rights pursuant to the Management Stock Plan, there are no outstanding options, warrants, rights, calls, convertible securities or other Contracts obligating any Company Entity to issue, transfer, sell, repurchase or redeem any Equity Interests of the Company Entities (including, for the avoidance of doubt, pursuant to the Management Stock Plan). Except for the Phantom Stock Plan, there are no outstanding or authorized stock appreciation, phantom or similar rights with respect to the Company. Other than the Company Stockholder Support Agreements, there are no voting trusts, stockholder agreements, proxies or other Contracts, obligations or understandings in effect to which the Company is a party with respect to the ownership, voting or transfer of any of the Company’s Equity Interests. The Company has no outstanding debt or debt instruments providing for voting rights with respect to the Company to the holders thereof. There are no existing rights with respect to registration under the Securities Act of 1933, as amended, of any Equity Interests in the Company Entities. There are no preemptive or other similar rights or Liens on any Equity Interests of the Company Entities.

(d)           Set forth on Schedule 5.3(d) is a true and complete list of all loans which are outstanding as of the date hereof made by the Company to the Company Stockholder Debtors to fund such Company Stockholder Debtors’ purchase of Company Shares (together with any such loans made after the date hereof in compliance with Section 7.1, the “Company Stockholder Loans”), and the amount of principal outstanding under each such Company Stockholder Loan as of the date hereof.

(e)           As of the date hereof, the Company Common Stock is owned of record, in those amounts, and by those holders of Company capital stock, set forth on Schedule 5.3(e), and such ownership is free and clear of all Liens (other than restrictions under applicable securities Laws), which Company Common Stock represents all of the issued and outstanding capital stock of the Company. As of immediately prior to the Closing, the Company Common Stock is owned of record, in those amounts, and by those holders of Company capital stock, set forth on Schedule 5.3(e), excluding any Company Shares issued in connection with the Permitted M/N Option Grants and any repurchases or net exercises of Company Shares pursuant to the Management Stock Plan during the period between the date of this Agreement and the Closing, and such ownership is free and clear of all Liens (other than restrictions under applicable securities Laws). No Person other than the Company Stockholders listed on Schedule 5.3(e) is entitled to receive any payment or property in connection with the Merger in respect of any Company Shares or other Equity Interests of the Company. The Pro Rata Portions to be received by each Company Stockholder set forth in the Estimated Adjustment Statement shall be, as of the Closing Date, accurate and complete, and the calculations performed to compute the information contained therein comply with the applicable provisions of this Agreement.

5.4           Subsidiaries.

(a)           Other than its Subsidiaries listed on Schedule 5.4(a) (such Subsidiaries, the “Company Subsidiaries”) and (prior to the Spinoff) EIS, the Company does not directly or indirectly own, or have any interest in or right to acquire or control, any Equity Interests of any other Person.

(b)           Each Company Subsidiary is validly existing and (to the extent such concept exists under applicable Law) in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct the Business, except where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)           The Company is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Equity Interests of the Company Subsidiaries, free and clear of any Lien (other than restrictions under applicable securities Laws). All of such Equity Interests (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable and (z) were not offered, issued or granted in violation of any preemptive right, subscription right, right of first refusal or other similar right. Except for the Equity Interests in other Company Subsidiaries, no Company Subsidiary owns, directly or indirectly, any Equity Interests in any other Person.

(d)           There are no outstanding options, warrants, rights, calls, convertible securities or other Contracts to which any Company Entity is bound with respect to the transfers, voting or other disposition of the Equity Interests of any Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom or similar rights with respect to the Company Subsidiaries. There are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which any Company Entity is a party with respect to the voting or transfer of any of the Company Subsidiaries’ Equity Interests. No Company Entity has granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, subscribe for or receive an issuance of any Equity Interests of such Company Subsidiary.

5.5           Governmental Consents; No Conflicts.

(a)           The execution, delivery, and performance by the Company of this Agreement or its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) (A) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the Purchaser Shares, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Purchaser Shares and (vi) the filings, submissions and declarations required under the HSR Act with respect to the Transactions.

(b)           Except as set forth on Schedule 5.5(b), the execution, delivery, and performance by the Company of this Agreement and its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, violate, conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of any Company Entity under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, (i) any Law or Order applicable to or binding on the Company Entities or any of their respective properties or assets, (ii) any Material Contract, (iii) any Permit held by any Company Entity or (iv) any of the Organizational Documents of the Company, except, in the case of each of clauses (ii) and (iii), where such violation, conflict, breach, cancellation, termination or default would not, individually or in the aggregate, be expected to be material to the Company Entities taken as a whole.

5.6           Company Financial Statements.

(a)           Set forth on Schedule 5.6 are true and complete copies of the Company Financial Statements. The Company Financial Statements (i) are correct and complete in all material respects, (ii) have been prepared in accordance with GAAP and, in the case of the Audited Carve-Out Financial Statements, Regulation S-X promulgated pursuant to the Exchange Act, in each case in all material respects, and (iii) present fairly, in all material respects, the financial condition and results of operations, changes in cash flows and changes in stockholders’ equity of the Company’s “Water Solutions Business Unit” (as described therein) as of the respective dates thereof and for the respective periods covered thereby, subject to, in the case of the Unaudited Carve-Out Financial Statements, normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes.

(b)           No financial statements of any Person other than the Company Entities are required by GAAP to be included in the Company Financial Statements, it being understood that the Company Financial Statements have been prepared on a carve-out basis to exclude EIS and the EIS Business. Except for the Company Stockholder Loans, the Company Entities have not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers (or equivalent thereof). None of the Company Entities is a party to any off-balance sheet arrangements that could have a material current or future effect upon the financial condition or results of operations of the Company Entities.

(c)           The Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other applicable Laws and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           Except as set forth on Schedule 5.6(d)(i), the Company Entities do not have any Liabilities except for (i) Liabilities reflected or reserved against in the Company Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date or in contemplation of the Transactions or with respect thereto since the Interim Balance Sheet Date, and (iii) Liabilities that would not, individually or in the aggregate, be material. Without limiting the generality of the foregoing, the Company Entities do not have any Liabilities in respect of EIS or the EIS Business except as set forth on Schedule 5.6(d)(ii).

(e)           Set forth on Schedule 5.6(e) is a true and complete list of all outstanding Indebtedness (other than Indebtedness described in clauses (l) through (v) of the definition thereof) of the Company Entities.

5.7           Banking Relationships. Set forth on Schedule 5.7 are the names and locations of all banks and trust companies in which the Company Entities have banking accounts, investment accounts or lines of credit and with respect to each such account or line of credit, the names of all persons authorized to draw thereon or to have access thereto.

5.8           Accounts Receivable; Inventory; Accounts Payable.

(a)           All notes receivable and accounts receivable existing as of the Interim Balance Sheet Date are reflected in accordance with GAAP on the Interim Balance Sheet and represent valid obligations arising from sales actually made or services actually performed by the Company Entities in the ordinary course of business and are free and clear of all Liens (except Permitted Liens). Such notes and accounts receivable will as of the date of the Effective Time be current and collectible, net of the respective reserve shown in the corresponding line items shown on the Interim Balance Sheet. Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the date on which it first becomes due and payable. As of the date hereof, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of material amount due under any note or account receivable, except to the extent written down on the Company Financial Statements or the books and records of the Company Entities in accordance with GAAP consistent with the Company Entities’ past custom and practices.

(b)           The inventory items of the Company Entities existing as of the Interim Balance Sheet Date consist of purchased goods as set forth on the Interim Balance Sheet and are of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete, damaged or outdated inventory written down on the Company Financial Statements or the books and records of the Company Entities in accordance with GAAP consistent with the Company Entities’ past custom and practices.

(c)           Schedule 5.8(c) lists (i) all accounts payable of the Company Entities as of the Interim Balance Sheet Date, and (ii) any customer deposits or other deposits held by the Company Entities as of February 6, 2022. All accounts payable of the Company Entities that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company Entities. All outstanding accounts payable of the Company Entities represent valid obligations arising from bona fide purchases of assets or services.

(d)           All books and records of the Company Entities are accurate and complete in all material respects and are maintained in accordance with applicable Laws in all material respects.

5.9           Absence of Certain Changes. Since the Interim Balance Sheet Date, (i) each of the Company Entities has conducted its business and operations in the ordinary course of business, (ii) there has not been any material damage, destruction or loss, whether or not covered by insurance, affecting the Company Entities or any change, event or occurrence that had or would reasonably be expected to have a Company Material Adverse Effect and (iii) none of the Company Entities have taken any of the actions that would require Purchaser’s consent as set forth in Section 7.1.

5.10           Title to and Sufficiency of Properties and Assets.

(a)           Except for assets disposed of in the ordinary course of business since the Interim Balance Sheet Date that are not material to the Business or operations of the Company Entities, or as set forth on Schedule 5.10(a), each of the Company Entities has good and valid title to all properties and assets purported to be owned by it, or has a valid leasehold interest in or a valid license to use all of its properties or assets purported to be leased or licensed by it, free and clear of all Liens, except for Permitted Liens.

(b)           The properties, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned, leased or licensed by the Company Entities (i) constitute all of the material properties and assets used in or necessary to conduct the Business and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, (ii) are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put in all material respects, and (iii) none is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for (i) overhead services, (ii) those assets and liabilities set forth in the Spin-Off Documents and (iii) as otherwise set forth on Schedule 5.10(b), none of the properties, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned, leased or licensed by EIS and/or the Spinoff Business are used in connection with, or are necessary for the conduct of the Business.

5.11           Real Property.

(a)           Schedule 5.11(a)(i) sets forth a correct list of the addresses and the fee owner of all real property owned by the Company Entities (the “Owned Real Property”). The Company and its Subsidiaries, as applicable, have good fee simple and marketable fee title to all of the Owned Real Property free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 5.11(a)(ii), none of the Company Entities have leased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Owned Real Property (or, in each case, any portion thereof or interest therein).

(b)           Schedule 5.11(b) sets forth a correct list of all Contracts pursuant to which any Company Entity leases, subleases, licenses or otherwise occupies any real property as tenant, subtenant, licensee or otherwise (the Contracts required to be listed on Schedule 5.11(b), each, a “Real Property Lease”), together with the address of the related property (the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”). The Company has provided to Purchaser a complete and correct copy of each Real Property Lease, including all amendments, modifications, exhibits and schedules. The applicable Company Entity has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company Entities and, to the Company’s Knowledge, the other party or parties thereto, enforceable against the Company Entities and, to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company Entities have performed and complied in all material respects with all of their covenants and obligations under each Real Property Lease, and no Company Entity nor, to the Company’s Knowledge, any other party to a Real Property Lease, is in, or is alleged to be in, breach of or default under such Real Property Lease, nor has there occurred an event or condition that, with the passage of time or giving of notice (or both), would constitute such a breach or default. The Company does not sublease, as sublessor, any portion of the Leased Real Property to any other Person. To the Company’s Knowledge, there are no material disputes with respect to any lease or other agreement for any Leased Real Property.

(c)           To the Company’s Knowledge, there are no condemnation proceedings pending, threatened or proposed against any Company Entity and, to the Company’s Knowledge, there is no existing plan or study by any governmental body or any other Person that challenges or otherwise adversely affects the continuation of the use or operation of the Company Real Property.

5.12           Intellectual Property; Data Security.

(a)           Schedule 5.12(a)(i) (with respect to the Company Trademarks), Schedule 5.12(a)(ii) (with respect to the Company Patents), and Schedule 5.12(a)(iii) (with respect to the Company Copyrights) set forth complete and accurate lists of all of the Company Trademarks, Company Patents, and Company Copyrights that are the subject of a registration or pending application, including the owner, application and registration or grant number (if applicable), relevant jurisdiction, status/next deadline in each case, registered with a Governmental Authority or a domain name registrar. Schedule 5.12(a)(iv) sets forth a complete and accurate list of all material Company Owned Software. All of the Company Owned Intellectual Property is subsisting, and to the Company’s Knowledge, valid (or, in the case of pending applications, validly applied for) and enforceable. The Company Entities own all right, title, and interest in and to the Company Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens) and have the valid and legally enforceable right to use Company Licensed Intellectual Property as necessary for or used or held for use in the operation of the Business. All registration, maintenance and renewal fees required as of the date of this Agreement to be paid in connection with the Company Owned Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing. All Company Intellectual Property will be owned or available for use (as applicable) by a Company Entity on substantially similar terms and conditions immediately after the Closing, and there is no (i) Intellectual Property that is owned by, (ii) Company Owned Intellectual Property licenses to, or (iii) Intellectual Property exclusively licensed to, the Spinoff Business that is necessary for or used in the operation of the Business. The Company Intellectual Property constitutes all Intellectual Property that is necessary for or used in the operation of the Business.

(b)           Except as set forth on Schedule 5.12(b), with respect to the Company Owned Intellectual Property: a Company Entity is the sole and exclusive owner, and no Company Entity has transferred to, or permitted under any Contract to which a Company Entity is a party, any third party to retain ownership of or has granted any exclusive licenses to a third party in respect of any of such Company Owned Intellectual Property. No material item of Company Owned Intellectual Property is subject to any action or outstanding Order or settlement agreement or stipulation in any dispute proceeding that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by a Company Entity or affects in any material manner the validity, use, ownership, registrability or enforceability of such Company Owned Intellectual Property.

(c)           The Company Owned Intellectual Property, the conduct of the Business as currently conducted and as proposed to be conducted, and all of the products sold and services provided by a Company Entity in connection therewith, do not infringe, dilute, misappropriate or otherwise violate, and in the past six (6) years, have not infringed (directly, contributorily, by inducement or otherwise), diluted, misappropriated or otherwise violated any Intellectual Property of any other Person. Except as set forth in Schedule 5.12(c), as of the date of this Agreement, and in the past six (6) years, there have been no pending or threatened in writing or to the Company’s Knowledge, threatened orally, claims (including cease and desist letters, invitations to take a license, and indemnification claims or notices), Proceedings or litigation related to the Company Owned Intellectual Property. To the Company’s Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any Company Intellectual Property in any material manner.

(d)           The Company Entities take and have taken commercially reasonable steps to protect and maintain the Company Owned Intellectual Property constituting trade secrets under applicable Law and the confidentiality of the Know-How in its possession. Except where failure to do so would not be material to the Company Entities taken as a whole, each employee, consultant or contractor of a Company Entity that has contributed to the creation, development, invention, modification or improvement of material Company Owned Intellectual Property used in the operation of the Business has (i) entered into a written agreement with a Company Entity that obliges such employee, consultant or contractor to disclose and assign to a Company Entity any and all rights, title and interests in and to the Company Owned Intellectual Property and (ii) assigned all such rights, title and interests to such Company Entity in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Law.

(e)           The Company Entities own or have obtained and possess valid licenses to use all Software, hardware, network and other computer systems used by the Company in the operation of the Business immediately prior to Closing (collectively, the “Company Systems”), and all such Company Systems will be owned or available for use (as applicable) by the Company Entities on identical terms and conditions immediately after the Closing. The Company Systems: (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity, (ii) have appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the Business, (iii) are configured and maintained to minimize the effects of viruses and do not contain Trojan horses or other malicious code, and (iv) have not suffered any material error, breakdown, failure, or security breach. In the thirty-six (36) months ending on the Closing Date, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced.

(f)            The Company Entities have not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of their products or services that are generally available or in development in any manner that would materially restrict the ability of a Company Entity to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Owned Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Owned Intellectual Property, or the grant to any third party of any rights or immunities under Company Owned Intellectual Property; or (iv) any other limitation, restriction or condition on the right of any Company Entity with respect to its use or distribution of any Company Owned Intellectual Property.

(g)           The Company Entities are in compliance in all material respects with (a) all of the following to the extent relating to the collection, processing, storage or disclosure of any Personal Data (whether in electronic or any other form or medium) or otherwise relating to privacy and applicable either to the Company Entities or to the conduct of their businesses as conducted as of the date hereof: (i) all applicable Laws, (ii) customer Contracts by which any Company Entity is bound, including privacy policies of the Company Entities and (iii) Material Contracts (together “Data Privacy Requirements”), and (b) all of the following to the extent relating to the security of Confidential Information (whether in electronic or any other form or medium) and applicable either to the Company Entities or to the conduct of their businesses as conducted as of the date hereof: (A) all applicable Laws and applicable industry standards, (B) Contracts pursuant to which any Company Entity licenses data used in the conduct of its business as conducted as of the date hereof, and (C) Material Contracts pursuant to which the Company Entities license data used in the conduct of their businesses as conducted as of the date hereof. The Company Entities have established and maintain reasonable technical, administrative, and physical safeguards to protect Personal Data or Confidential Information within their possession from loss or unauthorized access or acquisition (“Data Security Incident”). There have been no Data Security Incidents impacting Personal Data stored by or on behalf of any Company Entity. The Company Entities have not received notice of any alleged noncompliance with the Data Privacy Requirements or any actual or potential Data Security Incident, nor to the Company’s Knowledge is there any basis for any such allegation. Neither the execution, delivery or performance of this Agreement nor any of the agreements contemplated by this Agreement, nor the consummation of any of the Transactions violate the Data Privacy Requirements.

5.13           Customers and Suppliers.

(a)           Schedule 5.13(a) sets forth (i) the top twenty (20) largest customers measured by invoiced sales by the Company Entities during the twelve (12) month period ending on the Interim Balance Sheet Date (collectively, the “Material Customers”), and (ii) the amount of consideration paid to the Company Entities by each Material Customer during such period. None of the Company Entities has received any written notice, or to the Company’s Knowledge, oral notice, that any of the Material Customers has ceased, and to the Company’s Knowledge, no Material Customer intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company Entities.

(b)           Schedule 5.13(b) sets forth (i) the top twenty (20) suppliers of the Company Entities measured by gross spending by the Company Entities during the twelve (12) month period ending on the Interim Balance Sheet Date (collectively, the “Material Suppliers”) and (ii) the consideration paid by the Company Entities to such Material Suppliers during such period. None of the Company Entities have received any written notice, or to the Company’s Knowledge, oral notice, that any of the Material Suppliers has ceased, and, to the Company’s Knowledge, no Material Supplier intends to cease after the Closing, to supply goods or services or to otherwise terminate or materially reduce its relationship with the Company Entities.

5.14           Material Contracts. Schedule 5.14 sets forth a correct list as of the date hereof of all of the Contracts of the following types to which any of the Company Entities is a party or by which any of the Company Entities or their respective properties or assets is bound or receives a benefit under:

(a)           all Contracts providing for a merger, consolidation, acquisition or sale of all or a material (to the Company Entities, taken as a whole) portion of the assets of, or other extraordinary transaction in respect of, any Company Entity with or to any other Person, or any material capital investment in any Person, in each case entered into since January 1, 2017 or pursuant to which any Company Entity has any ongoing indemnification or other similar surviving obligations;

(b)           any Contract (other than purchase orders or sales orders) entered into with a customer or supplier which involves the payment or receipt of an amount in excess of Five Million Dollars ($5,000,000) per annum (measured by the trailing (12) month period ending on the Interim Balance Sheet Date) and which cannot be terminated within ninety (90) days;

(c)           for the purchase of materials, supplies, goods, services, equipment or other assets, which is with a Material Supplier (other than purchase orders);

(d)           for the sale or license by a Company Entity of materials, supplies, goods, services, equipment or other assets, which is with a Material Customer (other than sales orders);

(e)           that (1) requires a Company Entity to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions, (2) contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment to any third party, (3) contains any non-competition or non-solicitation covenant by a Company Entity in favor of another Person or otherwise limits the freedom of a Company Entity to engage in any line of business in any area or (4) grants any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any assets of any Company Entity;

(f)           that is with a Governmental Authority;

(g)           that is between a Company Entity, on the one hand, and any Related Party or EIS, on the other hand (each, an “Affiliate Agreement”);

(h)           any credit agreement, loan agreement or indenture relating to Indebtedness of a Company Entity;

(i)            any Contract under which the Company Entities have permitted any material asset to become encumbered by a Lien (other than a Permitted Lien);

(j)            that provides for, directly or indirectly, the establishment or operation or a partnership or joint venture, or otherwise involves a sharing of profits, losses, costs or liabilities with any Person;

(k)           pursuant to which a Company Entity effected any compromise or settlement of any Proceeding since the Interim Balance Sheet Date;

(l)            the primary purposes of which is the indemnification of any other Person by a Company Entity;

(m)          that provides for a retention, severance, change in control or sale bonus payment in excess of One Hundred Thousand Dollars ($100,000) (or would provide for such bonus subject to the satisfaction of any conditions or contingencies) and any Company Retention Bonus Agreements;

(n)           (A) that is a written Contract for the employment of any Employee located outside of the United States (i) with annual base salary and target annual cash bonus in excess of $150,000; (ii) that is not terminable at will or upon notice of sixty (60) days or less for a cost (exclusive of costs arising prior to termination) of less than $200,000; or (iii) that would result in any payments to such person upon consummation or solely as a result of the Merger; (B) that is a written Contract for the employment of any Employee located in the United States (x) with an annual base salary in excess of $150,000; (y) that is not terminable at will; or (z) that would result in any payments to such individual upon the consummation or as a result of the Merger (either alone or in combination with another event);

(o)           any Contract providing for a license to a Company Entity of Company Licensed Intellectual Property (other than licenses of commercially available Software licensed under a click-wrap or shrink-wrap license or subscription agreement, in each case, on a non-exclusive basis and having an annual license, subscription or maintenance fee of $250,000 or less in the aggregate);

(p)           any lease or agreement under which a Company Entity is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $250,000;

(q)           pursuant to which a Company Entity has made or may make a capital investment in, loan to, acquisition or divestiture of the Equity Interests or assets of, any Person, or the acquisition or divestiture of any business or third Person; and

(r)            any Contract providing for a license by a Company Entity of Company Owned Intellectual Property to a third party (other than non-exclusive licenses granted to a Company Entity’s, resellers and end-user customers in connection with the sale, distribution or use of a Company Entity’s products and services in the ordinary course of business).

The Company has provided to Purchaser a true and complete copy (or, with respect to any oral Contract, a written summary of the material terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 5.14 (including all amendments, modifications, exhibits and schedules) (collectively with the Real Property Leases, the “Material Contracts”). Each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of a Company Entity, and to the Company’s Knowledge, the other party or parties thereto, enforceable against such Company Entity, and to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company Entities have performed or complied with all material covenants and obligations under each Material Contract, and neither the Company Entities nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a material breach or default by a Company Entity or to the Company’s Knowledge, any other party to such Material Contract. No party to a Material Contract has provided notice to a Company Entity that it plans to terminate any Material Contract or, if in writing (or to the Company’s Knowledge, oral), materially reduce its business with the Company Entities.

5.15           Permits. Each Company Entity has at all times since January 1, 2016 lawfully owned, held, possessed and/or used in the operation of its business all material Permits or other accreditations required by applicable Law to own, lease, and operate its properties and assets and to conduct the Business,. All such Permits and accreditations are valid and in full force and effect, and each Company Entity has performed in all material respects its obligations under and is, and since the Lookback Date has been in compliance, in all material respects, with all such Permits and accreditations. All fees and charges with respect to any Permit or accreditation, as of the date hereof, have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied in all material respects. There have been no occurrences, events, or Proceedings that are pending, under investigation, or, to the Company’s Knowledge, threatened, nor has any Company Entity received, any notification which has resulted in or would reasonably be expected to result in the material limitation or impairment, modification, revocation, withdrawal, cancellation, lapse, integrity review, suspension, nonrenewal or any other materially adverse action against any material Permit or accreditation. All material Permits and accreditation will continue to be valid and in full force and effect upon the Closing Date.

5.16           Benefit Plans.

(a)           Schedule 5.16(a) sets forth a correct list of all Company Benefit Plans. A true and complete copy of each of the Company Benefit Plans, and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, have been provided to Purchaser. In the case of any Company Benefit Plan which is not in written form, the Company has provided Purchaser with a true and reasonably complete written description of such Company Benefit Plan. A true and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination or opinion letter with respect to each Company Benefit Plan, to the extent applicable, has been provided to Purchaser, and there have been no material changes in the financial condition in the respective Company Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(b)           Each Company Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code, and any other applicable Laws. The Company Entities and their respective Affiliates have timely performed all obligations required to be performed by it under each Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and, to Company’s Knowledge, no event or omission has occurred that would cause any Company Benefit Plan to lose such qualification, require corrective action to the Internal Revenue Service or Employee Plan Compliance Resolution System to maintain such qualification, or adversely affect the qualified status of any such plan or the Tax-exempt status of any related trust. No event has occurred and no condition exists that would subject Purchaser to any excise Tax, fine, encumbrance, material penalty or other liability imposed by ERISA, the Code or any other applicable Law with respect to any Company Benefit Plan.

(c)           Each Company Benefit Plan may be modified, amended or terminated without the consent of any Person, including any participant therein, except for any Company Benefit Plan that is an employment, consulting, severance, grant agreement, separation agreement, or similar agreement with an Employee or former Employee.

(d)           Neither the Company nor any of its ERISA Affiliates has, or has had in the previous six (6) years, any Liability with respect to a Multiemployer Plan or a plan that is subject to Title IV of ERISA. None of the Company Benefit Plans is a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or a plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(e)           Except as set forth on Schedule 5.16(e), no Company Benefit Plan (other than the Company Executive Retiree Health Plan) provides for post-employment or retiree welfare benefits, except as required by applicable Laws and there have been no written communications to Employees or former Employees (other than pursuant to the Company Executive Retiree Health Plan) which could reasonably be interpreted to promise or guarantee such employee any post-termination or retiree welfare benefits.

(f)            Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Company Benefit Plan.

(g)           None of the Company Entities or any of their respective Affiliates has any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance with Section 409A of the Code and has complied with applicable documentary requirements of Section 409A of the Code.

(h)           Each Company Benefit Plan that primarily covers Employees based outside of the United States and/or that is subject to any Law other than United States federal, state or local Law (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Law, (ii) if required to be registered or approved by a non-United States Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Company’s Knowledge, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment, and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Law. None of the Company Entities or any of their respective Affiliates maintains, establishes, sponsors, participates in or contributes, has an obligation to contribute to, or has any Liability with respect to, any defined benefit pension plan that is subject to any Law other than any United States federal, state or local Law.

(i)            Neither the execution and delivery by the Company of this Agreement nor the consummation of the Transactions would reasonably be expected to (i) entitle any current or former officer, director, Employee or independent contractor of the Company Entities to any payment or benefit (or result in the funding of any such payment or benefit), or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of any compensation or benefits due to any current or former director, officer, Employee or independent contractor of the Company. None of the payments contemplated by the Company Benefit Plans in connection with this Agreement and the Transactions (whether alone or together with any other actions) would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(j)            All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Company Benefit Plan, under the terms of any such Company Benefit Plan, related funding arrangement or in accordance with applicable Law, have been paid within the time so prescribed or have been properly accrued in accordance with GAAP.

(k)           There are no Proceedings (other than routine claims for benefits, none of which, individually or in the aggregate, are material to the Company) pending or, to the Company’s Knowledge, threatened, involving any Company Benefit Plan or the assets of any Company Benefit Plan.

5.17           Employee and Labor Matters.

(a)           The Company has made available a true and complete employee census that sets forth, except as identified in Section 5.17(b) below, all persons who were employees, as of February 1, 2022, including for each such individual his or her (a) name, (b) job title, (c) department, (d) base salary or wage rate, (e) date of hire, (f) status as a full-time or part-time employee, (g) exempt or non-exempt status under applicable wage and hour Laws, (h) current year bonus, commission and other incentive-based compensation opportunity and actual bonus, commission, and other incentive-based compensation paid for the prior performance year, (i) accrued vacation and paid time off, (j) principal work location, and (k) leave status. The Company has made available a true and complete list as of February 1, 2022 of its Company-paid temporary employees. As of January 31, 2022, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of each Company Entity for services performed on or prior to such date have been paid in full and there are no outstanding agreements, understandings or commitments of any Company Entity with respect to any compensation, commissions, bonuses or fees.

(b)           The Company has made available a true and complete census of all employees of the Company Entities who are represented by a labor organization for the purposes of collective bargaining with respect to such Employee’s employment with such Company Entity (“Union Employees”) that sets forth his or her (i) name or employee identification number; (ii) job classification; (iii) employing entity; (iv) work location; (v) current annual base compensation or annual rate of pay, as applicable; and (vi) the labor organization and bargaining unit.

(c)           Except as disclosed on Schedule 5.17(c), no Company Entity is party to any collective bargaining agreement, works council agreement or any other Contract with a labor organization and since the Lookback Date through the date of this Agreement there has not existed and, to the Company’s Knowledge, there has never been threatened, any (i) labor dispute, arbitration, strike, walkout, boycott, work slowdown, lockout, picketing, work stoppage, or similar involving any labor organization, Employee(s), and/or any Company Entity; (ii) activity, petition, including petitions filed with the National Labor Relations Board, demand or proceeding by any individual or group of individuals, or labor organization, to facilitate organizing, organize, or seek recognition or certification as a bargaining representative of an Employee.

(d)           No executive of any Company Entity has informed any Company Entity in writing of any plan to terminate employment with or services for the Company Entities nor do the Company Entities have a present intention to terminate the employment of any of the foregoing. To the Company’s Knowledge, no employee of the Company Entities is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with the use of such employee’s reasonable best efforts to promote the interests of any Company Entity or that would conflict with the Company Entities’ business.

(e)           Since the Lookback Date, the Company Entities have been in compliance in all material respects with all applicable Laws pertaining to labor and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company Entities, including without limitation, all Laws relating to collective bargaining, labor relations, equal employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, the classification and payment of employees and independent contractors, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety (including compliance with the Occupational Safety and Health Act), workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, payment of social security and other Taxes. Except as set forth on Schedule 5.17(d), no Company Entity has incurred, and no circumstances exist under which any Company Entity would reasonably be expected to incur, any Liability arising from the misclassification of employees as consultants or independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(f)            To the Company’s Knowledge, since the Lookback Date, there are no Proceedings or Orders against any Company Entity pending, or to Company’s Knowledge, threatened to be brought or filed, by or before any Governmental Authority by or concerning any current or former applicant, employee, consultant or independent contractor of any Company Entity, and there have been no such Proceedings or Orders pending, or to the Company’s Knowledge, threatened.

(g)           Except as set forth on Schedule 5.7(g), no employee of any Company Entity is employed pursuant to a visa, work permit or other work authorization that is time-limited. The Company Entities are in compliance with and have complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(h)           No Company Entity has, during the ninety (90) day period prior to the date hereof, taken any action that would constitute employee layoffs or plant closings within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended or similar state Law.

(i)            To the Company’s Knowledge, since the Lookback Date, (a) there has been no threatened, any allegation of sexual harassment, sexual abuse or sexual misconduct against (i) any current or former director, manager, or officer of any Company Entity, or (ii) any current or former employee or independent contractor of any Company Entity who, directly or indirectly, supervise or have managerial oversight over (or supervised or had managerial oversight over) any other current or former employees or independent contractors of any Company Entity, and (b) no Company Entity has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual abuse or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of any Company Entity.

(j)            The Company Entities have (a) taken commercially reasonable steps to minimize potential workplace exposure in light of COVID-19 and (b) have delivered accurate and complete copies of all applicable (i) workplace communications from the Company Entities to employees regarding actions or changes in workplace schedules or employee hours, employee travel, remote work practices, onsite meetings, implementation and enforcement of health and safety, social distancing and return-to-work practices and protocols or other changes that have been implemented in response to COVID-19, (ii) contingency plans for workplace cessation in light of COVID-19, and (iii) policies implemented in relation to COVID-19.

5.18           Environmental Matters. Except as disclosed on Schedule 5.18:

(a)           The Company Entities are, and since the Lookback Date have been, in compliance in all material respects with all Environmental Laws (including holding and complying with all required Environmental Permits).

(b)           No written notice or Environmental Claim from any Governmental Authority or any other Person is pending or unresolved, or to the Company’s Knowledge, threatened against, any Company Entity claiming that (i) any Company Entity or the operation of the Business is in material violation of any Environmental Law or Environmental Permit, or (ii) any of the Company Entities is or is potentially responsible for material Remedial Action or has potential material Liability under Environmental Laws or Environmental Permits.

(c)           No Company Real Property, or to the Company’s Knowledge, any other real property formerly owned, leased, operated or occupied by any Company Entity (or any of their respective predecessors): (i) is listed or proposed to be listed pursuant to CERCLA or any similar Law on the National Priorities List, the SEMS or any state or regional equivalent list of known or suspected contaminated sites, or (ii) is subject to an Environmental Claim, Proceeding or Order or other written request or written demand to take material Remedial Action.

(d)           No Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Substances at, from, in, to, on, or under any Company Real Property or any other real property formerly owned, leased, operated or occupied by the Company Entities (or any of their respective predecessors) that would reasonably be expected to result in material Liability to any Company Entity pursuant to Environmental Law.

(e)           To the Company’s Knowledge, no Company Entity and no predecessor of any Company Entity and no entity previously owned by a Company Entity, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substances to any off-site location which would reasonably be expected to result in material Liability to a Company Entity pursuant to Environmental Law.

(f)           (i) No Company Entity has entered into or is subject to, any outstanding Order with any Governmental Authority under or relating to any Environmental Laws or Environmental Permits, and (ii) the Company Entities are and have been in material compliance with any such Orders, requirements and agreements.

(g)           There are no Phase I or Phase II environmental assessments which are in the possession of any of the Company Entities (or any advisors or representatives thereof) with respect to any Company Real Property or the Company Entities’ operations which have not been delivered to Purchaser prior to execution of this Agreement.

(h)           Neither the execution of this Agreement nor consummation of the Transactions will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions, in each case, pursuant to Environmental Laws.

(i)            Except for the Real Property Leases, ordinary course of Business purchase orders and sales orders, and other Contracts entered into by the Company Entities in the ordinary course of its Business, no Company Entity has assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws (in each case, which obligation or liability has not expired) and there are no claims threatened or pending under or with respect to any such agreements.

5.19           Taxes.

(a)           All Tax Returns of each Company Entity have been duly and timely filed as required by applicable Law (within any applicable extension periods) and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable on or before the Closing Date (whether or not shown or required to be shown on any Tax Return) have been timely paid in full. There has been made available to Purchaser true and complete copies of (i) all Tax Returns of the Company Entities for all taxable periods for which the applicable statute of limitations has not run as of the Closing Date, and (ii) all revenue agents’ reports and other similar reports relating to the audit and examination of the Tax Returns of the Company Entities for all taxable periods ending after December 31, 2015.

(b)           All deficiencies asserted or assessments made as a result of any Proceeding by a Governmental Authority of any Tax Returns of any Company Entity have been fully and timely paid. No Proceeding related to any Liability in respect of Taxes or any Tax Return of any Company Entity by any Governmental Authority is presently pending, nor has any Company Entity received any notice of any request for such an audit or other examination.

(c)           The Company Entities have each complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld and has paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over in connection with amounts paid or owed to any Employee, independent contractor, creditor, shareholder, or other third party for all periods under all applicable Law, and has complied with all material information reporting and backup withholding provisions of applicable Law.

(d)           Each Company Entity is properly registered for and have collected all material sales and use and goods and services and value added and similar Taxes required to be collected, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by, and has otherwise been at all relevant times in compliance in all material respects with, all applicable sales and use Tax statutes and regulations.

(e)           There are no Liens with respect to Taxes on the assets or business of any Company Entity (other than Permitted Liens), on any of the properties or assets of any Company Entity or the Company Shares.

(f)            No Company Entity is liable for the Taxes of any Person other than itself as a result of filing unitary, combined or consolidated Tax Returns, as a transferee or successor or by Contract, or is party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement or arrangement (in each case, other than Taxes imposed under provisions of commercial Contracts entered into in the ordinary course of business the primary purpose of which is other than Taxes).

(g)           The unpaid Taxes of the Company Entities did not, as of the Interim Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Interim Balance Sheet. No Company Entity will incur any liability for Taxes from the Interim Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable prior practice.

(h)           No Company Entity has (i) waived any statute of limitations applicable to any claim for Taxes, (ii) requested or been granted an extension of the time for filing any Tax Return (other than automatic extensions for income Tax Returns), or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)            The Company is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

(j)            The Company is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).

(k)           No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in (or improper use of) any method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Income Tax Law) executed on or prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing, (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law), (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business, (vii) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto or (viii) the application of Section 951, 951A, or 956 of the Code to any interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code) with respect to income earned or recognized, payments received or ownership of “United States property” (as defined in Section 956 of the Code) on or prior to the Closing Date (determined without regard to the limitations under Section 952(c)(1) of the Code) and which, for the avoidance of doubt, is attributable, based on an interim closing of the books at the Closing, to any period ending on or prior to the Closing Date.

(l)            Other than with respect to the Spinoff, no Company Entity has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)          No Company Entity has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

(n)           Schedule 5.19(n) lists the U.S. federal Income Tax classification of each Company Entity. No written claim has ever been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to either the Company or any Company Subsidiary are not filed asserting that any Company Entity is or may be subject to Tax in that jurisdiction. Neither the Company nor any other Company Entity has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax, in each case, in a country other than the country of its formation.

(o)           No Company Entity has requested or received a ruling from any Governmental Authority or signed a closing or other agreement with any Governmental Authority which would affect any taxable period after the Closing Date.

(p)           No Company Entity has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable Law in connection with a Public Health Event that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority. The Company has not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(q)            The Company and each Company Entity have complied, and are currently in compliance, with all requirements relating to any Tax credits, incentives and any other benefits claimed from an applicable Tax jurisdiction; and, to the Company’s Knowledge, entering into the Transactions will not result in any claw-back of such benefits previously claimed.

Nothing in this Section 5.19 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date.

5.20          Proceedings and Orders. There are, and since the Lookback Date have been, no material Proceedings pending or, to the Company’s Knowledge, threatened against any Company Entity or any of their respective directors or officers in their capacities as such, or otherwise affecting the properties or assets of any Company Entity. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceedings. There is no material unsatisfied or outstanding judgment, penalty or award against any Company Entity. The operation of the Business is not, and since the Lookback Date has not been, subject to any Order. No Company Entity is a party to or bound by any Contract to settle or compromise any Proceeding under which a Company Entity has any continuing Liability. All judgments, penalties, consent decrees, other compliance agreements, and Orders against any Company Entity or otherwise affecting the properties or assets of any Company Entity are set forth on Schedule 5.20.

5.21          Compliance with Laws. Each Company Entity is, and has at all times since the Lookback Date been, in compliance in all material respects with all Laws applicable to its properties, assets, products, and the Business. No investigation or review by any Governmental Authority is pending or, to the Company’s Knowledge, threatened against any Company Entity. Since the Lookback Date, no Company Entity has received any assertion, whether oral or written, alleging a material violation or failure to comply with any Law to which any of its assets, properties and businesses are subject, nor, to the Company’s Knowledge, has any event occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) may result in a violation of, conflict with or failure on the part of such Company Entity to conduct its business in material compliance with all applicable Laws.

5.22          Related Party Transactions. Except for the Company Stockholder Loans and the Spinoff Documents, no Related Party has, and no Related Party has at any time since the Lookback Date had, (i) any direct or indirect interest in any material property or asset used in or otherwise relating to the Business, (ii) any indebtedness owed to the Company Entities, (iii) any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company Entities (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an Employee, director or officer of a Company Entity) or (iv) provided any material goods or services to any Company Entity (other than in such Person’s capacity as an Employee, director or officer of such Company Entity).

5.23          Takeover Laws. The Company Board has taken all action necessary in order to exempt this Agreement, the Company’s Related Agreements, the Transactions and the transactions contemplated by the Company’s Related Agreements from, and this Agreement, the Company’s Related Agreements, the Transactions and the transactions contemplated by the Company’s Related Agreements are exempt from, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law. No other “business combination,” “control share acquisition,” “fair price,” “moratorium,” or other similar anti-takeover Law (collectively, “Takeover Laws”) is applicable to this Agreement, the Company’s Related Agreements, the Transactions and the transactions contemplated by the Company’s Related Agreements.

5.24          Anti-Corruption Matters.

(a)            None of the Company Entities nor any director, officer or Employee of the Company Entities nor, to the Company’s Knowledge, any agent, representative or other Person acting on behalf of any Company Entity has (i) violated any provision of the Anti-Corruption Laws, (ii) directly or indirectly, made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Foreign Official to obtain or retain business, (iii) used or attempted to use any corporate funds for any unlawful contribution, gift, entertainment, travel expense or other unlawful expenses relating to political activity or a charitable donation or (iv) made any offer, promise to pay or direct or indirect unlawful payment to or for the use or benefit of any Foreign Official. The Company Entities have instituted and maintains and enforces policies and procedures designed to promote compliance with the Anti-Corruption Laws.

(b)            No Representative of any Company Entity is a Foreign Official.

(c)            There are no, and there have not been any, Proceedings pending or, to the Company’s Knowledge, threatened against any Company Entity or any director, office, agent, Representative, Employee or other Person acting on behalf of a Company Entity involving a violation or alleged violation of any Anti-Corruption Law.

(d)            None of the Company Entities nor any director, officer or Employee of the Company Entities nor, to the Company’s Knowledge, any agent, representative or other Person acting on behalf of a Company Entity (i) is in violation of any anti-money laundering law or (ii) is under investigation by any Governmental Authority for money laundering or any other similar or related activity.

5.25          Trade Compliance; Corrupt Practices; AML Standards; Economic Sanctions.

(a)            Each Company Entity and its respective directors, managers, officers, employees, and to the Company’s Knowledge, each of their respective resellers, distributors or any other Persons acting on behalf thereof, are and have been during the five (5) years preceding the date of this Agreement, in compliance in all material respects with all applicable Laws, regulations, and orders pertaining to trade and economic sanctions and export controls, including such laws and regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State Directorate of Defense Trade Controls, and the U.S. Department of Commerce Bureau of Industry and Security (collectively, “U.S. Trade Controls”).

(b)            No Company Entity nor, to the Company’s Knowledge, any Company Entity’s directors, managers, officers, employees, resellers, distributors or any other Person acting on behalf thereof, or any of the Company Entities’ customers, suppliers or vendors, is:

(i)            located, organized, resident or operating in a country or territory that is or may, from time to time be, the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”));

(ii)           the target of restrictions on trade by reason of U.S. Trade Controls, including being identified on a U.S. Government denied, debarred or otherwise prohibited party list, such as Specially Designated Nationals (“SDN”) and Blocked Persons List, owned fifty percent (50%) or more, in the aggregate, by one or more SDNs, Entity List, Denied Persons List, Nonproliferation Sanctions, Arms Export Control Act Debarred List or other U.S. sanctions or restricted listing (collectively, a “Prohibited Party”); or

(iii)          engaged in dealings or transactions in or with Sanctioned Countries or Prohibited Parties in violation of U.S. Trade Controls.

(c)            All products sold or otherwise dealt or traded in by the Company Entities are controlled under export control classification number EAR99.

(d)            The Company Entities have established and maintained a written U.S. Trade Controls program that is consistent with the requirements of the U.S. Trade Controls Laws. The operations of the Company Entities have been conducted at all times in compliance with their U.S. Trade Controls program and the U.S. Trade Controls Laws.

(e)            The Company Entities do not manufacture, assemble, install, service, repair, sell or otherwise deal or trade in any military, government or classified products or services or unclassified products or services that are constructed or provided based on classified specifications, information, orders, instruction or any other type of classified data.

(f)            No Company Entity nor any of their respective directors, officers, members, managers or Employees have been convicted of any criminal offense or found guilty or any civil offense in either case involving U.S. Trade Controls, any Sanctioned Country, any Prohibited Party, fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax Laws, embezzlement or other fraudulent conversion or misappropriation of property.

(g)            No Company Entity nor any of their respective directors, officers, members, managers, or employees or any third parties acting on its or their behalf has:

(i)            used any corporate or other funds for unlawful contributions, payments, gifts or entertainment (whether in the form of money, products, services or facilities), or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, or any other similar Law;

(ii)           offered, promised, paid, accepted or received any unlawful contributions, payments, expenditures, bribes, kickbacks, rebates, discounts or gifts; or

(iii)          otherwise violated or operated in noncompliance with any Laws prohibiting corruption and bribery.

(h)            The Company Entities have established and maintained a written anti-money laundering program that is consistent with the requirements of anti-money laundering Laws. The operations of the Company Entities have been conducted at all times in compliance with their anti-money laundering program and anti-money laundering Laws.

5.26          Brokers. No broker, finder or investment bank is entitled to any brokerage, finder’s or similar fee or commission in connection with the Transactions or the transactions contemplated by any Related Agreement based upon arrangements made by or on behalf of the Company Entities, other than J.P. Morgan Securities LLC and Citigroup Global Markets Inc.

5.27          Insurance. Schedule 5.27 lists all insurance policies and fidelity bonds maintained by the Company Entities covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company Entities. Except as set forth on Schedule 5.27, no Company Entity has received any written notice of any claim by any Company Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company Entities has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, except as set forth on Schedule 5.27, no Company Entity has received any written notice of any pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if due prior to the Closing Date) and the Company Entities are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since their respective dates of inception and remain in full force and effect.

5.28          No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article V or in any Related Agreement, neither the Company nor any other Person makes, and Purchaser has not relied and is not relying on, any express or implied representation or warranty with respect to any of the Company Entities or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article V or in any Related Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to any of the Company Entities or their respective businesses, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company Entities, the negotiation of this Agreement or in the course of the Transactions.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except (a) as set forth in the corresponding section (or any other section to the extent the relevance of such information to such first section is reasonably apparent on the face of the applicable disclosure) of the disclosure schedules delivered to the Company by Purchaser and Merger Sub (the “Purchaser Disclosure Schedules”), and (b) as disclosed in any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2019, by Purchaser pursuant to the Securities Act, or the Exchange Act (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Subs hereby represent and warrant to the Company as of the date hereof and, with respect to the Purchaser Fundamental Representations, as of the Closing Date, as follows:

6.1            Organization of Purchaser and Merger Sub.

(a)            Purchaser and Merger Sub are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to conduct their respective businesses.

(b)            Purchaser and Merger Sub are validly licensed or qualified to do business and (where such concept is applicable) are in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by Purchaser and Merger Sub or the conduct of their business makes such licensing or qualification necessary or advisable, except where the failure to be licensed or qualified would not reasonably be expected to be material to the business, properties or assets or Purchaser and Merger Sub.

(c)            Purchaser has made available to the Company true and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, in each case as in effect as of the date hereof. Purchaser is in compliance in all material respects with its Organizational Documents.

6.2            Authorization; Board Approval; Voting Requirements.

(a)            Purchaser and Merger Sub have all requisite corporate power and authority to execute, deliver and perform this Agreement and their Related Agreements and, subject to obtaining the Required Purchaser Stockholder Approval and approval of the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and their Related Agreements and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been validly authorized by all necessary action by the Purchaser Board, the board of directors of Merger Sub, and, other than obtaining the Required Purchaser Stockholder Approval and approval of the sole stockholder of Merger Sub, no other corporate action by Purchaser, Merger Sub or their respective stockholders is necessary to authorize this Agreement or its Related Agreements or to consummate the transactions contemplated hereby or thereby. Purchaser and Merger Sub have validly executed and delivered this Agreement, and, at the Closing will have validly executed and delivered their Related Agreements. This Agreement and each of the Related Agreements to which Purchaser or Merger Sub is a party constitute, or when executed and delivered by Purchaser or Merger Sub shall constitute, the legal, valid and binding obligations of Purchaser and Merger Sub, as applicable, enforceable against Purchaser and Merger Sub, as applicable, in accordance with its respective terms, subject to the Enforceability Limitations.

(b)            The Purchaser Board, at a meeting duly called and held at which all directors of the Purchaser Board were present or participated and voted, has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable, fair to, and in the best interests of Purchaser and the Purchaser Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) approving Purchaser’s Related Agreements and the transactions contemplated thereby, (iv) directing that the adoption of this Agreement be submitted to a vote of the Purchaser Stockholders, and (v) recommending that the Purchaser Stockholders vote to approve the issuance of Purchaser Shares.

(c)            The only vote or Consent of the Purchaser Stockholders required to adopt this Agreement and approve the Merger, Purchaser’s Related Agreements, the other transactions contemplated hereby and thereby, and each of the matters requiring the Required Purchaser Stockholder Approval, is the Required Purchaser Stockholder Approval. No other vote of the Purchaser Stockholders is required by Law, the Organizational Documents of Purchaser or any Contract to which Purchaser is a party.

(d)            Purchaser does not have in effect a “poison pill,” anti-takeover plan or similar stockholder rights plan.

6.3            Capitalization of Purchaser and Merger Sub.

(a)            As of February 3, 2022, the authorized capital stock of Purchaser consists of (i) 200,000,000 shares of common stock, par value $0.01 per share, of which 125,782,456 shares are issued and outstanding, (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which zero (0) shares are issued and outstanding. All such issued and outstanding shares of capital stock of Purchaser (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable and (z) were not issued in violation of any preemptive right, subscription right, right of first refusal or other similar right.

(b)            Except as permitted under this Agreement or as set forth on Schedule 6.3(b), as of February 3, 2022, (i) there are no outstanding options, warrants, rights, calls, convertible securities or other Contracts obligating Purchaser to issue, transfer, sell, repurchase or redeem any of its Equity Interests; (ii) there are no outstanding or authorized stock appreciation, phantom or similar rights with respect to Purchaser; (iii)  there are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which Purchaser is a party with respect to the voting or transfer of any of Purchaser’s Equity Interests; and (iv) Purchaser has no outstanding debt or debt instruments providing for voting rights with respect to Purchaser to the holders thereof.

(c)            The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which one (1) share is issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

6.4            Subsidiaries.

(a)            Other than its Subsidiaries set forth on Schedule 6.4 (such Subsidiaries, the “Purchaser Subsidiaries”), Purchaser does not directly or indirectly own, or have any interest in or right to acquire or control, any Equity Interests of any other Person.

(b)            Each Purchaser Subsidiary is validly existing and (to the extent such concept exists under applicable Law) in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct Purchaser’s business, except where the failure to be in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c)            Except as set forth on Schedule 6.4, Purchaser is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Equity Interests of the Purchaser Subsidiaries, free and clear of any Lien (other than restrictions under applicable securities Laws). All of such Equity Interests (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable, and (z) were not issued in violation of any preemptive right, subscription right, right of first refusal or other similar right. There are no outstanding options, warrants, rights, calls, convertible securities or other Contracts to which Purchaser or any Purchaser Subsidiary is bound with respect to the transfer, voting or other disposition of the Equity Interests of any Purchaser Subsidiary. There are no outstanding or authorized stock appreciation, phantom or similar rights with respect to the Purchaser Subsidiaries. There are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which Purchaser or any Purchaser Subsidiary is a party with respect to the voting or transfer of any of the Purchaser Subsidiaries’ Equity Interests. Neither Purchaser nor any Purchaser Subsidiary has granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, subscribe for or receive an issuance of any Equity Interests of such Purchaser Subsidiary.

6.5            Governmental Consents; No Conflicts.

(a)            The execution, delivery, and performance by Purchaser and Merger Sub of this Agreement or their Related Agreements, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, do not and will not require any material Consent of or with any Governmental Authority, other than (i) any Consent that is required as a result of any facts or circumstances relating solely to the Company or any of its Affiliates, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) (A) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the issuance of the Purchaser Shares in which the Proxy Statement will be included as a prospectus (the “Form S-4”) and (C) the filing with the SEC of such reports under, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the Purchaser Shares, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Purchaser Shares and (vi) the filings, submissions and declarations required under the HSR Act with respect to the Transactions.

(b)            Except as set forth on Schedule 6.5(b), the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and their Related Agreements, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser or any of its Subsidiaries under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, (i) any Law or Order applicable to or binding on Purchaser or its Subsidiaries or any of their respective properties or assets, (ii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or its Subsidiaries or any of their respective properties or assets are bound, including any Purchaser Material Contract or Purchaser Real Property Lease, (iii) any Permit held by Purchaser or any of its Subsidiaries or (iv) any of the Organizational Documents of Purchaser or Merger Sub, except, in the case of each of clauses (i) through (iii), where such violation, conflict, breach, cancellation, termination or default would not, individually or in the aggregate, be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

6.6            Absence of Certain Changes. Since February 16, 2021, there has not been a change, event or occurrence that would result in a Purchaser Material Adverse Effect.

6.7            Assets. Except for assets disposed of in the ordinary course of business since December 31, 2021, or as set forth on Schedule 6.7, Purchaser and Merger Sub have good and valid title to, a valid leasehold interest in, or a valid license to use all of the material properties and assets (tangible or intangible, real or personal) necessary to operate their respective businesses as presently conducted, free and clear of any Lien (other than Permitted Liens).

6.8            Real Property.

(a)            Other than as set forth on Schedule 6.8(a), Purchaser and its Subsidiaries do not own and do not have any right to acquire any real property (the “Purchaser Owned Real Property”).

(b)            Schedule 6.8(b) sets forth a correct list of all Contracts pursuant to which Purchaser or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property as tenant, subtenant or licensee with a rental value in excess of $200,000 (each, a “Purchaser Real Property Lease”), together with the address of the related property (the “Purchaser Leased Real Property” and, together with the Purchaser Owned Real Property, the “Purchaser Real Property”). Purchaser has provided to the Company a complete and correct copy of each such Purchaser Real Property Lease, including all amendments, modifications, exhibits and schedules. Purchaser or its Subsidiaries, as applicable, have a valid leasehold interest under each Purchaser Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Purchaser Real Property Lease is in full force and effect and constitutes a legal, valid and binding obligation of Purchaser and its Subsidiaries and, to Purchaser’s Knowledge, the other party or parties thereto, enforceable against Purchaser and its Subsidiaries and, to Purchaser’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Purchaser and its Subsidiaries have performed and complied with all of their covenants and obligations under each Purchaser Real Property Lease, and neither Purchaser nor its Subsidiaries nor, to Purchaser’s Knowledge, any other party to a Purchaser Real Property Lease, is in, or is alleged to be in, breach of or default under such Purchaser Real Property Lease, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a breach or default. Neither Purchaser nor its Subsidiaries sublease, as sublessor, any portion of the real property owned by Purchaser or its Subsidiaries or subject to their Purchaser Real Property Leases to any other Person.

6.9            Intellectual Property; Data Security.

(a)            All of the Purchaser Owned Intellectual Property is subsisting, and to Purchaser’s Knowledge, valid (or, in the case of pending applications, validly applied for) and enforceable. Purchaser owns all right, title, and interest in and to the Purchaser Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens) and has the valid and legally enforceable right to use the Purchaser Licensed Intellectual Property as necessary for or used or held for use in the operation of Purchaser’s business as currently conducted. The Purchaser Intellectual Property constitutes all Intellectual Property that is necessary for or used in the operation of Purchaser’s business.

(b)            With respect to the Purchaser Owned Intellectual Property, Purchaser or its Subsidiary, as applicable, is the sole and exclusive owner, and neither Purchaser nor its Subsidiaries has transferred to, or permitted under any Contract to which Purchaser is a party, any third party to retain ownership of or has granted any exclusive licenses to a third party in respect of any of such Purchaser Owned Intellectual Property.

(c)            The Purchaser Owned Intellectual Property, the conduct of Purchaser’s business as currently conducted and as proposed to be conducted, and all of the products sold and services provided by Purchaser in connection therewith, do not infringe, dilute, misappropriate or otherwise violate, and since the Lookback Date, have not infringed (directly, contributorily, by inducement or otherwise), diluted, misappropriated or otherwise violated any Intellectual Property of any other Person. Except as set forth on Schedule 6.9(c), as of the date of this Agreement, and since the Lookback Date, there have been no pending, or threatened in writing, claims (including cease and desist letters, invitations to take a license, and indemnification claims or notices), Proceedings, or litigation related to the Purchaser Owned Intellectual Property. To Purchaser’s Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any material Purchaser Intellectual Property.

(d)            Purchaser and its Subsidiaries take and have taken commercially reasonable steps to protect and maintain the Purchaser Owned Intellectual Property constituting trade secrets under applicable Law and the confidentiality of the Know-How in its possession. Except where failure to do so would not be material to the Purchaser and its Subsidiaries taken as a whole, each employee, consultant or contractor of Purchaser that has contributed to the creation, development, invention, modification or improvement of material Purchaser Owned Intellectual Property used in the operation of Purchaser’s business has (i) entered into a written agreement with Purchaser that obliges such employee, consultant or contractor to disclose and assign to Purchaser any and all rights, title and interests in and to the Purchaser Owned Intellectual Property and (ii) assigned all such rights, title and interests to the Purchaser in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Law.

(e)            To Purchaser’s Knowledge, Purchaser and its Subsidiaries are in compliance in all material respects with (a) all of the following to the extent relating to the collection, processing, storage or disclosure of any Personal Data (whether in electronic or any other form or medium) or otherwise relating to privacy and applicable either to Purchaser and its Subsidiaries or to the conduct of their businesses as conducted as of the date hereof: (i) all applicable Laws, (ii) customer Contracts by which Purchaser or its Subsidiaries are bound, and (iii) Purchaser Material Contracts, and (b) all of the following to the extent relating to the security of Confidential Information (whether in electronic or any other form or medium) and applicable either to Purchaser and its Subsidiaries or to the conduct of their businesses as conducted as of the date hereof: (A) all applicable Laws, (B) Contracts pursuant to which Purchaser or its Subsidiaries licenses data used in the conduct of its business as conducted as of the date hereof, and (C) Purchaser Material Contracts pursuant to which Purchaser and its Subsidiaries licenses data used in the conduct of their businesses as conducted as of the date hereof.

6.10          Material Contracts. Each Contract that would be required to be filed as an exhibit to any Purchaser SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) has been filed as an exhibit to or incorporated by reference in the Purchaser SEC Documents filed prior to the date of this Agreement or the Closing Date, as the case may be (each, a “Purchaser Material Contract”). Subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each Purchaser Material Contract is a valid and binding agreement of Purchaser or a Subsidiary of Purchaser, as the case may be, and is in full force and effect. None of Purchaser, any Subsidiary of Purchaser or, to Purchaser’s Knowledge, any other party thereto, is in default or breach in any material respect under the terms of any such Purchaser Material Contract.

6.11          Permits. Purchaser and Merger Sub possess or have applied for all material Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct their business as currently conducted, and all such Permits are valid and in full force and effect, and Purchaser and Merger Sub have performed in all material respects their obligations under and are, and since the Lookback Date has been, in compliance, in all material respects, with all such Permits, except, in each case, as would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

6.12          Benefit Plans. Each Purchaser Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. Each Purchaser Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Purchaser Plan and, to Purchaser’s Knowledge, no event or omission has occurred that would cause any Purchaser Plan to lose such qualification.

6.13          Employee and Labor Matters. Except as disclosed on Schedule 6.13, neither Purchaser nor its Subsidiaries is party to any collective bargaining agreement, works council agreement or other labor organization Contract applicable to employees of Purchaser and its Subsidiaries and since the Lookback Date through the date of this Agreement, there has never existed and, to Purchaser’s Knowledge, there is not threatened, any (i) strike, slowdown, picketing or work stoppage, (ii) Proceeding against Purchaser or any of its Subsidiaries alleging a violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority or (iii) application for certification of a collective bargaining agent.

6.14          Environmental Matters. Except as disclosed on Schedule 6.14:

(a)            Purchaser is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws applicable to its business, except for any such non-compliance that would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

(b)            Since the Lookback Date, no written notice from any Governmental Authority has been received by Purchaser claiming that (i) the operation of its business is in material violation of any Environmental Law or Environmental Permit, or (ii) Purchaser is responsible for Remedial Action with respect to the operation of its business, except in each case of (i) and (ii), as would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

(c)            To Purchaser’s Knowledge, no Purchaser Real Property or other real property formerly leased or occupied by Purchaser (i) is listed or proposed to be listed pursuant to CERCLA or any similar Law, the National Priorities List, the SEMS or any state or regional equivalent list of known or suspected contaminated sites, or (ii) is subject to a written claim, Order or other written request or written demand to take Remedial Action, except in each case of (i) and (ii), as would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

6.15          Taxes.

(a)            All material Tax Returns of Purchaser and each Purchaser Subsidiary have been duly and timely filed as required by applicable Law (within any applicable extension periods) and all such Tax Returns are true, complete and correct in all material respects. All material Taxes shown to be due and payable on or before the Closing Date (whether or not shown or required to be shown on any Tax Return) have been timely paid in full.

(b)           No Proceeding related to any Liability in respect of Taxes or any Tax Return of Purchaser or any Purchaser Subsidiary by any Governmental Authority is presently pending, nor has Purchaser or any Purchaser Subsidiary received any notice of any request for such an audit or other examination.

(c)           Purchaser and the Purchaser Subsidiaries have each complied in all material respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes and has duly and timely withheld and has paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or other third party for all periods under all applicable Law, and has complied with all material information reporting and backup withholding provisions of applicable Law.

(d)           There are no material Liens with respect to Taxes on the assets or business of Purchaser or any Purchaser Subsidiary (other than Permitted Liens) on any of the properties or assets of Purchaser, any Purchaser Subsidiary or the Purchaser Shares.

(e)           Neither Purchaser nor any Purchaser Subsidiary has waived any statute of limitations applicable to any claim for Taxes, and neither Purchaser nor any Purchaser Subsidiary has requested or been granted an extension of the time for filing any Tax Return (other than automatic extensions for income Tax Returns).

(f)            Purchaser is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

(g)           Purchaser is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).

(h)           Except as set forth on Schedule 6.15(h), within the past three (3) years, neither Purchaser nor any Purchaser Subsidiary has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)            Neither Purchaser nor any Purchaser Subsidiary has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

(j)            No written claim has been made within the last three (3) years by a Governmental Authority in a jurisdiction where Tax Returns with respect to either Purchaser or any Purchaser Subsidiary are not filed asserting that Purchaser or any Purchaser Subsidiary is or may be subject to Tax in that jurisdiction.

(k)           Neither Purchaser nor any Purchaser Subsidiary has requested or received a ruling from any Governmental Authority or signed a closing or other agreement with any Governmental Authority which would result in taxable income for a taxable period after the Closing Date.

6.16          Proceedings and Orders. Except as set forth on Schedule 6.16, there are and since the Lookback Date have been, no material Proceedings pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser or any of its Subsidiaries or any of their respective directors or officers in their capacities as such. The operation of Purchaser’s business is not and since the Lookback Date has not been, subject to any material Order. Neither Purchaser nor any of its Subsidiaries is a party to or bound by any Contract to settle or compromise any Proceeding under which Purchaser has any continuing Liability.

6.17          Compliance with Laws. Except as set forth on Schedule 6.17, Purchaser and its Subsidiaries are, and have at all times since the Lookback Date been, in compliance in all material respects with all Laws applicable to their properties, assets, products and Purchaser’s business, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

6.18          Required Purchaser Stockholder Approval. The only vote or Consent of the Purchaser Stockholders required to adopt this Agreement and approve the Merger, Purchaser’s Related Agreements, the other transactions contemplated hereby and thereby is the Required Purchaser Stockholder Approval. No other vote of the Purchaser Stockholders is required by Law, the Organizational Documents of Purchaser or any Contract to which Purchaser is a party.

6.19          Takeover Laws. The Purchaser Board has taken all action necessary in order to exempt this Agreement, Purchaser’s Related Agreements, the Transactions and the transactions contemplated by Purchaser’s Related Agreements from, and this Agreement, Purchaser’s Related Agreements, the Transactions and the transactions contemplated by Purchaser’s Related Agreements are exempt from, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law. No other Takeover Law is applicable to this Agreement, Purchaser’s Related Agreements, the Transactions and the transactions contemplated by Purchaser’s Related Agreements.

6.20          Anti-Corruption Matters.

(a)            Neither Purchaser nor, to Purchaser’s Knowledge, any of its Subsidiaries nor any director, officer, agent, representative, employee or other Person acting on behalf of Purchaser or any of its Subsidiaries has (i) violated any provision of the Anti-Corruption Laws, (ii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Foreign Official to obtain or retain business, (iii) used or attempted to use any corporate funds for any unlawful contribution, gift, entertainment, travel expense or other unlawful expenses relating to political activity or a charitable donation or (iv) made any offer, promise to pay or direct or indirect unlawful payment to or for the use or benefit of any Foreign Official, except, in each case, as would not reasonably be expected to be material to Purchaser or any of its Subsidiaries, as applicable. Purchaser has instituted and maintains and enforces policies and procedures designed to promote compliance with the Anti-Corruption Laws.

(b)            No Representative of Purchaser is a Foreign Official.

(c)            There are no, and there have not been any, material Proceedings pending or, to Purchaser’s Knowledge, threatened, against Purchaser or any director, office, agent, representative, employee or other Person acting on behalf of Purchaser involving a violation or alleged violation of any Anti-Corruption Law.

6.21          Brokers. No broker, finder or investment bank is entitled to any brokerage, finder’s or similar fee or commission in connection with the Transactions and the transactions contemplated by Purchaser’s Related Agreements based upon arrangements made by or on behalf of Purchaser, other than Evercore Group L.L.C.

6.22          Opinion of Financial Advisor. The Purchaser Board has received a written opinion or an oral opinion to be subsequently confirmed in writing from Evercore Group L.L.C. (the “Purchaser Financial Advisor”), dated as of February 11, 2022 that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Base Purchaser Share Amount is fair, from a financial point of view, to Purchaser. Promptly after execution of this Agreement, Purchaser will furnish to the Company, solely for informational purposes, a true and complete copy of the written opinion of the Purchaser Financial Advisor, it being agreed that such opinion is for the benefit of the Purchaser Board and may not be relied upon by the Company or the Company Stockholders.

6.23          SEC Reports.

(a)            Purchaser has timely filed or furnished all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with or to the SEC since January 1, 2020 (together with all exhibits, financial statements, and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by Purchaser on a voluntary basis, the “Purchaser SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Purchaser SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rulings and regulations promulgated thereunder.

(b)            The Purchaser Financial Statements (i) are Compliant and (ii) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Purchaser Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of Purchaser and its Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(c)            As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Purchaser SEC Documents. As of the date hereof, none of the Purchaser SEC Documents are, to Purchaser’s Knowledge, the subject of ongoing SEC review.

(d)            The audit committee of the Purchaser Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has delivered or made available to the Company true, complete, and correct copies of such procedures in effect as of the date of this Agreement. Since December 31, 2020 neither Purchaser nor any of its Subsidiaries has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To Purchaser’s Knowledge, since December 31, 2020 no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of Purchaser or any of its Subsidiaries has threatened to file any such complaint.

(e)            To the extent required by the Exchange Act, Purchaser and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to Purchaser’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Each of the principal executive officer of Purchaser and the principal financial officer of Purchaser (or each former principal executive officer of Purchaser and each former principal financial officer of Purchaser, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Purchaser SEC Documents, and the statements contained in such certifications are true and accurate in all material respects as of the date on which they were made. For purposes of this Section 6.23, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since December 31, 2020 Purchaser has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(f)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financing statements for external purposes in accordance with GAAP. Purchaser’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Purchaser’s auditors and the audit committee of the Purchaser Board (i) “all significant deficiencies and material weaknesses” in the design or operation of internal controls which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Purchaser has made available to the Company prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to Purchaser’s auditors and audit committee during the period beginning January 31, 2021 and ending as of the date hereof.

(g)            Neither Purchaser nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or other “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

6.24          Reorganization. As of the Closing Date:

(a)            None of Purchaser nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)            Merger Sub is treated as a “C” corporation for applicable United States federal Income Tax purposes where no election has been made to treat such entity as a partnership or disregarded entity for such purpose; and Merger Sub is a wholly-owned Subsidiary of Purchaser, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c)            Neither Purchaser nor Merger Sub is an “investment company” as such term is defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(d)            Purchaser and its Affiliates have no plan or intention to (i) liquidate the Surviving Corporation (including any transaction that would be treated as a liquidation for U.S. federal Income Tax purposes) or merge the Surviving Corporation with or into any other corporation or entity, (ii) sell or otherwise dispose of the stock of the Surviving Corporation which Purchaser will acquire in the Merger, or (iii) cause the Surviving Corporation to sell or otherwise dispose of any of its assets and distribute the proceeds to its shareholders, in each case, except in the ordinary course of business or if such liquidation, merger, or disposition is described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d)(4) or Section 1.368-2(k).

(e)            Prior to the Closing Date, Purchaser has not acquired any shares of the Company (and no related Person to Purchaser within the meaning of Treasury Regulation 1.368-1(e)(3) has acquired any stock of the Company) either directly or through any transaction, agreement, or arrangement with another Person.

(f)             Purchaser has no plan or intention to (i) reacquire any Purchaser stock that is issued in connection with the Closing or the Merger, or (ii) make any distributions after and in connection with the Merger to holders of Purchaser stock, in each case other than dividends, if any, that may be paid in the ordinary course of business consistent with past practice or general market stock repurchase programs.

(g)            Following the Closing and the completion of the Merger, Purchaser intends to cause the Surviving Corporation to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

For the avoidance of doubt, nothing within this Section 6.24 shall prevent, or be violated by, any recourse to the Indemnity Share Amount or reduction to the Indemnity Shares Amount pursuant to this Agreement (including Article XI herein).

6.25          No Other Representations or Warranties. Except for the representations and warranties made by Purchaser and Merger Sub in this Article VI or in any Related Agreement or the Disclosure Schedules, neither Purchaser, Merger Sub nor any other Person makes, and the Company or the Company Stockholders have not relied and are not relying on, any express or implied representation or warranty with respect to any of Purchaser, Merger Sub, their respective Subsidiaries or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and Purchaser and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser in this Article VI or in any Related Agreement or the Disclosure Schedules, neither Purchaser, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Transactions, except in each case, for the representations and warranties made by Purchaser and Merger Sub in this Article VI.

Article VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

7.1            Conduct of Business by and Forbearances of the Company. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, other than (i) as set forth on Schedule 7.1, (ii) as expressly permitted or required by this Agreement (including in connection with the Spinoff in accordance with the Spinoff Documents), (iii) as required by applicable Law or (iv) with the prior written Consent of Purchaser, the Company shall and shall cause the other Company Entities to: (x) subject to Section 7.3, conduct the Business in the ordinary course of business consistent with past practice in all material respects, (y) take no action which would reasonably be expected to materially and adversely affect the ability of the Company to consummate the Transactions and (z) not:

(a)            (i) except in connection with Permitted M/N Option Grants, issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any Equity Interests of any class or any securities convertible into or exercisable or exchangeable for voting or Equity Interests of any class, or (ii) adjust, split, combine, recapitalize or reclassify any of its equity securities; provided, that nothing contained herein shall prevent the Company from issuing replacement Certificates to Company Stockholders prior to the Closing upon receipt of a customary lost stock affidavit and indemnity;

(b)            declare, set aside or pay any dividend or other distribution (other than cash) with respect to any Equity Interests, or repurchase, redeem or otherwise reacquire any Equity Interests (other than repurchases of Equity Interests pursuant to the Management Stock Plan);

(c)            (i) lend money to any Person (other than pursuant to routine travel advances made to an employee of the Company Entities in the ordinary course of business and consistent with past practice), (ii) incur, assume or guarantee any Indebtedness or (iii) forgive any loans to any Person;

(d)            create or assume any Lien on any of their property or assets, except for Permitted Liens;

(e)            threaten, commence or settle any Proceeding (whether or no commenced prior to the date of this Agreement) other than Proceedings that are not in excess of $500,000 and in the aggregate are not in excess of $2,000,000;

(f)            other than the Company Certificate of Amendment, adopt any material amendments to their respective Organizational Documents;

(g)            other than in the ordinary course of business consistent with past practice, accelerate the payment, funding, right to payment or collection of accounts receivable, delay the payment of accounts payable, defer expenses or reduce inventory levels;

(h)            make or become legally committed to any capital expenditure which exceeds $20,000,000 in the aggregate;

(i)             enter into any agreement or participate in any transaction, other than the Merger and the Spinoff and the Related Agreements (as applicable), with a Related Party or EIS;

(j)             adopt or implement, or resolve to adopt or implement, any plan of liquidation or dissolution with respect to any of the Company Entities;

(k)            adopt, enter into, materially amend or terminate any collective bargaining agreement, except as required by applicable Law;

(l)             enter into any new Contract that would have been a Material Contract under this Agreement if such Contract were in effect on the date hereof or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practice, or materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

(m)            merge or consolidate with any Person, or acquire Equity Interests in, or any material amount of assets of, any other Person (excluding acquisitions of inventory or equipment in the ordinary course of business);

(n)            sell, assign, license, transfer, pledge or otherwise dispose of any material assets (excluding Company Intellectual Property, which is covered by Section 7.1(f)) outside the ordinary course of business, except with respect to assets with a purchase price, in the aggregate, of less One Hundred Thousand Dollars ($100,000);

(o)            sell, assign, license, transfer, pledge or otherwise dispose of any material Company Intellectual Property outside the ordinary course of business;

(p)            except as required by Law or GAAP, change any of the material accounting principles or practices used by the Company Entities;

(q)            except as otherwise required by Law or the terms of a Company Benefit Plan in existence as of the date hereof, (i) increase or accelerate the vesting or payment of any compensation or benefits provided or payable or to become provided or payable to any officer, director, manager, Employee or other individual service provider of the Company Entities; provided, that the Company may increase the base salary of employees in the ordinary course of business consistent with past practice in an aggregate amount of up to 4% of base salaries for all employees or up to 10% of the base salary for any individual employee (which, for the avoidance of doubt, shall be included in the overall 4% cap), (ii) hire, promote, terminate the employment (other than for cause) or otherwise change the employment status or title of any or Employee, (iii) enter into any new or amend any existing employment, bonus, incentive, severance, retention or change in control agreement with any of its officers, directors or Employees other than grants of options pursuant to the Management Stock Plan and other than annual adoption of applicable performance goals and target amounts for 2022 for employees for the Company MIP and the Company MTI, in each case, in the ordinary course of business consistent with past practice, (iv) amend any terms of the Company’s Equity Interests or any awards issued thereunder other than the amendment to the Management Stock Plan with respect to the Permitted M/N Option Grants, (v) adopt, establish, amend or terminate any Company Benefit Plan, or any agreement, plan, policy, trust, fund or other arrangement that would constitute a Company Benefit Plan if it were in existence on the date hereof, (vi) enter into, amend or modify any collective bargaining agreement or labor organization contract with any labor organization; or (vii) voluntarily recognize any new collective bargaining representative or new collective bargaining unit or agree to alter the scope of an existing collective bargaining unit;

(r)            (i) make, change or revoke any Tax election, change any accounting method with respect to Taxes, (ii) file any amended Tax Return or (iii) enter into any closing agreement with respect to Taxes, or settle or compromise any Proceeding with respect to any Tax claim or assessment relating to any of the Company Entities;

(s)            terminate any of the Related Agreements; or

(t)             agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

Notwithstanding the foregoing, the Company shall be permitted to, and to cause its Subsidiaries to, (x) make dividends and distributions of cash prior to the Closing; and (y) make payments (including prepayments) of any Indebtedness (provided, that in the case of any indebtedness for borrowed money, customary payoff letters are obtained in a form reasonably approved by Purchaser); provided, that during the period between the Determination Time and the Effective Time, in no event shall the Company, and the Company shall cause the other Company Entities not to, dividend or distribute any Cash or Cash Equivalents or incur any Indebtedness. Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser, directly or indirectly, prior to the Closing, the right to control the operations of the Company Entities. Prior to the Closing, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

7.2            Conduct of Business by and Forbearances of Purchaser. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, other than (i) as set forth on Schedule 7.2, (ii) as expressly permitted or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written Consent of the Company, Purchaser shall, and Purchaser shall cause its Subsidiaries (including Merger Sub) to, (x) subject to Section 7.3, use their commercially reasonable efforts to conduct their businesses in the ordinary course of business consistent with past practice in all material respects, (y) take no action which would reasonably be expected to materially and adversely affect the ability of Purchaser or Merger Sub to consummate the Transactions and (z) not:

(a)            issue, sell, transfer or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class, other than (i) shares of Purchaser Common Stock issued upon exercise of options (or any other incentive equity securities or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class) granted prior to February 3, 2022 and listed on Schedule 6.3(b), or which are granted after such date in the ordinary course of business; and (ii) issuances of shares of Purchaser Common Stock as consideration for any merger, acquisition or other strategic transaction having a value in the aggregate of not more than Four Hundred Million Dollars ($400,000,000).

(b)            amend the Organizational Documents of Purchaser or Merger Sub in a manner that would materially and adversely affect the holders of Company Shares, or adversely affect the holders of Company Shares relative to other holders of Purchaser Common Stock, except, for the avoidance of doubt, in connection with the name change required pursuant to Section 8.12(a).

(c)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code under this Agreement; or

(d)            agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

Notwithstanding anything to the contrary, nothing contained in this Agreement shall give the Company, directly or indirectly, prior to the Closing, the right to control or direct the operations of Purchaser or its Subsidiaries.

7.3            Emergency Actions. Notwithstanding anything in this Agreement to the contrary, following, to the extent reasonably practicable, advance notice to and consultation with the other Parties, a Party may take (or not take, as the case may be) any action that would otherwise be inconsistent with the obligation to conduct its business in the ordinary course of business consistent with past practice in all material respects to the extent reasonably necessary and prudent (a) to prevent material harm to the health and safety of any Employees, customers, distributors, vendors, suppliers or Affiliates of the Company or its Subsidiaries, or (b) to ensure compliance with any Public Health Measures enacted or becoming applicable to any member of the Company and its Subsidiaries after the date hereof. Any action taken or not taken in accordance with this Section 7.3 shall be deemed to occur in the ordinary course of business consistent with past practice for purposes of Section 7.1 or Section 7.2 of this Agreement.

Article VIII

ADDITIONAL AGREEMENTS AND COVENANTS

8.1           Consents and Approvals.

(a)           Subject to the terms and conditions of this Agreement, each of Purchaser and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the Transactions, including obtaining as promptly as reasonably practicable any necessary Consents from any Governmental Authority or other third party (“Third-Party Consents”) necessary in connection with the consummation of the Transactions. The Company Stockholders (as a Transaction Cost) shall be responsible for all costs of obtaining the Third-Party Consents referred to above, including all fees, charges, costs and expenses levied by a counterparty in granting its consent, including assignment fees.

(b)           In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall (i) make or cause to be made the filings, submissions and declarations required of such Party under the HSR Act with respect to the Transactions as promptly as practicable after the date of this Agreement (and in any event, in the case of the HSR Act, within ten (10) Business Days after the date of this Agreement), (ii) certify substantial compliance at the earliest practicable date, and no later than six (6) months after its issuance, with any request under the HSR Act for additional information, documents or other materials received by such Party from the FTC, the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), or by any other Governmental Authority in respect of such filings, submissions and declarations or the Merger, and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings, submissions, and declarations and in connection with resolving, and use reasonable best efforts to resolve, any investigation or other inquiry of any such agency or other Governmental Authority under any of the HSR Act or any other Antitrust Law with respect to any such filings, submissions, and declarations or any of the Transactions; provided, however, that Purchaser shall not be obligated to agree to any structural or conduct remedy except as set forth in Section 8.1(c)(ii). To the extent not prohibited by applicable Law, the Company, on the one hand, will provide Purchaser, and Purchaser, on the other hand, will provide the Company, with copies of any material correspondence, filing (other than any Notification and Report Form submitted under the HSR Act) or communication between such Party or any of its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Authority or members of their respective staffs, the Parties shall, to the extent permitted by applicable Law, first provide the other Party with a copy of such correspondence, filing or communication in draft form and give such other Party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Authorities, and shall consider and take account of all reasonable comments timely made by the other Party with respect thereto. To the extent permitted by applicable Law, each of the Parties shall ensure that the other Party is given the opportunity to attend any meetings with or other appearances before any Governmental Authority with respect to this Agreement or the Transactions. Notwithstanding this Section 8.1(b), but subject to Section 8.1(c) and its obligations to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the Transactions, Purchaser shall determine the timing and strategy and be solely responsible for the final content of any substantive communications with any applicable Governmental Authority with respect to any investigation under any Antitrust Law.

(c)           For purposes of this Section 8.1, “reasonable best efforts” shall include: (i) vigorously defending, contesting and objecting to any Proceedings challenging this Agreement or the Merger or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and other transactions contemplated hereby; and (ii) selling, divesting, holding separate or otherwise conveying or agreeing to sell, divest, hold separate or otherwise convey, any business of Purchaser and the Purchaser Subsidiaries that generated net revenue during the twelve month period ending December 31, 2021 of not more than Thirty Million Dollars ($30,000,000); provided, however, that no action contemplated by this Section may be taken if such action would bind Purchaser, the Company or any of their respective Subsidiaries if the Closing does not occur.

(d)           Purchaser shall be responsible for all filing and application fees associated with obtaining all Consents pursuant to this Section 8.1 (other than any Third-Party Consents).

8.2           Preparation and Mailing of Proxy and Filing of the Form S-4.

(a)           As promptly as reasonably practicable following the date hereof, (i) Purchaser and the Company shall cooperate to prepare a proxy statement/prospectus/consent solicitation statement, in such form or forms as may be determined by Purchaser and the Company, relating to the Purchaser Stockholders Meeting (in such context, together with all amendments and supplements thereto, the “Proxy Statement”) and to the solicitation of consents of the Company Stockholders to the Merger (in such context, together with all amendments and supplements thereto, the “Company Solicitation Statement”), and (ii) Purchaser shall prepare and file with the SEC the Form S-4, in which, unless otherwise determined by Purchaser and the Company, the Proxy Statement/Company Solicitation Statement will be included. Unless otherwise determined by Purchaser and the Company, the Proxy Statement/Company Solicitation Statement will be included in and will constitute a part of the Form S-4 as Purchaser’s prospectus. The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act rules and regulations promulgated thereunder. Each of the Company and Purchaser shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing, and distribution of the Form S-4, Proxy Statement and Company Solicitation Statement, and the Form S-4, Proxy Statement and Company Solicitation Statement shall include all information reasonably requested by such other party to be included therein. All filings by Purchaser with the SEC in connection with the Transactions, including the Form S-4, and all mailings to the Purchaser Stockholders in connection with such transactions shall be subject to the reasonable prior review and comment by the Company.

(b)           Purchaser, with the assistance of the Company, shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after its filing and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated hereby.

(c)           Each of Purchaser and the Company shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Proxy Statement or the Form S-4 received from the SEC. Purchaser shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

(d)           Purchaser shall cause the Proxy Statement to be mailed to the Purchaser Stockholders at the earliest reasonable practicable time after the date upon which the Form S-4 is declared effective under the Securities Act (the “S-4 Effective Date”). Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop Order, the suspension of the qualification of Purchaser Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4.

(e)           If at any time prior to the Effective Time, (i) any event or change occurs (including, in the case of Purchaser, a Purchaser Change in Recommendation) with respect to the Parties or any of their respective Affiliates, officers or directors, which, in accordance with applicable Law, should be set forth in an amendment of, or supplement to, the Form S-4, the Proxy Statement or the Company Solicitation Statement, or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4, the Proxy Statement or the Company Solicitation Statement so that, in any such case, any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall cooperate to prepare and file as promptly as reasonably practicable with the SEC a mutually acceptable (acting reasonably) amendment of, or supplement to, the Form S-4, the Proxy Statement or the Company Solicitation Statement and, to the extent required by applicable Law, Purchaser shall disseminate the information contained in such amendment or supplement to the Purchaser Stockholders.

(f)            Purchaser shall also use commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” Permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the Company Stockholders as may be reasonably requested in connection with any such action.

8.3           Required Company Stockholder Approval.

(a)           Promptly following the S-4 Effective Date, and in any event within five (5) Business Days after the S-4 Effective Date, the Company shall deliver (or cause to be delivered) the Company Solicitation Statement included in the Form S-4 to each Company Stockholder, which statement shall be subject to the reasonable review and comment of Purchaser and shall include (i) a disclosure statement with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby in accordance with the DGCL, (ii) notice to such Company Stockholders of the actions taken by the Written Consent pursuant to Section 228(e) of the DGCL and a copy of the Written Consent and (iii) notice to such Company Stockholders of their appraisal rights pursuant to Section 262 of the DGCL. The Company Solicitation Statement shall include a copy of Section 262 of the DGCL and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s Company Common Stock as contemplated by Section 262(d)(2) of the DGCL. In connection with the foregoing, Purchaser shall have the right to review and approve, in advance, the Company Solicitation Statement and all documents and other materials submitted to the Company Stockholders in accordance with this Section 8.3(a).

(b)           The Company shall use its reasonable best efforts to obtain, as promptly as practical after the S-4 Effective Date and in any event by 8:00 p.m. central time on the second (2nd) Business Day following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Required Company Stockholder Approval pursuant to the Company Stockholder Support Agreements and the Written Consent duly executed by Company Stockholders that hold at least 72.5% of the outstanding Voting Common Stock voting as a single class in accordance with Section 228 of the DGCL and the Company’s Organizational Documents. Promptly following receipt of the Written Consent, the Company shall deliver a correct copy, certified by the secretary or an assistant secretary of the Company, of the Written Consent to Purchaser.

8.4           Merger Sub Stockholder Approval. Promptly following the execution and delivery of this Agreement, Purchaser shall adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written Consent relating thereto in accordance with the DGCL and the Organizational Documents of Merger Sub.

8.5           Required Purchaser Stockholder Approval.

(a)           As promptly as reasonably practicable following the S-4 Effective Date, Purchaser shall, in consultation with, and with the reasonable assistance and cooperation of, the Company, in accordance with applicable Law and Purchaser’s Organizational Documents, (i) establish a record date (the “Purchaser Record Date”) for and duly call and give notice of a meeting of the stockholders of Purchaser (the “Purchaser Stockholders Meeting”) for the purpose of obtaining the Required Purchaser Stockholder Approval, (ii) cause the Proxy Statement (and all other proxy materials for the Purchaser Stockholders Meeting) to be mailed to the Purchaser Stockholders, and (iii) duly convene and hold the Purchaser Stockholders Meeting. Purchaser shall use commercially reasonable efforts to solicit proxies from the Purchaser Stockholders to obtain the Required Purchaser Stockholder Approval, except, where Purchaser shall have made any Purchaser Change in Recommendation in accordance with Section 8.6(a), following such Purchaser Change in Recommendation. Purchaser shall not, without the prior written Consent of the Company (such Consent not to be unreasonably withheld conditioned or delayed), adjourn or postpone the Purchaser Stockholders Meeting; provided that Purchaser may, notwithstanding the foregoing, without the prior written Consent of the Company, adjourn or postpone the Purchaser Stockholders Meeting (A) if, after consultation with the Company, Purchaser believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Required Purchaser Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement that the Purchaser Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by Purchaser Stockholders prior to the Purchaser Stockholders Meeting, or (B) for an absence of a quorum. Notwithstanding the foregoing, Purchaser may not, without the prior written Consent of the Company (such Consent not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the Purchaser Stockholders Meeting more than a total of three times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clauses (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written Consent of the Company (such Consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days. Without the prior written Consent of the Company (such Consent not to be unreasonably withheld, conditioned or delayed), the issuance of Purchaser Shares in connection with the Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Purchaser Stockholders in connection with this Agreement and the Transactions, including any adjournment proposal) that Purchaser shall propose to be acted on by the Purchaser Stockholders at the Purchaser Stockholders Meeting.

(b)           Subject to Section 8.61.1(b), the Proxy Statement shall include the Purchaser Recommendation, and neither the Purchaser Board nor any committee thereof, shall (x) withdraw or qualify (or amend or modify in a manner adverse to the Company) or (y) publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Company), the Purchaser Recommendation (any of the actions described in clauses (x) or (y), a “Purchaser Change in Recommendation”); provided that the Purchaser Board may make a Purchaser Change in Recommendation in accordance with Section 8.61.1(a).

(c)           Notwithstanding any Purchaser Change in Recommendation or anything in this Agreement to the contrary (including obligations under Section 8.5(a)), unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Purchaser under this Section 8.5 shall continue in full force and effect. Without limiting the generality of the foregoing, if pursuant to Section 8.5 the Purchaser Board effects a Purchaser Change in Recommendation, unless and until this Agreement is validly terminated, Purchaser shall procure that the Purchaser Board submits the issuance of the Purchaser Shares in connection with the Merger to the stockholders of Purchaser for approval at the Purchaser Stockholders Meeting notwithstanding such Purchaser Change in Recommendation.

8.6           Purchaser Change in Recommendation.

(a)           Except as provided in this Section 8.6(a), neither the Purchaser Board nor any committee thereof shall, directly or indirectly, effect a Purchaser Change in Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the Required Purchaser Stockholder Approval, the Purchaser Board may, in response to a Purchaser Intervening Event, effect a Purchaser Change in Recommendation; provided that the Purchaser Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Purchaser Board may not effect such a Purchaser Change in Recommendation unless:

(i)           the Purchaser Board shall have first provided four (4) Business Days’ prior written notice to the Company that it is prepared to effect a Purchaser Change in Recommendation in response to a Purchaser Intervening Event (it being understood that the delivery of such notice shall not in and of itself constitute a Purchaser Change in Recommendation), which notice shall state in reasonable detail the material facts underlying, and the rationale and basis for, the determination that a Purchaser Intervening Event has occurred (it being understood and agreed that a material change to the facts and circumstances that are the basis for such Purchaser Intervening Event shall require an updated notice and a new three (3) Business Day period pursuant to this clause (i) during which period Purchaser shall be required to comply with this Section 8.6(a) anew with respect to such additional notice);

(ii)          during such four (4) Business Day period, Purchaser and its Representatives, to the extent reasonably requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner to obviate the need to effect a Purchaser Change in Recommendation; and

(iii)         after taking into account any revised terms offered in writing by the Company, the Purchaser Board determines in good faith, after consultation with its outside legal counsel, that the failure to make a Purchaser Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(b)           Nothing contained in Section 8.6(a) shall prohibit Purchaser from making any disclosure to the Purchaser Stockholders if the Purchaser Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that neither the Purchaser Board nor any committee thereof shall, except as expressly permitted by Section 8.6(a), effect a Purchaser Change in Recommendation.

8.7           Indemnification and Insurance.

(a)           For a period of six (6) years after the Effective Time, Purchaser and the Surviving Corporation agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries (the “D&O Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a six (6) year period following the Closing Date, Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time, provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable in any material respect to those D&O Indemnified Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other Organizational Documents as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any material respect that would adversely affect the rights of such D&O Indemnified Persons thereunder, in each case, except as required by Law. Purchaser shall assume, and be liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, each of the covenants in this Section 8.7.

(b)           Purchaser and the Company shall reasonably cooperate in connection with obtaining the “tail” insurance policy or endorsement referenced in the following sentence. Prior to the Closing, the Company shall obtain, effective as of the Closing, a fully-paid six (6)-year “tail” insurance policy covering each D&O Indemnified Person with a claims reporting or discovery period of at least six (6) years from the Closing Date (the “D&O Tail”) as well as “tail” policies or endorsements for Fiduciary and Employment Practices Liability (the “Tail Policies”), placed with insurance companies having the same or better AM Best Financial rating as the Company Entities’ current directors’ and officers’ liability insurance companies, with terms and conditions providing retentions, limits and other material terms no less favorable in any material respect than the current directors’ and officers’, fiduciary and employment practices liability insurance policies maintained by the Company Entities with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time in a form reasonably acceptable to Purchaser. The costs and expenses of the D&O Tail and the Tail Policies shall be a Transaction Cost.

(c)           In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser and the Surviving Corporation shall ensure that proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.7. The obligations of Purchaser and the Surviving Corporation under this Section 8.7  shall survive the consummation of the Merger and any consolidation or merger set forth in the immediately preceding sentence, and shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or any such D&O Indemnified Person’s heirs and representatives) to whom this Section 8.7 applies without the prior written Consent of the affected D&O Indemnified Person (and, after the death of such D&O Indemnified Person, such D&O Indemnified Person’s heirs and representatives).

(d)           Each of the D&O Indemnified Persons referred to in this Section 8.7 (and, after the death of any such D&O Indemnified Person, such D&O Indemnified Person’s heirs and representatives) are intended to be third-party beneficiaries of this Section 8.7, with full rights of enforcement as if a party thereto. The rights of D&O Indemnified Persons under this Section 8.7 (and, after the death of such D&O Indemnified Person, such D&O Indemnified Person’s heirs and representatives) shall be in addition to, and not in substitution for, any other rights that such individuals may have under any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries prior to the date hereof and provided to Purchaser, or applicable Law (whether at law or in equity).

8.8           Access to Information; Confidentiality.

(a)           Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1, upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, afford Purchaser and Purchaser’s Representatives access during normal business hours to the Company Entities’ properties, books, records, Contracts, and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Purchaser all other information with respect to the Company Entities as Purchaser may reasonably request, including in connection with the preparation of the Estimated Adjustment Statement.

(b)           Notwithstanding anything to the contrary in this Section 8.8, none of the Company, Purchaser pursuant to Section 4.2(b)  or any of their respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with the other party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside legal counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any applicable Law or Contract to which the applicable party is a subject or bound; provided that the Company and Purchaser shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date hereof or after the date hereof, and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed. Notwithstanding the foregoing, from the date of this Agreement until the Closing Date, Purchaser shall not sample or analyze any soil, groundwater, other environmental media or building material at any Company facility.

(c)           Until the Effective Time, all information furnished pursuant to this Section 8.8 shall be subject to the Confidentiality Agreement.

8.9           Exclusivity. From the date of this Agreement until the Effective Time, the Company shall not, directly or indirectly, (a) solicit, initiate or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets or otherwise) or any portion of the Equity Interests or assets of the Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions or negotiations regarding a Competing Transaction or (c) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. The Company shall, and shall cause its Representatives to, cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. The Company shall advise Purchaser orally and in writing of the receipt by the Company or any of its Representatives of any oral or written communication, proposal, offer or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

8.10           Public Announcements. The Company, Purchaser and Merger Sub agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Purchaser. Subject to Section 8.6, including any Purchaser Change in Recommendation and except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, Purchaser and the Company shall use commercially reasonable efforts to develop a joint communications plan and each Party shall (x) consult with the other Party prior to issuing any press releases or other public statements or communications with respect to the Transactions, and (y) consult with each other, and give each other the opportunity to review and comment upon, before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. Subject to Section 8.6, Purchaser shall not be required by this Section 8.10 to consult with the Company or any other Person with respect to a public announcement in connection with a Purchaser Change in Recommendation.

8.11           Takeover Laws. If any “fair price,” “business combination” or other similar statute or regulation is or shall become applicable to the Transactions, the Company shall use all reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

8.12           Certain Additional Purchaser Covenants.

(a)           As promptly as practicable after the Closing (and in any event within two (2) Business Days thereafter), Purchaser shall cause to be filed an amendment with the Secretary of State of the State of Delaware to its certificate of incorporation to change the name of Purchaser to “Zurn Elkay Water Solutions Corporation.”

(b)           Effective upon the Closing, the Purchaser Board shall appoint Ted Hamilton as President of the Surviving Corporation with commensurate authority with respect to the Business reporting directly to the Chief Executive Officer of Purchaser.

(c)           Subject to applicable Law, Purchaser shall procure that the Purchaser Board declare quarterly dividends for each of the four fiscal quarters following the Effective Time such that the Purchaser Shares issued in the Merger Consideration, receive gross proceeds of at least Fourteen Million Dollars ($14,000,000) in the aggregate during such period from dividends paid in respect of such Purchaser Shares (including, for the avoidance of doubt, any dividends paid pursuant to Sections 2.6 and 3.6).

(d)           Prior to the Effective Time, Purchaser shall take such steps as may be reasonably necessary or advisable to cause any acquisitions of Purchaser Common Stock (including derivative securities) pursuant to the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.13           Company Stockholder Loans. Notwithstanding anything to the contrary contained herein, the Company shall use commercially reasonable efforts to procure that all Company Stockholder Loans are paid in full or otherwise satisfied in accordance with the Management Stock Plan prior to the Closing; provided, however, that in the event that any Company Stockholder Loan has not been paid or otherwise satisfied in full as of immediately prior to the Closing, the Company shall have the right to sell such Company Stockholder Loans to EIS for a cash payment by EIS to the Company equal to the outstanding balance (including accrued interest) of such Company Stockholder Loans (without any recourse or liability to any of the Company Entities).

8.14           Tax Matters.

(a)           Cooperation. Following the Closing Date, Purchaser, the Surviving Corporation and the Stockholder Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company or any of its Subsidiaries or former Subsidiaries that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax claim or Proceeding with any Governmental Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Governmental Authority, in each case with respect to the Company or any of its Subsidiaries or former Subsidiaries; (iii) make available to the other Parties and to any Governmental Authority as reasonably requested all information, records and documents relating to Taxes relating to the Company or any of its Subsidiaries or former Subsidiaries (at the cost and expense of the requesting party); and (iv) furnish the other Parties with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any taxable periods for which any such other party is responsible. For the avoidance of doubt, the cooperation noted in this Section 8.14(a) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any Tax controversy or Proceeding, with respect to Taxes, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything in this Agreement to the contrary (including in this Section 8.14(a)), Purchaser shall not be obligated to share with the Stockholder Representative any Tax books and records or Tax Returns (or portion thereof) reflecting the assets or operation of Purchaser or any of its Affiliates (other than the Company Entities), including any Tax Return prepared on a combined, consolidated or unitary basis with respect to a group of Persons of which Purchaser is a member, or Tax audit materials relating thereto.

(b)           Tax Treatment of the Merger. Purchaser, Merger Sub, and the Company shall use its reasonable best efforts to cause the Merger to qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries or Affiliates of such Party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Purchaser, Merger Sub, and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)           Tax Opinion. Each of Purchaser, Merger Sub, and the Company shall reasonably cooperate with one another to obtain a written opinion delivered to the Company from Mayer Brown LLP (“Company Tax Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Company Tax Counsel shall be entitled to rely upon assumptions, representations, warranties, and covenants, including those contained in the Company Tax Certificate (as defined below) and the Purchaser Tax Certificate (as defined below) and such other information as Company Tax Counsel deems relevant. In connection therewith, Company shall deliver to Company Tax Counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in this Section 8.14(c) (the “Company Tax Certificate”), and (ii) Purchaser and Merger Sub shall deliver to Company Tax Counsel a duly executed certificate containing such representations as set forth in Section 6.24 and any further representations, warranties, and covenants as shall be reasonably necessary or appropriate, as agreed between the Company and Purchaser, to enable Company Tax Counsel to render the opinion described in this Section 8.14(c) (the “Purchaser Tax Certificate”), in each case, dated as of the Closing Date. The Parties shall provide such other information requested by Company Tax Counsel for purposes of rendering the opinion described in this Section 8.14(c).

(d)           Pre-Closing Tax Period Tax Returns. The Company Entities shall, at the Company’s expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company Entities for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date and the Company Entities shall pay or cause to be paid all Taxes with respect to such periods. The Surviving Corporation shall prepare or cause to be prepared all Income Tax Returns for the Company Entities for all taxable periods ending on or prior to the Closing Date and which are due after the Closing Date (each such Tax Return a “Post-Closing Company-Prepared Income Tax Return”). All Tax Returns referred to in this Section 8.14(c) shall be prepared in accordance with past practices of the Company Entities, unless otherwise required by applicable Law. The Surviving Corporation shall submit each Post-Closing Company-Prepared Income Tax Return to the Stockholder Representative at least thirty (30) days prior to the due date for such Tax Return (including extensions). The Surviving Corporation shall consider in good faith any reasonable comments provided by the Stockholder Representative and, with the cooperation of the Stockholder Representative, Purchaser shall timely file or cause to be filed such Post-Closing Company-Prepared Income Tax Return. Notwithstanding anything herein to the contrary, but subject to the Tax Matters Agreement, the obligations of the Surviving Corporation and Purchaser pursuant to this Section 8.14(d). shall expire at the time the Indemnity Share Amount is reduced to zero (including pursuant to Sections 11.1(b). or 11.2); provided, however, that such obligations shall not expire with respect to any actions or filings that would reasonably be expected to adversely affect the Company Stockholders.

(e)           End of Tax Year. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company Entities for all Tax purposes, including pursuant to Treasury Regulation Section 1.1502-76, and Purchaser shall cause the Company Entities (where possible) to join Purchaser’s federal Income Tax consolidated group, effective on the day after the Closing Date.

(f)           Allocation of Taxes. For all purposes of this Agreement:

(i)           In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as follows: In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period. In the case of Taxes not described in the immediately preceding sentence, (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(ii)          Any Taxes imposed on the Company or any domestic Subsidiary of the Company under Section 951(a) or 951A(a) of the Code, determined as though the taxable period of the Company and all its Subsidiaries ended on the Closing Date, will be deemed to be attributable to a Pre-Closing Tax Period.

(g)           Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, value added Tax, and other similar Taxes (including all applicable real estate Transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne equally by Purchaser, on the one hand, and the Company Stockholders, on the other hand, as a Transaction Cost. Purchaser agrees to file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts. Purchaser shall provide the Stockholder Representative with evidence satisfactory to the Stockholder Representative that such Transfer Taxes have been paid.

(h)           Tax Claims. Purchaser agrees to give written notice to the Stockholder Representative of the receipt of any written notice by the Surviving Corporation, Purchaser or any of Purchaser's Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by Purchaser (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except to the extent the Company Stockholders were actually and materially prejudiced as a result thereof. Purchaser shall control the contest or resolution of any Tax Claim relating to a Pre-Closing Tax Period; provided, however, that (i) Purchaser shall keep the Stockholder Representative reasonably informed of the progress of any such Tax Claim and (ii) the Stockholder Representative shall have the right to participate in the defense of any such Tax Claim with separate counsel of their choosing at the Stockholder Representative’s sole cost and expense. Purchaser shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim. If Purchaser fails to, or does not elect to, timely exercise control over the contest or resolution of any such Tax Claim, the Stockholder Representative shall have the right to control the contest or resolution of such Tax Claim; provided, however, that Purchaser shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense. The Stockholder Representative shall obtain the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim. Notwithstanding anything herein to the contrary, but subject to the Tax Matters Agreement, the obligations of the Surviving Corporation and Purchaser pursuant to this Section 8.14(h) shall expire at the time the Indemnity Share Amount is reduced to zero (including pursuant to Sections 11.1(b) or 11.2); provided, however, that such obligations shall not expire with respect to any actions or filings that would reasonably be expected to adversely affect the Company Stockholders.

8.15           Employees and Employee Benefits.

(a)           During the period commencing at the Closing Date and ending on December 31, 2022, Purchaser shall provide, or shall cause the Surviving Corporation to provide, the Employees who were employed by the Company immediately prior to the Closing (the “Continuing Employees”) with (i) equivalent base compensation to that in effect on the Closing Date, (ii) target incentive opportunities under the MIP that are, in the aggregate, both consistent with target incentive opportunities under the MIP in effect on the date of this Agreement and at least equal to the amount accrued for such MIP on the Company’s financial statements as of the Closing, (iii) payment of a Christmas bonus in December of 2022 consistent with past practice (with any such payments, in the aggregate, at least equal to the amount accrued for the Christmas bonuses on the Company’s financial statements as of the Closing); and (iv)  health, dental, vision, and Tax-qualified retirement plan benefits pursuant to the Company Benefit Plans as in effect on the date of the Closing.

(b)           To the extent applicable, with respect to Benefit Plans, programs, and arrangements that are established or maintained by Purchaser (“Purchaser Plans”) and in which Continuing Employees become eligible to participate after the Closing, (i) Purchaser shall cause Continuing Employees (and their eligible dependents) to be given credit for their service with the Company (A) for purposes of eligibility to participate, vesting, and benefit accrual to the extent such service was taken into account under a corresponding Company Benefit Plan, and (B) for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations, and (ii) Purchaser shall use its commercially reasonable efforts to cause Continuing Employees to be given credit for amounts paid under a corresponding Company Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Plan. Notwithstanding the foregoing provisions of this Section 8.15(b), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.

(c)           During the period commencing at the Closing Date and ending on December 31, 2023, if Purchaser or any of its Affiliates terminates the employment of any Continuing Employee without cause, Purchaser shall pay or shall cause an Affiliate to pay to such Continuing Employee cash severance in an amount not less than the amount listed on Schedule 8.15(c). In addition, subject to applicable Law, Purchaser shall provide to each such terminated Continuing Employee with benefit continuation for such period as may be required by the relevant employment standards legislation (where applicable).

(d)           No later than thirty (30) days following the Closing Date, Purchaser shall take, or shall cause the Surviving Corporation or an Affiliate to take, all actions necessary (i) to make all payments required by the Company Retention Bonus Agreements to all Continuing Employees who have not otherwise forfeited the right to receive such payments prior to the Closing Date, and (ii) to make all payments for all amounts accrued under the Company MTI to all Continuing Employees who have not otherwise forfeited the right to receive such payments prior to the Closing Date.

(e)           Purchaser shall take, or shall cause the Surviving Corporation or an Affiliate to take, all actions necessary to make payments under the MIP, to the extent the performance criteria thereunder has been satisfied, to all applicable Continuing Employees who have not otherwise forfeited the right to receive such payments in the ordinary course, consistent with the terms of the MIP in place as of the date of this Agreement.

(f)            For a period of not less than ten (10) years following the Closing Date, Purchaser shall maintain, or shall cause the Surviving Corporation to maintain, the Company Executive Retiree Health Plan for the benefit of all current participants and Continuing Employees who become participants prior to the Closing with (i) such plan providing benefits substantially comparable to the benefits provided pursuant to such plan immediately prior to the Closing or (ii) comparable benefits offered pursuant to a comparable Purchaser Plan.

(g)           Notwithstanding anything in this Section 8.15 to the contrary but without limitation of any obligation of Purchaser contained therein, in the case of any Continuing Employee who is a Union Employee, Purchaser agrees to provide Union Employees with terms and conditions of employment in accordance with the applicable collective bargaining agreement.

(h)           The Company shall comply with any notice and effects bargaining obligations which any Company Entity owes to any labor organization in connection with the Merger. In its undertaking of any such obligations, the Company shall permit Purchaser to participate, and shall not impose any new Liabilities on Purchaser or any other Company Entity, including extending, modifying, or renegotiating any collective bargaining agreements.

(i)            Except as provided on Schedule 8.15(h), this Section 8.15 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 8.15, express or implied, shall confer upon any Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.15. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement, (ii) shall alter or limit the ability of the Surviving Corporation, Purchaser, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them, or (iii) shall prevent the Surviving Corporation, Purchaser, or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 8.15 shall not create any right in any Employee or any other Person to any continued employment with the Surviving Corporation, Purchaser, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Employee and the Surviving Corporation.

(j)            Effective no later than the day immediately preceding the Closing Date, the Company shall take all actions necessary to terminate and freeze the Company Nonqualified Plans pursuant to and in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) and the terms of such plans effective on the Closing. No later than the day immediately preceding the Closing Date, the Company shall provide Purchaser with evidence that such Company Nonqualified Plans have been terminated. Purchaser agrees as provided above to distribute all such accrued benefits within twelve (12) months following the Closing.

(k)           The Stockholder Representative shall be entitled to enforce the provisions of this Section 8.15.

8.16           Section 280G Matters. At least fourteen (14) days prior to the Closing Date, the Company shall use its reasonable best efforts to (i) obtain an executed written agreement (a “Section 280G Waiver”) from each “disqualified individual,” within the meaning of Section 280G of the Code and the applicable rulings and final regulations promulgated thereunder (“Section 280G of the Code”), waiving the right to receive any payments and/or benefits that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G (“Section 280G Payment”) and to accept in substitution therefor the right to receive such payments only if approved by the Company Stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code, (ii) provide the Company Stockholders with adequate disclosure, within the meaning of Section 280G(b)(5)(B)(ii) of the Code, of all material facts concerning the Section 280G Payments, and (iii) obtain approval of such Section 280G Payments, in a manner which satisfies the requirements of Section 280G of the Code. Prior to soliciting executed Section 280G Waivers and Company Stockholder approval as provided in this Section, the Company shall provide drafts of the Company Stockholder approval materials and Section 280G Waivers to Purchaser and Purchaser’s advisors for their review and approval, which approval shall not be unreasonably withheld. Prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the Company Stockholders was solicited in accordance with this Section with respect to each Person who executes a Section 280G Waiver and that either (i) the requisite Company Stockholder approval was obtained with respect to each Person who executes a Section 280G Waiver, or (ii) the requisite Company Stockholder approval was not obtained and, as a consequence, the Section 280G Payments shall not be made to any Person who executes a Section 280G Waiver.

8.17           Consummation of the Spinoff. The Company shall, and shall cause EIS to, (a) enter into each of the Spinoff Documents in the form attached hereto as Exhibit C and (b) consummate the Spinoff as soon as practicable after the date hereof, but not prior to March 5, 2022. For the avoidance of doubt, the Spinoff shall be consummated prior to the Effective Time.

8.18           R&W Insurance Policy. Purchaser has conditionally bound the R&W Insurance Policy, a copy of which has been provided to the Company prior to the date of this Agreement. All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses associated with such policy (other than the retention) will be borne by Purchaser. Purchaser agrees that it will not amend, waive or otherwise modify Section VIII.B of the R&W Insurance Policy as it relates to the Insurer’s subrogation rights against the Seller and the Seller Parties (as such terms are defined in the R&W Insurance Policy) in any manner materially adverse to the Company Stockholders, without the prior written consent of the Stockholder Representative.

8.19           Termination of Affiliate Agreements. Except the Spinoff Documents and as set forth on Schedule 8.19, at or prior to the Closing, the Company Entities shall have caused to be terminated the Affiliate Agreements to which any Company Entity is a party, without any further force or effect following the Closing, such that Purchaser, the Surviving Corporation or any of its Subsidiaries following the Closing do not have any further liabilities or obligations in respect thereof following the Closing.

8.20           Stock Exchange Listing. From the date hereof through the Closing, Purchaser shall use reasonable best efforts to ensure Purchaser remains listed as a public company on, and for shares of Purchaser Common Stock to remain listed on, the NYSE.

8.21           Purchaser Public Filings. From the date hereof through the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, Purchaser will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

8.22           JPMorgan Credit Facility. Prior to the Closing Date, Purchaser shall have the right, but not the obligation, with the Company’s reasonable cooperation (which shall not include payment of any consent fee or other amount), to seek any Consents required under the JPMorgan Credit Facility that would be required as a result of the Transactions in order for the JPMorgan Credit Facility to remain in effect after the Closing. Notwithstanding the foregoing, unless Purchaser has obtained such Consents, Purchaser shall pay, at the Closing in accordance with the payoff letter obtained pursuant to Section 3.10(a), on behalf of the Company Entities, all principal, interest and other amounts set forth in such payoff letter.

8.23           Permitted M/N Grant. Purchaser agrees that the Company may grant options, during the period between the date of this Agreement and the Closing, to purchase newly issued Class M/N Company Shares to certain Company Stockholders in the ordinary course of business consistent with past practice pursuant to the Management Stock Plan (the “Permitted M/N Option Grants”); provided, that, prior to such Permitted M/N Option Grants, the Company agrees to amend the Management Stock Plan to provide that the Permitted M/N Option Grants shall not be exercisable until immediately prior to the Closing (unless this Agreement is terminated in accordance with Article 10), at which time they shall be automatically exercised pursuant to a net exercise where the Company shall retain a number of Company Shares that would otherwise be delivered on the exercise of the Permitted M/N Option Grants with a fair market value equal to the exercise price and tax withholding required with respect to the exercise of such option; provided, further, that as a condition for receiving such Permitted M/N Option Grants, the Company will require any recipient who holds an outstanding Company Stockholder Loan pursuant to the Management Stock Plan to agree to repay any such Company Stockholder Loan prior to the Closing (which may be effectuated through a repurchase of Company Shares if agreed by such Company Stockholder and the Company). Prior to making the Permitted M/N Option Grants, the Company shall provide drafts of the amendment to the Management Stock Plan and the grant agreement for the Permitted M/N Option Grants to Purchaser and Purchaser’s advisors for their review and approval, which approval shall not be unreasonably withheld.

8.24           Stockholder Release. In consideration of, among other things, the entry into this Agreement by Purchaser and Merger Sub and the consummation of the Transactions upon the terms and conditions set forth herein, by delivery of a Letter of Transmittal to the Exchange Agent, effective as of the Effective Time, each Company Stockholder shall thereby (a) forever waive all appraisal and dissenter’s rights under applicable Law, (b) withdraw and forever waive all written objections to the Merger and/or demands for appraisal, if any, with respect to the Company Shares owned by such Company Stockholder and (c) on behalf of himself, herself or itself, any Affiliate, whether a past, present or future Affiliate, joint ventures, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, representatives, investors, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”) unconditionally and irrevocably release and absolutely forever discharge Purchaser, the Company, Merger Sub, their respective Subsidiaries and their respective officers, directors, securityholders, stockholders, Affiliates, employees, advisors and agents (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liens, sums of money, accounts, judgments, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), suits, actions and causes of action and other relief of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Releasing Parties now have, or at any time previously had, or shall or may have in the future, as a securityholder, creditor, holder of stock options, investor, officer, director, contractor, consultant or employee of the Company or its Subsidiaries, arising by virtue of or in any matter related to any actions or inactions of the Released Parties or the affairs of the Company and its Subsidiaries on or before the closing of the Merger, including, without limitation, any claims relating to the approval and adoption of this Agreement or the transactions contemplated hereby; provided that Released Matters shall not include (i) any right that any Releasing Party may have pursuant to this Agreement or any Related Agreement to which such Releasing Party is a party; (ii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under (A) indemnification and/or exculpation provisions of the Organizational Documents of the Company or such Subsidiary, and (B) any directors’ and officers’ liability insurance policy (or tail coverage thereunder) or life insurance policy maintained by the Company, as applicable, or (iii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under any employment, compensation or other director, officer or employee-related agreements or plans, including any rights to vested benefits or accrued but unpaid compensation. In connection with such release, each Company Stockholder shall further agree that such release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by such Company Stockholder and the Released Parties of all Released Matters, including accrued but unpaid dividends, accrued and unpaid interest, unpaid principal and payments in connection with a liquidation or change of control transaction. The invalidity or unenforceability of any part of this Section 8.24 shall not affect the validity or enforceability of the remainder of this Section 8.24, which shall remain in full force and effect. In furtherance of the foregoing, each Company Stockholder shall agree not to, and agree to cause his, her or its respective Affiliates and subsidiaries not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, join in, or assist or encourage any third party in asserting, any claim against any Released Party with respect to the Released Matters. Each Company Stockholder shall further acknowledge that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and shall expressly waive all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting unknown claims. Section 1542 reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, each Company Stockholder shall expressly acknowledge that the foregoing release is intended to include in its effect all claims within the scope of the foregoing release which such Company Stockholder does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims) and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

Article IX

CONDITIONS PRECEDENT

9.1           Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Purchaser, Merger Sub, and the Company to consummate the Transactions subject to the satisfaction (or waiver by each of Purchaser and the Company) of the following conditions as of the Closing Date:

(a)           HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been terminated.

(b)           Stockholder Approvals. The Required Company Stockholder Approval and the Required Purchaser Stockholder Approval shall have been obtained.

(c)           NYSE Listing. The Purchaser Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject only to official notice of issuance.

(d)           Effectiveness of Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop Order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)           No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining Order, preliminary or permanent injunction, or other Order, shall have been issued and remain in effect, by a Governmental Authority of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (collectively, “Restraints”).

9.2           Additional Conditions to Obligations of Purchaser and Merger Subs.

(a)           Each of the Company Fundamental Representations (other than the representations and warranties set forth in Sections 5.3(d), 5.3(e) and 5.22) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any such Company Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Company Fundamental Representation shall be true and correct as of such date), other than de minimis inaccuracies. The representations and warranties of the Company set forth in Sections 5.3(d), 5.3(e) and 5.22 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty speaks as of the date of this Agreement or any other specific date, in which case such representation and warranty shall be true and correct as of such date). Each of the other representations and warranties of the Company set forth in Article V (disregarding all qualifications as to materiality or Company Material Adverse Effect set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)           The Company shall have performed or complied with in all material respects all covenants and agreements set forth in this Agreement, including Section 7.1 and Articles II, III, IV and VIII, to the extent required to be performed or complied with by the Company on or prior to the Closing or the Effective Time, as applicable.

(c)           Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(d)           Purchaser shall have received from the Company each delivery required pursuant to Section 3.10.

(e)           The Spinoff shall have been consummated in accordance with the Spinoff Documents prior to the Effective Time.

(f)           Each Related Agreement required to be delivered prior to the Closing shall remain in effect.

9.3           Additional Conditions to Obligations of the Company.

(a)           Each of the Purchaser Fundamental Representations shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent any such Purchaser Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Purchaser Fundamental Representation shall be true and correct as of such date), other than de minimis inaccuracies. Each of the other representations and warranties of Purchaser and Merger Sub set forth in Article VI (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Purchaser Material Adverse Effect.

(b)           Purchaser and Merger Sub shall have performed or complied with in all material respects all covenants and agreements set forth in this Agreement, including Section 7.2 and Articles II, III, IV and VIII to the extent required to be performed or complied with by Purchaser and Merger Sub under this Agreement on or prior to the Effective Time or the Closing, as applicable.

(c)           The Company shall have received from Purchaser and Merger Sub each delivery required pursuant to Section 3.9.

Article X

TERMINATION AND AMENDMENT

10.1           Termination. This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by Purchaser or the Company to the other Party (other than in the case of Section 10.1(a)) at any time prior to the Closing:

(a)           by the mutual written agreement of the Company and Purchaser;

(b)           by either the Company or Purchaser, if:

(i)           the Closing does not occur on or prior to November 14, 2022 (the Outside Date”), provided that, in the event the condition set forth in Section 9.1(a) has not been satisfied, either Party, via email correspondence to the other Party, may extend the Outside Date by a period of three (3) months;

(ii)          the Required Purchaser Stockholder Approval shall not have been obtained at the Purchaser Stockholders Meeting or any adjournments or postponements thereof; or

(iii)          any Restraint (other than a temporary restraining Order, preliminary injunction, or similar non-permanent Order) having any of the effects set forth in Section 9.1(e) shall be in effect and shall have become final and non-appealable;

provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants or agreements contained in this Agreement has been the primary cause of the failure of the Closing to occur on or prior to the Outside Date, the failure to obtain the Required Purchaser Stockholder Approval, or the imposition of such Restraint.

(c)            by Purchaser, if:

(i)            the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (B) (1) if capable of being cured, has not been cured by the Company by the earlier of the Outside Date and the date that is thirty (30) days after the Company’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(c), or (2) is incapable of being cured; provided that neither Purchaser nor Merger Sub is then in breach of this Agreement so as to cause any failure of any condition set forth in Section 9.3(a) or Section 9.3(b);

(ii)           as of 5:00 p.m. eastern time on February 13, 2022, the Company has not delivered to Purchaser the Company Stockholder Support Agreements duly executed by Company Stockholders holding at least 72.5% of the outstanding Voting Common Stock voting as a single class; provided, that the right of termination set forth in this Section 10.1(c)(ii) shall lapse upon Purchaser making a public announcement with respect to the Transactions; or

(iii)          the Required Company Stockholder Approval has not been obtained by the Company Stockholder Written Consent Deadline.

(d)            by the Company if Purchaser or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (B) (1) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is thirty (30) days after Purchaser’s receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(d), or (2) is incapable of being cured; provided that the Company is not then in breach of this Agreement so as to cause any failure of any condition set forth in Section 9.2(a) or Section 9.2(b).

10.2          Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 10.1, subject to Section 10.2(b), this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of this Section 10.2 and Article XII will survive such termination, and (b) subject to Section 10.2(b), no such termination will relieve any Party from Liability for any fraud or willful breach of this Agreement by such Party prior to such termination.

(b)            Notwithstanding Section 10.2(a), if this Agreement is validly terminated (i) pursuant to Section 10.1(b)(i) or Section 10.1(d), in each such case, following a failure of the Purchaser Board to submit the issuance of the Purchaser Shares in connection with the Merger to the stockholders of Purchaser for approval at the Purchaser Stockholders Meeting as required by Section 8.5 (and, for the avoidance of doubt, subject to the last proviso set forth in Section 10.1(b) and 10.1(d)), or (ii) pursuant to Section 10.1(b)(ii), and the Purchaser Board (A) failed to include the Purchaser Recommendation in the Proxy Statement, or (B) effected a Purchaser Change in Recommendation, then Purchaser shall pay to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, an amount equal to Fifty Million Dollars ($50,000,000) (the “Purchaser Termination Fee”) within five (5) Business Days of the date of such termination. While the Company may simultaneously pursue both a grant of specific performance, injunction or other equitable remedies under Section 13.15 and the payment of the Purchaser Termination Fee under this Section 10.2(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Closing and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Purchaser Termination Fee. None of the Company, the Company Stockholders, the Stockholder Representative or any other Person shall be entitled to bring or maintain any Proceeding against Purchaser or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except (1) Proceedings to enforce Purchaser’s obligation to pay the Purchaser Termination Fee if payable in accordance with this Section 10.2(b), (2) the Company’s right to pursue specific performance as provided in Section 13.15 prior to the termination of this Agreement, and (3) if the Purchaser Termination Fee has not been paid or is then payable, subject to this Section 10.2(b), any Proceeding against Purchaser for fraud or willful breach of this Agreement. Notwithstanding anything to the contrary contained herein, if Purchaser Termination Fee is paid or payable, the sole and exclusive remedy available to the Company for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions shall be the termination of this Agreement pursuant to Section 10.1(b)(ii) and the payment of the Purchaser Termination Fee pursuant to this Section 10.2(b). It is understood that under no circumstances will the Purchaser Termination Fee be payable on more than one occasion. The Parties hereto acknowledge and hereby agree that the Purchaser Termination Fee if, as and when required pursuant to this Section 10.2 shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge that the agreements contained in this Section 10.2(b) are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Company’s receipt and acceptance of the Purchaser Termination Fee pursuant to this Section 10.2(b) shall be the sole and exclusive remedy of the Company, the Stockholders’ Representative and the Company Stockholders against Purchaser and its Affiliates for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Purchaser Termination Fee pursuant to this Section 10.2(b), and upon the Company’s receipt of such amount, none of Purchaser, Merger Sub or any of their Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Article XI

SURVIVAL; RECOURSE

11.1          Survival and Release of Escrow.

(a)            Subject to the limitations and other provisions of this Agreement, except in the case of fraud, none of the (x) covenants and agreements of the Parties contained in this Agreement that are to be performed in their entirety on or prior to the Closing or (y) representations and warranties contained in this Agreement (other than the Company Fundamental Representations and the Purchaser Fundamental Representations), in each case, shall survive the Closing; provided, however, that (i) the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing in accordance with their terms until the earlier of (A) the date on which they have been fully performed or expire in accordance with the terms of this Agreement and (B) sixty (60) days following the expiration of any applicable statute of limitations, and (ii) the indemnification obligations contained in Sections 11.2 and 11.3, together with the Company Fundamental Representations, the Other Company Surviving Representations and the Purchaser Fundamental Representations, shall survive the Closing until second (2nd) anniversary of the Closing Date (the “Survival Expiration Date”), at which time they shall expire and after which no Party shall have any further Liability in respect thereof, except to the extent that a notice of claim in accordance with the terms of this Agreement was provided by Persons entitled to indemnification prior to the Survival Expiration Date (in which case the indemnification obligations for any such claim shall survive until such claim is fully resolved).

(b)            Not later than the second (2nd) Business Day after the Survival Expiration Date, Purchaser shall execute and deliver for countersignature by the Stockholder Representative a joint written instruction to the Escrow Agent directing the Escrow Agent to release to the Exchange Agent, for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares), the then remaining portion of the Escrow Dividends and the Indemnity Shares Amount, and Purchaser shall instruct the Exchange Agent to distribute and issue such Escrow Dividends and such portion of the Indemnity Shares Amount in book-entry form to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion, provided that (i) such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2 and (ii) (A) first, the Escrow Dividends and (B) second, the Indemnity Shares Amount to be released (if the Escrow Dividends are insufficient) shall be reduced by any then pending claims pursuant to the immediately following sentence. Notwithstanding the foregoing, if one or more indemnification claims pursuant to Section 11.2 is then pending or not fully resolved, an amount of Escrow Dividends and, if such amount is insufficient, an amount of Purchaser Common Stock included in the Indemnity Escrow Amount (valued at the Purchaser Share Price) shall remain in the escrow account equal to the amount of Losses reasonably asserted by Purchaser Indemnified Parties in connection with such pending indemnification claims. Upon final resolution of each such claim, Purchaser and the Stockholder Representative shall execute and deliver to the Escrow Agent joint written instructions providing for the release to Purchaser of the Escrow Dividends and/or Purchaser Common Stock included in the Indemnity Shares Amount in respect of such claim in accordance with Section 11.5(e) (and the remaining portion of the Escrow Dividends and/or shares retained in respect of such claim shall be released to the Exchange Agent for distribution and issuance to the Company Stockholders (other than holders of Dissenting Shares) in book-entry form in accordance with their respective Pro Rata Portions as set forth in the Estimated Adjustment Statement).

11.2          Indemnification by the Company Stockholders.

(a)            From and after the Closing, subject to the provisions of this Article XI, Purchaser, Merger Sub and their respective Affiliates and Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless in accordance with Section 11.2(b), from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

(i)            any breach of or inaccuracy in any Company Fundamental Representation made as of the date hereof or as of the Closing Date (or, in the case of representations and warranties that by their terms speak as of a specific date, as of such date) or in any certificate delivered by the Company prior to the Closing;

(ii)            the exercise or demand of any appraisal or dissenters’ rights under applicable Law by any Company Stockholder, or any Proceeding involving the Surviving Corporation in connection with such appraisal rights, or otherwise in connection with any Dissenting Shares;

(iii)           any breach of fiduciary duty claim with respect to the Company, the Company Board, or the Surviving Corporation or the Company Shares arising out of or relating to the Transactions;

(iv)          any claims relating to the allocation of the Merger Consideration or (and/or the allocation of any adjustment thereto pursuant to Section 4.2(d)) or that any other Person was entitled to Merger Consideration or additional Merger Consideration pursuant to Section 4.2(d);

(v)           the amount of any Pre-Closing Taxes; provided, that to the extent such Pre-Closing Taxes are subject to indemnification by EIS pursuant to the Tax Matters Agreement, Purchaser shall, and shall cause the Purchaser Indemnified Parties to, use commercially reasonable efforts to recover such Losses under the Tax Matters Agreement prior to seeking recovery of such Losses pursuant to this Section 11.2(a)(v) (and, for the avoidance of doubt, the Survival Expiration Date shall be extended with respect to such claim, and the release of Escrow Shares to the extent provided in Section 11.1, shall be extended with respect to such claim, in each case while such claim is being pursued pursuant to Section 11.1); and

(vi)          any Liabilities, other than Income Tax-related Liabilities, of EIS or arising out of or relating to the conduct of the EIS Business whether prior to, at or following the Closing or the Spin-Off, or any payment obligations or other Liabilities of the Company Entities to EIS, in each case, to the extent imposed on any Company Entity other than those obligations which are the express liability of the Company pursuant to the Spinoff Documents (but, in each case, only to the extent that EIS does not perform and discharge when due its indemnification obligations with respect thereto under the Spinoff Documents) (and, for the avoidance of doubt, the Survival Expiration Date shall be extended with respect to such claim, and the release of Escrow Shares to the extent provided in Section 11.1, shall be extended with respect to such claim, in each case while such claim is being pursued pursuant to Section 11.1).

(b)            Purchaser shall, and shall cause the Purchaser Indemnified Parties to, use commercially reasonable efforts to recover any Losses which may be indemnified under Section 11.2(a) from the R&W Insurance Policy. Any amounts payable to the Purchaser Indemnified Parties pursuant to Section 11.2(a)(i) or (v) shall be satisfied (i) first, from the Purchaser Common Stock included in the Indemnity Shares Amount (up to the retention amount of the R&W Insurance Policy), (ii) second, from the R&W Insurance Policy (to the extent of the limits therein), (iii) third, from the Purchaser Common Stock included in the Indemnity Shares Amount and (iv), if applicable, from EIS pursuant to the Spin-Off Documents.

11.3          Indemnification by Purchaser. Purchaser shall indemnify, defend and hold the Company Stockholders and their respective Affiliates and Representatives, successors and assigns (collectively, the “Company Indemnified Parties”) harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any Purchaser Fundamental Representations as of the date hereof or as of the Closing Date (or, in the case of representations and warranties that by their terms speak as of a specific date, as of such date), subject to, with respect to the representations and warranties of the Purchaser and Merger Sub contained in Section 6.3 (Capitalization), de minimis exceptions.

11.4          Limitation on Indemnification.

(a)            Notwithstanding any provision of this Agreement to the contrary, except in the case of fraud, with respect to the R&W Insurance Policy and pursuant to the Spin-Off documents, the recourse of the Purchaser Indemnified Parties for indemnification claims made pursuant to Section 11.2 shall be limited exclusively to the Indemnity Shares Amount (and for the avoidance of doubt, no Company Stockholder shall be personally liable for any amount in respect of indemnification pursuant to Section 11.2).

(b)            For the purposes of (i) both determining whether a breach or inaccuracy of any representation or warranty of the Company or Purchaser and Merger Sub, as applicable, set forth in this Agreement occurred and (ii) calculating Losses to which any Indemnified Parties are entitled under this Article XI resulting from a breach of any representation or warranty of the Company or Purchaser and Merger Sub, as applicable, contained in this Agreement, any and all material adverse effect, materiality or Company Material Adverse Effect, Purchaser Material Adverse Effect and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded, except with respect to the “Company Material Adverse Effect” in Section 5.6.

(c)            Other than in the case of fraud, the maximum aggregate indemnification obligation of Purchaser pursuant to this Agreement shall not exceed Twenty-Five Million Dollars ($25,000,000).

(d)            No Purchaser Indemnified Party shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Company Net Cash, Company Net Indebtedness or Company Net Working Capital.

(e)            In the event of any Loss that may give rise to an indemnification obligation hereunder, the Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable measures to mitigate the consequences of such Loss. Without limiting the generality such Indemnified Party shall use commercially reasonable efforts to obtain such proceeds, benefits and recoveries, including seeking full recovery under all insurance policies issued by unaffiliated third parties covering any Loss, to the same extent as it would if such Loss were not subject to indemnification under this Agreement. Notwithstanding anything to the contrary in this Agreement, the amount of any indemnified Losses shall be calculated after giving effect to any insurance proceeds recoverable from unaffiliated third parties by the Indemnified Party (or any of its Affiliates) with respect to such Loss.

(f)            Notwithstanding anything to the contrary contained herein, in no event shall the amount of the indemnification payments made by Purchaser pursuant to Section 11.3, together with the amount of the Aggregate Adjustment Cash Amount (if any), exceed an amount equal to 19.9% of the product of the Purchaser Share Price multiplied by the Purchaser Shares issued to the Company Stockholders pursuant to this Agreement (taking into account any Purchaser Shares released to the Company Stockholders from the Adjustment Escrow Shares Amount, but excluding the Indemnity Shares Amount).

11.5          Indemnification Procedures. Claims for indemnification pursuant to this Article XI will be asserted and resolved as follows:

(a)            Third-Party Claims. An Indemnified Party may, upon reasonable belief that it may incur a Loss that is indemnifiable hereunder with respect to a claim by a third party (a “Third-Party Claim”), provide written notice (the “Claim Notice”) to Purchaser or the Stockholder Representative on behalf of the Company Stockholders, whichever is the applicable indemnifying party hereunder (the “Indemnifying Party”) of such Third-Party Claim; provided that any failure to deliver a Claim Notice with reasonable promptness shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party’s ability to defend such claim or demand is materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within fifteen (15) days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (the “Dispute Period”) whether the Indemnifying Party accepts or disputes the liability of the Indemnifying Party to the Indemnified Party and whether the Indemnifying Party desires, at its sole cost and expense and subject to the limitations set forth herein, to defend the Indemnified Parties against such Third-Party Claim (if such notice disputes the liability of the Indemnifying Party, a “Dispute Notice”).

(b)            Defense by the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to a Third-Party Claim pursuant to this Section 11.5(b) the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the prior written consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full pursuant to this Article XI). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the delivery by the Indemnifying Party of the notice referred to in the first sentence of this Section 11.5(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary, appropriate or desirable to protect its interests. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 11.5(b) and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding anything to the contrary set forth in this Section 11.5(b), an Indemnifying Party’s right to assume the defense of any Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party shall exist so long as: (A) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill the Indemnifying Parties’ indemnification obligations hereunder; (B) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (C) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Parties in connection with the defense of the Third-Party Claim; and (D) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Proceeding.

(c)            Defense by the Indemnified Party. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third-Party Claim, or if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof, and, if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 11.5(c), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes the Indemnifying Party’s liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in the last sentence of Section 11.5(d), the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 11.5(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such participation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.5(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(d)            Acceptance by the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim, the potential Loss identified in the Claim Notice will, when and in the amount incurred, be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss, subject to the limitations set forth in this Article XI, to the Indemnified Party on demand. Otherwise, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 30 days following receipt by an Indemnified Party of a Dispute Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(e)            Non-Third-Party Claims. In the event that the Indemnified Party should have a claim under this Article XI against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party may deliver written notification of a claim for indemnification under this Section 11.5(d) (the “Indemnity Notice”). Any failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party’s ability to defend is materially prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss identified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.2 or Section 11.3, as applicable, and the Indemnifying Party shall pay the amount of such Loss, subject to the limitations set forth in this Article XI, to the Indemnified Party on demand. If the Indemnifying Party has timely disputed the Indemnifying Party’s liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within 30 days following receipt by an Indemnified Party of a Dispute Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(f)            Satisfaction of Claims. Upon (i) mutual agreement by the Indemnifying Party and Indemnified Party, or (ii) final determination of an indemnification claim in accordance with this Section 11.5, in either case as to the disposition of an indemnification claim and the amount of Losses in connection therewith, such indemnification obligation shall be satisfied by the Indemnifying Party within fifteen days thereafter. If the Indemnifying Party is the Stockholder Representative, such indemnification obligation shall be satisfied by the Stockholder Representative (i) by executing and delivering to Purchaser joint written instructions to the Escrow Agent for countersignature by Purchaser, instructing the Escrow Agent to release to Purchaser, out of the Escrow Dividends (if any) and the Indemnity Shares Amount, (A) first, the amount of the Escrow Dividends (up to the amount of such indemnified Loss) and (B) second, if the Escrow Dividends are insufficient, the number of shares (the “Indemnification Shares”) equal to the remaining amount of indemnified Losses in respect of such claim divided by the Purchaser Share Price or (ii) by Purchaser’s delivery of a final determination of an indemnification claim in accordance with this Section 11.5 in accordance with the terms of the Escrow Agreement to the Escrow Agent. If the Indemnifying Party is Purchaser, such indemnification obligation shall be satisfied by payment in immediately available funds in the amount of the finally determined Loss to the Exchange Agent, accompanied by a written instruction from Purchaser to the Exchange Agent directing the Exchange Agent to disburse such funds to the Company Stockholders (other than holders of Dissenting Shares) in accordance with their Pro Rata Portions as set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2.

(g)            All payments pursuant to Section 11.3 shall, to the extent permitted by applicable Law, be treated for Tax purposes by the parties as an adjustment to the proceeds payable to the Company Stockholders pursuant to Section 2.5(a) hereof except to the extent otherwise required by applicable Law.

11.6         Tax Refunds. If the Company receives any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes attributable to an Income Tax Return for a Pre-Closing Tax Period (a “Tax Refund”) that is not reflected in the Final Net Adjustment Amount, such Tax Refund shall reduce on a dollar-for-dollar basis any amounts owed to Purchaser by the Company Stockholders pursuant to Section 11.2.  Notwithstanding anything to the contrary in this Agreement, if a Company Entity or the Surviving Company receives a Tax Refund attributable to a capital loss or capital loss carryback claimed on a Tax Return for the taxable years ended December 28, 2019 or January 2, 2021 with respect to the stock of Elkay Asia, Inc., a subsidiary of the Company, (the “Elkay Asia Tax Refund”), the party receiving the Elkay Asia Tax Refund shall remit such Tax Refund to the applicable Governmental Authority. The Elkay Asia Tax Refund shall not be taken into account in the Final Net Adjustment Amount. (c) The appropriate Company Entity (or Company Entities) shall file an amended Tax Return (or Tax Returns) prior to the Closing Date, and shall make reasonable best efforts to do so within 30 days after the date hereof, indicating that the Company Entities are no longer claiming the Elkay Asia Tax Refund. A copy of any such amended Tax Return(s) shall be shared with Purchaser within ten days after the filing of such Tax Returns.

11.7. Exclusive Remedy. Except (a) in the case of fraud (in respect of which claims may be made without regard to any limitation set forth herein, notwithstanding anything else herein to the contrary), (b) recovery under the R&W Insurance Policy, (c) claims made under the Spin-Off Documents and (d) specific performance and injunctive relief pursuant to and in accordance with Section 13.5 (as applicable), the remedies provided in this Article XI, subject to the limitations set forth herein, shall, from and after the Closing, be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Company Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of any breach of this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise. Nothing contained in this Article XI shall be deemed to limit or modify any rights of any Purchaser Indemnified Party under the R&W Insurance Policy or the Spin-Off Documents. The claims period and limits under the R&W Insurance Policy may differ from the terms hereof solely for purposes of administering such R&W Insurance Policy, and shall have no effect on the indemnification obligations of the Company Stockholders hereunder.

Article XII

STOCKHOLDER REPRESENTATIVE

12.1          Authority. By virtue of the approval of the Merger and this Agreement by the Company Stockholders and without any further action of any of the Company Stockholders or the Company, Elkay Interior Systems International, Inc., a Delaware corporation, is hereby appointed as the Stockholder Representative and as the true and lawful attorney-in-fact and exclusive agent under this Agreement. The Stockholder Representative shall have such power and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and the Related Agreements, including the full power and authority on behalf of the Company Stockholders to: (i) consummate the Transactions, (ii) execute the Related Agreements and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the Related Agreements, (iii) prepare and cause the Company to deliver the Estimated Adjustment Statement pursuant to Section 4.2(a), negotiate with Purchaser regarding any Proposed Adjustments, and otherwise take all other actions contemplated to be taken by the Stockholder Representative under Section 4.2, (iv) from and after the Closing, execute and deliver any amendment or waiver to this Agreement or any Related Agreement, (v) deliver all notices required to be delivered by the Company Stockholders under this Agreement, (vi) receive all notices required to be delivered by Purchaser to any of the Company Stockholders under this Agreement or any Related Agreement, (vii) receive service of process in connection with any claims under this Agreement, (viii) take all other actions to be taken by or on behalf of the Company Stockholders that the Stockholder Representative may deem necessary or desirable in connection with this Agreement and the Related Agreements and (ix) do each and every act and exercise any and all rights which the Company Stockholders are permitted or required to do or exercise under this Agreement. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Stockholders, except as expressly provided herein, , and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. Such exclusive agency and proxy, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest, are therefore irrevocable without the Consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Stockholder, and (ii) shall survive the delivery of an assignment by any Company Stockholder of the whole or any fraction of his, her or its interest in the Escrow Shares. The Stockholder Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Stockholder or other party. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement or any Related Agreement) will be binding upon all of the Company Stockholders and their successors as if expressly confirmed and ratified in writing by the Company Stockholders, and no Company Stockholder will have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative may resign at any time and may be removed or replaced by a majority vote of the Company Stockholders (voting in accordance with their respective Voting Common Stock as if it were still outstanding and governed by the Company’s Organizational Documents as in effect as of immediately prior to the Closing). The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of this Agreement.

12.2          Reliance by Purchaser. Pursuant to such designation, each Company Stockholder shall have further agreed that Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of such Company Stockholder pursuant to this Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action. All notices required to be made or delivered by Purchaser to the Company Stockholders shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, and shall discharge in full all notice requirements of Purchaser as applicable, to such Company Stockholder with respect thereto.

12.3          Exculpation. The Stockholder Representative will not, by reason of this Agreement or any Related Agreement, have a fiduciary relationship in respect of any Company Stockholder. Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Stockholder Representative Group”), will be liable to any Company Stockholder for any action taken or omitted by it or any agent employed by it under this Agreement, any Related Agreement or any other document entered into in connection with this Agreement or any Related Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for willful misconduct. The Stockholder Representative will not be liable to any Company Stockholder for any apportionment or authorization of distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or authorization of distribution is subsequently determined to have been made in error, the sole recourse of any Company Stockholder to whom payment was due, but not made, will be to recover from other Company Stockholders any payment in excess of the amount to which such other Company Stockholders are determined to have been entitled. The Stockholder Representative Group will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any Related Agreement. Neither the Stockholder Representative nor any Representative engaged by it will be liable to any Company Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the Transactions or relating to the performance of its other duties under this Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.

Article XIII

GENERAL PROVISIONS

13.1          Expenses. Except as otherwise provided herein, each Party shall bear its own fees and expenses with respect to this Agreement and the Transactions.

13.2         Amendments. The Parties may amend, modify or supplement this Agreement only by a written agreement signed by Purchaser, the Company, and the Stockholder Representative.

13.3          Notices. Any notice, request, instruction or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such Party set forth below and marked to the attention of the designated individual, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:

If to Purchaser or Merger Sub, to:

Zurn Water Solutions Corporation

511 W. Freshwater Way

Milwaukee, WI 53204

Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary

Email: jeffrey.lavalle@zurn.com

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:              R. Alec Dawson; Andrew L. Milano and Allison D. Gargano

Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com

Facsimile:              (212) 309-6001

If to the Stockholder Representative or, prior to the Closing, the Company, to:

Elkay Interior Systems International, Inc.
241 N Broadway #600, Milwaukee, WI 53202

Attention: Anthony Lutz
Email: tony.lutz@elkayinteriorsystems.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 S Wacker Drive
Chicago, IL 60606
Attention: Paul Theiss and Jason Wagenmaker
Email: PTheiss@mayerbrown.com and

JWagenmaker@mayerbrown.com

or to such other individual or address or email address as a Party may designate for itself by notice given in accordance with this Section 13.3.

13.4          U.S. Dollars. All cash payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.

13.5         Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party (subject to the limitations herein).

13.6         Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties.

13.7         No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.8         Further Assurances. On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and effectuate the other Transactions.

13.9         Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

13.10        Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Company Disclosure Schedules, the Purchaser Disclosure Schedules, the Letters of Transmittal, the Related Agreements and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements and the Confidentiality Agreement.

13.11        Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting Party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; (d) the neuter gender shall include masculine and feminine genders; (e) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (h) the terms “or,” “any” or “either” are not exclusive; (i) except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; (j) any reference to an applicable “Law” shall be such Law as amended from time to time and (k) references to “made available” or “provided” by either Party shall refer to those materials contained in the “Project Jordan” data room established with Intralinks by the Company, on the one hand, and the “Project Jordan – Reverse Due Diligence” data room established with Intralinks by Purchaser and any publicly filed documents of Purchaser on the other hand, in each case as of February 11, 2022 (and, in the case of the “Project Jordan” data room established with Intralinks by the Company, the additional documents listed on Schedule 13.11).

13.12        Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

13.13       Jurisdiction, Service and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 4.2, each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions, (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 12.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

13.14        WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.14.

13.15        Equitable Relief. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that subject to Section 10.2(b), prior to the valid termination of this Agreement pursuant to Section 10.1, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Purchaser would have entered into this Agreement. Subject to Section 10.2(b), prior to the valid termination of this Agreement pursuant to Section 10.1, the Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.15 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, including pursuant to Section 10.2, the remedies available to the Parties pursuant to this Section 13.15 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement (but for the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Closing and monetary damages in connection with this Agreement including all or any portion of the Purchaser Termination Fee). If, before the Outside Date, any Party hereto brings any action, in each case in accordance with this Section 13.15, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.

13.16       Privileged Communications. Mayer Brown LLP and the Company’s in-house legal department (collectively, “Counsel”) have acted as counsel for the Company in connection with this Agreement and the Related Agreements and the consummation of the Transactions and the transactions contemplated by the Related Agreements (the “Transaction Engagement”). The Parties acknowledge that (a) all communications in any form or format whatsoever between or among Counsel, on the one hand, and the Company or any of its directors, officers, Employees, agents or advisors, on the other hand, that relate in any way to the Transaction Engagement (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged communications that belong to the Company, (b) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Surviving Corporation and may be controlled by the Surviving Corporation and shall not be claimed by any Company Stockholder or any of its Affiliates, and (c) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to any Company Stockholder, any of their respective Affiliates or any of their respective Representatives by reason of any attorney-client relationship between Counsel and any Company Stockholder or otherwise. No Company Stockholder or any of its Affiliates will have access to any such Privileged Communications or to the files of Counsel relating to the Transaction Engagement.

13.17        No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the Transactions could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

13.18        Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.

13.19        Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on the face of such disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any Dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract.

13.20        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no Party shall be required to make any disclosure (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 16 C.F.R. § 261.2(b) and as identified in 16 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any Party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 13.20 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

ZURN WATER SOLUTIONS CORPORATION

By:	/s/ Todd A. Adams
Name: Todd A. Adams
Title: President and Chief Executive Officer

MERGER SUB:

ZEBRA MERGER SUB, INC.

By:	/s/ Mark Peterson
Name: Mark Peterson
Title: President, Secretary and Treasurer

COMPANY:

Elkay Manufacturing Company

By:	/s/ Timothy J. Jahnke
Name: Timothy J. Jahnke
Title: Chairman of the Board

STOCKHOLDER REPRESENTATIVE:

ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.

By:	/s/ Anthony Lutz
Name: Anthony Lutz
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit a

Form of Company Stockholder Support Agreement

Execution Version

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of February [●], 2022 (this “Agreement”), is made by and among [●] (the “Stockholder”), Elkay Manufacturing Company, a Delaware corporation (the “Company” or “Elkay”) and Zurn Water Solutions Corporation, a Delaware corporation (the “Purchaser”).

W I T N E S E T H

WHEREAS, on February 12, 2022, the Purchaser, the Company, Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of the Company for certain purposes described therein, entered into that certain Agreement and Plan of Merger (as amended or restated from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Purchaser (collectively with the other transactions contemplated by the Merger Agreement, including the Spinoff, the “Transactions”);

WHEREAS, the Stockholder is the Beneficial Owner of, and has the right to vote and consent with respect to, that number of shares of Class [A/M] common stock, par value $0.01 per share, of the Company (the “Class [A/M] Common Stock”) set forth in Section 6.4 of this Agreement (together with any shares of Class [A/M] Common Stock of which the Stockholder acquires Beneficial Ownership after the date hereof, the “Shares”), which are the only voting equity interests of the Company owned by the Stockholder;

WHEREAS, as an inducement to the Purchaser’s willingness to enter into the Merger Agreement and the consummation of the Transactions, the Purchaser has reserved the right to terminate the Merger Agreement if Company Stockholders (as defined in the Merger Agreement) holding a certain percentage of the Voting Stock (as defined in the Merger Agreement) do not enter into Company Stockholder Support Agreements (as defined in the Merger Agreement), including this Agreement; and

WHEREAS, the Purchaser and the Company desire that the Stockholder agree, and the Stockholder agrees, on the terms and subject to the conditions set forth herein, to undertake the obligations set forth herein, including, but not limited to, not to Transfer (as defined below) any of the Shares, and to vote or consent all of the Shares in a manner so as to facilitate the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions and Related Matters.

1.1           Definitions. This Agreement is a “Company Stockholder Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficial Owner”, with respect to an Equity Interest, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the correlative terms “Beneficially Owned,” “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly; provided, however, that notwithstanding the foregoing, the term "Beneficial Owner" and each of the foregoing correlative terms shall be deemed to exclude any party or parties having the power pursuant to the express terms of the governing trust instrument of a trust which is a Stockholder to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust's Shares (individually or collectively, its “Directing Party”)

“Company” shall have the meaning set forth in the Preamble.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Directing Party” has the meaning set forth in the definition of Beneficial Owner.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in the Recitals.

“Stockholder” shall have the meaning set forth in the Preamble.

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least fifty percent (50%) of the board of directors, board of managers or other governing body of such corporation, limited liability company, joint venture, trust or other legal entity that is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Transfer” shall mean, with respect to any Share, any direct or indirect sale, offer to sell or otherwise dispose of, transfer, assignment, pledge, option, charge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share, in each case whether voluntary, involuntary or by operation of law, as applicable, to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of any equity interest in, or sale, transfer or assignment of Control of, any Person holding such Share, as applicable, or otherwise.

2

2.           Agreement to Consent and Approve.

2.1           The Stockholder agrees that, from the date hereof until the Expiration Time, promptly (and in any event by 8:00 p.m. central time on the second (2nd) Business Day following the S-4 Effective Date (the “Consent Deadline”), the Stockholder shall execute and deliver the Written Consent approving the adoption of the Merger Agreement and the transactions contemplated thereby, which Written Consent is substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to vote on or consent thereto. Any such Written Consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent.

2.2           The Stockholder shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the Stockholder of its obligations hereunder or the Transactions, including the approval of the adoption of the Merger Agreement and the Transactions.

2.3           The Stockholder agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its Shares against any action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions. Any attempt by the Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of the intent of this Agreement, including, but not limited to this Section 2 shall be null and void ab initio. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to grant a proxy or power of attorney with respect to voting the Shares other than as described in Section 2 and Section 4.

3.           Agreement Not to Transfer or Encumber. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares (other than pursuant to this Agreement), or (c) grant a proxy or power of attorney with respect to the Shares that is inconsistent with this Agreement. Any Transfer or attempted Transfer of any Shares in violation of this Section 3 shall be null and void ab initio; provided that any Transfer (x) by will or pursuant to laws of descent and distribution, or (y) that occurs by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement shall not be deemed a Transfer (such exempt Transfers, “Permitted Transfers”); provided that any transferee of such Permitted Transfers agrees to be bound by the terms of this Agreement.

3

4.           POA. Subject to the last sentence of this Section 4, the Stockholder hereby appoints the Purchaser, and any designee of the Purchaser, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2.1 and this Section 4. This proxy and power of attorney is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to the Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Stockholder’s appointment of Purchaser, and any designee of the Purchaser, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2.1 shall only take effect if the Stockholder fails to deliver the Written Consent by the Consent Deadline as described in Section 2.1.

5.           Appraisal and Dissenters’ Rights. The Stockholder hereby (a) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that the Stockholder may have by virtue of ownership of Shares and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.

6.           Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents and warrants to the Purchaser and the Company as follows:

6.1           Organization of the Stockholder.

(a)           If the Stockholder is not an individual, the Stockholder is duly established and validly existing and under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business.

(b)           If the Stockholder is not an individual, the Stockholder is validly licensed or qualified to do business (where such concept is applicable) under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of its business makes such licensing or qualification necessary or advisable, except where the failure to be licensed or qualified would not reasonably be expected to be material to its business or the Stockholder’s properties or assets.

(c)           If the Stockholder is not an individual, the Stockholder is not in violation of any provisions of its Organizational Documents or the Related Agreements to which it is a party.

4

6.2           Authority of the Stockholder. (a) If the Stockholder is not an individual, the Stockholder has all requisite power and authority, and (b) if the Stockholder is an individual, the Stockholder has legal competence and capacity, to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Stockholder of this Agreement and Related Agreements to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action of the Stockholder. This Agreement and Related Agreements to which the Stockholder is a party have been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party by the Company and the Purchaser, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms.

6.3           Non-Contravention.

(a)           If the Stockholder is not an individual, the execution and delivery by the Stockholder of this Agreement and the Related Agreements to which it is a party and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Stockholder, or (iii) a conflict with, breach or violation of any Law applicable to the Stockholder or by which its properties are bound or affected, except, in the case of clause (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement on a timely basis.

(b)           If the Stockholder is an individual, the execution and delivery by the Stockholder of this Agreement and the Related Agreements to which it is a party and the performance of its obligations hereunder will not require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement on a timely basis.

6.4           Ownership.

(a)           As of the date hereof, the Stockholder (i) is the holder of record and Beneficially Owns [●] Shares, including [●] shares of Class [A/M] Common Stock, free and clear of any and all Liens, other than those created by this Agreement or any Related Agreements to which the Stockholder is a party, and (ii) has sole voting power over and right to consent with respect to all of such shares of Company Common Stock, including the Shares.

(b)           There are no preemptive rights or other similar rights in respect of the Shares, (ii) there are no Liens (other than Permitted Liens and Liens in favor of the Company to secure outstanding loans made by the Company to the Stockholder to acquire Shares) on the Shares, (iii) other than the Certificate of Incorporation and the Merger Agreement and, if the Stockholder is a trust, other than any power of a Directing Party pursuant to the terms of the governing trust instrument of the Stockholder regarding the trust's ownership, transfer or voting of the Shares (provided that Stockholder represents that such Directing Party has prior to the date hereof directed the Stockholder to execute, deliver and perform under this Agreement, there are no contractual obligations (including for the avoidance of doubt, voting trusts, stockholder agreements, proxies or other agreements) in effect relating to the ownership, transfer or voting of the Shares, (iv) except for Transactions, there is no contractual obligation to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) or any other investment in respect of, the Shares, and (v) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of the Shares.

5

6.5           Proceeding Pending. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that, individually or in the aggregate, would reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the Transactions on a timely basis.

7.           Publicity. The Stockholder hereby (i) authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure in connection with the Transactions, including the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, its identity and the aggregate number of shares of the Company represented by Support Agreements, and the nature of its obligations under this Agreement, (ii) agrees that it shall promptly (A) furnish to the Company and the Purchaser any information that the Company or the Purchaser may reasonably request for the preparation of any such announcement or disclosure and (B) notify the Company and the Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) agrees that it shall not, without the prior written consent of the Purchaser, make any public statement about the Transactions or this Agreement.

8.           Termination. Other than this Section 8 and Section 11, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

9.           Duties. Each of the parties hereto are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares, and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of the Company.

10.         [Repayment of Company Stockholder Loan.     The Stockholder acknowledges and agrees that if such Stockholder does not, prior to the consummation of the Merger, repay in full all amounts outstanding as of the Effective Time under loans made by the Company to the Stockholder to fund the Stockholder’s purchase of Shares, such loan(s) shall be repaid automatically, and without any further action being required from Stockholder, pursuant to a repurchase of Shares by the Company for no additional consideration as payment in respect of the outstanding balance of such loans, such repurchase to be effective immediately prior to the consummation of the Merger and to consist of an amount of Shares as may be determined by the Board to be equivalent in value to the amount of such loan based on the expected Merger Consideration (having regard to such estimates and methodologies as may be determined by the Board with respect thereto, and excluding the effects of any adjustment to the Merger Consideration after the Closing).]1

1 To be included only for stockholders with outstanding loan balances.

6

11.           Miscellaneous.

11.1         Expenses. Except as otherwise provided herein, each party hereto shall bear its own fees and expenses with respect to this Agreement and the Transactions.

11.2         Notices. Any notice, request, instruction or other communication to be given under this Agreement by a party hereto shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such party set forth below and marked to the attention of the designated individual:

If to the Purchaser, to:

Zurn Water Solutions Corporation

511 W. Freshwater Way

Milwaukee, WI 53204

Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary

Email: jeffrey.lavalle@zurn.com

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:     R. Alec Dawson; Andrew L. Milano and Allison D. Gargano

Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com

If to the Company prior to Closing, to:

Elkay Manufacturing Company
1333 Butterfield Road

Suite 200

Downers Grove, IL 60515

Attention: Kathleen J. Deighan

Email: Kathleen.deighan@elkay.com

7

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 S Wacker Drive
Chicago, IL 60606
Attention: Paul Theiss
Email: PTheiss@mayerbrown.com and

JWagenmaker@mayerbrown.com

If to the Stockholder, to:

[Name]
[Address]

Attention: [●]
Email: [●]

or to such other individual or address or email address as a party may designate for itself by notice given in accordance with this Section 11.2.

11.3           Amendment; Waivers. The parties may amend, modify or supplement this Agreement only by a written agreement signed by Purchaser, the Stockholder and, if prior to the Closing, the Company. No failure or delay by a party in enforcing any of such party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a party’s rights will be deemed to preclude any other or further exercise of such party’s rights under this Agreement. No waiver of any of a party’s rights under this Agreement will be effective unless it is in writing and signed by such party (subject to the limitations herein).

11.4           Binding Effect; Assignment. This Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. No party may, by operation of law or otherwise, assign this Agreement or any of such party’s rights or obligations under this Agreement without the written Consent of the other parties.

11.5           No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6           Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the parties’ intent to the maximum extent permitted by Law.

11.7           Entire Agreement. This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto.

8

11.8           Construction. The parties have each participated in the negotiation and drafting of the terms of this Agreement. The parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; (d) the neuter gender shall include masculine and feminine genders; (e) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (h) the terms “or,” “any” or “either” are not exclusive; (i) except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules,” if any, are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement, if any, and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.

11.9           Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

11.10           Jurisdiction, Service and Venue. Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions, (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 11.2 will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

9

11.11           WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12           Equitable Relief. The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the parties hereto pursuant to this Section 11.12 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.

11.13           Further Assurances. From time to time, at the request of the Purchaser, (a) the Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement and (b) the Company will enforce any terms of this Agreement against the Stockholder, including Section 2 through Section 5 hereof, and the Company shall refuse to record the Transfer of any Shares purported to be made in violation of the terms hereof.

10

11.14           Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such party forever waives any such defense.

11.15           Trustee Capacity. To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party under the governing trust instrument creating the fiduciary capacity, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.

[Signature page follows]

11

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

ZURN WATER SOLUTIONS CORPORATION

By:
Name:
Title:

COMPANY:

ELKAY MANUFACTURING COMPANY

By:
Name:
Title:

STOCKHOLDER:

EXHIBIT A

FORM OF WRITTEN CONSENT OF STOCKHOLDER

exhibit b

Form of Board Observer Agreement

Execution Version

BOARD OBSERVER AGREEMENT

This Board Observer Agreement (this “Agreement”) is made effective as of February 12, 2022 (the “Effective Date”), by and between Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”) and Ronald C. Katz (the “Observer,” and together with Zebra, each a “Party,” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Zebra, Elkay Manufacturing Company (“Elkay”), a Delaware corporation, Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Zebra (“Merger Sub”) and the Stockholder Representative are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, on the Closing Date, Merger Sub will merge with and into Elkay, the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, in accordance with Section 2.8(b) of the Merger Agreement, from and after the Closing, during the term of this Agreement, Zebra shall permit the Observer to participate in all meetings of the board of directors of Zebra (the “Zebra Board”) in a nonvoting, observer capacity, subject to and in accordance with the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Observer Rights & Obligations. Subject to Section 3 and Section 2 below:

1.1           Until the Observer ceases to serve in such capacity, Zebra hereby grants to the Observer the right to attend all meetings (including telephonic or videoconference meetings) of the Zebra Board in his capacity as an observer. Except as set forth in Section 2 below, the Observer may observe and participate fully in discussions at all meetings of the Zebra Board, but in no event shall the Observer, in his capacity as such: (a) be deemed to be a director or a member of, or consultant or advisor to, the Zebra Board (or any committee); or (b) have the right to call a meeting of the Zebra Board or vote on or propose any motions, resolutions or other actions for a vote or approval by the Zebra Board (or any committee). Neither Zebra nor the Zebra Board shall have any obligation to act upon or otherwise take into account any recommendations of or input from the Observer. Subject to Section 1.2 and Section 2 below, Zebra shall allow the Observer to attend all meetings of the Zebra Board in the same manner it allows any directors on the Zebra Board, in accordance with the bylaws of Zebra, including in person (if an in-person meeting) or by telephone or other electronic means of communication by which such meeting is held and pursuant to which all participants in the meetings can hear and be heard by each other. Without limiting the notice and information rights and obligations in Section 2 below, the presence of the Observer shall not be required for purposes of establishing a quorum at any meeting of the Zebra Board, or for the calling to order of any such meeting of the Zebra Board. For the avoidance of doubt, the Observer shall have no right to control the scheduling of any of the meetings described in this Section 1.1. The rights granted to the Observer pursuant to this Section 1.1 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.

1.2           Compliance with Zebra Policies. Observer acknowledges that he will comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable, from time to time, to members of the Zebra Board as if he was a board member, including, the Zebra’s Code of Business Conduct and Ethics, and policies on confidentiality, ethics, hedging and pledging of Zebra’s securities, public disclosures, stock trading, and stock ownership (collectively, the “Zebra Policies and Procedures”). The Observer shall provide Zebra with such information as is reasonably requested by Zebra concerning the Observer as is required to be disclosed under applicable Law or stock exchange regulations, in each case as promptly as necessary as determined by Zebra.

1.3           Reimbursement. Zebra hereby agrees, in accordance with its Organizational Documents, to reimburse the Observer for all reasonable out-of-pocket travel expenses incurred (consistent with Zebra’s travel policy) in connection with attending meetings of the Zebra Board. The rights granted to the Observer pursuant to this Section 1.3 are, for the avoidance of doubt, non-transferrable, and shall terminate immediately upon the termination of this Agreement in accordance with Section 4.

2.           Meeting Attendance Exceptions, Notice and Information Rights. Until the Observer ceases to serve in such capacity, Zebra shall provide to the Observer copies of all notices, minutes, consents and other materials that Zebra provides to the members of the Zebra Board (collectively, “Board Materials”), at the same time and in the same manner as such information is delivered to the other members of the Zebra Board. Notwithstanding the immediately preceding sentence or anything else to the contrary contained herein, Zebra may withhold certain Board Materials from the Observer or exclude the Observer from certain meetings (or portions of meetings) of the Zebra Board if the Zebra Board determines, in its sole discretion and in good faith that such action with respect to the Observer is necessary to avoid an actual or potential conflict of interest between Zebra, on the one hand, and the Observer or any of his associates or Affiliates, on the other hand, comply with the terms and conditions of confidentiality agreements with third-parties or applicable law, and/or preserve attorney-client privilege, work product or similar privilege. The rights granted to the Observer pursuant to this Section 2 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.

3.           Confidential Information.

3.1           To the extent any information obtained by the Observer from Zebra is Confidential Information (as defined below), the Observer will treat any such Confidential Information in accordance with the terms and conditions of this Section 3.

2

3.2           As used in this Agreement, “Confidential Information” means any and all information or data concerning Zebra or any of its Affiliates, whether in verbal, visual, written, electronic or other form (including but not limited to all Board Materials that are or contain non-public, competitive or business sensitive or proprietary information), together with all notes or information discerned from, based on or relating to any of the foregoing that may be prepared or created by the Observer; provided, however, that “Confidential Information” shall not include information that: (a) is or becomes generally available to the public (other than as a result of the unauthorized disclosure of such information in violation of this Agreement by the Observer); (b) is independently developed by the Observer without the use of Confidential Information; (c) becomes available to the Observer at any time on a non-confidential basis from a third party that is not, to the Observer’s knowledge after due inquiry, prohibited from disclosing such information to the Observer by any contractual, legal or fiduciary obligation; or (d) was known by the Observer prior to his receipt thereof from Zebra as proven by written evidence.

3.3           The Observer shall: (a) retain all Confidential Information in strict confidence and acknowledges and agrees that the disclosure of such information could cause irreparable harm to Zebra and its stockholders; (b) not disclose Confidential Information in any manner to any other person or entity; and (c) use the Confidential Information solely in connection with: (i) the exercise of his rights as a non-voting observer of the Board as provided in this Agreement; or (ii) monitoring and enforcing the Observer’s rights hereunder; provided, however, that the foregoing shall not apply to or limit any disclosure to the extent such disclosure is required to be disclosed by applicable Law, provided that, to the extent not prohibited by Law, the Observer shall give Zebra prompt written notice of such requirement and cooperate with Zebra to seek a protective order or other appropriate remedies to obtain assurance that confidential treatment will be accorded such Confidential Information. The confidentiality provisions of this Agreement shall survive the termination of this Agreement.

3.4           Upon the time that Observer shall cease to serve as a non-voting observer of the Board no matter the cause, the Observer shall, as promptly as reasonably practicable (but in any case no later than three (3) business days), return all Confidential Information to the Zebra and provide written certification to Zebra that such materials have been so returned, are no longer in his possession and no copies have been retained.

4.           Termination. Subject to Zebra’s Organizational Documents, this Agreement and the rights and obligations hereunder shall immediately terminate and be of no further force and effect (other than provisions which are expressly designated as surviving termination), and the Observer shall not be able to attend any Board or committee meetings or receive any Confidential Information (including, but not limited to Board Materials), upon the earliest to occur of (a) the date on which the Observer and his Affiliates or transferees (including Ice Mountain and its Affiliates) no longer Beneficially Own at least 5% of the Purchaser Shares which they are entitled to be issued pursuant to Sections 2.5(a) and 4.2(d) of the Merger Agreement (or, if later, the first anniversary of the date of this Agreement), (b) Observer’s irrevocable resignation as an observer delivered to Zebra in writing, or (c) Observer’s death or disability (as reasonably determined by Zebra); provided, that no termination of this Agreement shall affect the rights or obligations provided in Section 3 and Section 5 through 17 hereof which shall survive such termination or affect any other provision of this Agreement that is intended or contemplated to survive such termination as provided herein.

3

5.           Notices. Any notice, request, instruction or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email with confirmation that the message was delivered, and provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such Party set forth below and marked to the attention of the designated individual, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:

If to Zebra, to:

Zurn Water Solutions Corporation

511 W. Freshwater Way

Milwaukee, WI 53204

Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary

Email: jeffrey.lavalle@zurn.com

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:     R. Alec Dawson; Andrew L. Milano and Allison D. Gargano

Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com

Facsimile:     (212) 309-6001

If to the Observer, to:

Ron C. Katz

827 Garfield Avenue

Hinsdale, IL 60621
Email: ron.katz@elkay.com

6.           Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

4

7.           WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.           Equitable Relief. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 4, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Zebra nor the Observer would have entered into this Agreement. Prior to the valid termination of this Agreement pursuant to Section 4, the Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provided in this Agreement, the remedies available to the Parties pursuant to this Section 8 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.

9.           Entire Agreement. This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto. To the extent there is a conflict between this Agreement and any of the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing, with respect to the rights provided to Observer in Section 1 hereof, this Agreement shall control.

5

10.           Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting Party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the neuter gender shall include masculine and feminine genders; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (e) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (f) the terms “or,” “any” or “either” are not exclusive; (g) except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement; and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.

11.           Amendment and Waivers. The Parties may amend, modify or supplement this Agreement only by a written agreement signed by Zebra and the Observer. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party (subject to the limitations herein).

12.           Assignability. The Observer may not assign or otherwise transfer this Agreement or any of the rights, interests or obligations set forth in this Agreement, and any attempted transfer or assignment shall be null and void, and no transfer or assignment shall be deemed to have occurred by operation of law.

13.           No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.           Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

15.           Expenses. Except as set forth in Section 1.3, each Party shall be responsible for its costs and expenses in connection with the negotiation of this Agreement.

6

16.           Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.

17.           Captions. The captions of the Sections of this Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

[signature page follows]

7

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

ZEBRA

Zurn Water Solutions Corporation

By:
Name:
Title:

OBSERVER

Ronald C. Katz

[Signature Page to Board Observer Agreement]

exhibit c

Spinoff Documents

SPIN-OFF AGREEMENT

This SPIN-OFF AGREEMENT (this “Agreement”), is dated as of _______________, 2022, by and among Elkay Manufacturing Company, a Delaware corporation (“EMC”) and Elkay Interior Systems International, Inc., a Delaware corporation and a wholly-owned subsidiary of EMC (“EIS International”). EMC and EIS International are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on February 12, 2022, EMC, Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and EIS International, a Delaware corporation, as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);

WHEREAS, the board of directors of EMC (the “EMC Board”) has determined it is in the best interests of EMC to consummate the Potential Transactions, including the execution of this Agreement;

WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions: the Plumbing Division, which includes the business of the manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”), and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for the purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business, and the Plumbing Business shall be excluded from the definition of “EIS Business;”

WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;

WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents (as defined below), each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors of EIS International (the “EIS Board”) has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;

WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared services model with EMC providing corporate support services, including finance, IT, legal and human resources services, to each of the Plumbing Business and the EIS Business;

WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the Spin-Off Shares (as defined below) to the holders of the EMC Common Stock as of the Record Date (the “Spin-Off”), following which, EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;

WHEREAS, in contemplation of the Spin-Off, (i) EMC contributed $6,896,000 to EIS International to effectuate the purchase of Elkay Interior Systems, Latin America, S. De R.L. de C.V. (“EIS Latin America”) (the “Contributed Capital”), (ii) EMC transferred 100% of the equity interests of its direct subsidiary, Elkay Interior Systems, Inc. (“EIS”), a Wisconsin corporation to EIS International, pursuant to that certain contribution agreement (the “EIS Contribution Agreement”), dated as of December 31, 2021, by and between EMC and EIS International (the “EIS Contribution”), (iii) EMC transferred 75% of Elkay Asia, Inc. to EIS International, pursuant to that certain transfer form (the “Elkay Asia Transfer Form”), dated as of January 10, 2022, by EMC (the “Elkay Asia Contribution”), (iv) Grupo Bernox, S.A. de C.V. (“Grupo Bernox”) transferred 100% of its partnership interests in EIS Latin America to EIS and E.B. Tecnica Mexicana, S.A. de C.V. (“Elkay Mexico”) transferred 100% of its partnership interests of EIS Latin America to EIS International and EIS International, respectively, pursuant to the terms of (a) that certain Partnership Interest Purchase and Sale Agreement (the “Grupo Bernox Partnership Interest PSA”), dated as of December 31, 2021, by and between Grupo Bernox and EIS, and (b) that certain Partnership Interest Purchase and Sale Agreement (the “Elkay Mexico Partnership Interest PSA, and together with the Grupo Bernox Partnership Interest PSA, the “Partnership Interest PSAs”), dated as of December 31, 2021, by and between Elkay Mexico and EIS International, (v) EMC will transfer the Transferred Assets and Assumed Liabilities (as such terms are defined therein) to EIS International, pursuant to that certain Asset Transfer Agreement in the form attached to the Merger Agreement (the “Asset Transfer Agreement between EMC and EIS International”) dated as of [●], between EMC and EIS International (the “Asset Contribution” and collectively with the Contributed Capital, EIS Contribution and the Elkay Asia Contribution, the “Contribution”) and (vi) Elkay Sales, Inc., an Illinois corporation (“ESI”) and Elkay Plumbing Products Company, a Delaware corporation (“EPPC”) will transfer the Transferred Assets and Assumed Liabilities (as such terms are defined therein) to EIS pursuant to that certain Asset Transfer Agreement in the form attached to the Merger Agreement (the “Asset Transfer Agreement among ESI, EPPC and EIS,”) dated as of [●], by and among ESI, EPPC and EIS (collectively with the Contribution and the transactions contemplated by the Partnership Interest PSAs, the “Restructuring Transactions”);

WHEREAS, the EMC Board and the EIS Board have unanimously (a) determined that this Agreement, the other Spin-Off Documents and the transactions contemplated thereby, including the Spin-Off and the Restructuring Transactions (collectively, the “Spin-Off Transactions”), are fair to and in the best interests of EMC and its stockholders and EIS and its stockholders, as applicable, and (b) approved and declared advisable this Agreement, the other Spin-Off Documents and the Spin-Off Transactions;

WHEREAS, for United States federal and state income tax purposes, it is intended that the Contribution and the Spin-Off qualify for the Intended Tax Treatment (as defined below); and

WHEREAS, the EMC Board and the EIS Board were each presented with and approved the Plan of Reorganization dated [●], 2022 and the Elkay Manufacturing Restructuring Plan provided by KPMG dated [●], 2022 (together, the “Plan of Reorganization”) to effectuate the Spin-Off Transactions as well the entry into this Agreement, which includes the allocation of certain rights and responsibilities of EMC, EIS International and their respective Affiliates as of the Effective Time and to provide for certain other matters.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1           Definitions.  In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms will have the meanings specified below when used in this Agreement with initial capital letters:

“Action” means an action, cause of action, including administrative actions, claim, suit, arbitration, proceeding, audit, hearing, examination, investigation or other litigation (whether in law or in equity and whether civil, criminal, administrative, investigative or informal) controversy, assessment, grievance, inquiry, request for information, mediation, charge, complaint, demand, notice or notices of violations to, from, by or before any Governmental Authority or any mediator, including any charge or complaint filed with the National Labor Relations Board or the Equal Employment Opportunity Commission.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise. For the avoidance of doubt, and for purposes of this Agreement, Transferee shall not be deemed to be an Affiliate of any Transferor on and after the Effective Time.

“Ancillary Agreements” means each of the Tax Matters Agreement, Plan of Reorganization, Transition Services Agreement, any agreement entered pursuant to the Restructuring Transaction and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto).

“Applicable Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, other than a “multiemployer plan” (as defined in Section 3(37) of ERISA), (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan or (c) any retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, non-discretionary bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan within the meaning of Section 3(3) of ERISA.

“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Effective Time” shall mean 12:01 a.m. Central Time [●], 2022.

“EIS International Common Stock” means the Class A Common Stock of EIS International, par value $0.01 per share.

“EIS Group” means, collectively, EIS and all of its Subsidiaries as listed on Schedule A hereto.

“EIS Virginia Lease” means that certain Office Lease Agreement, dated as of May 31, 1996 (as amended), by and between TIP Owner, L.L.C. and Digney York Associates, LLC.

“EMC Common Stock” means each of the Class A, Class B, Class M and Class N Common Stock of EMC, par value $0.01 per share.

“EMC Group” means EMC and all of its Subsidiaries as listed on Schedule B hereto.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests or other equity interests of an entity, as applicable, and (b) any options, warrants, phantom stock, convertible notes or other securities exercisable for or convertible into any of the securities described in clause (a).

“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.

“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“Intercompany Agreement” means a Contract between a member of the EIS Group or one of their respective Affiliates, on the one hand, and any member of the EMC Group or one of their respective Affiliates, on the other hand.

“Liability” or “Liabilities” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Contract, Applicable Law or Order.

“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.

“Record Date” means the close of business on the date to be determined by the EMC Board as the record date for determining stockholders of EMC entitled to receive shares of EIS International Common Stock pursuant to the Spin-Off, which date will be [●], 2022.

“Spin-Off Date” means the date on which the Spin-Off occurs, which date will be [●], 2022.

“Spin-Off Documents” means this Agreement and the Ancillary Agreements.

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least fifty percent (50%) of the board of directors, board of managers or other governing body of such corporation, limited liability company, joint venture, trust or other legal entity that is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of [●], 2022 by and between EMC and EIS International.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between EMC and EIS International.

1.2            Interpretation.  When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any Applicable Law or section of Applicable Law, any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include any successor to Applicable Law or section of Applicable Law.

ARTICLE II

Spin-Off

2.1.           EIS International Share Increase.   Prior to the date hereof, each of EMC and EIS International have taken all actions necessary to increase, and EIS International has increased, the authorized shares of EIS International Common Stock to 250,000.000 of which [214,543.358] shares have been issued to EMC (the “Spin-Off Shares”).

2.2.           The Spin-Off.  Upon the terms and subject to the conditions of this Agreement, following and contingent upon the Restructuring Transactions, EMC will declare and effectuate the Spin-Off with an effectiveness as of the Effective Time. through a distribution of all of the Spin-Off Shares to EMC’s stockholders as of the Record Date in accordance with Section 2.3 below.

2.3.           Delivery of Spin-Off Shares.   Upon the consummation of the Spin-Off, in accordance with Applicable Law, EMC and EIS International shall effect the book-entry transfer in the books and records of EIS International by EMC of all of the Spin-Off Shares to and for the account of EMC’s stockholders as of the Record Date (the “Record Holders”) on a pro rata basis. In connection therewith, all of the Spin-Off Shares held by EMC as of immediately prior to the Effective Time will be distributed to all of the Record Holders in a manner determined by EMC.

ARTICLE III

Employee Matters

3.1.           Employee Matters.   As of the Spin-Off Date and except as otherwise contemplated in the Transition Services Agreement, EIS International shall terminate each of their and the EIS Group’s participation in, and withdraw from, any Benefit Plans sponsored by EMC (“EMC Benefit Plans”), and, as a result thereof, except as provided in the Transition Services Agreement, employees of EIS International and the EIS Group shall cease to participate in the EMC Benefit Plans as active participants thereunder immediately prior to the Spin-Off Date. EMC shall cooperate in such termination and withdrawal. Except with respect to a portion of the assets in the Elkay Manufacturing Company Retirement and Savings Plan that will be transferred to a new plan established by EIS International, no assets of the EMC Benefit Plans will be transferred to EIS International or the EIS Group as a result of the Spin-Off. Without limitation, EIS International shall be solely responsible for all Liabilities to the EMC Benefit Plans not previously covered by payment or contribution by EIS International to EMC or to such EMC Benefit Plans with respect to any current or former employee, independent contractor, or any other Person who primarily provides or provided services to of any member of the EIS Group on and prior to the date of the Spin-Off notwithstanding any status as an EMC Benefit Plan, including, without limitation, (i) amounts which are accrued but unpaid as of the Spin-Off Date with respect thereto, or (ii) employee or independent contractor claims of any kind. Except as provided in the Transition Services Agreement, EIS International acknowledges that it is solely responsible for providing continuation health coverage, as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for or in respect of any individual employed at any time by EIS International and the EIS Group participating in an EMC Benefit Plan subject to COBRA who incurred or incurs a “qualifying event” as defined in COBRA on, prior to, or after the Spin-Off Date, or that would be imposed on EMC in connection with the transactions contemplated by reason of this Agreement pursuant to Treas. Reg §54.4980B-9.

ARTICLE IV

Representations and Covenants

4.1.           Representations.

(a)           Each Party to this Agreement has full power and authority to execute and deliver this Agreement and the other Spin-Off Documents to which it is a party, and to consummate the Spin-Off. The execution and delivery of this Agreement and the other Spin-Off Documents to which it is a party and the consummation of the Spin-Off have been duly and validly authorized by such Party, and no other proceedings on the part of such Party or any other person are necessary to authorize the execution and delivery by such Party of this Agreement and the other Spin-Off Documents to which it is a party or the consummation of the Spin-Off.

(b)           This Agreement has been duly and validly executed and delivered by the Parties hereto, and (assuming the valid execution and delivery of this Agreement by the other Parties hereto and thereto) constitutes the legal, valid and binding agreement of such Party enforceable against it in accordance with its terms, except as such obligations and their enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) by general principles of equity, or (iii) the power of a court to deny enforcement of remedies based on public policy.

4.2.           Litigation Matters. Each Party hereto will use their commercially reasonable efforts to aid the other Party hereto in the defense of any third-party Action (other than, for the avoidance of doubt, any action relating to the Merger Agreement or any of its Related Agreements) relating to the EIS Business (in the case of the EIS Group), or the Plumbing Business (in the case of the EMC Group), make available during normal business hours, but without unreasonably disrupting their respective businesses, and personnel and shall furnish, and shall cause to be furnished, all records in their possession, custody and/or control, solely to the extent not otherwise available to such Party and reasonably available to such Party being requested, relating to the EIS Business or the Plumbing Business, as applicable, as advised by counsel to such Party is reasonably necessary to permit the effective defense or investigation of such Action, provide however, that neither Party shall be required to provide access to, disclose information to or assist or cooperate with the other Party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any Applicable Law or Contract to which the applicable party is a subject or bound; provided that each Party shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date hereof or after the date hereof, and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed. Any information disclosed pursuant to this Section 4.2 shall be governed by Section 4.7.

4.3.           Other Cooperation.  EMC and EIS International will comply fully with all notification, reporting and other requirements under any Applicable Law or Order related to the Spin-Off. EMC and EIS International will use their commercially reasonable efforts to obtain, as soon as practicable, the authorizations that may be or become necessary for the performance of their respective obligations under this Agreement and the consummation of the Spin-Off and will cooperate fully with each other in promptly seeking to obtain such authorizations. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party hereto to completely fulfill its obligations under this Agreement, such Party will use commercially reasonable efforts to cause such third parties to provide such cooperation, except that no Party hereto will be required to make any material expenditure in connection therewith.

4.4.           Non-Solicitation. Except for those Persons set forth on Schedule 4.4, after the Spin-Off Date until the second (2nd) anniversary thereof, neither EIS International nor EMC shall, through its Affiliates or employment agencies acting on its behalf, solicit, recruit or hire any Persons who are employed by EMC or EIS International, respectively, without EMC or EIS International’s consent. Notwithstanding the foregoing, this prohibition does not apply to (i) general solicitations not targeted at the other Party’s employees and the soliciting, recruiting or hiring therefrom, (ii) any such persons previously terminated by the other Party and (iii) any such persons who contact the other Party on their own initiative.

4.5.           Non-Competition. After the Spin-Off Date until the fourth (4th) anniversary thereof, neither EIS International nor any of its Subsidiaries shall directly or indirectly compete with the Business (as such term is defined in the Merger Agreement) which, for the avoidance of doubt, shall exclude the EIS Business including the “Commercial Systems” business as currently conducted by EIS; provided, that this Section 4.5 shall not (a) apply to any Person or any of its Affiliates that acquires EIS International or its assets (except with respect to EIS International itself and its Subsidiaries as of the date hereof and their respective assets, including any Confidential Information, as of the date hereof); and (b) preclude EIS International and its Subsidiaries from acquiring any business that competes with the Business, so long as the revenues of such acquired business derived from the portion of such business that directly or indirectly competes with the Business (as such term is defined in the Merger Agreement) do not exceed 10% of the total revenue of such acquired business.

4.6.           Certain Insurance Matters.  With respect to any Damages suffered by the EIS Group after the Spin-Off Date relating to, resulting from or arising out of the EIS Business prior to the Spin-Off Date for which a member of the EMC Group would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by EMC or for the benefit of the EMC Group or, with respect to time periods prior to the Spin-Off Date, the EIS Group in respect of the EIS Business, any product or service of EIS Business or any EIS Group employee, at the request of EIS International, EMC will use its commercially reasonable efforts to assert and administer, or to assist EIS International or any of its subsidiaries to assert and administer, one or more claims under such policy of insurance covering such Damage if EIS International or any of its subsidiaries is not itself entitled to assert such claim, and any recovery in respect thereof will be paid to the Party suffering such Damages; provided, however, that all of EMC’s costs and expenses incurred in connection with the foregoing, including retroactive or other premium matters, or any required deductible or retention amount, shall be paid directly by EIS International. Notwithstanding the foregoing, EMC will have the sole right to administer all such claims in any manner and take any actions as it deems fit. Following the Spin-Off Date, the EIS Group shall cease to be insured under any policy of insurance maintained by EMC or for the benefit of the EMC Group, and shall be required to replace such insurance coverage. Nothing in this Section 4.5 will affect or modify or be deemed to affect or modify in any way any Parties’ obligations under Article V of this Agreement.

4.7.           Intercompany Agreements. All Intercompany Agreements shall be terminated as of the Effective Time, except those Intercompany Agreements set forth on Schedule 4.6 hereof.

4.8.           Confidentiality.  Each of EMC and EIS International, on behalf of itself and its subsidiaries on and after the Spin-Off Date, and it and its subsidiaries’ directors, officers, employees, agents, and advisors (“Representatives”), expressly acknowledges and agrees that the records, books, data and other confidential information concerning the financial status, products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, research, development, technology, trade secrets, know-how, software, intellectual property and expansion plans and credit and financial data concerning customers and suppliers and other information involving the other Party and known or obtained by EMC or EIS International, respectively, through the past affiliation prior to the Spin-Off are considered to be confidential and are valuable, special and unique assets of EIS International or EMC, respectively, or its subsidiaries, and are essential to preserve the goodwill and going business value of EIS International and EMC, respectively. Each of EMC and EIS International, further agrees that all knowledge and information of the other Party described in the preceding sentence that is confidential, proprietary and/or not in the public domain shall be considered confidential information of the other Party (as applicable, the “Confidential Information”). In recognition of the foregoing, each Party hereby agrees that it will not, and shall cause its Representatives not to: (x) disclose, or cause to be disclosed, any of the Confidential Information to any person or entity for any reason or purpose whatsoever, except and to the extent such disclosure is required by Applicable Law (including, in the case of EMC following the Closing, any disclosure requirements of the SEC or stock exchange on which the securities of EMC or its Affiliates disclosing such information is listed or quoted) or Order (provided, that such Party shall, (i) to extent reasonably possible and legally permissible, give the other Party prompt notice of such required disclosure prior to disclosure; (ii) cooperate with the other Party in the event that it elects to contest such disclosure in its entirety or a portion thereof or seek a protective order with respect thereto; and (iii) in any event only disclose the Confidential Information, or portion thereof, specifically required (after giving effect to any order obtained pursuant to clause (ii) above); or (y) make use of any of the other Party’s Confidential Information for such Party or Representatives’ own benefit or the benefit of any person or entity under any circumstances, except to the extent otherwise permitted hereunder or to comply with Applicable Law or Order. Notwithstanding anything in this Agreement to the contrary, (i) the Tax Matters Agreement shall govern the retention of Tax-related records and the exchange of Tax-related information. For the avoidance of doubt, this Section 4.8 shall be binding on any of EIS International’s successors and assignees, or any Person or any of its Affiliates that acquires EIS International or its assets.

4.9.          D&O Insurance.  At its option, to be made on or prior to the Closing, EMC will (i) maintain in effect for a period of six years after the Spin-Off Date, if available, the policies of directors’ and officers’ liability insurance maintained by EMC with respect to directors and officers of EIS International and its subsidiaries as of the signing of the Merger Agreement (provided that EMC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of EIS International and its subsidiaries as of the signing of the Merger Agreement) or (ii) obtain as of the Spin-Off Date “tail” insurance policies with a claims period of six years from the Spin-Off Date with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of EIS International and its subsidiaries as those policies in place as of the signing of the Merger Agreement, in each case, with respect to claims arising out of or relating to events which occurred before or at the Spin-Off Date; provided, however, that in no event will EMC be required to expend an annual premium for such coverage in excess of 125% of the last annual premium paid by it for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage can only be obtained at an annual premium in excess of the Maximum Premium, EMC will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable at the actual amount of the annual premium. All costs and expenses of such directors’ and officers’ liability insurance shall be borne by EIS International.

4.10.        EIS Virginia Lease. EIS will use its commercially reasonable efforts to procure that EMC is released from that certain guaranty provided by EMC in respect of the EIS Virginia Lease (the “Virginia Lease Guaranty”), including, if requested, providing a substitute guaranty from EIS to the landlord under the EIS Virginia Lease on the same terms and conditions as the existing Virginia Lease Guaranty and, in any event, will indemnify EMC pursuant to the terms of this Agreement for any Damages suffered by EMC as a result of or in connection with the Virginia Lease Guaranty.

4.11.        Wrong Pockets.

(a)            If, following the Effective Time, any member of the EIS Group or the EMC Group identifies an asset that should have been (but was not) transferred to the EMC Group in connection with the Restructuring Transactions because such asset is primarily or exclusive related to the Plumbing Business, then such Party shall notify the other Party in writing and, following such notice, each of EIS International and EMC shall cooperate and work together in good faith to ensure that, as promptly as reasonably practicable, such asset is transferred to the appropriate member of the EMC Group.

(b)           If, following the Effective Time, any member of the EIS Group or the EMC Group identifies any liability that should have been retained, transferred to or assumed by the EIS Group in connection with the Restructuring Transactions because such liability arises from or relates primarily or exclusively to the EIS Business, then such Party shall notify the other Party in writing and, following such notice, the Parties shall cooperate and work together in good faith to ensure that, as promptly as reasonably practicable, such liability is transferred to and assumed by the appropriate member of the EIS Group.

(c)            Notwithstanding anything to the contrary contained in this Agreement, if EIS International and EMC do not agree as to whether an asset identified in accordance with Section 4.10(a) or Section 4.10(b) relates primarily or exclusively to the Plumbing Business, then such disagreement shall be resolved by dispute resolution pursuant to Sections 6.8 and 6.9 and, unless and until such disagreement is fully and finally resolved neither Section 4.10(a) nor Section 4.10(b) shall apply.

4.12.        Minimum Liquidity. After the Spin-Off Date until the second (2nd) anniversary of the Closing Date (as defined in the Merger Agreement), EIS International shall at all times maintain at least $5,000,000 in liquid assets comprised of marketable securities, cash or cash equivalents (excluding retirement accounts and personal and corporate lines of credit), each as reasonably determined by EMC. If EIS International or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the successors and assignees of EIS International assume the obligations of EIS International set forth in this Section 4.12.

4.13.        Release. Effective as of the Spin-Off Date, except for any rights or obligations expressly set forth in this Agreement, the other Spin-Off Documents, as applicable and the Merger Agreement, EIS International, on behalf of itself, each of its stockholders and each of its and their Affiliates (collectively, the “EIS Releasing Parties”), hereby irrevocably and unconditionally (i) releases and forever discharges EMC, its Affiliates and each of their respective current and former officers, directors, employees, limited and general partners, members, advisors, successors, permitted assigns, estates, heirs, executors and administrators (collectively, the “EMC Released Parties”) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in Contract, tort, statute or otherwise, which the EIS Releasing Parties have or may have against any of the EMC Released Parties, previously, now or in the future, in each case, in respect of any actual or alleged fact, circumstance, action or omission occurring or arising on or prior to the Spin-Off Date (the foregoing, collectively, “EIS Released Claims”) and (ii) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, any EIS Released Claim; provided that the foregoing shall not release any Person for any acts of fraud or any illegal conduct.

ARTICLE V

Indemnification

5.1           Indemnity by EMC.  Following the Spin-Off Date, EMC will, on behalf of its successors and assigns, indemnify, defend and hold EIS International, its Subsidiaries, its and their Representatives and each of their respective successors and assigns harmless from and against and will promptly defend such parties from and reimburse such parties for, any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including attorneys’ fees and other costs and expenses (“Damages”) which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result or arising out of or in connection with (a) the failure by EMC to perform any covenant to be performed by it or a member of the EMC Group under this Agreement in whole or in part after the Closing, and (b) the conduct of any business of the EMC Group (other than, for the avoidance of doubt, the EIS Business), including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing.

5.2           Indemnity by EIS International.  Following the Spin-Off Date, EIS International will, on behalf of its successors and assigns, indemnify, defend and hold EMC, its Subsidiaries, its and their Representatives and each of their respective successor and assigns (“EMC Indemnified Parties”) harmless from and against, and will promptly defend such parties from and reimburse such parties for, any and all Damages which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result or arising out of or in connection with (a) the Spin-Off Transactions, (b) the Transferred Assets and Assumed Liabilities (as such terms are defined in the Asset Transfer Agreements) (c) any breach by EIS International of any representation in this Agreement or any Ancillary Agreement, (d) the failure by EIS International to perform any covenant to be performed by it or a member of the EIS Group under this Agreement or any Ancillary Agreement in whole or in part on or after the date hereof, (e) the operation, management or condition of, or any event, matter or circumstance that occurs, exists, or relates to the ownership or operation of, the EIS Business, whether arising before or after the Spin-Off Date and (f) any misrepresentation or breach of warranty or Contract made by EMC or any other member of the EMC Group contained in any Contract with respect to the EIS Business. For the avoidance of doubt, following the Spin-Off, no EMC Indemnified Party will be liable for, and EIS International will indemnify, defend and fully protect each EMC Indemnified Party from and against any action or failure to take action by EIS International, any other member of the EIS Group or any of their respective directors, officers, employees, agents or Representatives in their capacities as such whether prior to or on the Spin-Off Date, including any transaction based in whole or in part on the Spin-Off. If EIS International or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the successors and assignees of EIS International assume the obligations of EIS International set forth in this Section 5.2.

5.3           Indemnification for Taxes. Damages relating to or arising out of Taxes shall be governed by the Tax Matters Agreement. EMC and EIS International agree that, for United States federal income tax purposes, any payment made pursuant to this Section 5 will be treated as provided under Section 11(b) of the Tax Matters Agreement.

5.4           Right of Party to Indemnification.  Each Party entitled to indemnification hereunder will be entitled to indemnification for losses sustained in accordance with the provisions of this Article V regardless of any Applicable Law or public policy that would limit or impair the right of the Party to recover indemnification under the circumstances.

5.5           Indemnification Procedures.

(a)           A Party seeking indemnification under this Article V for a third-party claim (the “Indemnified Party”) must notify the Party from whom such indemnity is sought (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually and materially prejudices, or prevents the Indemnifying Party’s ability to defend such claim, demand, action or proceeding. At the Indemnified Party’s request, the Indemnifying Party shall assume the defense thereof using counsel reasonably acceptable to the Indemnified Party, provided that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the delivery by the Indemnifying Party of the notice referred to in this Section 5.5, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary, appropriate or desirable to protect its interests. The Indemnifying Party shall not settle any claim, demand, action or proceeding without the prior written consent of the Indemnified Party, in its sole discretion. The Indemnified Party shall have the right but not the obligation (i) to participate, at its own expense, with respect to any claim, demand, action or proceeding that is being defended by the Indemnifying Party and (ii) to assume the defense of any claim, demand, action or proceeding at the cost and expense of the Indemnifying Party if the Indemnifying Party fails or ceases to defend the same. In connection with any such claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession.

(b)           Upon discovery of a claim for which an Indemnifying Party has an indemnification obligation under Section 5.1 or Section 5.2 which does not involve a claim by a third party against the Indemnified Party, the Indemnified Party shall give prompt notice to the Indemnifying Party of such claim and, in any case, shall give the Indemnifying Party such notice within thirty (30) days of such discovery. A failure by the Indemnified Party to timely give the foregoing notice to the Indemnifying Party shall not excuse the Indemnifying Party from any indemnification liability except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure.

ARTICLE VI

Miscellaneous

6.1           Survival.  The agreements contained herein that by their terms apply or are to be performed in whole or in part after the Spin-Off Date will survive in accordance with their terms, or if no term is specified, indefinitely.

6.2           Amendment.  Subject to the terms of the Merger Agreement, the terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.

6.3           Waiver of Compliance.  No delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

6.4           Notices.  All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a Party may provide by notice to the other:

If to EMC:

1333 Butterfield Road

Suite 200

Downers Grove, IL 60515

Attn:	CEO
General Counsel

If to EIS International:

[___________]

[___________]

[___________]

Any Party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Party to this Agreement notice in the manner herein set forth.

6.5           Third Party Beneficiaries.  Except for the immediately following sentence, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. From and after the Closing, Zebra shall be an express third party beneficiary of this Agreement.

6.6           Assignment.  This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, EMC may assign this Agreement to any of its Affiliates, and either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party, subject, in the case of EIS International, to such party expressly agreeing to the obligations set forth in Section 4.11 and Article V hereof. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 6.6 shall be null and void.

6.7           Severability.  If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Applicable Law.

6.8           Applicable Law. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Applicable Laws of the State of Delaware without regard to its conflicts of law rules and any other Applicable Law that would cause the application of Applicable Law (including the statute of limitations) of any jurisdiction other than the State of Delaware.

6.9           Jurisdiction, Service and Venue. Each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Action arising out of or relating to this Agreement or the Spin-Off, (b) to commence any Action arising out of or relating to this Agreement or the Spin-Off only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 6.4 will be effective service of process for any Action brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement or the Spin-Off in the Specified Courts, and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum.

6.10         Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SPIN-OFF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

6.11         Equitable Relief. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Spin-Off. It is accordingly agreed that, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Spin-Off and without that right, neither the EIS International nor EMC would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy under Applicable Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.11 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, the remedies available to the Parties pursuant to this Section 6.11 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.

6.12         Further Assurances. On and after the Effective Time, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Spin-Off.

6.13         Counterparts.  This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Applicable Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.

6.14         Entire Agreement.  This Agreement, the Merger Agreement and its Related Agreements to which the Parties hereto are a party, and each of the other Spin-Off Documents constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELKAY MANUFACTURING COMPANY

By:
Name:
Title:

ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.

By:
Name:
Title:

Schedule A

EIS Group

1.	Elkay Interior Systems Hong Kong, Limited, a Hong Kong limited company.

2.	Elkay (Guangzhou) Interior Systems Co., Ltd., a Hong Kong limited company.

3.	Digney Holding, Inc., a Delaware corporation.

4.	Digney York Associates, LLC, a Delaware limited liability company.

5.	Digney York GP, Inc., a California corporation.

6.	Digney York Associates – California, LP, a California limited partnership.

7.	Elkay Asia, Inc., a Barbados corporation.

8.	Elkay (China) Kitchen Solutions Co., Ltd., a China limited company.

9.	Elkay (Shanghai) Corporate Management Consulting Company Limited, a limited liability company under the People’s Republic of China.

10.	Elkay Interior Systems Global, GmbH, an Austrian limited company.

11.	Elkay Interior Systems Brazil LTDA, a Brazilian limited liability company.

12.	Elkay Interior Systems Europe GmbH, an Austrian limited company.

13.	Designed2work GmbH, an Austrian limited company.

14.	Elkay Interior Systems, Inc., a Wisconsin corporation.

15.	Elkay Interior Systems, Latin America, S.de R.L. de C.V., a variable capital Mexican limited liability company.

Schedule B

EMC Group

1.	Elkay Plumbing Products Company, a Delaware corporation

2.	Elkay Sales, Inc., an Illinois corporation

3.	Elkay Mexico, Ltd., an Illinois corporation

4.	ByElkay.com Sales, Inc., an Illinois corporation

5.	Elkay Middle East Sales DMCC, a United Arab Emirates company

6.	Elkay Asia Pacific Sales PTE. LTD., a Singapore private company limited by shares

7.	Elkay Smartwell, LLC, an Illinois limited liability company

8.	E.B Tecnica Mexicana S.A. de C.V., a variable capital Mexican corporation

9.	Grupo Bernox S.A.de C.V. a variable capital Mexican corporation

10.	Immobiliaria Vertemi S.A. de C.V., a variable capital Mexican corporation

11.	E.B. Tecnica de El Salvador S.A. de CV, an El Salvador company

12.	E.B. Tecnica de Guatemala S.A., a Guatemalan company

Schedule 4.6

Intercompany Agreements

1.	Amended and Restated Services Agreement, effective as of February 5, 2022, by and between the Company and Elkay (Shanghai) Corporate Management Consulting Co., Ltd., as amended

2.	Amended and Restated Services Agreement, effective as of February 5, 2022, by and between the Company and Elkay (China) Kitchen Solutions Co., Ltd., as amended

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (this “Agreement”), dated as of [●], 2022 (the “Effective Date”), is entered into by and among Elkay Sales, Inc., an Illinois corporation (“ESI”) and Elkay Plumbing Products Company, a Delaware corporation (“EPPC” and together with ESI, individually, a “Transferor”, and together, “Transferors”), on the one hand, and Elkay Interior Systems, Inc., a Wisconsin corporation (“Transferee”), on the other hand. Transferors and Transferee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Spin-Off Agreement (as defined below).

RECITALS

WHEREAS, on February 12, 2022, Elkay Manufacturing Company, a Delaware corporation and direct and/or indirect parent of the Transferors and the Transferee (“EMC”), Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Elkay Interior Systems International, Inc., a Delaware corporation (“EIS International”), as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);

WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions, the Plumbing Division, which includes manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”) and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business,” and the Plumbing Business shall be excluded from the definition of “EIS Business.”

WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;

WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents, each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors (the “EIS Board”) of EIS International has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;

WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared-services model with EMC providing corporate support services to each of the Plumbing Business and the EIS Business;

WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the shares of EIS International held by EMC to the holders of the EMC common stock as of the record date (the “Spin-Off”), following which EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;

WHEREAS, the EMC Board and the EIS Board have unanimously (a) determined that this Agreement, the other Spin-Off Documents and the transactions contemplated thereby, including the Spin-Off and the Restructuring Transactions (collectively, the “Spin-Off Transactions”), are fair to and in the best interests of EMC and its stockholders and EIS and its stockholders, as applicable, and (b) approved and declared advisable this Agreement, the other Spin-Off Documents and the Spin-Off Transactions;

WHEREAS, the EMC Board and the EIS Board were each presented with and approved an internal plan of reorganization and the Elkay Manufacturing Company Restructuring provided by KPMG (together, the “Plan of Reorganization”) to effectuate the Spin-Off Transactions as well the entry into this Agreement, which included the transfer of certain assets held by Transferors to Transferee; and

WHEREAS, pursuant to such approvals and in furtherance of the Spin-Off, Transferors desires to assign, transfer, convey and/or deliver to Transferee, and Transferee wishes to acquire and assume from Transferors the Transferred Assets and Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1         Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise. For the avoidance of doubt, and for purposes of this Agreement, Transferee shall not be deemed to be an Affiliate of any Transferor on and after the Effective Date.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.

“Business Trademarks” means the Trademarks owned or purported to be owned by Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).

“Business Patents” means the Patents owned or purported to be owned by the Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).

“Closing” has the meaning set forth in ARTICLE III(a).

“Closing Date” has the meaning set forth in ARTICLE III(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.

“EIS Business” has the meaning set forth in the Recitals.

“EMC” has the meaning set forth in the Recitals.

“Business Employee” means each natural person employed by Transferor and dedicated primarily to the EIS Business (including any such Person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993)), including the natural persons employed by Transferor and dedicated primarily to the EIS Business immediately prior to or as of the date set forth across such Person’s name on Schedule 2.1(a)(ii).

“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.

“Inactive Employee” has the meaning set forth in Section 5.1(b).

“Liability” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Transferred Assets, Transferred Contract, Applicable Law or Order.

“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.

“Spin-Off Agreement” means the Spin-Off Agreement, dated as of [●], 2022, by and between EMC and EIS International.

“Tax Matters Agreement” means the Tax Matters Agreement entered into as of [●], 2022 by and between EMC and EIS International.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Trademarks” mean trademarks, trade names, service marks, trade dress, product names, assumed and fictitious names, brands, logos, Internet domain names, other similar designations of source or original and general intangibles of like nature, any and all common law rights thereto, and registrations and applications for registration thereof (including intent-to-use applications), all rights therein provided by Applicable Law, and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing.

“Transferee” has the meaning set forth in the Preamble.

“Transferor” and “Transferors” have the meaning set forth in the Preamble.

“Transferred Assets” has the meaning set forth in Section 2.1(a).

“Transferred Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Transferred Employees” have the meaning set forth in Section 2.1(a)(ii).

“Transition Services Agreement” means the Transition Services Agreement, dated as of [●], 2022, by and between EMC and Elkay Interior Systems International, Inc.

Section 1.2              Interpretation. When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any Applicable Law or section of Applicable Law, any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include any successor to Applicable Law or section of Applicable Law. References to “$” or “dollars” are references to United States dollars.

ARTICLE II
sale AND PURCHASE

Section 2.1             Sale and Purchase.

(a)           Upon the terms and subject to the conditions of this Agreement, Transferors hereby sell, assign, convey, transfer and deliver to Transferee, and Transferee hereby purchases from Transferors and accepts and assumes from Transferors, all of Transferors’ rights, title and interests in and to all of the following assets, properties, rights and claims of Transferors, which in each case relate primarily to the EIS Business (such assets, properties, and rights are collectively referred to in this Agreement as the “Transferred Assets”):

(i)              the Business Trademarks and Business Patents set forth on Schedule 2.1(a)(i);

(ii)             the Business Employees identified on Schedule 2.1(a)(ii) (such transferred Business Employees, the “Transferred Employees”);

(iii)            the Contracts exclusively related to, or exclusively used or exclusively held for use in, the EIS Business, including those Contracts set forth on Schedule 2.1(a)(iii) (the “Transferred Contracts”);

(iv)            the tangible personal property and intangible property exclusively related to, or exclusively used or exclusively held for use in, the EIS Business, including that tangible personal property and intangible property identified on Schedule 2.1(a)(iv);

(v)             the accounts receivable and other amounts payable to Transferor in connection with the EIS Business as of the Closing Date; provided, that for the avoidance of doubt, no such amounts are included in Current Assets or Current Liabilities (as each such term is defined in the Merger Agreement); and

(vi)            all inventory contained in the facilities located at 3200 E. Trent Avenue, Building #1 Suite B, Spokane, WA 99202 and 421 N. Freya, Spokane, WA 99202.

Section 2.2              Assumption and Exclusion of Liabilities.

(a)            Transferee hereby assumes and agrees to pay, perform and discharge when due, all Liabilities of Transferors to the extent relating to or arising out of the Transferred Assets or the EIS Business (the “Assumed Liabilities”); provided that, the “Assumed Liabilities” shall not include any Tax liabilities, which shall be governed solely by the Tax Matters Agreement.

Section 2.3              Consideration. The consideration paid to the Transferee to the Transferors for the Transferred Assets is $[______________________________] (the “Consideration”).

ARTICLE III
The Closing

3.1            Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to be effective as of 12:00am (Central Time) on the Closing Date. The “Closing Date” shall be [●], 2022, except as otherwise expressly provided for herein with respect to certain Transferred Assets (in which case, the Closing Date shall be, with respect to such Transferred Assets, the date so provided). All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by each of the Parties to such agreements.

ARTICLE IV
COVENANTS

Section 4.1              Reasonable Efforts; Further Assurances. Upon the terms and subject to the conditions and other agreements set forth in this Agreement and except as otherwise provided in this Agreement, each of the Parties shall use commercially reasonable efforts to carry out the provisions of this Agreement and to take such actions as are required to satisfy and to consummate and give effect to the transactions contemplated by this Agreement in the most expeditious manner possible. On and after the Closing Date, upon the request of either Party, the other Party shall, at the requesting Party’s expense, execute and deliver such instruments as may be reasonably requested by the requesting Party in order to properly effect the transactions contemplated by this Agreement (provided, that any such costs shall be covered by Section 5 of the Spin-Off Agreement).

Section 4.2              Indemnification.

(a)            Without limitation of any indemnification obligations set forth in Section 5.2 of the Spin-Off Agreement, Transferee, on behalf of its successors and assigns, shall indemnify, defend and hold Transferors and each of their respective Affiliates and the directors, officers, employees, agents, successors and assigns of Transferors and each of their respective Affiliates (“Indemnified Party”) harmless from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including attorneys’ fees, including attorneys’ fees and costs of investigation and other costs and expenses (the “Claims”), resulting from, based upon or arising out of (i) any breach of this Agreement, (ii) the failure by Transferee to perform any covenant to be performed by it under this Agreement and (iii) the Transferred Assets or the Assumed Liabilities, whether such Claims arose before or after the Closing.

(b)            An Indemnified Party seeking indemnification under this Section 4.2 for a third-party Claim must notify Transferee in writing of any Claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually and materially prejudices, or prevents the Transferee’s ability to defend such Claim, demand, action or proceeding. At the Indemnified Party’s request, Transferee shall assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right but not the obligation (i) to participate, at its own expense, with respect to any Claim, demand, action or proceeding that is being defended by Transferee and (ii) to assume the defense of any Claim, demand, action or proceeding at the cost and expense of Transferee if Transferee fails or ceases to defend the same. In connection with any such Claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession.

(c)            Upon discovery of a Claim for which Transferee has an indemnification obligation under Section 4.2(a) which does not involve a Claim by a third party against the Indemnified Party, the Indemnified Party shall give prompt notice to Transferee of such Claim and, in any case, shall give Transferee such notice within thirty (30) days of such discovery. A failure by the Indemnified Party to timely give the foregoing notice to Transferee shall not excuse Transferee from any indemnification liability except to the extent that Transferee is materially and adversely prejudiced by such failure.

(d)            For the avoidance of doubt, this Section 4.2 shall not include any Taxes, which shall be governed solely by the Tax Matters Agreement.

Section 4.3              Allocation of Consideration. For Tax purposes, and for purposes of this Section 4.3, Transferors and Transferee agree to (and agree to cause their respective Affiliates to) allocate the Consideration among the Transferred Assets in accordance with their relative fair market values. The Parties agree to prepare and file or cause to prepare and file their Tax Returns consistent with this allocation and in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder absent a final determination from a Governmental Authority.

Section 4.4              Payment after the Closing Date. Because the consideration payable with respect to this Agreement will be an amount that may be determined after the close of the books for the most recent financial period (the “Financial Period End Date”), to the extent that the Closing Date is before the Financial Period End Date, Transferee shall pay such consideration to Transferor as soon as is reasonably practicable after the Financial Period End Date.

ARTICLE V
EMPLOYEE MATTERS

Section 5.1              Employees.

(a)            Subject to Section 5.1(c), the Parties acknowledge and agree that the employment of the Transferred Employees by Transferee shall not be terminated by reason of the transactions contemplated by this Agreement and the Transferred Employees shall remain employed by Transferee as of the date specified in Schedule 2.1(a)(ii).

(b)            As of immediately prior to the Closing, the employment of each employee who is on an approved leave of absence or on short-term or long-term disability, in each case, as of the Closing, including those who are as set forth on Schedule 5.1(b) hereto (each an, “Inactive Employee”) that is employed by a Transferor shall remain with such Transferor. In the event that any Inactive Employee returns to active employment within six (6) months immediately following the Closing Date (or such longer period as required by Applicable Law), Transferee shall, or shall cause its Affiliates to, offer employment to such Inactive Employee commencing on the date on which such Inactive Employee is first released to return to active employment and if such Inactive Employee accepts the offer of employment from Transferee or its Affiliate, as applicable, such Inactive Employee shall be considered a Transferred Employee for all purposes of this Agreement as of the date such employee commences employment with Transferee or its Affiliate.

(c)            Nothing contained in this Agreement shall create any third party beneficiary or other rights in any current or former employee, director, officer or independent contractor of Transferee or any of its Affiliates to enforce the provisions of this Section 5.1, or confer upon any Transferred Employee any right to employment, continued employment or any term or condition of employment with Transferee or its Affiliates, nor shall anything herein interfere with the right of Transferee or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing Date.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1              Entire Agreement. This Agreement, the Merger Agreement and its Related Agreements to which the Parties hereto are a party, and each of the other Spin-Off Documents, constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

Section 6.2              Amendment; Waiver. Subject to the terms of the Merger Agreement, the terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.

Section 6.3              Notices. Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 6.4              Third Party Beneficiaries. Except for the immediately following sentence, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of Transferee or its Affiliates) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. From and after the Closing, Zebra shall be an express third party beneficiary of this Agreement.

Section 6.5              Applicable Law.  This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Applicable Law of the State of Delaware without regard to its conflict of law rules and any other Applicable Law that would cause the application of Applicable Law (including the statute of limitations) of any jurisdiction other than the State of Delaware.

Section 6.6              Jurisdiction, Service and Venue. Each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Action arising out of or relating to this Agreement or the Spin-Off Transactions, (b) to commence any Action arising out of or relating to this Agreement or the Spin-Off Transaction only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 6.4 will be effective service of process for any Action brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement or the Spin-Off Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 6.7              Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SPIN-OFF TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

Section 6.8              Assignment. This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 6.8 shall be null and void.

Section 6.9              Equitable Relief. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Spin-Off Transactions. It is accordingly agreed that, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Spin-Off Transaction and without that right, neither Party would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy under Applicable Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.9 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, the remedies available to the Parties pursuant to this Section 6.9 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.

Section 6.10            Further Assurances. On and after the Effective Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Spin-Off Transactions.

Section 6.11            Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Applicable Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELKAY SALES, INC.

By
Name:
Title:

ELKAY PLUMBING PRODUCTS COMPANY

By
Name:
Title:

ELKAY INTERIOR SYSTEMS, INC.

By
Name:
Title:

ASSET TRANSFER AGREEMENT1

This Asset Transfer Agreement (this “Agreement”), dated as of [___], 2022 (the “Effective Date”), is entered into by and between Elkay Manufacturing Company, a Delaware corporation (“EMC” or “Transferor”), on the one hand, and Elkay Interior Systems International, Inc., a Delaware corporation (“EIS International” or “Transferee”). Transferor and Transferee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Spin-Off Agreement (as defined below).

RECITALS

WHEREAS, on February 12, 2022, EMC, Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and EIS International, as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);

WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions, the Plumbing Division, which includes manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”) and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business,” and the Plumbing Business shall be excluded from the definition of “EIS Business;”

WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;

WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents, each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors (the “EIS Board”) of EIS International has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;

1 Note to Draft: It is the intention of the parties that the Soapwell product will be retained by EMC and is not part of the EIS Business. To the extent there is anything contained herein inconsistent with this intention, form of agreement to be updated prior to the Spinoff Date.

WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared-services model with EMC providing corporate support services to each of the Plumbing Business and the EIS Business;

WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the shares of EIS International held by EMC to the holders of the EMC common stock as of the record date (the “Spin-Off”), following which EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;

WHEREAS, the EMC Board and the EIS Board were each presented with and approved an internal plan of reorganization and the Elkay Manufacturing Company Restructuring provided by KPMG (together, the “Plan of Reorganization”) to effectuate the Spin-Off Transactions as well the entry into this Agreement, which included the transfer of certain assets held by Transferor to Transferee; and

WHEREAS, pursuant to such approvals and in furtherance of the Spin-Off, Transferor desires to assign, transfer, convey and/or deliver to Transferee, and Transferee wishes to acquire and assume from Transferor the Transferred Assets and Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1             Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise. For the avoidance of doubt, and for purposes of this Agreement, Transferee shall not be deemed to be an Affiliate of any Transferor on and after the Effective Date.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.

“Business Employee” means each natural person employed by Transferor and dedicated primarily to the EIS Business (including any such Person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993)), including the natural persons employed by Transferor and dedicated primarily to the EIS Business immediately prior to or as of the date set forth across such Person’s name on Schedule 2.1(a)(ii).

“Business Trademarks” means the Trademarks owned or purported to be owned by Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).

“Business Patents” means the Patents owned or purported to be owned by the Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).

“Closing” has the meaning set forth in ARTICLE III(a).

“Closing Date” has the meaning set forth in ARTICLE III(a).

“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.

“EIS Business” has the meaning set forth in the Recitals.

“EMC” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.

“Inactive Employee” has the meaning set forth in Section 5.1(b).

“Liability” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Transferred Assets, Transferred Contract, Applicable Law or Order.

“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.

“Spin-Off Agreement” means the Spin-Off Agreement, dated as of [●], 2022, by and between EMC and EIS International.

“Split-Dollar Insurance Policies” means those certain life insurance policies set forth on Schedule 2.1(a)(iii)  covering the Persons named on such schedule and the beneficiaries thereof.

“Tax Matters Agreement” means the Tax Matters Agreement entered into as of [●], 2022 by and between EMC and EIS International.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Trademarks” mean trademarks, trade names, service marks, trade dress, product names, assumed and fictitious names, brands, logos, Internet domain names, other similar designations of source or original and general intangibles of like nature, any and all common law rights thereto, and registrations and applications for registration thereof (including intent-to-use applications), all rights therein provided by Applicable Law, and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing.

“Transferee” has the meaning set forth in the Preamble.

“Transferor” has the meaning set forth in the Preamble.

“Transferred Assets” has the meaning set forth in Section 2.1(a).

“Transferred Contracts” has the meaning set forth in Section 2.1(a)(iv).

“Transferred Employees” have the meaning set forth in Section 2.1(a)(ii).

“Transition Services Agreement” means the Transition Services Agreement, dated as of [●], 2022, by and between EMC and Elkay Interior Systems International, Inc.

Section 1.2             Interpretation. When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any Applicable Law or section of Applicable Law, any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include any successor to Applicable Law or section of Applicable Law. References to “$” or “dollars” are references to United States dollars.

ARTICLE II
TRANSFER

Section 2.1             Transfer.

(a)            Upon the terms and subject to the conditions of this Agreement, EMC hereby transfers, assigns and delivers to Transferee and Transferee hereby accepts and assumes from Transferor, all of Transferor’s rights, title and interests in and to all of the following assets, properties, rights and claims of Transferor, which in each case relate primarily to the EIS Business (such assets, properties, and rights are collectively referred to in this Agreement as the “Transferred Assets”):

(i)          the Business Trademarks and Business Patents set forth on Schedule 2.1(a)(i);

(ii)         the Business Employees (such transferred Business Employees, the “Transferred Employees”);

(iii)        subject to Section 4.3, the Split-Dollar Insurance Policies identified on Schedule 2.1(a)(iii) (the “Transferred Policies”);

(iv)        the Contracts exclusively related to, or exclusively used or exclusively held for use in, the EIS Business, including those Contracts set forth on Schedule 2.1(a)(iv) (the “Transferred Contracts”);

(v)         the tangible personal property exclusively related to, or exclusively used or exclusively held for use in, EIS Business, including that tangible personal property set forth on Schedule 2.1(a)(v); and

(vi)        the accounts receivable and other amounts payable to Transferor in connection with the EIS Business as of the Closing Date; provided that for the avoidance of doubt, no such amounts are included in Current Assets or Current Liabilities (as each such term is defined in the Merger Agreement).

Section 2.2             Assumption and Exclusion of Liabilities.

Transferee hereby assumes and agrees to pay, perform and discharge when due, all Liabilities of Transferor to the extent relating to or arising out of the Transferred Assets or the EIS Business (the “Assumed Liabilities”); provided that, the “Assumed Liabilities” shall not include Tax liabilities, which shall be governed exclusively by the Tax Matters Agreement.

Section 2.3             Tax Treatment.

The transfer of the Transferred Assets from EMC to EIS International is intended to qualify as part of a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code, provided that the Spin-Off qualifies as a non-taxable transaction under Section 355 of the Code to the shareholders of EMC.

ARTICLE III
The Closing

3.1          Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to be effective as of 12:00am (Central Time) on the Closing Date. The “Closing Date” shall be [●], 2022, except as otherwise expressly provided for herein with respect to certain Transferred Assets (in which case, the Closing Date shall be, with respect to such Transferred Assets, the date so provided). All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by each of the Parties to such agreements.

ARTICLE IV
COVENANTS

Section 4.1             Reasonable Efforts; Further Assurances. Upon the terms and subject to the conditions and other agreements set forth in this Agreement and except as otherwise provided in this Agreement, each of the Parties shall use commercially reasonable efforts to carry out the provisions of this Agreement and to take such actions as are required to satisfy and to consummate and give effect to the transactions contemplated by this Agreement in the most expeditious manner possible. On and after the Closing Date, upon the request of either Party, the other Party shall, at the requesting Party’s expense, execute and deliver such instruments as may be reasonably requested by the requesting Party in order to properly effect the transactions contemplated by this Agreement (provided that any such costs shall be covered by Section 5 of the Spin-Off Agreement).

Section 4.2          Indemnification.

(a)         Without limitation of any indemnification obligations set forth in Section 5.2 of the Spin-Off Agreement, Transferee, on behalf of its successors and assigns, shall indemnify, defend and hold Transferor and its Affiliates and the directors, officers, employees, agents, successors and assigns of Transferor and its Affiliates (“Indemnified Party”) harmless from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including attorneys’ fees, including attorneys’ fees and costs of investigation and other costs and expenses (the “Claims”), resulting from, based upon or arising out of (i) any breach of this Agreement, (ii) the failure by Transferee to perform any covenant to be performed by it under this Agreement and (iii) the Transferred Assets or the Assumed Liabilities, whether such Claims arose before or after the Closing.

(b)         An Indemnified Party seeking indemnification under this Section 4.2 for a third-party Claim must notify Transferee in writing of any Claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually and materially prejudices, or prevents the Transferee’s ability to defend such Claim, demand, action or proceeding. At the Indemnified Party’s request, Transferee shall assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right but not the obligation (i) to participate, at its own expense, with respect to any Claim, demand, action or proceeding that is being defended by Transferee and (ii) to assume the defense of any Claim, demand, action or proceeding at the cost and expense of Transferee if Transferee fails or ceases to defend the same. In connection with any such Claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession.

(c)         Upon discovery of a Claim for which Transferee has an indemnification obligation under Section 4.2(a) which does not involve a Claim by a third party against the Indemnified Party, the Indemnified Party shall give prompt notice to Transferee of such Claim and, in any case, shall give Transferee such notice within thirty (30) days of such discovery. A failure by the Indemnified Party to timely give the foregoing notice to Transferee shall not excuse Transferee from any indemnification liability except to the extent that Transferee is materially and adversely prejudiced by such failure.

(d)         For the avoidance of doubt, this Section 4.2 shall not include any Taxes, which shall be governed solely by the Tax Matters Agreement.

Section 4.3          Transferred Policies. Subject to the last sentence of this Section 4.3, at the Closing, Transferor shall transfer, assign, convey and/or deliver the Transferred Policies to Transferee (or one of Transferee’s subsidiaries, if designated by Transferee), subject to obtaining the consent of the beneficiaries and insurers required under the terms of such policies (such transfer, assignment, conveyance and/or delivery of the Transferred Policies, the “Policy Transfer”). Transferee agrees that, upon consummation of the Policy Transfer, it shall assume the obligation to pay any liabilities and premiums related to or arising out of the Transferred Policies. In the event that any required consent with respect to the Policy Transfer is not obtained on or prior to the Closing Date, or if any attempted assignment would be ineffective, the Parties shall use their respective commercially reasonable efforts to continue to seek such consents and make such transfer, assignment, conveyance and/or delivery of the Transferred Policies effective, and until such consents are obtained (a) to provide to Transferee the benefits of the Transferred Policies, and (b) to cooperate in any reasonable and lawful arrangement designed to provide such benefits to Transferee; provided, however, that any liabilities and premiums related to or arising out of such Transferred Policies shall be paid directly by EIS International until the Closing Date under the Merger Agreement (the “Merger Agreement Closing Date”); provided, further, that, as of the Closing of the Merger if the policies have not been transferred, then EIS International will have no further rights or obligations with respect to the Transferred Policies and EMC hereby covenants and agrees to maintain the Transferred Policies and pay all fees and premiums due thereunder for the remaining life of the insured Persons and EMC will be entitled to whatever benefits that otherwise would have been transferred pursuant to this Section 4.3.

ARTICLE V
EMPLOYEE MATTERS

Section 5.1          Employees.

(a)         Subject to Section 5.1(c), the Parties acknowledge and agree that the employment of the Transferred Employees by Transferee shall not be terminated by reason of the transactions contemplated by this Agreement and the Transferred Employees shall remain employed by Transferee as of the date specified in Schedule 2.1(a)(ii).

(b)        As of immediately prior to the Closing, the employment of each employee who is on an approved leave of absence or on short-term or long-term disability, in each case, as of the Closing, including those who are as set forth on Schedule 5.1(b) hereto (each an, “Inactive Employee”) that is employed by Transferor shall remain with such Transferor. In the event that any Inactive Employee returns to active employment within six (6) months immediately following the Closing Date (or such longer period as required by Applicable Law), Transferee shall, or shall cause its Affiliates to, offer employment to such Inactive Employee commencing on the date on which such Inactive Employee is first released to return to active employment and if such Inactive Employee accepts the offer of employment from Transferee or its Affiliate, as applicable, such Inactive Employee shall be considered a Transferred Employee for all purposes of this Agreement as of the date such employee commences employment with Transferee or its Affiliate.

(c)         Nothing contained in this Agreement shall create any third party beneficiary or other rights in any current or former employee, director, officer or independent contractor of Transferee or any of its Affiliates to enforce the provisions of this Section 5.1, or confer upon any Transferred Employee any right to employment, continued employment or any term or condition of employment with Transferee or its Affiliates, nor shall anything herein interfere with the right of Transferee or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing Date.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1          Entire Agreement. This Agreement, the Merger Agreement and its Related Agreements to which the Parties hereto are a party, and each of the other Spin-Off Documents, constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

Section 6.2          Amendment; Waiver. Subject to the terms of the Merger Agreement, the terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.

Section 6.3          Notices. Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 6.4          Third Party Beneficiaries. Except for the immediately following sentence, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of Transferee or its Affiliates) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. From and after the Closing, Zebra shall be an express third party beneficiary of this Agreement.

Section 6.5          Applicable Law.  This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Applicable Law of the State of Delaware without regard to its conflict of law rules and any other Applicable Law that would cause the application of Applicable Law (including the statute of limitations) of any jurisdiction other than the State of Delaware.

Section 6.6          Jurisdiction and Venue. Each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Action arising out of or relating to this Agreement or the Spin-Off Transactions, (b) to commence any Action arising out of or relating to this Agreement or the Spin-Off Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 6.4 will be effective service of process for any Action brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement or the Spin-Off Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 6.7          Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SPIN-OFF TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

Section 6.8          Assignment. This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 6.8 shall be null and void.

Section 6.9          Equitable Relief. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Spin-Off Transactions. It is accordingly agreed that, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Spin-Off Transactions and without that right, neither Party would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy under Applicable Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.9 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, the remedies available to the Parties pursuant to this Section 6.9 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.

Section 6.10        Further Assurances. On and after the Effective Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Spin-Off Transactions.

Section 6.11        Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Applicable Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELKAY MANUFACTURING COMPANY

By
Name:
Title:

ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.

By
Name:
Title:

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2022 (the “Effective Date”), is made by and among Elkay Interior Systems International, Inc., a Delaware corporation (“EIS International”) and Elkay Manufacturing Company, a Delaware corporation (“EMC”). Each of EIS International and EMC are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on February 12, 2022, EMC, Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and EIS International, as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);

WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions, the Plumbing Division, which includes the business of the manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”), and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for the purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business,” and the Plumbing Business shall be excluded from the definition of “EIS Business;”

WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;

WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents, each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors (the “EIS Board”) of EIS International has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;

WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared-services model with EMC providing corporate support services to each of the Plumbing Business and the EIS Business;

WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the shares of EIS International held by EMC to the holders of the EMC common stock as of the record date (the “Spin-Off”), following which EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;

WHEREAS, the EMC Board and the EIS Board were each presented with and approved an internal plan of reorganization and the Elkay Manufacturing Company Restructuring provided by KPMG (together, the “Plan of Reorganization”) to effectuate the Spin-Off as well the entry into this Agreement, which included the transfer of certain assets held by Transferor to Transferee; and

WHEREAS, pursuant to such approvals and in furtherance of the Spin-Off, Transferor desires to assign, transfer, convey and/or deliver to Transferee, and Transferee wishes to acquire and assume from Transferor the Transferred Assets and Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PROVISION OF SERVICES

Section 1.1           General Intent. The Parties agree that the purpose of this Agreement is to establish the terms under which EMC or its affiliates will provide to EIS International or its affiliates existing and qualifying as such as of the Effective Date certain services specified on Schedule I that were performed by EMC or its affiliates immediately prior to the Effective Date. EIS International acknowledges and understands that the services provided hereunder are transitional in nature and are furnished by EMC and/or its affiliates solely for the purpose of facilitating the Spin-Off and the specified operations for a limited period of time after the Effective Date, as set forth herein.

Section 1.2           Services to be Provided.

(a)          During the term of this Agreement as set forth in Article III (the “Transition Period”) and on the terms and subject to the conditions of this Agreement, EMC will provide, or cause one or more of its affiliates to provide, to EIS International or its affiliates existing and qualifying as such as of the Effective Date each of the services described in Schedule I (the “Services”) from the Effective Date and for the applicable Service Periods, subject to early termination or extension pursuant to Article III herein. Services provided by EMC under this Agreement shall not include any services, actions or obligations not specified in Schedule I, except as otherwise set forth in Section 1.2(b) below.

(b)         Schedule I provides a general category of services, along with a list and description of specific services, to be provided hereunder. EIS International may request certain related or ancillary services which are within the scope and costs of the Services (as reasonably determined by EMC) but not specifically listed therein. If EMC determines such requested services are within the scope and costs of the Services, EMC shall use good faith efforts to provide such related or ancillary services, subject to all the terms and conditions of this Agreement. To the extent EIS International requests services beyond the scope of the services described in Schedule I, such request would constitute a request for Temporary Services, to be addressed in accordance with Section 1.2(c) below.

(c)          From time to time during the Transition Period, EIS International may request that EMC or one of its affiliates provide services to EIS International that are not set forth on Schedule I on a temporary basis (the “Temporary Services”). Upon receipt of such request from EIS International, EMC will respond in writing to EIS International within five (5) business days of EIS International’s request, notifying EIS International of whether EMC or one of its affiliates is willing to provide the Temporary Services on such a temporary basis and if so: (i) the date upon which EMC expects it can begin, or cause to begin, providing such Temporary Services, (ii) the cost to EIS International of providing such Temporary Services and (iii) the duration EMC is willing to provide such Temporary Services. If EMC so notifies EIS International that it will provide such Temporary Services, then upon acceptance by EIS International of EMC’s written confirmation (as communicated to EMC in writing no later than five (5) days after EMC’s written notice), the Parties will negotiate in good faith a supplement to Schedule I setting forth the terms upon which the Temporary Services will be provided, including the specific definition of the scope of the services, cost of the services and the duration of the services specified in EMC’s notice. Commencing upon execution of such supplement by the Parties pursuant to Section 5.3, EMC or one of its affiliates will use commercially reasonable efforts to begin providing Temporary Services in accordance therewith.

2

Section 1.3           Manner of Performance.

(a)          EMC and/or its affiliates shall perform the Services using the degree of care and in the manner that is generally consistent in all material respects with the degree of care and manner by which such Services were performed by EMC for the EIS Business immediately prior to the Effective Date, including performing such Services through the use of subcontractors or third parties, and will give such Services a level of priority that is substantially consistent with the level of priority such Services were given immediately prior to the Effective Date, except as may be required to comply with applicable law; provided, however, that nothing in this Agreement shall require EMC to favor or prioritize EIS International or the EIS Business over its own business operations. EMC shall not be obligated to provide any Services to any person or entity other than EIS International or its affiliates existing and qualifying as such as of the Effective Date, nor to provide the Services at a level of quantity or volume (including with respect to numbers of users, transactions processed, consumption of storage, bandwidth or other resources) in excess of the levels provided by EMC of such Services for the EIS Business immediately prior to the Effective Date.

(b)         If any Services do not meet the standards described in Section 1.3(a), as reasonably determined by EMC (“Substandard Services”), and EIS International notifies EMC of the same no later than thirty (30) days after the applicable Substandard Services were delivered, then EMC shall either correctly re-perform any Substandard Services without further cost to EIS International or refund any amounts that EIS International paid for such Services, at the discretion of EMC. EMC has no duty to incur costs for corrective re-performance that exceed the amount of any Service fees originally invoiced unless EIS International agrees to pay any excess. Except in the case of gross negligence or willful misconduct of EMC, the corrective re-performance of Substandard Services or refund in accordance with this Section 1.3(b) shall be the sole and exclusive remedy of EIS International (whether any such claim arises in contract, tort, breach of warranty or any other legal or equitable theory) for Substandard Services, and EIS International waives any other recovery.

Section 1.4           Changes. EMC’s obligation to provide, or cause the provision of, the Services in accordance with the standards set forth in Section 1.3(a) shall be subject to EMC’s right to supplement, modify, substitute or otherwise alter any of the Services (each such supplement, modification, substitution or change, a “Change”) in a manner that is generally consistent, in all material respects, with (a) Changes made to services performed by or on behalf of EMC for the EIS Business prior to the Effective Date, or (b) Changes made for same or similar services provided or otherwise made available by EMC or its affiliates to themselves or their respective retained businesses, provided that, in each case, to the extent such Changes materially diminish, reduce or eliminate the ability of EMC to provide such Service, the Parties shall negotiate in good faith a reduction in the applicable Service fee associated with such diminished or reduced Service or terminate such Service in the event of an elimination of EMC’s ability to provide such Service.

3

Section 1.5           Limitation on Services. EMC and its affiliates: (a) will have no obligation to (i) upgrade, enhance, configure or otherwise modify any computer hardware, software or network environment currently used by the EIS Business or (ii) convert from one format to another any data of the EIS Business (as reasonably identified by EMC) for use by EIS International or any other person in connection with the Services or otherwise, so long as the data and electronic files are readable to EIS International through commercially reasonable means; and (b) will not be obligated to provide (or cause the provision of) any Services if the provision of such Services may violate any Contract, license, permit, or Required Consent to which EMC or any of its affiliates is subject, in which case the Parties shall discuss the matter in good faith and use commercially reasonable efforts to implement, at EIS International’s expense, an appropriate workaround to the extent reasonably practicable. As reasonably requested by EIS International during the applicable Service Period, EMC shall use commercially reasonable efforts to assist EIS International in transitioning off of the applicable Services; provided, however, that, EMC and its affiliates shall not be required to expend a significant amount of time, acquire, develop or implement any new or replacement software, equipment, licenses or other assets or hire or otherwise engage new personnel or service providers, or incur any material costs, in connection with such efforts.

Section 1.6           Required Consents.

(a)           Each Party shall use its commercially reasonable efforts to obtain any Contract, license (including a modification to, extension or renewal of, or replacement for an existing license), consent or waiver under its own Contracts entered into with any third party and that pertain to any software, equipment, systems or other materials or associated services required in connection with performance or receipt of the Services under this Agreement (each, a “Required Consent”). Each Party shall use its commercially reasonable efforts to cooperate with the other Party in obtaining such Required Consents from third parties. EIS International shall be responsible for paying (or reimbursing EMC, its affiliates, and subcontractors for) any fee, expense or other consideration required to be paid to a third party to obtain any Required Consent.

(b)           If, despite using commercially reasonable efforts, a Party is unable to obtain a Required Consent hereunder, the Parties shall work together in good faith to develop a mutually acceptable alternative arrangement that is sufficient to enable EMC to provide, and EIS International to receive, the Services without such Required Consent. EIS International shall bear all costs of such alternative arrangement, as applicable. If such alternative arrangement cannot be agreed upon by the Parties or is required for a period longer than thirty (30) days following the Effective Date, any Party may require that the affected Services be terminated, in which case the Service fees for Services shall be equitably adjusted to account for such terminated Services. EMC shall have no obligation (and no Liability for failing) to provide (or cause the provision of) a Service for which a Required Consent has not been obtained, unless and until such Required Consent is obtained.

Section 1.7           Work Processes, Rules, Procedures, and Contracts. In connection with the receipt and use of the Services, EIS International shall, and shall cause its affiliates and its and their personnel to, comply with EMC’s and its affiliates’ and subcontractors’, as applicable, then-current work processes, policies, procedures, and Contracts with third parties (including Required Consents), of which EIS International has been made aware (subject to any applicable confidentiality obligations), and EIS International acknowledges that EMC’s and its affiliates’ and subcontractors’, as applicable, ability to provide the Services is dependent on such compliance by EIS International, its affiliates and its and their personnel.

ARTICLE II

FEES, BILLING AND PAYMENT

Section 2.1           Fees. During the Transition Period, EMC will bill EIS International on a monthly basis for the Services at the rates provided in Schedule I, unless otherwise specified in Schedule I and provided that in the event that, pursuant to Section 3.3, EMC and its affiliates choose to provide any Extended Services to EIS International, EMC will bill EIS International on a monthly basis for such Extended Services pursuant to such Section 3.3.

4

Section 2.2           Billing and Payment. EIS International will pay all invoices by wire transfer in accordance with the instructions provided by EMC not later than 30 days following receipt by EIS International of EMC’s invoice. EMC shall render invoices for Services or payments due under this Agreement on a monthly basis, and will use its commercially reasonable efforts to deliver such invoices within thirty (30) days of the last day of the month in which the Services were provided. Should EIS International dispute any portion of any invoice, EIS International shall notify EMC in writing of the nature and basis of the dispute not later than 30 days following receipt by EIS International of EMC’s invoice or forfeit its ability to dispute such portion of such invoice. The Parties will work in good faith to resolve any such dispute.

Section 2.3           Taxes. All charges and fees to be paid to EMC under this Agreement are exclusive of any applicable taxes required by law to be collected from EIS International (including withholding, sales, use, excise or services tax, which may be assessed on the provision of the Services hereunder). If a withholding, sales, use, excise or services tax is assessed on the provision of any of the Services under this Agreement, EIS International will pay directly, reimburse or indemnify EMC for such tax. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.

ARTICLE III

TERM AND TERMINATION

Section 3.1           Term of Agreement. Except as provided otherwise herein, the term of this Agreement will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed the later of: (a) June 30, 2022; or (b) the expiration or termination of the last term applicable to a particular Service, as specified in Schedule I, together with any Extension Period(s) (each such term, a “Service Period”).

Section 3.2           Early Termination. EIS International may terminate any of the Services described in Schedule I, including a specific function, process or task, before the expiration of the initial Service Period specified in Schedule I (including if such initial Service Period is designated “Month-to-Month”) by providing fifteen (15) days’ prior written notice to EMC specifying the Service, including any function, process or task, to be terminated and the date on which such termination is to be effective. Following the effective date of such early termination of any Service, or specific function, process or task, EMC shall have no obligation to provide the Service, or portion of the Service, that was subject to early termination and the fees related to such terminated Service shall cease or be reduced (in an amount reasonably determined by EMC) as of the specified termination date. In addition, to the extent such terminated Service is identified on Schedule I as a “Bundled Service” with another Service or Services, such other Service or Services shall be terminated as on the same date as such terminated Service and the fees related to such other Service or Services shall also cease as of the specified termination date.

Section 3.3           Extensions of Term. No less than fifteen (15) days before the final day of the initial Service Period applicable to a particular Service and for which extension is permissible hereunder, each as specified on Schedule I (such final day, the “Expiration Date”), EIS International may request that EMC and its affiliates continue to provide certain Services beyond the Expiration Date by delivering to EMC a written notice specifying the particular Services requested for an additional period and the extended period of time for which those Services are requested (the “Extension Period”) (which Extension Period shall end no later than [June 30, 2022]). EMC and its affiliates shall use their commercially reasonable efforts to provide such Services during the Extension Period beyond the Expiration Date but no later than June 30, 2022 (any Services provided beyond the applicable Expiration Date, the “Extended Services”) and shall bill EIS International on a monthly basis for such Extended Services pursuant to the rates set forth on Schedule I, plus an additional 10%. EMC and its affiliates shall have no obligation to provide any Services for which extension is permissible following the final day of the Extension Period, if any. For the avoidance of doubt, EMC shall have no obligation to provide any Extended Services beyond [June 30, 2022].

5

Section 3.4           Termination Upon Breach.

(a)           EIS International may terminate this Agreement at any time, upon written notice to EMC, in the event of a breach of this Agreement by EMC. Such termination or suspension will become effective 30 days from the date of such notice unless the applicable breach is cured, or if not able to be cured within said 30-day period (but capable of cure within a longer period), significant steps to cure have been taken by EMC within that period.

(b)          EMC may terminate this Agreement or suspend performance of its obligations hereunder at any time, upon written notice to EIS International, in the event of a breach of this Agreement by EIS International. Such termination or suspension will become effective 30 days from the date of such notice unless the applicable breach is cured or if not able to be cured within said 30-day period (but capable of cure within a longer period), significant steps to cure have been taken by EIS International within that period; provided, however, that if such breach relates to the non-payment by EIS International of any fees or expenses under Article II, then termination under this Section 3.4(b) will be effective 30 days from the date of receipt of such notice unless all unpaid fees or expenses have been paid in full within such 30-day period.

Section 3.5           Effect of Termination. Notwithstanding any other provision in this Agreement stating or implying the contrary, whether this Agreement is terminated by EMC or EIS International, EIS International will remain liable for the payment of fees and expenses accruing for the period prior to termination even though such fees may not become due until after termination. Further, in the event of termination of this Agreement, this Section 3.5, Sections [2.2, 2.3, 4.1, 4.2, 4.3 and 5.1 — 5.14], inclusive, will continue in full force and effect.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1           Management and Control. Except as otherwise provided in this Agreement, management of, and control over, the provision of the Services (including the determination or designation at any time of the employees and other resources of EMC and its affiliates to be used in connection with the provision of the Services) will reside solely with EMC. Without limiting the generality of the foregoing, all labor matters relating to any employees of EMC and its affiliates will be within the exclusive control of EMC and its affiliates, and EIS International will take no action affecting such matters. EMC will be responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of EMC and its affiliates used to provide Services.

Section 4.2           Confidentiality. Each Party will cause each of its affiliates and each of its and their officers, directors, and employees, and other persons acting on behalf of any such Person to hold all information relating to the business of the other Party and its affiliates disclosed to it by reason of this Agreement (the “Confidential Information”) confidential for a period of three years from the Effective Date, and will not use any such Confidential Information except of the purposes of this Agreement (and only in accordance with applicable law) or disclose any such Confidential Information to any third party unless: (a) on a need to know basis in connection with performance of receiving Party’s obligations or exercise of its rights pursuant to this Agreement, or (b) pursuant to a request from a governmental authority or through legal process; provided, that to the extent that a person receiving Confidential Information hereunder may become legally compelled to disclose any Confidential Information through a request from a governmental authority or through legal process, such Person (i) may only disclose such information if it will first have used commercially reasonable efforts to obtain, and, if practicable, will have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed, and (ii) if such protective order or other remedy is not obtained, or the other Party waives such Person’s compliance with the provisions of this Section 4.2, they will only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used in this Agreement, “Confidential Information” does not include any information which (x) is or becomes generally available to the public other than as a result of a breach of the terms of this Agreement by the receiving Party, its affiliates or any person acting on behalf of any such Person, or (y) becomes available to a Party or its affiliates on a non-confidential basis, provided that such source was not known by such Party or its affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, such other Party or its affiliates with respect to such information.

6

Section 4.3           Indemnities and Limitation of Liability.

(a)          EIS International shall indemnify, defend and hold EMC, its affiliates, and each of their respective Representatives (collectively, the “EMC Indemnified Parties”), harmless from and against any and all Damages arising in connection with this Agreement except to the extent such Damages are subject to indemnification pursuant to Section 4.3(b).

(b)         Subject to Sections 4.3(c) and 4.3(d), EMC shall indemnify, defend and hold EIS International and its respective Representatives (collectively, the “EIS International Indemnified Parties”), harmless from and against any and all Damages based upon or related to the Services performed hereunder to the extent that any such Damages were caused by the gross negligence or willful misconduct of EMC or its affiliates in providing any of the Services rendered or to be rendered by EMC pursuant to this Agreement. The foregoing, together with the provisions of Section 1.3(b), shall constitute EMC’s sole and exclusive monetary Liability with respect to the Services or the failure to perform the Services. Notwithstanding anything to the contrary in this Agreement, EIS International hereby waives and releases EMC from Liability, in contract, tort or otherwise, for all Damages incurred or suffered by the EIS International Indemnified Parties, other than any Damages that are subject to indemnification under this Section 4.3(b).

(c)         Except in the case of fraud or willful misconduct, neither of the Parties nor any of their respective affiliates will be liable to the other Party or any third party for any indirect, consequential, exemplary, incidental or special damages, including lost profits or revenues, cost of capital or otherwise, or punitive damages relating to the same arising from any claim by a Party hereunder relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such Party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized Representative of such Party is advised of the possibility or likelihood of such damages.

(d)          Notwithstanding anything else herein to the contrary, other than with respect to claims of willful misconduct or fraud under this Agreement, the maximum aggregate liability of EMC for all events acts or omissions under or in connection with this Agreement, regardless of the form of the action or the theory of the recovery (whether arising in tort (including negligence), strict liability, contract, warranty, failure of essential purpose or otherwise), shall not exceed and shall be limited to an amount equal to the Service fees that EMC actually received from EIS International for the Service which gave rise to Liability, for the calendar month during which the last act or omission giving rise to such Liability occurred. Each Party shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize their damages and those of their affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Parties to comply fully with their obligations under this Agreement.

7

ARTICLE V

MISCELLANEOUS

Section 5.1           Relationship of Parties. EMC is providing the Services hereunder as an independent contractor of EIS International. Except as specifically provided in this Agreement (a) neither Party hereto will act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or (b) in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. The Parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement. Except as provided in this Agreement, this Agreement shall not in any manner limit the Parties in carrying on their respective separate businesses or activities.

Section 5.2           Survival. The agreements contained herein that by their terms apply or are to be performed in whole or in part after the Spin-Off Date will survive indefinitely.

Section 5.3           Amendment. The terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.

Section 5.4           Waiver of Compliance. No delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 5.5           Notices. All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a Party may provide by notice to the other:

(i)           In the case of EMC, to:

Elkay Manufacturing Company
1333 Butterfield Road

Suite 200
Attn: Bryan English

Bryan.English@elkay.com

with a copy to:

Elkay Manufacturing Company
1333 Butterfield Road

Suite 200
Attn: Christine Bedi

Christine.Bedi@elkay.com

8

(ii)           In the case of EIS International, to:

Elkay Interior Systems International, Inc.

241 N. Broadway

Suite 600

Milwaukee, WI 53202
Attn: Anthony Lutz

           Prem William

Tony.Lutz@elkayinteriorsystems.com

Prem.William@elkayinteriorsystems.com

or to such other address as such Party may have furnished in writing in accordance with the provisions of this Section 5.5. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Any Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.

Section 5.6           Applicable Law; Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Illinois, DuPage County, or, if that court does not have jurisdiction, a federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. Any cause of action that any Party may have against the other Party hereto that may arise under or in connection with this Agreement must be commenced within one (1) year after the cause of action has accrued, or shall be deemed to have been waived and/or withdrawn.

Section 5.7           Entire Agreement; Amendment. This Agreement, the Asset Transfer Agreement, dated as of [●], 2022, by and among EMC, Elkay Sales, Inc., Elkay Plumbing Products Company and Elkay Interior Systems, Inc. (the “Asset Transfer Agreement”), and the Spin-Off Agreement dated as of [●], 2022, by and between EMC and EIS International (the “Spin-Off Agreement”) and the Tax Matters Agreement dated as of [●], 2022, by and between EMC and EIS International (the “Tax Matters Agreement”), constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9

Section 5.8           Assignment. This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, whether by operation of law or otherwise, without the prior written consent of the other Party; provided that EMC may assign this Agreement to any subsequent direct or indirect acquirer (including an acquirer of control) of EMC. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 5.8 shall be null and void.

Section 5.9           Interpretation. When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in this Agreement but not otherwise defined herein will have the meaning given to such term in the Spin-Off Agreement, or, if not so defined therein, then the meaning given to such term in the Asset Transfer Agreement. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other applicable law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any applicable law or section of applicable law, any statute, listing rule, rule, standard, regulation or other applicable law will be deemed to include any successor to applicable law or section of applicable law. References to “$” or “dollars” are references to United States dollars.

Section 5.10         EMC and EIS International Acknowledgment; Warranty. Each of EMC and EIS International understands that the Services provided hereunder are transitional in nature and are furnished by EMC solely for the purpose of accommodating the Spin-Off. The Parties have allocated responsibilities and risk of loss and limited the losses of both Parties as stated in this Agreement, including based on the recognition that EMC is not in the business of providing the Services to third parties. Such provisions are fundamental elements of the basis of the bargain between EMC and EIS International. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE I, EMC (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 5.11         Schedule I. Schedule I is incorporated in, and made a part of, this Agreement.

10

Section 5.12         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.13         Force Majeure. The Parties shall not be liable for any interruption of Service, delay or failure to perform or receive Services under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including, but not limited to, any strikes, lock-outs or other labor difficulties, acts of any governmental authority, changes in applicable laws inhibiting or prohibiting the performance or receipt of the Services, riot, insurrection, invasion, war or other hostilities or civil unrest (including acts of terrorism), embargoes or blockades, epidemics, pandemics, fuel or energy shortage, fire, flood, explosion, acts of God, national or regional emergencies, or shortage of adequate utilities, power or transportation facilities (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Parties’ obligations hereunder shall be postponed for such time as their respective performance is suspended or delayed on account thereof. Each Party will promptly notify the other, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. In the event of the occurrence of a Force Majeure Event that affects EMC’s ability to provide the Services, (a) EMC shall not be obligated to deliver the affected Services or perform such other obligations and EIS International shall not be obligated to pay for any Services not delivered during such period and (b) if such Force Majeure Event continues for a period of at least thirty (30) consecutive days, EIS International may terminate this Agreement with respect to the affected Services with immediate effect, without any liability to either Party for such termination. Except as provided in clause (a) in the preceding sentence, the occurrence of a Force Majeure Event shall not excuse EIS International’s payment obligations hereunder.

Section 5.14         Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

11

IN WITNESS WHEREOF, each of the Parties has caused this Transition Services Agreement to be duly executed and delivered as of the day and year first above written.

ELKAY MANUFACTURING COMPANY

By:

Name:

Title:

ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.

By:

Name:

Title:

12

Execution Version

TAX MATTERS AGREEMENT

between

Elkay Manufacturing Company

on behalf of itself and the members of the EMC Group,

and

Elkay Interior Systems International, Inc.,

on behalf of itself and the members of the EIS Group

Dated as of [●], 2022

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [•], 2022 between Elkay Manufacturing Company (“EMC”), a Delaware corporation, on behalf of itself and the members of the EMC Group and Elkay Interior Systems International, Inc. (“EIS International”), a Delaware corporation, on behalf of itself and the members of the EIS Group.

W I T N E S S E T H:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the EIS Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended, the “Code”) with certain members of the EMC Group;

WHEREAS, EMC and EIS International have entered into a Spin-Off Agreement, dated [●], 2022 (the “Spin-Off Agreement”), pursuant to which the Spin-Off and other related transactions will be consummated;

WHEREAS, the Contribution and the Spin-Off are intended to qualify for the Intended Tax Treatment; and

WHEREAS, EMC and EIS International desire to set forth their agreement on the rights and obligations of EMC, EIS International and the members of the EMC Group and the EIS Group respectively, with respect to (a) the administration and allocation of Taxes incurred in Taxable periods beginning prior to the Spin-Off Date, (b) Taxes resulting from the Spin-Off and transactions effected in connection with the Spin-Off and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1. Definitions. (a) As used in this Agreement:

“Active Trade or Business” means the Plumbing Business, the active conduct (as defined in Section 355(b)(2) of the Code, and taking into account Section 355(b)(3) of the Code and the Treasury Regulations thereunder) of which the EMC Group was engaged in immediately prior to the Spin-Off.

“Affiliate” has the meaning set forth in the Spin-Off Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) has the meaning of “Applicable Law” set forth in the Spin-Off Agreement.

“Code” has the meaning set forth in the Preamble.

“Combined Group” means any group consisting of at least two members that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the EMC Group and at least one member of the EIS Group.

“Combined Tax Return” means a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.

“Company” means EMC or EIS International (or the appropriate member of each of their respective Groups), as appropriate.

“Contemplated Merger” means the merger contemplated among EMC, Zurn Water Solutions, a Delaware corporation (“Zurn”) and Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Zurn, where such merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

“Contribution” has the meaning set forth in the Spin-Off Agreement.

“Effective Time” has the meaning set forth in the Spin-Off Agreement.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“EIS Business” means the business set forth in the Spin-Off Agreement.

“EIS Carried Item” shall mean any Tax Attribute of the EIS Group that may or must be carried from one Taxable period to another prior Taxable period under the Code or other Applicable Tax Law.

“EIS Group” has the meaning set forth in the Spin-Off Agreement.

“EIS International Common Stock” has the meaning set forth in the Spin-Off Agreement.

“EIS International Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, any member of the EIS Group that is not a Combined Tax Return.

“EMC” has the meaning ascribed thereto in the preamble.

“EMC Carried Item” shall mean any Tax Attribute of the EMC Group that may or must be carried from one Taxable period to another prior Taxable period under the Code or other Applicable Tax Law.

“EMC Group” has the meaning set forth in the Spin-Off Agreement.

“EMC Retained Business” means (i) those businesses operated by the EMC Group prior to the Effective Time other than the EIS Business and (ii) those businesses acquired or established by or for any member of the EMC Group after the Effective Time.

“EMC Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the EMC Group that is not a Combined Tax Return.

“Governmental Authority” has the meaning set forth in the Spin-Off Agreement.

“Indemnified Party” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 9.

“Indemnifying Party” means the party from which an indemnity is sought pursuant to the provisions of Section 9.

“Intended Tax Treatment” means (i) the Contribution is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D)of the Code, and (ii) the Spin-Off is intended to qualify as (x) a non-taxable transaction under Section 355 of the Code to the shareholders of EMC and (y) a taxable transaction to EMC pursuant to the application of Section 355(e) of the Code where no taxable gain is recognized by EMC.

“IRS” has the meaning set forth in the Spin-Off Agreement.

“KPMG” means KPMG US LLP.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Plumbing Business” has the meaning set forth in the Spin-Off Agreement.

“Post-Spin-Off Period” means any Taxable period (or portion thereof) beginning after the Spin-Off Date.

“Pre-Spin-Off EMC Separate Tax Return” means any EMC Separate Tax Return that relates in whole or in part to a Pre-Spin-Off Period.

“Pre-Spin-Off EIS International Separate Tax Return” means any EIS International Separate Tax Return that relates in whole or in part to a Pre-Spin-Off Period.

“Pre-Spin-Off Period” means any Taxable period (or portion thereof) ending on or before the Spin-Off Date, including the portion of any Straddle Period which portion ends on the Spin-Off Date.

“Separation Taxes” means any Taxes incurred solely as a result of the Contribution or the Spin-off failing to qualify for the Intended Tax Treatment.

“Spin-Off” has the meaning set forth in the Spin-Off Agreement.

“Spin-Off Agreement” has the meaning set forth in the recitals.

“Spin-Off Date” has the meaning set forth in the Spin-Off Agreement.

“Spin-Off Documents” has the meaning set forth in the Spin-Off Agreement.

“Spin-Off Transactions” has the meaning set forth in the Spin-Off Agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Spin-Off Date.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, escheat or abandoned property, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Tax Authority; or (ii) any liability of any member of the EMC Group or the EIS Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” means net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” shall mean the legal opinion or legal opinions delivered to EMC and EIS International by KPMG with respect to certain U.S. federal income tax consequences of the Contribution and the Spin-Off.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the EMC Group or any member of the EIS Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority.

“Tax Representation Letters” means the representations provided by EIS International and EMC to KPMG in connection with the rendering by KPMG of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Tax Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, value added, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the EMC Group or any member of the EIS Group in connection with the Spin-Off Transactions.

(b)           “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Due Date	Section 11(a)
Indemnified Party	Section 9(d)
Tax Arbiter	Section 26
Tax Attribute Allocation Tax Materials	Section 6 Section 8(a)

(c)           All capitalized terms used but not defined herein shall have meanings set forth in the Spin-Off Agreement. Any term used in this Agreement which is not defined in this Agreement or the Spin-Off Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the EMC Group, on the one hand, and any member of the EIS Group, on the other hand, if not previously terminated, shall be terminated as of the Spin-Off Date without any further action by the parties thereto. Following the Spin-Off, no member of the EIS Group or the EMC Group shall have any further rights or liabilities thereunder, and this Agreement and the Spin-Off Documents (to the extent such Spin-Off Documents reflect an agreement between the Parties as to Tax sharing) shall be the sole Tax sharing agreement between the members of the EIS Group on the one hand, and the members of the EMC Group, on the other hand.

Section 3. Responsibility for Taxes.

(a)           General Principles. Except as provided in Section 3(b), all responsibilities for Taxes shall be assigned as follows:

(i)           Responsibility for Taxes for Combined Tax Returns. EMC shall be responsible for all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the EMC Group files or is required to file under the Code or other Applicable Tax Law.

(ii)           Responsibility for Taxes Reflected on EMC Separate Tax Returns and EIS International Separate Tax Returns.

(A)           EMC shall be responsible for all Taxes reported, or required to be reported, on any EMC Separate Tax Return.

(B)           EIS shall be responsible for all Taxes reported, or required to be reported, on any EIS International Separate Tax Return.

(b)           Special Assignment Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i)           Transfer Taxes. Transfer Taxes shall be assigned to EIS International, provided that with respect to any such Transfer Tax that is recoverable, EMC or EIS International, as applicable, shall use commercially reasonable efforts to recover, all or a portion of, such Transfer Tax from the relevant Tax authority.

(ii)           Section 965 Taxes. Liability for any installment payments required to be made pursuant to the election made by a member of the EMC Group or a member of the EIS Group under Section 965(h) of the Code, and any adjustments thereto, shall be assigned to EMC.

(iii)           Taxes Attributable to the Spin-Off Transactions. EIS International shall be responsible for any Taxes attributable to the Spin-Off Transactions to the extent any such Tax is not taken into account in the Final Net Adjustment Amount in the Merger Agreement.

(iv)           Taxes Covered by Spin-Off Documents. Subject to the preceding clauses of this Section 3(b), any liability or other matter relating to Taxes that is specifically addressed in any Spin-Off Document shall be assigned or governed as provided in such Spin-Off Document.

(v)           Taxes of the EIS Business. EIS International shall be responsible for any Taxes directly attributable to the EIS Business in a Pre-Spin-Off Period.

(vi)           Taxes of the EMC Retained Business EMC shall be responsible for any Taxes directly attributable to the EMC Retained Business.

Section 4. Attribution of Taxes

(a)           General. For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the EIS Group on the one hand and the EMC Group on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the EIS Business on the one hand and only the operations and assets of the EMC Retained Business on the other hand (but not both), as applicable. Each of EMC Group on one hand, and the EIS Group on the other hand, shall mutually agree on the attribution of the Tax and Tax Items contemplated under this Section 4. If the parties cannot agree on one or more Tax or Tax Items described in this Section 4, EMC and EIS International shall negotiate in good faith to come to a mutual agreement and resolve such dispute; provided, however, that if EMC and EIS International are unable to resolve any such dispute within 60 days, such dispute shall be resolved by the Tax Arbiter in accordance with Section 26.

(b)           Straddle Period Tax Allocation. For any Straddle Period, the apportionment of Tax Items between Taxable periods (or portions of a Taxable period) shall be based on a closing of the books and records on the close of the Spin-Off Date (in the event that the Spin-Off Date is not the last day of the Taxable period, as if the Spin-Off Date were the last day of the Taxable period), subject to adjustment for Tax Items accrued on the Spin-Off Date that are properly allocable to the Taxable period following the Spin-Off, as reasonably determined by EMC in a manner consistent with past practice and in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre-Spin-Off Period and the Post-Spin-Off Periods on a pro rata basis in accordance with the number of days in each Taxable period.

(c)           Subpart F and GILTI. Any and all Taxes reported, or required to be reported, on a Combined Return to the extent attributable to a member of the EIS Group under Section 951(a) or Section 951A(a) of the Code shall be allocated to EIS International on a hypothetical standalone basis that shall be determined as though the taxable period of the members of the EMC Group and EIS Group ended on the Spin-Off Date.

Section 5. Payment of Taxes; Preparation and Filing of Tax Returns.

(a)           Combined Tax Returns. EMC shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return for which a member of the EMC Group is responsible for under Section 3.

(i)           EMC shall prepare and file, or cause to be prepared and filed, Combined Tax Returns for which a member of a Combined Group is required or, as provided in Section 5(d)(ii), elects to file a Combined Tax Return in accordance with EMC’s historical practice to the extent permitted by Applicable Law. Each member of the EMC Group and EIS Group shall execute and file such consents, elections and other documents as may be reasonably required, appropriate or otherwise reasonably requested by EMC in connection with the filing of such Combined Tax Returns.

(ii)          To the extent any Combined Tax Return reflects operations of the EIS Group for a Taxable period that includes the Spin-Off Date, EMC shall include in such Combined Tax Return, the results of such member of the EIS Group, as the case may be, in accordance with Section 4 to the extent permitted by Applicable Tax Law. EMC shall submit to EIS International a copy of each Combined Tax Return no later than fifteen (15) days prior to the date such Tax Return is required to be filed (taking into account applicable extensions), and EMC shall consider in good faith any reasonable comments on such Tax Returns provided by EIS International no later than ten (10) days prior to the date such Tax Return is required to be filed (taking into account applicable extensions). The Parties shall work together to resolve any issues arising out of the review of such Combined Tax Returns pursuant to Section 26.

(b)           Pre-Spin-Off EIS International Separate Tax Returns. EIS International shall prepare, or cause to be prepared, all Pre-Spin-Off EIS International Separate Tax Returns in accordance with EMC and EIS International’s historical practice to the extent permitted by Applicable Law. EIS International shall submit to EMC a copy of each Pre-Spin-Off EIS International Separate Tax Return no later than fifteen (15) days prior to the date such Tax Return is required to be filed, and EIS International shall consider in good faith any reasonable comments on such Tax Returns provided by EIS International no later than 10 days prior to the date such Tax Return is required to be filed. The Parties shall work together to resolve any issues arising out of the review of such Pre-Spin-Off EIS International Separate Tax Returns pursuant to Section 26.

(c)           Provision of Information; Timing. EMC shall maintain all necessary information for EIS International (or any of its Affiliates) to file any Tax Return that EIS International is required or permitted to file under this Section 5, and shall provide to EIS International all such reasonably necessary information. EIS International shall maintain all necessary information for EMC (or any of its Affiliates) to file any Tax Return that EMC is required or permitted to file under this Section 5, and shall provide EMC with all such reasonably necessary information.

(d)           Special Rules Relating to the Preparation of Tax Returns.

(i)           Consistency with Intended Tax Treatment. All Tax Returns that include any member of the EMC Group or any member of the EIS Group shall be prepared in a manner that is consistent with the Intended Tax Treatment to the extent permitted by Applicable Law.

(ii)           Election to File Combined Tax Returns. EMC and EIS International shall jointly determine whether EMC shall file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by EMC or EIS International in connection with the filing of such Combined Tax Returns; provided, however, nothing set forth in this Section 5(d)(ii) shall change the responsibility of the Parties as set forth in Section 3.

(iii)         Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, EMC and EIS International shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(e)           Except to the extent otherwise provided in this Agreement, in the event EIS International is responsible pursuant to Section 3 hereof for any Tax payable in respect of a Tax Return EMC is responsible for preparing and filing under this Agreement, EMC shall provide written notice to EIS International of the Tax amount EIS International shall pay no less than fifteen (15) business days prior to the due date of such Tax Return. EIS International shall pay or cause to be paid to EMC such Tax amount no less than five (5) business days prior to the due date of such Tax Return.

Section 6. Apportionment of Earnings and Profits and Tax Attributes. EIS International and EMC agree that Tax Attributes arising in a Pre-Spin-Off Period and EMC’s estimate of the portion, if any, of earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code), Tax basis, overall foreign loss or other consolidated, combined or unitary attributes will be allocated among (and the benefits and burdens of such Tax Attributes and estimates will inure to) the members of the EMC Group and the members of the EIS Group. Documentation reflecting the Tax Attributes and estimates allocated to EIS International (the “Tax Attribute Allocation”) shall be determined in a manner consistent with past practices and in accordance with Applicable Tax Law. Such Tax Attribute Allocation shall be delivered by EMC to EIS International from time to time (including as a result of any adjustment on audit or a Tax Proceeding). If EIS International notifies EMC in writing within 30 days of receipt of the Tax Attribute Allocation that EIS International objects to one or more items reflected in the Tax Attribute Allocation, EMC and EIS International shall negotiate in good faith to come to a mutual agreement and resolve such dispute; provided, however, that if EMC and EIS International are unable to resolve any such dispute with respect to the Tax Attribute Allocation within 60 days, such dispute shall be resolved by the Tax Arbiter in accordance with Section 26. The EMC Group and the EIS Group shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the mutually agreed upon Tax Attribute Allocation.

Section 7. Utilization of Tax Attributes.

(a)           Amended Returns.

(i)           If a member of the EMC Group or EIS Group seeks to amend a Tax Return or claim a Tax Refund with respect a Pre-Spin-Off Period, such action may not be taken unless consent is received from EIS International or EMC, respectively, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) a member of the EMC Group may take any such action to the extent it relates solely to Taxes of the EMC Group and cannot reasonably be expected to adversely affect the EIS Group or the shareholders of EIS International and (ii) a member of the EIS Group may take any such action to the extent it relates solely to Taxes of the EIS Group and cannot reasonably be expected to adversely affect the EMC Group or the shareholders of EMC.

(ii)          Notwithstanding anything to the contrary herein, EMC shall not file Tax Returns for a Pre-Spin-Off Period in a jurisdiction where the EMC Group or EIS Group has not historically filed Tax Returns, initiate discussions or examinations with any Tax Authority regarding Taxes with respect to any Pre-Spin-Off Period, make any voluntary disclosures with respect to Taxes for any Pre-Spin-Off Period, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Spin-Off Date to a taxable period (or portion thereof) ending on or prior to the Spin-Off Date or shifts deductions or losses from a Pre-Spin-Off Period to a period beginning (or deemed to begin) after the Spin-Off Date, or undertake any action outside of the ordinary course of business on the Spin-Off Date that would be reasonably expected to result in additional taxes allocable to or imposed on the EIS Group unless consent is received from EIS International, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Carrybacks to Combined Tax Returns.

(i)           Neither the EMC Group nor EIS Group shall carry back any EMC Carried Item or EIS Carried Item, respectively, from a Post-Spin-Off Period to a Combined Tax Return in the Pre-Spin-Off Period unless consent is received from EIS International or EMC, respectively, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)          If a member of the EMC Group or the EIS Group determines that it is required by Applicable Tax Law to carry back any EMC Carried Item or EIS Carried Item to a Combined Tax Return in the Pre-Spin-Off Period, it shall notify EIS International or EMC, respectively, in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If EIS International or EMC, respectively, disagrees with such determination, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 26.

(iii)         For the avoidance of doubt, if an EMC Carried Item or EIS Carried Item is carried back to a Combined Tax Return for any reason, unless the EIS Group or EMC Group, respectively, consents otherwise, no member of the EIS Group or EMC Group, respectively, shall be required to make any payment to, or otherwise compensate, any member of the EMC Group in respect of such EMC Carried Item or EIS Group in respect of such EIS Carried Item, which consent may be subject to conditions as the party providing consent determines in its good faith discretion (including, for example, the party seeking consent bearing all associated costs and expenses and retaining an accounting firm that is acceptable to the party providing consent in connection therewith).

(c)           Carryforwards and Carrybacks to EMC Separate Tax Returns or EIS International Separate Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 6 and (i) is carried forward or back to a Pre-Spin-Off EIS International Separate Tax Return, or (ii) is carried forward or back to an EMC Separate Tax Return, any Tax Refunds or benefit arising from such carryforward or carryback shall be retained by such member allocated such Tax Attribute.

Section 8. Certain Representations and Covenants.

(a)           Representations.

(i)           EMC, on behalf of itself and all other members of the EMC Group, hereby represents and warrants that (i) it has examined the Tax Opinion and the Tax Representation Letters (collectively, the “Tax Materials”) and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to EMC or any member of the EMC Group or the Active Trade or Business, were or will be, at the time presented or represented and from such time until and including the Spin-Off Date, true, correct, and complete in all material respects. EMC, on behalf of itself and all other members of the EMC, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to EMC or any member of the EMC Group or the Active Trade or Business.

(ii)          EIS International, on behalf of itself and all other members of the EIS Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to EIS International or any member of the EIS Group or the EIS Business, were or will be, at the time presented or represented and from such time until and including the Spin-Off Date, true, correct, and complete in all material respects. EIS International, on behalf of itself and all other members of the EIS Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to EIS International or any member of the EIS Group or the EIS Business.

(iii)          Each of EMC, on behalf of itself and all other members of the EMC Group, and EIS International, on behalf of itself and all other members of the EIS Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Contribution or the Spin-Off to fail to qualify for the Intended Tax Treatment.

(iv)         Each of EMC, on behalf of itself and all other members of the EMC Group, and EIS International, on behalf of itself and all other members of the EIS Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

(v)          EMC and each other member of the EMC Group represents that as of the date hereof, and covenants that as of the Spin-Off Date, there is no plan or intention to:

(A)           liquidate EMC or partially liquidate EMC;

(B)           merge or consolidate any member of the EMC Group included on Exhibit A with any other Person subsequent to the Spin-Off other than in the Contemplated Merger, in each case to the extent that such merger or consolidation would cause the EMC Group to cease to be engaged in the Active Trade or Business;

(C)           sell, transfer or otherwise dispose of any material asset of any member of the EMC Group, except in the ordinary course of business, in each case to the extent that such sale, transfer or disposition would cause the EMC Group to cease to be engaged in the Active Trade or Business; or

(D)           repurchase stock of EMC.

(b)           Covenants.

(i)           EMC shall not, and shall not permit any other member of the EMC Group to, take or fail to take any action that is inconsistent with the information and representations set forth in the Tax Materials.

(ii)          During the one-year period following the Spin-Off Date:

(A)           EMC shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (w) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) cause each other member of the EMC Group included on Exhibit A hereto to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, (y) not engage in any transaction or permit any other member of the EMC Group to engage in any transaction that would result in a member of the EMC Group described in clause (x) hereof to cease to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof; and (z) not dispose of or permit a member of the EMC Group to dispose of, directly or indirectly, any interest in a member of the EMC Group described in clause (x) hereof;

(B)           EMC shall not repurchase stock of EMC;

(C)           EMC shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person other than in the Contemplated Merger;

(D)           EMC shall not, and shall not permit any other member of the EMC Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of EMC or of any other member of the EMC Group included on Exhibit A; provided, however, that EMC may issue Equity Interests to the extent such issuances are to give effect to the Contemplated Merger or are to satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(E)           EMC shall not, and shall not permit any other member of the EMC Group to, or to agree to, individually or in the aggregate, measured based on fair market value as of the time of the Spin-Off or relevant disposition transaction or transactions, sell or otherwise dispose of (or approve or allow the disposition of) more than thirty-five (35%) percent of the gross assets of the EMC Group or more than thirty-five (35%) percent of the gross assets of the Active Trade or Business, other than within the EMC Group’s “separate affiliated group” within the meaning of Section 355(b)(3)(B) (clauses (iii) and (iv)) except for (i) sales or other dispositions in the ordinary course of business, (ii) any cash paid to acquire assets from an unrelated person in an arm’s length transaction or (iii) any cash paid to effect a mandatory or optional repayment (or pre-payment) of any indebtedness of EMC or any member of the EMC Group; and

(F)           EMC shall not, and shall not permit any other member of the EMC Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of EMC (including, without limitation, through the conversion of one class of Equity Interests of EMC into another class of Equity Interests of EMC); provided, that this clause (F) shall not be violated as a result of any such changes made pursuant to the Spin-off Transactions or Contemplated Merger and related transactions.

(G)           EMC shall not take or fail to take, or permit any other member of the EMC Group to take or fail to take, any action, including (a) entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions, or (b) entering any event (or series of events) involving the capital stock of EMC or any assets of any member of the EMC Group, which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Spin-Off qualifying as a non-taxable transaction under Section 355 of the Code to the shareholders of EMC; provided, however, any action entered into pursuant to the Contemplated Merger, any Spin-Off Document (other than this Agreement) or that is undertaken pursuant to the Contribution or the Spin-Off shall not be prohibited by this clause Section 8(b)(ii)(G).

Section 9. Indemnities.

(a)           EMC Indemnity to EIS International. Subject to the limitations set forth inSection 9(c), except in the case of any liabilities described inSection 9(b), EMC and each other member of the EMC Group will jointly and severally indemnify EIS International and the other members of the EIS Group against, and hold them harmless, without duplication, from:

(i)           any Tax liability assigned to EMC pursuant to Section 3; and

(ii)          any Tax liability and Tax-Related Losses attributable to a breach, after the Effective Time by EMC or any other member of the EMC Group of any representation, covenant or provision contained in this Agreement (other than a breach of any representation, covenant or provision contained in Section 8(a)(i), Section 8(a)(iii), Section 8(a)(iv) or Section 8(b)(i)).

(b)           EIS International Indemnity to EMC. Subject to the limitations set forth in Section 9(c), except in the case of any liabilities described in Section 9(a), EIS International and each other member of the EIS Group shall jointly and severally indemnify EMC and the other members of the EMC Group against, and hold them harmless, without duplication, from:

(i)           any Tax liability assigned to EIS International pursuant to Section 3;

(ii)          any Tax liability and Tax-Related Losses attributable to a breach, after the Effective Time by EIS International or any other member of the EIS Group of any representation, covenant or provision contained in this Agreement;

(iii)         any Tax liability and Tax-Related Losses attributable to the Spin-Off failing to qualify for the Intended Tax Treatment to the extent not included in any adjustment to the merger consideration for the Contemplated Merger; and

(iv)         any Tax liability and Tax-Related Losses attributable to the EIS Business in a Pre-Spin-Off Period; and

(v)          any Tax liability and Tax-Related Losses attributable to the Spin-Off Transactions to the extent any such Tax is not taken into account in the Final Net Adjustment Amount in the Merger Agreement.

(c)           Cross Indemnity. To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 9(a) and Section 9(b), responsibility for such Tax or Tax-Related Loss shall be shared by EMC and EIS International according to relative fault.

(d)           For purposes of this Section 9, the term “Indemnified Party” means (x) the relevant member of the EMC Group in the event any member of the EMC Group is entitled to indemnity under Section 9(a) and (y) the relevant member of the EIS Group in the event any member of the EIS Group is entitled to indemnity under Section 9(b).

(e)           Discharge of Indemnity. EIS International, EMC and the members of their respective groups shall discharge their obligations under Section 9(a) or Section 9(b) hereof, respectively, by paying the relevant amount in accordance with Section 11, within thirty (30) business days of demand therefor or, to the extent such amount is required to be paid to a Tax Authority prior to the expiration of such thirty (30) business days, at least ten (10) business days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 9(a) or Section 9(b), as the case may be. Notwithstanding the foregoing, if any member of the EIS Group or any member of the EMC Group disputes in good faith the fact or the amount of its obligation under Section 9(a) or Section 9(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 26 hereof; provided, however, that any amount not paid within thirty (30) business days of demand therefor shall bear interest as provided in Section 11.

(f)            Survival. The indemnification obligations contained in this Section 9 shall survive the Spin-Off Date until sixty (60) days following the expiration of any applicable statute of limitations, at which time they shall expire and after which no Party shall have any further Liability in respect thereof.

Section 10. Tax Refunds.

Except as otherwise provided in this Agreement, (i) EMC shall promptly pay or cause to be paid to EIS International all Tax Refunds received by EMC, the EMC Group or any Affiliate of the EMC Group, directly attributable to Taxes paid directly by EIS International, the EIS Group or any Affiliate of the EIS Group with respect to any Pre-Spin-Off Period, and (ii) EIS International shall promptly pay or cause to be paid to EMC all Tax Refunds received by EIS International, the EIS Group or any Affiliate of the EIS Group, directly attributable to Taxes paid by EMC, the EMC Group or any Affiliate of the EMC Group with respect to any Pre-Spin-Off Period. In the event that a member of the EMC Group or EIS Group is subsequently required to repay to a Governmental Authority any amount paid to the EIS Group or EMC Group, respectively, pursuant to this Section 10, EIS International or EMC, as applicable, shall promptly repay such amount, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to such other party.

Section 11. Payments.

(a)           Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Tax Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) business days after the receipt of notice of such payment or, where no notice is required, thirty (30) business days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, EMC shall make such payment directly to EIS International and EIS International to EMC; provided, however, EMC has the right to designate, by written notice to EIS International, which member of the EMC Group will make or receive such payment, and vice versa (unless such designation will result in unreimbursed costs for the non-designating party that cannot be mitigated with commercially reasonable efforts). All indemnification payments shall be treated in the manner described in Section 11(b).

(b)           Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by EMC or any member of the EMC Group to EIS International or any member of the EIS Group, or by EIS International or any member of the EIS Group to EMC or any member of the EMC Group, pursuant to this Agreement, the Spin-Off Agreement or any other Spin-Off Document that relates to Taxable periods (or portions thereof) ending on or before the Spin-Off Date shall be treated by the parties hereto for all Tax purposes as a distribution by EIS International to EMC, or a capital contribution from EMC to EIS International, as the case may be; provided, however, that any payment made pursuant to (i) the Transition Services Agreement and (ii) other commercial arrangements, if any, between members of the EMC Group, on the one hand, and members of the EIS Group, on the other hand, that will continue to be in effect following the Spin-Off Date shall instead be treated as a payment for services or as required in light of the nature of such commercial arrangements. EMC and EIS International shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate and take reasonable actions to minimize any Tax liability in connection with a payment under this Section 11(b). In the event that a Tax Authority asserts that a party’s treatment of a payment described in this Section 11(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 14 of this Agreement.

(c)           No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Spin-Off Agreement or any other Spin-Off Document, and this Agreement shall be construed accordingly.

Section 12. Guarantees. EMC and EIS International, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the EMC Group or the EIS Group, respectively, under this Agreement.

Section 13. Communication and Cooperation.

(a)           Consult and Cooperate. EMC and EIS International shall consult and cooperate (and shall cause each other member of their respective groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i)           the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the EMC Group (or, in the case of any Tax Return of the EIS Group, the portion of such return that relates to Taxes for which the EMC Group may be liable), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii)          the execution of any document that may be necessary (including to give effect to Section 14) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii)         the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)           Provide Information. Except as set forth in Section 14, EMC and EIS International shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)           Tax Attribute Matters. EMC and EIS International shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the EIS Group or any member of the EMC Group, respectively.

(d)           Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the EMC Group or EIS Group, respectively, shall be required to provide any member of the EIS Group or EMC Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to EIS International, the business or assets of any member of the EIS Group, or matters for which EIS International or EMC Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the EMC Group or the EIS Group, respectively, be required to provide any member of the EIS Group or EMC Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that EMC or EIS International, respectively, determines that the provision of any information to any member of the EIS Group or EMC Group, respectively, could be commercially detrimental or violate any law or agreement to which EMC or EIS International, respectively, is bound, EMC or EIS International, respectively, shall not be required to comply with the foregoing terms of this Section 13(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to EMC or EIS International, to the extent such access to or copies of any information is provided to a Person other than a member of the EMC Group or EIS Group (as applicable)).

Section 14. Audits and Contest.

(a)           Notice. Each of EMC or EIS International shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Tax Authority or upon becoming aware of an actual or potential Tax Proceeding by a Tax Authority that may affect the liability of any member of the EIS Group or the EMC Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)           EIS International Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 14(d), EIS International shall have the right to control all matters relating to Separation Taxes and any EIS International Separate Tax Return. EIS International shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such Tax matter is reasonably likely to give rise to an indemnity obligation of EMC under Section 9 hereof, (i) EIS International shall keep EMC informed of all material developments and events relating to any such Tax Proceeding described in this proviso, (ii) at its own cost and expense, EMC shall have the right to participate in (but not to control) the defense of any such Tax Proceeding and (iii) EIS International shall not settle or compromise any such Tax Proceedings described in this proviso that would be harmful to the EMC Group without EMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           EMC Assumption of Control. If EIS International determines that the resolution of any matter pursuant to a Tax Proceeding described in Section 14(b) is reasonably likely to have an adverse effect on the EMC Group with respect to any Post-Spin-Off Period, EIS International, in its sole discretion, may permit EMC to elect to assume control over disposition of such matter at EMC’s sole cost and expense; provided, however, that if EMC so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the EIS Group for the creation of or any increase in any liability, and any reduction of a Tax asset, of the EIS Group arising from such matter.

17

(d)           EMC Control. EMC shall have the right to control any Tax Proceeding relating to EMC Separate Tax Returns and Combined Tax Returns, provided that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of EIS International under Section 9 hereof, (i) EMC shall keep EIS International informed of all material developments and events relating to any such Tax Proceeding, (ii) at its own cost and expense, EIS International shall have the right to participate in the defense of any such Tax Proceeding and (iii) EMC shall not settle or compromise any such Tax Proceedings described in this proviso that would be harmful to the EIS Group without EIS International’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           EIS International Assumption of Control. If EMC determines that the resolution of any matter pursuant to a Tax Proceeding described in Section 14(b) is reasonably likely to have an adverse effect on the EIS Group with respect to any Post-Spin-Off Period, EMC, in its sole discretion, may permit EIS International to elect to assume control over disposition of such matter at EIS International’s sole cost and expense; provided, however, that if EIS International so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the EMC Group for the creation of or any increase in any liability, and any reduction of a Tax asset, of the EMC Group arising from such matter.

Section 15. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:

if to EMC or the EMC Group, to:

1333 Butterfield Road
Suite 200
Downers Grove, IL 60515
Attention: CEO, General Counsel
Email:

if to EIS International or the EIS Group, to:

[●]
[●]
Attention: [●]
Email: [●]

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

18

Section 16. Costs and Expenses. The party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Spin-Off Agreement, (i) each party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 17. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between EMC and EIS International, this Agreement shall become effective upon the consummation of the Spin-Off. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Spin-Off upon termination of the Spin-Off Agreement.

Section 18. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 19. Construction. In this Agreement, unless the context clearly indicates otherwise:

(a)           words used in the singular include the plural and words used in the plural include the singular;

(b)           references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)           except as otherwise clearly indicated, reference to any gender includes the other gender;

19

(d)           the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)           reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)            the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)           reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)           reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)            relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j)            the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k)           unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(l)            any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 20. Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except for Section 13(d) and the indemnification and release provisions of Section 9, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 21. Assignment.  This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 21 shall be null and void.

20

Section 22. Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 23. Applicable Law; Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Illinois, DuPage County, or, if that court does not have jurisdiction, a federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. Any cause of action that any Party may have against the other Party hereto that may arise under or in connection with this Agreement must be commenced within one (1) year after the cause of action has accrued, or shall be deemed to have been waived and/or withdrawn.

Section 24. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 25. Entire Agreement.  This Agreement, the Asset Transfer Agreement, the Spin-Off Agreement and the Transition Services Agreement, constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

21

Section 26. Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by EMC and EIS International; provided, however, that, if the EMC and EIS International do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisors of recognized national standing with one member chosen by EMC, one member chosen by EIS International, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

Section 27. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Spin-Off Documents.

Section 28. Authorization. Each of EMC and EIS International hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its group, that this Agreement has been duly authorized by all necessary corporate action on the part of such party and each member of its group, that this Agreement constitutes a legal, valid and binding obligation of each such party and each member of its group, and that the execution, delivery and performance of this Agreement by such party and each member of its group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party or member of its group.

Section 29. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 30. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s group.

[SIGNATURE PAGE FOLLOWS]

22

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

ELKAY MANUFACTURING COMPANY, on behalf of itself and the members of the EMC Group

By
Name:
Title:

ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC., on behalf of itself and the members of the EIS Group

By
Name:
Title:

EXHIBIT D

Form of Written Consent

ACTION BY WRITTEN CONSENT

OF THE

STOCKHOLDERS OF

Elkay Manufacturing Company

(a Delaware Corporation)

[●], 2022

The undersigned, being the Company Stockholders of Elkay Manufacturing Company, a Delaware corporation (the “Company”), constituting the holders of the Company’s outstanding shares (“Shares”) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, do hereby consent to and approve the adoption of the following resolution(s), without a meeting, pursuant to Sections 228(a) and 251 of the Delaware General Corporation Law (the “DGCL”) and the Bylaws of the Company (the “Bylaws”), and hereby take the following actions and adopt the following resolutions by written consent in lieu of a duly called meeting, with the same force and effect as if duly adopted at a special meeting of the Company Stockholders of the Company held for the purpose, effective as of the date first set forth above (unless otherwise noted in the resolution).

1.	Approval of the Merger

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved the transactions contemplated by and proposed to be effected pursuant to that certain Agreement and Plan of Merger, dated as of [●], 2022, a copy of which is attached hereto as Exhibit A (together with any and all exhibits and schedules thereto, as may be amended from time to time, the “Merger Agreement”), by and among the Company, Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the Company Stockholders of the Company for certain purposes described in the Merger Agreement (the “Stockholder Representative”); pursuant to which Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;

WHEREAS, by virtue of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder (other than any holder of Dissenting Shares), shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share, whether represented by a certificate or in non-certificated form and represented by book-entry, shall automatically be converted into the right to receive the Per Share Amount, and any other amounts (including dividends (if any) payable in respect of the Purchaser Shares issuable in respect of such Share pursuant to Section 2.6(c) of the Merger Agreement and payments in lieu of fractional shares pursuant to Section 3.7 of the Merger Agreement) payable in respect of such Share pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, subject to the terms and conditions set forth in the Merger Agreement and the Escrow Agreement, by virtue of the Merger, Purchaser shall deposit, or cause to be deposited, with JP Morgan Chase & Co. (the “Escrow Agent”), (x) the Estimated Adjustment Cash Amount (if any) and (y) the Escrow Shares, in book-entry form to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, and the release of the remaining balance, if any, to be made in accordance with the terms of the Merger Agreement and Escrow Agreement to the Company Stockholders in accordance with each such Company Stockholder’s Pro Rata Portion;

WHEREAS, pursuant to Article Eighth of the Company’s Certificate of Incorporation (as amended, the “Charter”), the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote, voting as one class, shall be required for the adoption or authorization of a Business Combination (as defined in the Charter) (such affirmative vote, the “Required Company Stockholder Approval”);

WHEREAS, the Merger will constitute a Business Combination;

WHEREAS, each of the undersigned Company Stockholders has received the Company Solicitation Statement;

WHEREAS, the undersigned Company Stockholders collectively constitute the Required Company Stockholder Approval;

WHEREAS, the Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and the Company Stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, and (c) recommended adoption of the Merger Agreement by the Company Stockholder in accordance with the DGCL; and

WHEREAS, each of the undersigned Company Stockholders (i) has been urged to consult with his, her, their or its own legal, tax and/or financial adviser(s) regarding the consequences to him, her, them or it of the Transactions, including the Merger, the Merger Agreement, the Company Solicitation Statement and the execution and delivery of this consent, (ii) acknowledges that to the extent so desired, he, she, they or it has availed himself, herself, themselves or itself of such right and opportunity, (iii) has reviewed and understands the Merger Agreement, the Company Solicitation Statement and this consent and deems approving the Merger and the other Transactions and adopting the Merger Agreement in accordance with the DGCL to be in the best interests of such Company Stockholder and the Company, and (iv) is competent to execute this consent free from coercion, duress or undue influence.

NOW, THEREFORE, BE IT RESOLVED, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) hereby approves the Transactions, including the Merger (including the principal terms thereof), adopts the Merger Agreement, and approves and authorizes in all respects the transactions contemplated by the Merger Agreement;

RESOLVED FURTHER, that the escrow provisions (including with respect to the Exchange Fund) and adjustments outlined in the Merger Agreement be, and hereby are, approved, adopted, ratified and confirmed in all respects;

RESOLVED FURTHER, that the previous actions taken in the name or on behalf of the Company in negotiating, preparing, executing, delivering and performing the Merger Agreement and the transactions contemplated thereby are hereby authorized, ratified, adopted and approved in all respects;

2

RESOLVED FURTHER, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) consents to the officers of the Company executing and delivering any and all agreements, contracts, instruments and other documents necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, and the execution and delivery of the Merger Agreement and any other agreement, contract, instrument or document heretofore executed and delivered and deemed necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, is hereby approved, adopted, ratified and confirmed in all respects;

RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents to effect the Merger with the State of Delaware, including, but not limited to, the Certificate of Merger;

RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents with all other organizations, agencies, and third parties as they and any of them deem necessary, appropriate or advisable.

2.	Waiver of Notice Rights

RESOLVED FURTHER, that any notice that may have been or may be required by the Charter or Bylaws, each as currently in effect, or any other contract or agreement to which the Company Stockholders and the Company are a party, and any laws relating to the Merger, the Merger Agreement or any of the other transactions contemplated thereby, is hereby irrevocably waived.

3.	Waiver of Appraisal Rights

WHEREAS, each undersigned Company Stockholder, being aware of such Company Stockholder’s rights to demand an appraisal of such Company Stockholder’s Shares under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, desires to expressly and irrevocably waive any rights to appraisal of the fair value of such Company Stockholder’s Shares that such Company Stockholder may have pursuant to Section 262 of the DGCL.

NOW THEREFORE, BE IT HEREBY RESOLVED, that each undersigned Company Stockholder, with respect only to himself, herself or itself, hereby expressly and irrevocably waives and agrees not to assert any appraisal rights under the DGCL in connection with the Merger.

4.	Appointment of the Stockholder Representative

WHEREAS, by virtue of the approval of the Merger and the adoption of the Merger Agreement by the Company Stockholders, and without any further action by any Company Stockholders, each Company Stockholder shall be deemed to have irrevocably constituted and appointed Elkay Interior Systems International, Inc. to serve as the Stockholder Representative under the Merger Agreement and the Escrow Agreement (and by the execution of the Merger Agreement, Elkay Interior Systems International, Inc. has accepted such appointment).

3

NOW, THEREFORE, BE IT RESOLVED, that the Company Stockholders hereby acknowledge that, by virtue of their approval of the Merger and the adoption of the Merger Agreement, they consent to the appointment of Elkay Interior Systems International, Inc. as the Stockholder Representative for the purposes of taking any and all actions and making any and all decisions required or permitted to be taken by the Company Stockholders relating to the Merger Agreement.

RESOLVED FURTHER, that each of the undersigned Company Stockholders hereby irrevocably nominates, constitutes and appoints the Stockholder Representative as his, her, their or its exclusive agent and true and lawful attorney-in-fact, with full power of substitution, to act individually in the name, place and stead of such Company Stockholder in accordance with and pursuant to the Merger Agreement, including executing, delivering, acknowledging, certifying and filing on behalf of such Company Stockholder (in the name of any or all of the undersigned Company Stockholders or otherwise) any and all documents that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by the Merger Agreement; and

RESOLVED FURTHER, that each of the undersigned Company Stockholders acknowledges that the undersigned Company Stockholders shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Article XII of the Merger Agreement, and each Company Stockholder further agrees that Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of such Company Stockholder pursuant to the Merger Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action. All notices required to be made or delivered by Purchaser to the Company Stockholders shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, and such Company Stockholders discharges in full all notice requirements of Purchaser as applicable, to such Company Stockholder with respect thereto.

5.	Financial Interest of Directors and Officers

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and one or more of its directors and officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction or solely because any such director’s or officer’s votes are counted for such purposes, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the board of directors or the stockholders.

NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 144 of the DGCL, the terms and conditions of the Merger and the Merger Agreement, including the potential interests of certain directors and officers disclosed or otherwise known to the Company Stockholders, including, without limitation, (i) the continuing employment and compensation by the surviving corporation, as applicable, of certain directors and officers of the Company, (ii) the observer rights to be granted to Mr. Ron Katz, (iii) the rights to exculpation, indemnification and advancement of expenses to which directors and officers under and in accordance with the Merger Agreement are entitled, and (iii) entitlement of the officers and directors who are Company Stockholders to receive proceeds as a result of the Merger pursuant to the Merger Agreement, are hereby approved by each of the undersigned Company Stockholders.

4

6.	Counterparts

RESOLVED FURTHER, that this unanimous written consent may be executed in multiple counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures. No party shall raise the use the delivery of signatures to this unanimous written consent in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

5

IN WITNESS WHEREOF, the undersigned Company Stockholder has executed this Action by Written Consent of the Company Stockholders on the date set forth below and is effective as of the date set forth below.

COMPANY STOCKHOLDERS:

[Individual]

By:
Name:
Date:

[Entity]

Entity name:

By:
Name:
Title:
Date:

[Signature Page to the Written Consent of the Company Stockholders of Elkay Manufacturing Company]

EXHIBIT A

Merger Agreement

[TO INSERT EXECUTED MERGER AGREEMENT]

EXHIBIT B

Section 262 of the DGCL

§ 262 Appraisal rights

262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].

(a) Any Company Stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit e

Form of Certificate of Merger

Execution Version

EXHIBIT E

CERTIFICATE OF MERGER

OF

ZEBRA MERGER SUB, INC.

WITH AND INTO

ELKAY MANUFACTURING COMPANY

[●], 2022

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation hereby certifies as follows:

1.            The name and state of incorporation of each constituent corporation is Elkay Manufacturing Company, a Delaware corporation (the “Corporation”), and Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub,” and together with the Corporation, the “Constituent Corporations”).

2.            An Agreement and Plan of Merger, dated as of February 12, 2022 (the “Merger Agreement”), by and among Zurn Water Solutions Corporation, a Delaware corporation, Merger Sub, the Corporation, and Elkay Interior Systems International, Inc., a Delaware, as representative of the stockholders of the Corporation for certain purposes described in the Merger Agreement, pursuant to which the Merger Sub will merge with and into the Corporation (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL and with the stockholders of each of the Constituent Corporations acting by written consent in accordance with Section 228 of the DGCL.

3.            The name of the surviving corporation (the “Surviving Corporation”) of the Merger shall be “Elkay Manufacturing Company.”

4.            The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto upon the effective time of the Merger.

5.            The Merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

6.            The executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 1333 Butterfield Road, Suite 200, Downers Grove, IL 60515.

7.            A copy of the Merger Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Constituent Corporations.

[Remainder of page left intentionally left blank. Signature page follows.]

2

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer of the Surviving Corporation as of the date first written above.

ELKAY MANUFACTURING COMPANY

By:
Name:
Title:

[Signature page to Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation

EXHIBIT F

Form of Certificate of Incorporation

Execution Version

Certificate of Incorporation
of
ZEBRA MERGER SUB, INC.

ARTICLE I

The name of this corporation is Zebra Merger Sub, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which the Company may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of capital stock which the Company is authorized to issue is 1,000 shares, all of which are to be designated “Common Stock” with a par value of $0.01 per share.

ARTICLE V

The name and mailing address of the Company’s incorporator is: Carmina Spencer; Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060.

ARTICLE VI

To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended.

Any amendment, alteration, change, modification, repeal or rescission of the foregoing provisions of this Article VI by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of a director of the Company occurring prior to, such amendment, alteration, change, modification, repeal or rescission.

ARTICLE VII

Except as otherwise provided for in Article VI and Article XII, the Company reserves the right at any time, and from time to time, to amend, alter, change, modify, repeal or rescind any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

ARTICLE VIII

Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE IX

The number of directors which shall constitute the whole Board of Directors of the Company shall be determined in the manner set forth in the Bylaws of the Company.

ARTICLE X

Meetings of stockholders of the Company may be held within or outside of the State of Delaware, as the Bylaws of the Company may provide. The books and records of the Company may be kept, subject to any provision contained in the statutes, within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Company or in the Bylaws of the Company.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Company is expressly authorized to make, adopt, amend, alter, change, modify, repeal or rescind any or all of the Bylaws of the Company.

ARTICLE XII

To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Company (and any other persons to which DGCL permits the Company to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, alteration, change, modification, repeal or rescission of the foregoing provisions of this Article XII by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, agent or other person of the Company existing at the time of, or increase the liability of any such director, officer, agent or other person of the Company with respect to any acts or omissions of such director, officer, agent or other person of the Company occurring prior to such amendment, alteration, change, modification, repeal or rescission.

[Signature Page Follows]

2

In Witness Whereof, the undersigned, being the incorporator hereinbefore named, has executed this Certificate of Incorporation this 7th day of February, 2022.

By:	/s/ Carmina Spencer
Name:	Carmina Spencer
Title:	Incorporator

[Signature Page to Certificate of Incorporation]

Exhibit g

Form of Escrow Agreement

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [●] [●], 2022, by and among Zurn Water Solutions Corporation (“Purchaser”), Elkay Interior Systems International, Inc. (the “Stockholder Representative,” and together with Purchaser, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).

WHEREAS, Purchaser and the Stockholder Representative are parties to that certain Agreement and Plan of Merger, dated as of February 12, 2022 (as amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Purchaser, Zebra Merger Sub, Inc., Elkay Manufacturing Company and the Stockholder Representative;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement; provided however, that the Escrow Agent will not be responsible to determine or to make any inquiry into any term, capitalized or otherwise, not defined herein;

WHEREAS, pursuant to the terms of the Merger Agreement, the Parties have agreed to deposit in escrow (A) an amount of cash equal to the Estimated Adjustment Cash Amount (if any)1 (the “Escrow Cash”) and (B) [●] shares of common stock of Purchaser which, when valued at the Purchaser Share Price, has an aggregate value of forty-five million dollars ($45,000,000) (the “Escrow Shares”, and together with the Escrow Cash, the “Escrow Amount”), and wish such deposit to be subject to the terms and conditions set forth herein; and

WHEREAS, Escrow Agent has agreed to accept, hold and disburse the Escrow Shares and the Escrow Amount in accordance with the terms of this Agreement.

1.            Appointment and Definitions.

(a)            The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein and acknowledges receipt of the Escrow Shares and the Escrow Cash (if any).

(b)           It is the intention of the parties that the services offered by Escrow Agent under this Agreement with respect to the custody of the Escrow Shares and related settlement services will be limited to Financial Assets that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and are DTC-eligible.

(c)            The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement.

(d)            As used herein the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth in Section 10 below is authorized or required by law or executive order to remain closed.

“Financial Assets” shall mean any securities and other property held in the Accounts, but does not include any cash credit balance that may be maintained in the Accounts, including the Escrow Cash.

“Securities Depository” means any securities depository, settlement system, dematerialized book entry system or similar system for the central handling of securities, whether or not acting in that capacity.

“Securities Intermediary” shall mean JPMorgan Chase Bank, N.A., a subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains securities custody accounts for others and acts in that capacity.

1 Note to Draft: Which amount may be equal to zero (0).

2.            Accounts; Separation of Assets; No Investment of Cash; Dividends; Voting; Adjustments.

(a)            Escrow Agent will establish and maintain a non-interest bearing demand deposit account (the “Cash Account”) and a securities custody account (the “Securities Account”, and together with the Cash Account, collectively, the “Accounts”) in the name of Escrow Agent for the purpose of holding the Escrow Cash (if any) and the Escrow Shares, respectively. During the term of this Agreement, Escrow Agent will identify in its books and records that Escrow Shares credited to Escrow Agent’s Securities Account belong to Escrow Agent (except as otherwise may be agreed by Escrow Agent and the Parties). Simultaneously with the execution hereof, (i) Purchaser has deposited with Escrow Agent the Escrow Cash (if any) and the Escrow Shares and (ii) the Parties have delivered to Escrow Agent written instructions in the form attached hereto as Exhibit B and the Parties shall thereafter provide Escrow Agent with any other information Escrow Agent reasonably requests to complete such transaction. No investment of the Escrow Cash (if any) or the Escrow Share Dividend Amount (if any) shall be permitted during the term of this Agreement.

(b)            Escrow Agent will not provide supervision, recommendations or advice relating to any Financial Asset or the investment of moneys held in the Accounts or the purchase, sale, retention or other disposition of any Financial Asset or investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability and appropriateness of any investment selected hereunder for purposes of this Agreement. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Financial Asset or investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of a Financial Asset or an investment.  Escrow Agent shall not have any liability for any loss sustained as a result of any Financial Asset or investment made pursuant to the terms of this Agreement or as a result of any liquidation of any Financial Asset or investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Escrow Amount. Escrow Agent shall have the right to liquidate any Financial Asset or investments held in order to provide funds necessary to make payments required from Escrow Agent under this Agreement. Any amounts of cash credited to the Cash Account on the basis of a notice or an interim credit from a third-party, may be reversed if Escrow Agent does not receive final payment in a timely manner. Escrow Agent shall not purchase or sell any securities on behalf of any party in connection with this Agreement and the Parties agree that the applicable Party’s broker shall purchase and sell any securities in connection with this Agreement. Escrow Agent shall have no duty to confirm whether any securities delivered to or held by the Escrow Agent are the securities identified in this Agreement.

(c)            Any dividends declared and paid by Purchaser with respect to the Escrow Shares (solely to the extent that such Escrow Shares were not, pursuant to this Agreement and the Merger Agreement, required to have been released to Purchaser prior to the record date thereof) (the “Escrow Share Dividend Amount”) shall be paid by Purchaser to the Escrow Agent to be held in a non-interest bearing account to be maintained by Escrow Agent in the name of Escrow agent for the benefit of Escrow Agent.

2

(d)            Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the Stockholder Representative shall at all times be treated as the holder of the Escrow Shares for voting purposes and, accordingly, shall retain all of its rights as a stockholder of Purchaser with respect to the Escrow Shares, including the right to vote or cause Escrow Agent to vote such Escrow Shares, for so long as the Escrow Shares are held by Escrow Agent hereunder. In furtherance of the foregoing, Escrow Agent shall deliver to the Parties the materials described in Section 5(b) and Escrow Agent shall vote such Escrow Shares in accordance with the written instructions of the Stockholder Representative; provided that, for the avoidance of doubt, such Escrow Shares are voted in accordance with the terms of the Standstill and Lock-up Agreement. In no event shall Escrow Agent be liable for the failure to vote the Escrow Shares on any matter if Escrow Agent does not receive the written instructions from the Stockholder Representative contemplated by this clause (d) with respect to such matter sufficiently in advance of the time by which the Escrow Shares must be voted on such matter.

(e)            In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of the Company, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on the same basis for all other shares of Purchaser common stock.

3.            Disposition and Termination.

(a)            Escrow Agent shall release the Escrow Amount within five (5) Business Days after its receipt of, and in accordance with, written instructions from the Parties in substantially the form of Exhibit A annexed hereto. Escrow Agent shall release the Escrow Shares (through the applicable Party’s broker), including for the avoidance of doubt any release of all or any portion of the Escrow Share Dividend Amount, within five (5) Business Days after its receipt of, and in accordance with, written instructions from the Parties in substantially the form of Exhibit B annexed hereto. The Parties shall provide Escrow Agent with any other information Escrow Agent reasonably requests to complete any release pursuant to this clause (a). Upon any release of all or any portion of the Escrow Shares to a Party entitled to receive such Escrow Shares pursuant to the terms of this Agreement and the Merger Agreement (the “Receiving Party”), Escrow Agent and the other Party, as applicable, shall take such actions as are reasonably requested by the Receiving Party to evidence the transfer of the Escrow Shares to the Receiving Party and the holding of the Escrow Shares by the Receiving Party.

(b)            Notwithstanding anything to the contrary, any instructions in any way related to the transfer or distribution of the Escrow Amount must, in order to be deemed delivered and effective, be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of the designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedule 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by facsimile (as evidenced by a confirmed transmittal to the applicable Party’s or Parties’ transmitting fax number) or as a Portable Document Format (“PDF”) attached to an email only at the fax number or email address set forth in Section 10 below or through an online platform offered by Escrow Agent’s escrow services business. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Amount that does not satisfy the requirements herein. Escrow Agent may rely and act upon the confirmation of anyone purporting to be an Authorized Representative in connection with any of Escrow Agent’s verifying callbacks or email confirmations. If Escrow Agent receives an instruction in accordance with this Section 3 after its established cut-off time, Escrow Agent will attempt to act upon the instruction on the Business Day requested if Escrow Agent deems it practicable to do so or otherwise as soon as practicable on the next Business Day. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Escrow Agent (i) shall have no obligation to take any action in connection with this Agreement on a non-Business Day and any action Escrow Agent may otherwise be required to perform on a non-Business Day may be performed by Escrow Agent on the following Business Day and (ii) may not transfer or distribute the Escrow Amount until Escrow Agent has completed its security procedures.

3

(c)            Settlement of Transactions. If applicable, Escrow Agent will act in accordance with instructions with respect to settlement of transactions that are delivered in accordance with Section 3. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, each Party authorizes Escrow Agent to deliver securities or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and each Party acknowledges and agrees that such action alone will not itself constitute gross negligence, fraud or willful misconduct of Escrow Agent, and the risk of loss arising from any such action will be borne by the Parties. In the case of failure of any Party’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Escrow Agent will notify such Party of such failure. If any Party’s counterparty continues to fail to deliver the expected consideration, Escrow Agent will provide information reasonably requested by such Party that Escrow Agent has in its possession to allow such Party to enforce rights that it has against such counterparty, but neither Escrow Agent nor its subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take similar action. Except to the extent Escrow Agent and the Parties have agreed to treat settlement of a transaction under the contractual settlement date accounting basis set forth in Section 3(c) below, Escrow Agent will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by Escrow Agent. Escrow Agent reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings, errors and other similar actions.

(d)            Contractual Settlement Date Accounting.

(i)            In cases where Escrow Agent and the Parties agree to do so, and provided the Escrow Agent has received a joint written instruction signed by the Parties with respect thereto, and subject to the other provisions of this Section 3, Escrow Agent will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which Escrow Agent customarily offers contractual settlement date accounting. Escrow Agent reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

A.            Sales: On the settlement date for a sale, Escrow Agent will credit the Cash Account with the proceeds of the sale and, if not already delivered, transfer the relevant Financial Assets to an account at JPMorgan Chase Bank, N.A. pending settlement of the transaction.

B.            Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Escrow Agent will debit the Cash Account for the settlement amount and credit a separate account at JPMorgan Chase Bank, N.A. Escrow Agent will then post the Securities Account as awaiting receipt of the expected Financial Assets. No Party will be entitled to delivery of Financial Assets until Escrow Agent or a subcustodian actually receives them.

Upon request, Escrow Agent will provide the Parties with a list of those markets for which it provides contractual settlement date accounting. Escrow Agent may add markets or remove markets from such list upon reasonable notice to the Parties.

(ii)            Escrow Agent may reverse any debit or credit made pursuant to this Section 3 prior to the transaction’s actual settlement upon notice to the applicable Party in cases where Escrow Agent reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. Such Party will be responsible for any costs or liabilities resulting from such reversal. Each Party acknowledges that the procedures set forth in this Section 3 are of an administrative nature, and Escrow Agent does not undertake to make loans and/or Financial Assets available to any Party.

(e)            Actual Settlement Date Accounting. With respect to settlement of a transaction that is not posted to the Accounts on the contractual settlement date as referred to in Section 3(c), Escrow Agent will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by Escrow Agent.

(f)            Each Party authorizes Escrow Agent to use the funds transfer instructions (“Standing Instructions”) specified for it in Schedule 3 attached hereto (as may be supplemented from time to time as described below) to disburse any portion of the Escrow Amount due to such Party, without a verifying callback or email confirmation as set forth below.

4

(g)            If any funds transfer instructions other than Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, Escrow Agent may confirm such funds transfer instructions by a telephone callback or email confirmation to an Authorized Representative of such Party or Parties and thereafter, such funds transfer instructions shall also be considered the applicable Party’s Standing Instructions hereunder. To the extent a callback or email confirmation is undertaken, no funds will be disbursed until such confirmation occurs. If multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone callback or email confirmation.

(h)            The persons designated as Authorized Representatives and telephone numbers and email addresses for same may be changed only in a writing executed by an Authorized Representative or other duly authorized person of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email or through an online platform offered by Escrow Agent’s escrow services business. Escrow Agent may confirm any such change in Authorized Representatives by a telephone callback according to its security procedures.

(i)            Escrow Agent and other financial institutions, including any intermediary bank and the beneficiary's bank, may rely upon the identifying number of the beneficiary, the beneficiary’s bank or any intermediary bank included in a funds transfer instruction, even if it identifies a person different from the beneficiary, the beneficiary’s bank or intermediary bank identified by name. It is understood that the purpose of Escrow Agent’s security procedures is to verify the authenticity of, and not to detect errors in, instructions.

(j)            The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Escrow Amount in full by Escrow Agent, this Agreement shall terminate, and all the related account(s) shall be closed, subject to the provisions of Sections 8 and 9.

(k)            Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction may be confirmed by a verifying callback (or email confirmation) to an Authorized Representative.

4.            Use of Securities Depositories; Nominee Name; Proxies.

(a)            Escrow Agent may deposit securities with, and hold Financial Assets with subcustodians and/or Securities Depositories on such terms as such subcustodians or systems customarily operate and each Party will provide Escrow Agent with such documentation or acknowledgements that Escrow Agent may require to hold the securities with such subcustodians or any Securities Depository. Escrow Agent will not be obliged to (i) hold Financial Assets or cash with any person not agreed to by Escrow Agent, (ii) register or record Financial Assets in the name of any person not agreed to by Escrow Agent or (iii) register or record on Escrow Agent’s records Financial Assets held outside of Escrow Agent’s control. If, however, the Parties make any such request and Escrow Agent agrees to the request, the consequences of doing so will be at the Parties’ own risk and Escrow Agent shall not be liable for any losses incurred as a result. Further, Escrow Agent shall not be responsible for the control of any such Financial Asset or cash, for verifying any Party’s initial or ongoing ownership of any such Financial Asset or cash or for providing some of the services referred to in this Agreement, including, but not limited to, income collection. Any transaction relating to the settlement of the purchase or sale of any such Financial Asset shall be treated for purposes of this Agreement as a cash only movement.

(b)            Escrow Agent is not responsible for the selection or monitoring of any Securities Depository and will have no responsibility for any act or omission by (or the insolvency of) any Securities Depository. In the event any Party incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Escrow Agent will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Escrow Agent will not be obligated to institute legal proceedings, file proofs of claim in any insolvency proceeding, or take any similar action.

5

(c)            Escrow Agent is authorized, in its discretion:

(i)            to hold in bearer form, such securities as are customarily held in bearer form or are delivered to Escrow Agent in bearer form;

(ii)            to hold Financial Assets in or deposit Financial Assets with any Securities Depository or settlement system;

(iii)           to hold Financial Assets in omnibus accounts on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited by Purchaser with Escrow Agent;

(iv)          to register in the name of Escrow Agent, a subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form; and

(v)            decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.

(d)            For the avoidance of doubt, unless Escrow Agent has provided prior written approval, no Party may instruct a third party to register any Financial Asset in the name of Escrow Agent, a subcustodian, a Securities Depository or any of their respective nominees. Each Party agrees that any Financial Asset registered in the name of Escrow Agent, a subcustodian, a Securities Depository or any of their respective nominees without Escrow Agent’s authorization shall not be considered to be held in custody under this Agreement.

(e)            In the event that, as a result of holding Financial Assets in an omnibus account, any fractional interests in Financial Assets arising out of a corporate action or class action litigation are received, Escrow Agent will credit the Cash Account with the amount of cash that would have been received, as reasonably determined by Escrow Agent, had the Financial Assets not been held in an omnibus account, and the applicable Party shall relinquish to Escrow Agent its interest in such fractional interests.

(f)            Proxies.

(i)            With respect to U.S. Financial Assets, Escrow Agent will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify Purchaser and the Stockholder Representative of such information at the specified address in Section 10 of this Agreement.

(ii)            For the avoidance of doubt, except as set forth in Section 2(d), Escrow Agent shall not have any responsibility to take any actions that a shareholder of the Escrow Shares is entitled or required to take (e.g., voting) and the Parties shall have the sole responsibility for such actions.

5.            Entitlements. With respect to all Financial Assets held in the Accounts, Escrow Agent by itself, or through the use of the book entry system, subcustodians or Securities Depository, shall, unless otherwise instructed in writing to the contrary by an Authorized Representative: (a) collect all income and other payments reflecting interest and principal on the Financial Assets in the Accounts and disburse such amounts pursuant to this Agreement; (b) forward to the Parties copies of all information or documents that it may receive from an issuer of a Financial Asset which, in the opinion of Escrow Agent, are intended for the beneficial owner of the Financial Assets including, without limitation, all proxies and other authorizations properly executed and all proxy statements, notices and reports; (c) execute, as Escrow Agent, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons; and (d) hold directly, or through the book entry system, subcustodians or Securities Depository, all rights issued with respect to any Financial Assets held by Escrow Agent hereunder, except for voting rights with respect to the Escrow Shares, which are the subject of Section 2(d). Upon receipt of written instructions from an Authorized Representative of each Party, Escrow Agent shall act in accordance with the Parties’ instructions and either (e) release and exchange Financial Assets held hereunder for other Financial Assets and/or cash in connection with (i) any sale, conversion privilege, reorganization, recapitalization, redemption in kind, consolidation, tender offer or exchange offer, or (ii) any exercise, subscription, purchase or other similar rights; and (f) present Financial Assets for payment upon maturity, redemption or other retirement of such Financial Assets. If the Parties fail to provide Escrow Agent with timely written instructions in regards to such actions as set forth in the preceding sentence, neither Escrow Agent nor its subcustodian or their respective nominees will take any action in relation to such matters. Anything else in this Agreement to the contrary notwithstanding, Escrow Agent will not provide proxy voting services to any Party nor make any filings in the name of any Party in respect to class action litigation related to any Financial Assets.

6

6.            Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Notwithstanding anything to the contrary, Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement, Escrow Agent shall not be responsible for determining the meaning of any capitalized term not entirely defined herein, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not contemplated under this Agreement may be disregarded by Escrow Agent. ESCROW AGENT SHALL NOT BE LIABLE FOR ANY ACTION TAKEN, SUFFERED OR OMITTED TO BE TAKEN BY IT IN GOOD FAITH EXCEPT TO THE EXTENT THAT ESCROW AGENT'S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WAS THE CAUSE OF ANY DIRECT LOSS TO EITHER PARTY. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such ambiguity or conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Accounts, including, without limitation, the Escrow Amount nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to Escrow Agent a lien and security interest in the Escrow Amount in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to Escrow Agent hereunder. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

7.            Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving no less than thirty (30) days advance notice in writing of such resignation to the Parties or may be removed, with or without cause, by the Parties at any time after giving not less than thirty (30) days advance joint written notice to Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Amount (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Escrow Amount to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent may either (a) interplead the Escrow Amount with a court located in the State of Delaware and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Cash Account or if the Cash Account is insufficient, from the Escrow Share Dividend Amount or if the Escrow Share Dividend Amount is insufficient, the Escrow Shares may be liquidated and such amounts may be paid using the proceeds thereof; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Escrow Amount to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.

7

8.            Compensation; Acknowledgment. The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. The Parties agree that, notwithstanding anything to the contrary, to the extent any Party deposits such compensation into an account governed by this Agreement, Escrow Agent shall have the right to withdraw such compensation from such account. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

9.            Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, taxes (other than taxes on income earned by an Indemnitee in connection herewith), costs or expenses (including attorney’s fees) (collectively “Losses”), resulting directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the fraud, gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement. The Parties hereby grant Escrow Agent a right of set-off against the Escrow Amount for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. The obligations set forth in this Section 9 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

10.            Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Purchaser:           (street address)2

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

Email Address:

Account statements

and billing:           [Insert address if different from above]

With copies to:            Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:       R. Alec Dawson; Andrew L. Milano and Allison D. Gargano

Email:  alec.dawson@morganlewis.com;

andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com

Facsimile:     (212) 309-6001

2 Note to Draft: To come.

8

If to Seller:                  (street address)

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

Email Address:

Proxy Voting:                     (street address)

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

Email Address:

Account statements

and billing:         [Insert address if different from above]

With copies to:           (street address)

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

Email Address:

If to Escrow Agent:            JPMorgan Chase Bank, N.A.

Escrow Services

10 South Dearborn, Mail Code IL1-0113

Chicago, IL 60603

Attention:

Fax No.: (312) 954 -0430

Email Address: mw.escrow@jpmorgan.com

11.            Compliance with Directives. In the event that a legal garnishment, attachment, levy, restraining notice, court order or other governmental order (a “Directive”) is served with respect to any of the Escrow Amount, or the delivery thereof shall be stayed or enjoined by a Directive, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such Directives so entered or issued, and in the event that Escrow Agent obeys or complies with any such Directive it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such Directive be subsequently reversed, modified, annulled, set aside or vacated.

9

12.            Miscellaneous.

(a)            The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party and any assignment in violation of this Agreement shall be ineffective and void. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process or immunity from liability, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby knowingly, voluntarily and intentionally irrevocably waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(b)            No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, public health emergencies, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email and each such execution shall be of the same legal effect, validity and enforceability as a manually executed original, wet-inked signature. With respect to Securities and Exchange Commission Rule 14b-2 under the U.S. Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of securities, Escrow Agent is instructed not to disclose the name, address or security positions of any Party in response to shareholder communications requests regarding the Accounts. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 has been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 9 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Amount or this Agreement.

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER	ESCROW AGENT

[ZEBRA]	JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:

SELLER

______________________

By:
Name:
Title:

11

EXHIBIT A

FORM OF FUND RELEASE NOTICE – JOINT INSTRUCTIONS

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax No.]

[Email Address]

Attention: [_______]

[Date]

Re: [Name of Parties] – Escrow Agreement dated [        ]

Escrow Account no. [         ]

Dear Sir/Madam:

We refer to an escrow agreement dated [        ] among [         ], [        ] and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).

Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Pursuant to Section [__] of the Escrow Agreement, the Parties instruct Escrow Agent to release the Escrow Amount, or the portion specified below, to the specified party as instructed below.

Amount:

(In writing)

Beneficiary:

City:

Country:

US Instructions:

Bank Name:

Bank Address:

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

International Instructions:

Bank Name:

Bank Address

SWIFT Code:

US Pay Through ABA: Credit A/C Name:

Credit A/C # (IBAN #):

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C # (IBAN #):

FFC A/C Address:

12

PURCHASER

[ZEBRA]

By:
Name:
Title:

SELLER:

_____________________

By:
Name:
Title:

13

EXHIBIT B

FORM OF SHARES RELEASE NOTICE – JOINT INSTRUCTIONS

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax No.]

[Email Address]

Attention: [_______]

[Date]

Re: [Name of Parties] – Escrow Agreement dated [ ]

Escrow Account no. [      ]

Dear Sir/Madam:

We refer to an escrow agreement dated [      ] among [      ], [      ] and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).

Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Pursuant to Section [__] of the Escrow Agreement, the Parties instruct Escrow Agent to:

[I.      release the Escrow Share Dividend Amount, or the portion specified below, to the specified party as instructed below:

Amount:

(In writing)

Beneficiary:

City:

Country:

US Instructions:

Bank Name:

Bank Address:

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

International Instructions:

Bank Name:

Bank Address

SWIFT Code:

US Pay Through ABA:

Credit A/C Name:

Credit A/C # (IBAN #):

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C # (IBAN #):

FFC A/C Address:

14

and]3

II.            [free deliver the following securities to][settle any [purchase][sale] of the following securities via delivery versus payment with] [Purchaser’s][Seller’s] broker:

CUSIP:

Name of Security:

Number of Shares:

*[Purchase][Sale]

*Price:

*Commission:

*Maturity Date:

*Trade Date:

*Settlement Date:

Broker name:

Broker ABA:

Broker Fed Clearing Account Number:

DTC/C Number:

Agent Bank Number:

*Not applicable for free deliveries

PURCHASER

_____________________

By:
Name:
Title:

SELLER:

_____________________

By:
Name:
Title:

3 Note to Draft: Release in Section I to be included if all or any portion of the Escrow Share Dividend Amount is to be released pursuant to such instruction.

15

Schedule 1-A

[Insert name of PURCHASER]

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of ______________________ (“Purchaser”), does hereby certify:

1.            That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, by and among Purchaser, Seller and Escrow Agent to which this Schedule is attached (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Purchaser such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Purchaser is an individual. Purchaser acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Purchaser nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Purchaser agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

[Insert names and contact information of individuals who can be readily available to provide instructions and/or confirm disbursements on the telephone, as needed.]

NAME	SIGNATURE	DIRECT TELEPHONE, CELL NUMBER and EMAIL ADDRESS
____________________________	____________________________	(ph)__________________________ (cell)_________________________ (email)_______________________
____________________________	____________________________	(ph)__________________________ (cell)_________________________ (email)________________________
____________________________	____________________________	(ph)__________________________ (cell)_________________________ (email)________________________

2.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3.	This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4.	That pursuant to Purchaser’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Purchaser.

5.	Notwithstanding the above, if Purchaser is an individual, no signature will be required below.

Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 1-B

[Insert name of SELLER]

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of ______________________ (“Seller”), does hereby certify:

1.            That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, by and among Purchaser, Seller and Escrow Agent to which this Schedule is attached (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Seller such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Seller is an individual. Seller acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Seller nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Seller agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

[Insert names and contact information of individuals who can be readily available to provide instructions and/or confirm disbursements on the telephone, as needed.]

NAME	SIGNATURE	DIRECT TELEPHONE, CELL NUMBER and EMAIL ADDRESS
____________________________	____________________________	(ph)__________________________ (cell)_________________________ (email)________________________
____________________________	____________________________	(ph)__________________________ (cell)_________________________ (email)________________________
____________________________	____________________________	(ph)__________________________ (cell)_________________________ (email)________________________

2.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3.	This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4.	That pursuant to Seller’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Seller.

5.	Notwithstanding the above, if Seller is an individual, no signature will be required below.

Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 2

Schedule of Fees and Disclosures for Escrow Agent Services

Schedule of Fees for Escrow Agent Services

Account Acceptance Fee                                                          $

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee                                                         $

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of-Pocket Expenses: Escrow Agent or any of its affiliates may receive compensation with respect to any purchased Financial Asset or investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at Escrow Agent's then standard rate. Escrow Agent may impose, charge, debit, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review, and assumes the escrow deposit will be continuously invested in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A. Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or other factors change from those used to set the fees described herein.

Payment of the invoice is due upon receipt.

Disclosures and Agreements:

Taxes.      The Parties shall duly complete such tax documentation or other procedural formalities necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act (“FATCA”), and shall remit such taxes to the appropriate authorities.

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule”). Each Party represents and warrants to Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Each Party also represents and warrants to Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, each Party acknowledges that Escrow Agent will rely on this representation until notified in writing otherwise.

Know Your Customer. To assist in the prevention of the funding of terrorism and money laundering activities, applicable law may require financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for the Parties: when the Parties open an account, Escrow Agent may ask for each Party’s name, address, date of birth (for natural persons), and/or other information and documents that will allow Escrow Agent to identify such Party. Escrow Agent may also request and obtain certain information from third party vendors regarding any Party. To fulfill Escrow Agent’s “know your customer” responsibilities and in connection with its performance of this Agreement, Escrow Agent may request information and/or documentation from each Party from time to time, including, without limitation, regarding such Party’s organization, business and, to the extent applicable, beneficial owner(s) of such Party, including relevant natural or legal persons, and such Party shall procure and furnish the same to Escrow Agent in a timely manner. Any information and/or documentation furnished by any Party is the sole responsibility of such Party and Escrow Agent is entitled to rely on the information and/or documentation without making any verification whatsoever (except for the authentication under the security procedures, as applicable). Each Party represents and warrants that all such information and/or documentation is true, correct and not misleading and shall advise Escrow Agent promptly of any changes and, except as prohibited by applicable law, such Party agrees to provide complete responses to Escrow Agent’s requests within the timeframes specified. If any Party fails to provide or consent to the provision of any information required by this paragraph, Escrow Agent may suspend or discontinue providing any service hereunder and resign pursuant to this Agreement.

OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.

Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property, escheatment or similar law and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.

Information. The Parties authorize Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary in Escrow Agent’s opinion, for the purpose of allowing Escrow Agent to perform its duties and to exercise its powers and rights hereunder or for operational or risk management purposes or compliance with legal, tax and regulatory requirements, including, without limitation, FATCA; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

Foreign Exchange. If Escrow Agent accepts a funds transfer instruction under this Agreement for payment in a currency (the “Non-Account Currency”) other than the currency of the account (the “Account Currency”), Escrow Agent is authorized to enter into a foreign exchange transaction to sell to the Party or Parties the amount of Non-Account Currency required to complete the funds transfer and debit the account for the purchase price of the Non-Account Currency. If Escrow Agent receives a payment to the account in a Non-Account Currency, Escrow Agent is authorized to purchase the Non-Account Currency from the Party or Parties, and to credit the purchase price to the account in lieu of the Non-Account Currency. The applicable foreign exchange rate and spread for any of the foregoing transactions shall be determined by Escrow Agent in its sole discretion and may differ from foreign exchange rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates or spreads at which Escrow Agent otherwise enters into foreign exchange transactions on the relevant date. Escrow Agent may generate additional profit or loss in connection with Escrow Agent’s execution of a foreign exchange transaction or management of its risk related thereto in addition to the applicable spread. Further, (i) Escrow Agent has full discretion to execute such foreign exchange transactions in such manner as Escrow Agent determines in its sole discretion and (ii) Escrow Agent may manage the associated risks of Escrow Agent’s own position in the market in a manner it deems appropriate without regard to the impact of such activities on the Parties. Any such foreign exchange transaction will be between Escrow Agent and a Party or Parties as principals, and Escrow Agent will not be acting as agent or fiduciary for the Parties. Notwithstanding any prior action or course of dealing, subject to applicable law, Escrow Agent has no obligation to cancel, reverse or otherwise buy back foreign currencies purchased by a Party hereunder and Escrow Agent makes no commitment to buy back currencies. Each Party acknowledges that it may not be able to sell back certain foreign currencies once purchased.

Acknowledgment of Compensation and Multiple Roles. Escrow Agent is authorized to act under this Agreement notwithstanding that Escrow Agent or any of its subsidiaries or affiliates (such subsidiaries and affiliates hereafter individually called an “Affiliate” and collectively called “Affiliates”) may (A) receive fees or derive earnings (float) as a result of providing an investment product or account on the books of Escrow Agent pursuant to this Agreement or for providing services or referrals with respect to investment products, or (B) (i) act in the same transaction in multiple capacities, (ii) engage in other transactions or relationships with the same entities to which Escrow Agent may be providing escrow or other services under this Agreement, (iii) refer clients to an Affiliate for services or (iv) enter into agreements under which referrals of escrow or related transactions are provided to Escrow Agent. JPMorgan Chase Bank, N.A. may earn compensation from any of these activities in addition to the fees charged for services under this Agreement.

FDIC Disclosure. In the event Escrow Agent becomes insolvent or enters into receivership, Escrow Agent may provide to the Federal Deposit Insurance Corporation (“FDIC”) account balance information for any account governed by this Agreement, as reflected on Escrow Agent’s end-of-day ledger balance, and the customer name and tax identification number associated with such accounts for the purposes of determining the appropriate deposit insurance coverage.  Funds held in such accounts will be insured by the FDIC under its applicable rules and limits.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Escrow Amount is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Escrow Amount, any investment or disposition of the Escrow Amount, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If  a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Recordings.  Each Party and Escrow Agent consent to the other party or parties making and retaining recordings of telephone conversations between any Party or Parties on one hand and Escrow Agent on the other hand in connection with Escrow Agent’s security procedures.

Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute”, “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-inked signature. Any electronically signed agreement shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meanings ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.

SCHEDULE 3

STANDING INSTRUCTIONS

Purchaser:	Seller:
Bank Name:	Bank Name:
Bank Address:	Bank Address:
ABA number:	ABA number:
Credit A/C Name:	Credit A/C Name:
Credit A/C #	Credit A/C #
If Applicable:	If Applicable:
FFC A/C Name:	FFC A/C Name:
FFC A/C #:	FFC A/C #:
FFC A/C Address:	FFC A/C Address:

exhibit h

Form of Letter of Transmittal

EXHIBIT H

FORM OF

LETTER OF TRANSMITTAL 1

In accordance with the terms of the Agreement and Plan of Merger, dated as of February 12, 2022 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Elkay Manufacturing Company, a Delaware corporation (the “Company”), Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of the Company for certain purposes described in the Merger Agreement (“Stockholder Representative”), the undersigned (“you” or the “Holder”) hereby delivers this Letter of Transmittal to the Exchange Agent in respect of the Company Shares surrendered with this Letter of Transmittal (collectively, the “Surrendered Shares”) in exchange for the Merger Consideration to which you are entitled under the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

DELIVERY INSTRUCTIONS
[EXCHANGE AGENT] Attn: [ ] [Address]
For information please email [ ] or call [ ]

BY EXECUTING AND DELIVERING THIS LETTER OF TRANSMITTAL, THE UNDERSIGNED HOLDER REPRESENTS, WARRANTS, CONFIRMS, AGREES AND COVENANTS TO THE PROVISIONS SET FORTH ON EXHIBIT A HERETO.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. YOU MUST (I) SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED BELOW, AND (II) COMPLETE THE IRS FORM W-9 OR THE FORM W-8BEN, AS APPLICABLE, ATTACHED HERETO, OR OTHER APPLICABLE IRS FORM W-8.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE OPTION AND RISK OF THE OWNER.

1 Note to Draft: Form to be updated for various types of Stockholder entities, including any trust requirements, and for specific stockholders to incorporate references to proxies existing and disclosed under relevant Standstill Agreements.

Please complete the schedule below after reading the accompanying Instructions.

DESCRIPTION OF COMPANY SHARE(S) SURRENDERED
Name(s) and Address(es) of Registered Holder(s) as appear(s) on the books and records of [Target]
Company Share(s) Surrendered (Attach additional signed list if necessary)
Class (and Series if applicable) of Company Share(s)	Number of Shares

COMPLETE THE PAYMENT INSTRUCTION SECTION BELOW WITH RESPECT TO DELIVERY OF THE PURCHASER SHARES

DELIVERY INSTRUCTIONS Please complete the remainder of this Letter of Transmittal and provide mailing address instructions below. Address City, State, Zip Country

COMPLETE ONLY ONE OF THE PAYMENT INSTRUCTION SECTIONS BELOW WITH RESPECT TO CASH CONSIDERATION

CHECK PAYMENT INSTRUCTIONS

If you wish to have any cash consideration to which you may be entitled under the Merger Agreement sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address

City, State, Zip

Country

WIRE PAYMENT INSTRUCTIONS

If you wish to have any cash consideration to which you may be entitled sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field and the complete IBAN in the Account Number field, if available.

Bank Name

Bank Routing Number (ABA Number)

Account Name*

Account Number

FFC Account Name (if applicable)

FFC Account Number (if applicable)

Bank Contact/Telephone Number

*Please provide the name on the account, not the type of account

(If wire is to be issued to an account in a name other than that set forth above, See Instructions 3, 4, 5 and 7)

IMPORTANT – HOLDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on the books and records of the Company.

Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal provided to the undersigned in connection with the Merger and that the undersigned represents that the undersigned has read and agrees to all of the terms and conditions set forth in the materials accompanying this Letter of Transmittal.

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

Checks or wire transfers, in the case of any cash consideration, and the Purchaser Shares to which you are entitled under the Merger Agreement, will be issued only in the name of the person(s) submitting this Letter of Transmittal and will be mailed to the address appearing under “Description of Company Share(s) Surrendered” or wire transferred to the bank account above, as the case may be.

Dated ____________________, 202_

Sign Here X X
(Signature(s) of Owner(s))
Name(s)
(Please Print)

Capacity
(See Instruction 4)

Address (Including Zip Code)

Area Code & Telephone No.
Email Address Tax Identification or Social Security No.

(Please also Complete the IRS Form W-9 Contained Herein (or an Appropriate IRS Form W-8, If Applicable))

GENERAL INSTRUCTIONS

Please read this information carefully

1.     Delivery of Letter of Transmittal.   A properly completed Letter of Transmittal must be received by the Exchange Agent in order to receive the consideration set forth in the Merger Agreement in respect of the Company Shares. The method of delivery of documents is at the election and risk of the Holder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Delivery of this Letter of Transmittal may be made by First Class Mail, Courier or by overnight delivery to [NAME], as the Exchange Agent, at one of the addresses shown above.

2.     Conversion of the Company Shares. At the Effective Time, each Company Share (as shown in the box on the second page of this Letter of Transmittal) issued and outstanding immediately prior to the Effective Time, and held by a Company Stockholder (other than any holder of Dissenting Shares), ceased to be outstanding, was cancelled and ceased to exist, and each such Company Share, whether represented by Certificate or a Book-Entry Share, was automatically converted into the right to receive the Per Share Amount, and any other amounts payable in respect of such Company Share pursuant to the terms and conditions of the Merger Agreement.

3.     Signatures on Letter of Transmittal and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Company Shares surrendered hereby, the signature(s) must correspond with the name(s) as written in the books and records of the Company for those Company Shares represented by book-entry form. If any of the Company Shares surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Company Shares on the books and records of the Company 2.

If any of the Company Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence reasonably satisfactory to the Exchange Agent of the authority of such person so to act must be submitted.

4.     Validity of Surrender, Irregularities. If this Letter of Transmittal is improperly completed or executed or where the evidence of Company Shares presented are not in proper form for transfer, or if some other irregularity exists in connection with their surrender, the Exchange Agent will consult with Purchaser and the Stockholder Representative on taking such actions as are necessary to cause such irregularity to be corrected. The Exchange Agent may waive an irregularity in connection with the surrender of the Company Shares after review of the irregularity with Purchaser and the Stockholder Representative and after approval in writing of the Purchaser. In the event that the irregularity cannot be remedied with consultation of Purchaser and the Stockholder Representative or by you within 30 days after receipt by the Exchange Agent, the Exchange Agent will return this Letter of Transmittal and any related materials to you indicating the irregularity which prevents the Exchange Agent from performing its duties.

5.     Requests for Information or Additional Copies. Information and additional copies of this Letter of Transmittal may be obtained from the Exchange Agent by writing to the address on the front of this Letter of Transmittal.

6.     Inadequate Space. If the space provided on this Letter of Transmittal is inadequate, the class (and series, if applicable) of Company Shares and the number of Company Shares should be listed on a separate signed schedule affixed hereto.

7.     Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s).You will not receive any Merger Consideration to which you may be entitled unless and until you deliver this Letter of Transmittal duly completed and signed, together with the certificate(s), if any, evidencing your Company Shares, to the Exchange Agent, and any required accompanying evidences of authority specified herein. No interest will be paid on amounts due for the Company Shares. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for instructions at [] prior to submitting your certificates for surrender. Please note that you will be asked to complete additional paperwork and pay certain fees, including the posting of a bond in the amount you are entitled to receive in Merger Consideration for such lost certificate, or as otherwise agreed by the Exchange Agent and Purchaser, to process the exchange of your Company Shares in such instances.

8.     IRS Form.

Each Holder surrendering Company Shares for payment of the Merger Consideration to which such Holder is entitled is required to provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on an appropriate Form W-9, or an appropriate IRS Form W-8.

2 Exchange Agent to confirm whether any guarantee of signature is required if not signed by record owner.

By Mail or Overnight Courier to: [Exchange Agent] [Address] Attn: [ ]

For additional information please contact

[ ]

at:

[###-###-####] or via email at [ ]

PLEASE RETAIN A COPY OF THIS LETTER OF TRANSMITTAL FOR YOUR RECORDS.

IMPORTANT TAX INFORMATION

Backup Withholding

U.S. federal income tax law generally requires that if your Company Shares are accepted for payment, you or your assignee (in either case, the “Payee”), if such Payee is a U.S. person, must provide the Exchange Agent (the “Payor”) with the Payee’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Payee who is an individual, is the Payee’s social security number. A “U.S. person” is an individual who is a U.S. citizen or U.S. resident alien, a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, or any political subdivision thereof, an estate (other than a foreign estate) or a domestic trust (as defined in Treasury Regulations Section 301.7701-7).

If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”) and backup withholding (currently at a rate of 24%) of cash portion, if any, of the gross proceeds received pursuant to the Merger. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld provided that the required information is timely furnished to the IRS. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

To prevent backup withholding, each Payee must provide such Payee’s correct TIN by completing the IRS Form W-9 attached hereto, certifying that (a) the TIN provided is correct, (b) (i) the Payee is exempt from backup withholding, (ii) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (c) the Payee is a U.S. person (including a U.S. resident alien).

If the Payee is a U.S. person but does not have a TIN, such Payee should consult the enclosed Instructions for IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee is a U.S. person and does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding may apply.

If the Company Shares are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report.

Certain Payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, exempt Payees should furnish their TIN and complete the “Exemptions” portion of the IRS Form W-9. See the W-9 Specific Instructions for additional instructions. In order for a non-U.S. Payee to qualify as exempt, such person must submit an appropriate and properly completed Form W-8 signed under penalties of perjury attesting to such exempt status. Such forms may be obtained from the Exchange Agent or the IRS at its Internet website: www.irs.gov.

The description contained herein is for informational purposes only. Please contact your tax advisor regarding the U.S. federal, state, local, and other tax consequences of the Merger and any withholding and reporting rules that may apply.

Exhibit A

PLEASE READ THIS INFORMATION CAREFULLY.

[You acknowledge and agree that by executing and delivering this Letter of Transmittal to the Exchange Agent you will waive any appraisal rights with respect to the Company Shares. ]

Representations and Warranties

By executing and delivering this Letter of Transmittal, the above signed represents and warrants to Purchaser and the Company that:

1.	The above signed is the sole record and Beneficial Owner (as defined in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended, of the Company Shares set forth in this Letter of Transmittal and has full power and authority to transfer and surrender the Company Shares for payment, free and clear of all Liens in accordance with the Merger Agreement (other than restrictions on transfer under applicable securities laws);

2.	The Company Shares set forth in this Letter of Transmittal constitute all of the Company Shares of which the above signed is the Beneficial Owner or owned of record by the above signed in his, her or its capacity as such;

3.	The above signed has full power and authority (and, if an individual, full legal capacity) to execute and deliver this Letter of Transmittal and to surrender the Surrendered Shares in exchange for the consideration set forth in the Merger Agreement. If the above signed is an entity, the execution and delivery of this Letter of Transmittal and the surrender of the Surrendered Shares in exchange for the consideration set forth in the Merger Agreement to which the above signed is entitled have been duly authorized by all necessary action on the part of the above signed.

4.	The above signed has duly executed and delivered this Letter of Transmittal, which constitutes the valid and legally binding obligation of the above signed, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and by the availability of equitable remedies;

5.	The above signed has had an opportunity to review with the above signed’s own Tax advisors the Tax consequences of the transactions contemplated hereby and by the Merger Agreement. The above signed understands that the above signed must rely solely on the above signed’s advisors and not on any statements or representations made by the Purchaser, Merger Sub, the Company or any of their respective agents. The above signed understands that the above signed (and not Purchaser, Merger Sub, the Surviving Corporation or the Company or any of its respective Affiliates) shall be responsible for the above signed’s Tax liability that may arise as a result of the transactions contemplated hereby or by the Merger Agreement. The above signed has also had the full opportunity to consult with independent legal, accounting, regulatory and financial advisors regarding such above signed’s rights and obligations under this Letter of Transmittal and the Merger Agreement prior to its execution and has been advised to do so by the Company;

6.	Neither the execution and delivery of this Letter of Transmittal, nor the performance of the above signed’s obligations hereunder or under the Merger Agreement, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or government agency to which the above signed is a party or by which any of his, her or its equity interests of the Company are bound, and the consummation of the transactions contemplated hereby and by the Merger Agreement will not conflict with (i) any contract to which the above signed or any of his, her or its properties or assets are subject or (ii) any Law applicable to the above signed or his, her or its properties or assets;

7.	No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party, including a party to any contract with the above signed, is required by or with respect to the above signed in connection with the execution and delivery of this Letter of Transmittal or the consummation of the transactions contemplated hereby or by the Merger Agreement, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

8.	The above signed has not granted any proxy in respect of his, her or its direct or indirect equity interests of the Company that is still in effect.

9.	The above signed hereby represents and warrants that the above signed is either (a) not a married individual or (b) has caused the above signed’s spouse to execute and deliver the Spousal Consent in the form of Exhibit [] hereto.

Acknowledgements

By executing and delivering this Letter of Transmittal, the above signed acknowledges and agrees that:

1.	The above signed has received a copy of the Merger Agreement and has read and understands the Merger Agreement and this Letter of Transmittal;

2.	Pursuant to and as more fully described in the Merger Agreement, the Estimated Adjustment Cash Amount and the Escrow Shares will be deposited in accordance with the terms of the Merger Agreement and the Escrow Agreement with the Escrow Agent. The undersigned acknowledges and agrees that the Company Stockholders shall only be entitled to receive distributions with respect to the Estimated Adjustment Cash Amount and the Escrow Shares if, and to the extent that, any portion of such amount is distributed to the Company Stockholders pursuant to the terms of the Merger Agreement and the Escrow Agreement (and that any such distributions shall be allocated among the Company Stockholders as provided in the Merger Agreement);

3.	Any amounts to be paid to the above signed pursuant to the Merger Agreement, Escrow Agent Agreement and/or Escrow Agreement, are in accordance with the terms of such agreements, as applicable, and the Company’s Organizational Documents;

4.	The above signed understands and agrees that (a) unless and until the above signed executes and delivers this Letter of Transmittal no payments pursuant to the Merger Agreement shall be made to the above signed, and (b) no interest will accrue on any such amount(s); and

5.	In the event of any inconsistencies between the terms of this Letter of Transmittal and the terms of the Merger Agreement, the terms of the Merger Agreement will control.

6.	The above signed acknowledges that in no event shall the Purchaser, the Surviving Corporation or any of the respective Affiliates have any responsibility or liability for the allocation of the Merger Consideration (or any adjustment thereto pursuant to the Merger Agreement) or the calculations of its Pro Rata Portion thereunder to the undersigned in accordance the Merger Agreement.

Waiver and Release

1.	By delivery of this Letter of Transmittal to the Exchange Agent, effective as of the Effective Time, the above signed hereby (a) forever waives all appraisal and dissenter’s rights under applicable Law, (b) withdraws and forever waives all written objections to the Merger and/or demands for appraisal, if any, with respect to the Company Shares owned by the above signed and (c) on behalf of himself, herself or itself, any Affiliate, whether a past, present or future Affiliate, joint ventures, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, representatives, investors, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”) unconditionally and irrevocably releases and absolutely forever discharges Purchaser, the Company, Merger Sub, their respective Subsidiaries and their respective officers, directors, securityholders, stockholders, Affiliates, employees, advisors and agents (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liens, sums of money, accounts, judgments, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), suits, actions and causes of action and other relief of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Releasing Parties now have, or at any time previously had, or shall or may have in the future, as a securityholder, creditor, holder of stock options, investor, officer, director, contractor, consultant or employee of the Company or its Subsidiaries, arising by virtue of or in any matter related to any actions or inactions of the Released Parties or the affairs of the Company and its Subsidiaries on or before the closing of the Merger, including, without limitation, any claims relating to the approval and adoption of the Merger Agreement or the transactions contemplated thereby; provided that Released Matters shall not include (i) any right that any Releasing Party may have pursuant to the Merger Agreement or any Related Agreement to which such Releasing Party is a party; (ii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under (A) indemnification and/or exculpation provisions of the Organizational Documents of the Company or such Subsidiary, and (B) any directors’ and officers’ liability insurance policy (or tail coverage thereunder) or life insurance policy maintained by the Company, as applicable, or (iii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under any employment, compensation or other director, officer or employee-related agreements or plans, including any rights to vested benefits or accrued but unpaid compensation. It is the intention of the above signed in executing this release, and in giving and receiving the consideration called for herein, that the release contained herein shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the undersigned and the Released Parties of all Released Matters, including accrued but unpaid dividends, accrued and unpaid interest, unpaid principal and payments in connection with a liquidation or change of control transaction. The above signed hereby represents that he, she or it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than the Releasing Party has any interest in any Released Matter by Law or contract by virtue of any action or inaction by the Releasing Party. The invalidity or unenforceability of any part of this paragraph shall not affect the validity or enforceability of the remainder of this paragraph, which shall remain in full force and effect.

2.	THE ABOVE SIGNED AGREES NOT TO, AND AGREES TO CAUSE HIS, HER OR ITS RESPECTIVE AFFILIATES AND SUBSIDIARIES NOT TO, WHETHER IN HIS, HER OR ITS OWN CAPACITY, AS SUCCESSOR, BY REASON OF ASSIGNMENT OR OTHERWISE, ASSERT, COMMENCE, JOIN IN, OR ASSIST OR ENCOURAGE ANY THIRD PARTY IN ASSERTING, ANY CLAIM AGAINST ANY RELEASED PARTY WITH RESPECT TO THE MATTERS RELEASED HEREBY.

8

3.	[AS APPLICABLE, THE ABOVE SIGNED ACKNOWLEDGES THAT HE, SHE OR IT IS FAMILIAR WITH SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA (“SECTION 1542”) AND EXPRESSLY WAIVES ALL RIGHTS UNDER SECTION 1542 AND ANY SIMILAR APPLICABLE LAW OR COMMON LAW PRINCIPLE IN ANY APPLICABLE JURISDICTION PROHIBITING OR RESTRICTING THE WAIVER OF UNKNOWN CLAIMS. SECTION 1542 READS AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

NOTWITHSTANDING THE PROVISIONS OF SECTION 1542 OR ANY SIMILAR APPLICABLE LAW OR COMMON LAW PRINCIPLE IN ANY APPLICABLE JURISDICTION, THE ABOVE SIGNED EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING RELEASE IS INTENDED TO INCLUDE IN ITS EFFECT ALL CLAIMS WITHIN THE SCOPE OF SUCH RELEASE WHICH THE ABOVE SIGNED DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AGAINST ANY OF THE RELEASED PARTIES (INCLUDING, WITHOUT LIMITATION, UNKNOWN AND CONTINGENT CLAIMS), AND THAT THE FOREGOING RELEASE EXPRESSLY CONTEMPLATES THE EXTINGUISHMENT OF ALL SUCH CLAIMS (EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN).]

4.	TO THE EXTENT THE ABOVE SIGNED IS ENTITLED TO EXERCISE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, THE ABOVE SIGNED ACKNOWLEDGES AND AGREES THAT THE ABOVE SIGNED HAS BEEN GIVEN NOTICE OF THEIR APPRAISAL RIGHTS AND THAT BY EXECUTING AND DELIVERING THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT THE ABOVE SIGNED WILL WAIVE ANY APPRAISAL RIGHTS WITH RESPECT TO THE ABOVE SIGNED’S COMPANY SHARES.

Ratification of the Merger

The above signed hereby acknowledges, confirms, ratifies, consents to and approves (i) the Merger, the Merger Agreement and such other agreements, documents, transactions and instruments contemplated thereby, and (ii) the actions of the board of directors of the Company on or prior to the date hereof in connection with the Merger and the Merger Agreement.

Consent to Appointment of Stockholder Representative

By executing this Letter of Transmittal, the above signed hereby acknowledges and agrees:

1.	To the appointment of [Elkay Interior Systems International, Inc.] as the Stockholder Representative, with such powers, rights and obligations as are enumerated in the Merger Agreement;

2.	That the Stockholder Representative shall have such power and authority as are necessary or appropriate to carry out the functions assigned to it under the Merger Agreement, and the Related Agreements, including the full power and authority on behalf of the Company Stockholders to: (i) consummate the Transactions, (ii) execute the Related Agreements and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the Related Agreements, (iii) review the Estimated Adjustment Statement pursuant to Section 4.2(b) of the Merger Agreement, negotiate with Purchaser regarding any Proposed Adjustments, and otherwise take all other actions contemplated to be taken by the Stockholder Representative under Section 4.2, (iv) execute and deliver any amendment or waiver to the Merger Agreement or any Related Agreement, (v) deliver all notices required to be delivered by the Company Stockholders under the Merger Agreement, (vi) receive all notices required to be delivered by Purchaser to any of the Company Stockholders under the Merger Agreement or any Related Agreement, (vii) receive service of process in connection with any claims under the Merger Agreement, (viii) take all other actions to be taken by or on behalf of the Company Stockholders that the Stockholder Representative may deem necessary or desirable in connection with the Merger Agreement and the Related Agreements and (ix) do each and every act and exercise any and all rights which the Company Stockholders are permitted or required to do or exercise under the Merger Agreement;

3.	That, notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Stockholders, except as expressly provided in the Merger Agreement;

4.	That the exclusive agency and proxy, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group under the Merger Agreement: (i) are coupled with an interest, are therefore irrevocable without the Consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of the above signed and any other Company Stockholder, and (ii) shall survive the delivery of an assignment by the above signed or any other Company Stockholder of the whole or any fraction of his, her or its interest in the Escrow Shares;

5.	That the Stockholder Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the above signed or any other applicable Company Stockholder or other party;

9

DRAFT

6.	That all decisions and actions by the Stockholder Representative (to the extent authorized by the Merger Agreement or any Related Agreement) will be binding upon all of the Company Stockholders, including the above signed, and their successors as if expressly confirmed and ratified in writing by the Company Stockholders, including the above signed, and no Company Stockholder, including the above signed, will have the right to object, dissent, protest or otherwise contest the same;

7.	That the Stockholder Representative may resign at any time and may be removed or replaced by a majority vote of the Company Stockholders (voting in accordance with their respective Voting Common Stock as if it were still outstanding and governed by the Company’s Organizational Documents as in effect as of immediately prior to the Closing) and that the immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of the Merger Agreement;

8.	That Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of a Company Stockholder, including the above signed, pursuant to the Merger Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action;

9.	That all notices required to be made or delivered by Purchaser to the Company Stockholders, including the above signed, shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, including the above signed, and shall discharge in full all notice requirements of Purchaser as applicable, to such Company Stockholder, including the above signed, with respect thereto;

10.	That the Stockholder Representative will not, by reason of the Merger Agreement or any Related Agreement, have a fiduciary relationship in respect of any Company Stockholder, including the above signed;

11.	That neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”), will be liable to any Company Stockholder, including the above signed, for any action taken or omitted by it or any agent employed by it under the Merger Agreement, any Related Agreement or any other document entered into in connection with the Merger Agreement or any Related Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for willful misconduct;

12.	That the Stockholder Representative will not be liable to any Company Stockholder, including the above signed, for any apportionment or authorization of distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or authorization of distribution is subsequently determined to have been made in error, the sole recourse of any Company Stockholder, including, if applicable, the above signed, to whom payment was due, but not made, will be to recover from other Company Stockholders any payment in excess of the amount to which such other Company Stockholders are determined to have been entitled;

13.	That the Stockholder Representative Group will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Merger Agreement or any Related Agreement; and

14.	That neither the Stockholder Representative nor any Representative engaged by it will be liable to any Company Stockholder, including the above signed, by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the Transactions or relating to the performance of its other duties under the Merger Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.

Governing Law; Jurisdiction; Waiver of Jury Trial

This Letter of Transmittal shall be governed and construed in accordance with Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

All actions and proceedings based upon, arising out of or relating to this Letter of Transmittal shall be heard and determined in the state courts of the State of Delaware or the United States federal court sitting in the City of Wilmington, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The above signed agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

THE ABOVE SIGNED HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION, PERFORMANCE, AND ENFORCEMENT OF THE LETTER OF TRANSMITTAL OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

****

10

DRAFT

NONE OF PURCHASER, THE STOCKHOLDER REPRESENTATIVE OR THE COMPANY IS GIVING ANY TAX ADVICE IN CONNECTION WITH THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF SUCH TRANSACTIONS.

11

exhibit I

Form of Registration Rights Agreement

Execution Version

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of [___________], 2022, by and among Zurn Water Solutions Corporation, a Delaware corporation (the “Company”), and each of the stockholders listed on Schedule A hereto, each of whom is referred to herein as a “ Holder” and collectively, the “Holders”.

RECITALS

WHEREAS, on February 12, 2022, the Company, Elkay Manufacturing Company, a Delaware corporation (“Elkay”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay for certain purposes described therein, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub is merging with and into Elkay, such that the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, in connection with the closing of the Transactions in accordance with the Merger Agreement, on the Closing Date, the Holders are receiving shares of Common Stock of Zebra in accordance with the terms of the Merger Agreement (the shares of Common Stock issued to the Holders pursuant to the Merger Agreement, the “Shares”); and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Holders’ registration rights with respect to the Shares and certain rights and obligations of the Holders and the Company related thereto.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2            “Agreement” has the meaning in the preamble hereto.

1.3            “Board of Directors” means the board of directors of the Company.

1.4            “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.5            “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

1

1.6            “Company” has the meaning in the preamble hereto.

1.7            “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8            “Directing Party” means, with respect to any trust, a party or parties having the power pursuant to the express terms of the governing trust instrument of such trust to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust's Shares.

1.9            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10            “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan or (ii) a registration on Form S-4.

1.11            “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.12            “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.13            “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.14            “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.15            “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.16            “Maximum Amount of Registrable Securities” means Registrable Securities with estimated gross offering proceeds of $400.0 million.

2

1.17            “Merger Agreement” has the meaning in the recitals hereto.

1.18            Minimum Amount of Registrable Securities” means Registrable Securities with estimated gross offering proceeds of $200.0 million.

1.19            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20            “Registrable Securities” means, collectively, (i) the Shares of Common Stock which each Holder received pursuant to the Merger Agreement and (ii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares referenced in clause (i); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1.

1.21            “SEC” means the Securities and Exchange Commission.

1.22            “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.23            “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.24            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.25            “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1            Demand Registration.

(a)            Form S-1 Demand. Subject to Section 2.1(c) below, at any time after the date that is one hundred eighty (180) days after the date of this Agreement, Holders of Registrable Securities may request (a “Demand Request”) that the Company file a registration statement with the SEC on Form S-1 or, if available, Form S-3 registering their Registrable Securities in an amount reasonably estimated to be not less than the Minimum Amount of Registrable Securities and not more than the Maximum Amount of Securities. If the Company receives a Demand Request then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement or, if available, a Form S-3 registration statement under the Securities Act covering the lesser of the Maximum Amount of Securities or all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, but in any event no less than the Minimum Amount of Registrable Securities in the aggregate, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(b) and 2.3. To the extent the aggregate amount of Registrable Securities requested to be included in such registration by the Initiating Holders and any other Holders exceeds the Maximum Amount of Securities, then the amount of Registrable Securities of each Holder to be included shall be reduced pro rata based on the holdings of each Holder.

3

(b)            Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for not publicly disclosing; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly; provided, however, that the Company may not invoke this right for more than one hundred twenty days in the aggregate in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such tolling period.

(c)            The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is sixty (60) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) after the Company has effected one (1) registration pursuant to Section 2.1(a); A registration shall not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(c); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(b), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(c).

2.2            [Intentionally Omitted.]

4

2.3            Underwriting Requirements.

(a)            Any distribution of Registrable Securities covered by a Demand Request pursuant to Section 2.1(a) shall be by means of an underwriting. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)            In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)            For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

5

2.4            Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)            prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to three months or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such three-month period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter, from selling any securities included in such registration;

(b)            prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to keep the registration statement effective and comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)            furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)            use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

6

(e)            in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)            use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)            provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)            promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)            notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)            after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5            Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

7

2.6            Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $100,000, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1, as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7            Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8            Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)            To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.

(b)            To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

8

(c)            Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to assume the defense thereof with counsel chosen by the indemnifying party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interest between such indemnified party and any other party represented by such counsel in such action (in the reasonable determination of counsel). The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)            To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

9

(e)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f)            Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.9            Reports Under Exchange Act. With a view to making available to the Holders that are Affiliates of the Company the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-1 or Form S-3, the Company shall:

(a)            make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; and

(b)            furnish to any Holder that is an Affiliate of the Company, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act.

2.10            “Market Stand-off” Agreement.

(a)            Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or the sale of any shares pursuant to a trading plan pursuant to Rule 10b5-1 that was established prior to the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

10

(b)            To the extent that any Holder is an “insider” or an Affiliate of the Company, such Holder agrees (i) not to sell, transfer or otherwise dispose of any shares of Common Stock in any manner prescribed by Section 2.10(a), including any Registrable Securities registered pursuant to a registration statement, during any “black-out period” implemented by the Company of which such Holder has been notified by the Company, and (ii) to otherwise comply with the Company’s policies and procedures regarding sales, transfers or dispositions of shares of Common Stock that apply generally to “insiders” or Affiliates .

2.11            Termination of Registration Rights. The right of any Holder to request registration of Registrable Securities in any registration pursuant to Sections 2.1 shall terminate upon the third (3rd) anniversary of this Agreement (or such later date that is one hundred eighty (180) days following the expiration of all deferrals of the Company’s obligations pursuant to the Section 2 that remain in effect as of the third (3rd) anniversary of this Agreement).

3.            Agreement Regarding Release of Restricted Shares From Lock-Up Agreements.

3.1            On or prior to the date hereof, each of the Holders has entered into a Standstill and Lock-Up Agreement with the Company in connection with the Transaction (each, a “Lock-Up Agreement” and, collectively, the “Lock-Up Agreements”). The Lock-Up Agreements provide that the Holders may Transfer (as defined in the Lock-Up Agreements) their Restricted Shares (as defined in the Lock-Up Agreements) during each three-month period after the Closing Date (as defined in the Merger Agreement), commencing with the first full three-month period after Closing Date and each consecutive three-month period thereafter, in an amount that shall not exceed [●]1 for all Holders collectively (the “Maximum Released Amount”).

3.2            Each of the Holders hereby agrees that (i) during each such three-month period, each Holder shall have the right to sell an amount of its Restricted Shares at least equal to such Holder’s pro rata portion of the Maximum Release Amount based on the number of Restricted Shares it owns in comparison to the total number such Restricted Shares that all of the Holders own collectively and (ii) it will mutually cooperate with the other Holders and enter into an agreement in writing with all of the other Holders and the Company, on or prior to [●], 20222, setting forth the procedures by which the Holders will determine how many Restricted Shares may or will be sold by each Holder during each three-month period.

1 The blank will reflect a share amount having a value of approximately $20 million at the time of entering into this Agreement.

11

4.	Miscellaneous.

4.1            Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; or (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members;; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.8 and 2.10. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.2            Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

4.3            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4            Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

2 To be determined between signing of the Merger Agreement and Closing.

12

4.5            Notices.

(a)            All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 4.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to [Company counsel name and address].

(b)            Consent to Electronic Notice. Each Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Holder’s name on Schedule A hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

4.6            Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding; provided that that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, modification, termination, or waiver applies to all Holders in the same fashion. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 4.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

13

4.7            Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.8            Entire Agreement. This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.9            Forum Selection and Consent to Jurisdiction. Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding (as defined in the Merger Agreement) arising out of or relating to this Agreement, (b) to commence any Proceeding arising out of or relating to this Agreement only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 4.5 will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement contemplated hereby in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

4.10            Waiver of Trial by Jury. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

4.11            Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

14

4.12            Stock Adjustments. In the event of any change to the form or nature of the Company’s Common Stock (or securities convertible thereto or exchangeable or exercisable therfor) issued and outstanding during the term of this Agreement as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, exchange or readjustment of shares, merger, issuer tender or exchange offer, or other similar transaction (which, for the avoidance of doubt, shall not include the exercise, issuance, exchange, repurchase, forfeiture or similar actions with respect to stock options or securities convertible into or exercisable or exchangeable for Common Stock), references to specific number of shares of Common Stock contained herein shall be equitably adjusted, without duplication, to provide the parties with the same economic effect, rights and obligations contemplated by this Agreement prior to such change.

4.13            Trustee Capacity. To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party under the governing trust instrument creating the fiduciary capacity, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.

[Signature Page Follows]

15

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

ZURN WATER SOLUTIONS CORPORATION

By:
Name:
Title:

HOLDERS:

[Name of Holder (if an individual)]
Signature:
Name:

[Name of Holder (if an entity)]

By:
Name:
Title:

Signature Page to registration Rights Agreement

SCHEDULE A

HOLDERS

Name and Address

Name

Address

Phone Number

Email

[Counsel cc, if any]]

Name

Address

Phone Number

Email

[Counsel cc, if any]]

Name

Address

Phone Number

Email

[Counsel cc, if any]]